 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-297275
INFORMATION STATEMENT/PROSPECTUS AND NOTICE OF ACTION BY WRITTEN CONSENT
YOU ARE NOT BEING ASKED TO SEND A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY TO NCS, WEATHERFORD, NOR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTION
Dear NCS Multistage Holdings, Inc. Stockholder:
On May 31, 2026, NCS Multistage Holdings, Inc. (“NCS”), Weatherford International plc (“Weatherford”), and Trinity Bell Sub, Inc., a wholly owned subsidiary of Weatherford (“Merger Sub”), entered into an Agreement and Plan of Merger that provides for the acquisition of NCS by Weatherford (such agreement, as it may be amended from time to time, the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to this information statement/prospectus. Pursuant to the terms of, and subject to the satisfaction or waiver of the conditions set forth in, the Merger Agreement, at the effective time (the “Effective Time”), Merger Sub will merge with and into NCS with NCS surviving the merger with Merger Sub, becoming a wholly owned subsidiary of Weatherford and ceasing to be an independent publicly traded company. The merger of Merger Sub with and into NCS, and the other transactions contemplated by the Merger Agreement, are collectively referred to as the “Transaction.” The respective boards of directors of NCS and Weatherford have unanimously approved the Merger Agreement and the Transaction.
Pursuant to the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of common stock, par value $0.01 per share, of NCS (“NCS Common Stock”) that you own immediately prior to the Effective Time will automatically be cancelled and converted into the right to receive, at your election:
(i)
a number of ordinary shares, par value $0.001 per share, of Weatherford (each, a “Weatherford Ordinary Share”), equal to 0.5537 (the “Share Consideration Exchange Ratio”), which is not subject to any cap or proration (such consideration, the “Share Consideration”); or

(ii)
a combination of (A) cash in an amount equivalent to the product of (x) the “Mixed Consideration Cash Exchange Ratio” of 0.1371 and (y) the closing price per Weatherford Ordinary Share on the Nasdaq Global Select Market on the last complete trading day immediately preceding the closing date of the Transaction (the “Parent Closing Price”), subject to a maximum cash election amount as described below (such consideration, the “Cash Consideration”); and (B) a number of Weatherford Ordinary Shares equal to the “Mixed Consideration Exchange Ratio” of 0.2392 (the combination of (A) and (B) collectively, the “Mixed Consideration,” and, the Mixed Consideration together with the Share Consideration, the “Merger Consideration”).

Because the Share Consideration Exchange Ratio is greater than the sum of the Mixed Consideration Cash Exchange Ratio and the Mixed Consideration Exchange Ratio, the aggregate value of the Share Consideration is generally expected to exceed the aggregate value of the Mixed Consideration.
You may only elect one form of Merger Consideration for all of the shares you own. You may elect to receive (i) solely the Share Consideration (such election, a “Share Election”) or (ii) solely the Mixed Consideration (such election, a “Mixed Election”). The Mixed Consideration is subject to prorated replacement with Share Consideration in the event the Mixed Elections are oversubscribed such that the aggregate amount of Mixed Election shares multiplied by the Cash Consideration (the “Elected Cash Consideration”) exceeds the Maximum Cash Election Amount (as defined in the Merger Agreement). In such event, each holder who made an oversubscribed Mixed Election will receive the Share Consideration for a portion of their Mixed Election shares, and the Mixed Consideration for the remaining portion of their Mixed Election shares. The portion of each holder’s Mixed Election shares to be cancelled and converted to Share Consideration is determined by multiplying the number of such holder’s Mixed Election shares by a fraction, the numerator of which is the excess of the Elected Cash Consideration over the Maximum Cash Election Amount and the denominator of which is the Elected Cash Consideration. NCS stockholders who make a Share Election or who do not timely make a valid election before the election deadline will receive the Share Consideration, which is not subject to proration.
Advent-NCS Acquisition L.P. (the “Specified Stockholder”), which on May 31, 2026, beneficially owned 1,478,426 shares of NCS Common Stock, representing approximately 56.33% of the aggregate voting power of the issued and outstanding shares of NCS Common Stock, has made an irrevocable election, except to the extent of a valid termination of the Support Agreement (as defined below), to receive the Mixed Consideration with respect to all of the shares of NCS Common Stock beneficially owned by it (the “Irrevocable Mixed Election”). The Support Agreement may be terminated in certain limited circumstances as set forth in the Support Agreement. However, as noted above, the Mixed Consideration is subject to prorated replacement with Share Consideration in the event the Mixed Elections are oversubscribed such that the Elected Cash Consideration exceeds the Maximum Cash Election Amount. Given the Specified Stockholder’s Irrevocable Mixed Election, we expect Mixed Elections to be subject to prorated replacement with Share Consideration. For illustrative purposes only, if no NCS stockholders, other than the Specified Stockholder, make a Mixed Election, then at the Effective Time approximately 407 shares of NCS Common Stock that would otherwise have been Mixed Election Shares will automatically be cancelled and converted into the right to receive the Share Consideration. Alternatively, if all NCS stockholders, including the Specified Stockholder, make a Mixed Election, then at the Effective Time approximately 1,227,996 shares of NCS Common Stock that would otherwise have been Mixed Election Shares will automatically be cancelled and converted into the right to receive the Share Consideration. For further information please see the section titled “Questions and Answers — What will I receive for my shares if the Transaction is completed?” beginning on page 2.
The implied value of the Merger Consideration will fluctuate as the market price of Weatherford Ordinary Shares fluctuates. This is the case because the Share Consideration and the stock portion of the Mixed Consideration are payable in a fixed number of Weatherford Ordinary Shares per share of NCS Common Stock, and the Cash Consideration is payable based on the value of a fixed number of Weatherford Ordinary Shares per share of NCS Common Stock. The amount of Cash Consideration payable is based on the Parent Closing Price, which will be the closing price per Weatherford Ordinary Share on the Nasdaq Global Select Market on the last complete trading day immediately preceding the closing date of the Transaction. As a result, the value of the Merger Consideration that NCS stockholders will receive upon completion of the Transaction could be greater than, less than, or the same as the value of the Merger Consideration on the date of the accompanying information statement/prospectus.
Based on the share price of Weatherford Ordinary Shares as of the close of trading on May 29, 2026 (the last full trading day before the public announcement of the Transaction) of $103.64, the terms of the Transaction represent (i) an implied value per share of NCS Common Stock of $57.39 assuming all Share Elections, and (ii) an implied value per share of NCS Common Stock of $47.34 assuming a maximum number of permitted Mixed Elections. Such implied values represented a premium of (i) approximately 35.42% and 11.71%, respectively, to the closing price per share of NCS Common Stock on May 29, 2026 (the last full trading day before the public announcement of the Transaction) of $42.38, and (ii) approximately 1.65% and -16.14%, respectively, to the volume weighted average price per share of NCS Common Stock on the Nasdaq Capital Market for the 30 trading days up to, and including, May 29, 2026 of $56.45.
Weatherford Ordinary Shares trade on the Nasdaq Global Select Market under the symbol “WFRD” and NCS Common Stock trades on the Nasdaq Capital Market under the symbol “NCSM.” Based on (i) the number of Weatherford Ordinary Shares and NCS Common Stock outstanding on May 28, 2026; (ii) the estimated maximum number of shares of NCS Common Stock that are expected to be issued and outstanding as of immediately prior to the closing of the Transaction; and (iii) the share price of Weatherford Ordinary Shares as of the close of trading on May 29, 2026, upon completion of the Transaction and based on the Share Consideration Exchange Ratio (assuming all Share Elections other than the Irrevocable Mixed Election made by the Specified Stockholder), it is expected that former NCS stockholders will own approximately 1.42% and the current Weatherford shareholders will own approximately 98.58% of the outstanding Weatherford Ordinary Shares.
At a meeting of the board of directors of NCS (the “NCS Board”) held on May 31, 2026, the NCS Board unanimously adopted resolutions: (i) determining that the terms of the Merger Agreement and the transactions contemplated thereby, including the Transaction, are fair and in the best interests of NCS and its stockholders; (ii) approving and declaring that the Merger Agreement and the transactions contemplated thereby, including the Transaction, are advisable; and (iii) directing that the Merger Agreement be submitted to the NCS stockholders for approval and adoption and recommending that the NCS stockholders approve and adopt the Merger Agreement.

The adoption of the Merger Agreement, and the transactions contemplated thereby, including the Transaction, required the affirmative vote or written consent by holders of at least a majority of the outstanding shares of the NCS Common Stock entitled to vote thereon. Contemporaneously and in connection with the execution of the Merger Agreement, on May 31, 2026, Weatherford and NCS entered into a support agreement, a copy of which is attached to this information statement/prospectus as Annex B (the “Support Agreement”) with the Specified Stockholder. Immediately following the execution of the Merger Agreement, on May 31, 2026, the Specified Stockholder, pursuant to the Support Agreement, delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Transaction, a copy of which has been attached to this information statement/prospectus as Annex D (the “Specified Stockholder Written Consent”). Accordingly, the execution and delivery of the Specified Stockholder Written Consent was sufficient to adopt the Merger Agreement and approve the Transaction on behalf of NCS stockholders and no further action by any NCS stockholder is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and NCS has not solicited and will not be soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the Transaction and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the Transaction. This notice and the accompanying information statement shall constitute notice to you from NCS of the Specified Stockholder Written Consent contemplated by Section 228(e) of the General Corporation Law of the State of Delaware and are being provided to you for informational purposes only. NCS has not solicited and is not soliciting your adoption of the Merger Agreement or a proxy, and you are requested not to send us a proxy.
Please carefully read the entirety of the accompanying information statement/prospectus, including the risk factors set forth in the section titled “Risk Factors” beginning on page 24, for a discussion of the risks relating to the Transaction, and the annexes and documents incorporated by reference.
On behalf of the NCS Board, thank you for your continued support.
Sincerely,
Ryan Hummer
Chief Executive Officer
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION OR OTHER TRANSACTIONS DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER AGREEMENT UNDER THE ACCOMPANYING INFORMATION STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ACCOMPANYING INFORMATION STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying information statement/prospectus is dated July 22, 2026 and is first being mailed to NCS stockholders on or about July 27, 2026.

ADDITIONAL INFORMATION
This information statement/prospectus incorporates by reference certain important information about Weatherford International plc (“Weatherford”) and NCS Multistage Holdings, Inc. (“NCS”) from other documents that Weatherford and NCS, respectively, have filed with the U.S. Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference into this information statement/prospectus. For a listing of documents incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information.” These documents are available for you to review on the SEC’s website at www.sec.gov.
You can obtain copies of this information statement/prospectus and the documents incorporated by reference into this information statement/prospectus without charge upon your written or oral request at the following addresses and telephone numbers:
For Information Regarding Weatherford:	For Information Regarding NCS:
Weatherford International plc 2000 St. James Place Houston, Texas 77056 (713) 836-4000 Attention: U.S. Investor Relations	NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070 (281) 453-2222 Attention: Investor Relations
If you request any such documents, Weatherford or NCS, as applicable, will mail them to you by first class mail or another equally prompt means, after receipt of your request. To receive timely delivery of the documents, your request must be received by no later than August 21, 2026.
In addition, you may obtain copies of documents filed by Weatherford with the SEC by accessing Weatherford’s website at https://www.weatherford.com/investor-relations. You may also obtain copies of documents filed by NCS with the SEC by accessing NCS’s website at https://ir.ncsmultistage.com. Weatherford and NCS are not incorporating the contents of the websites of the SEC, Weatherford, NCS, or of any other entity into this information statement/prospectus. Weatherford and NCS are providing the information about how you can obtain certain documents that are incorporated by reference into this information statement/prospectus at these websites only for your convenience.

i

ABOUT THIS INFORMATION STATEMENT/PROSPECTUS
This information statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-297275) filed with the SEC by Weatherford (the “Registration Statement”), constitutes a prospectus of Weatherford under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Weatherford Ordinary Shares to be issued to stockholders of NCS pursuant to the Merger Agreement referred to in this information statement/prospectus (other than such Weatherford Ordinary Shares that are expected to be beneficially owned by the Specified Stockholder). This information statement/prospectus also constitutes an information statement for NCS under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to provide NCS stockholders with notice of the Specified Stockholder Written Consent and material information concerning the actions taken in connection with the Specified Stockholder Written Consent as contemplated by Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”).
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this information statement/prospectus. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This information statement/prospectus is dated July 22, 2026, and you should assume that the information contained in this information statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this information statement/prospectus is accurate only as of the date of such information.
The sections titled “Questions and Answers” and “Summary” below highlight select information from this information statement/prospectus, but they do not include all of the information that may be important to you. To better understand the Transaction and the Merger Agreement, and for a more complete description of the legal terms thereof, you should carefully read this entire information statement/prospectus, including the section entitled “Risk Factors” and the Merger Agreement, a copy of which is attached as Annex A hereto, as well as the documents that are incorporated by reference into this information statement/prospectus. See “Where You Can Find More Information.”
This information statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this information statement/prospectus regarding Weatherford and its business, operations, management, and other matters has been provided by Weatherford, and information contained in this information statement/prospectus regarding NCS and its business, operations, management, and other matters has been provided by NCS.

ii

ANNEXES

iii

QUESTIONS AND ANSWERS
The following questions and answers are intended to briefly address what are expected to be commonly asked questions regarding the Transaction and the Merger Agreement. These questions and answers may not address all questions that may be important to you as an NCS stockholder. For additional information, please see the section titled “Summary” and the more detailed information contained elsewhere in this information statement/prospectus, the annexes to this information statement/prospectus, and the documents referred to or incorporated by reference in this information statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this information statement/prospectus without charge by following the instructions under the section titled “Where You Can Find More Information.”
Q:
Why am I receiving this information statement/prospectus?

A:
On May 31, 2026, Weatherford, NCS, and Trinity Bell Sub, Inc., a wholly owned subsidiary of Weatherford (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which NCS has agreed to be acquired by Weatherford. If the closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into NCS, with NCS surviving the merger with Merger Sub, becoming a wholly owned subsidiary of Weatherford and ceasing to be an independent publicly traded company. The transactions contemplated by the Merger Agreement are referred to as the “Transaction.”

Applicable laws and securities regulations require NCS to provide you with notice that, on May 31, 2026, Advent-NCS Acquisition L.P. (the “Specified Stockholder”) duly executed and validly delivered to NCS a written consent to adopt the Merger Agreement and approve the Transaction, a copy of which has been attached to this information statement/prospectus as Annex D (the “Specified Stockholder Written Consent”), as well as other information regarding the Transaction, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Transaction. This document constitutes both an information statement of NCS and a prospectus of Weatherford. It is an information statement because NCS is required to provide its stockholders with notice of the Specified Stockholder Written Consent and material information concerning the actions taken in connection with the Specified Stockholder Written Consent as contemplated by Section 228(e) of the DGCL. It is a prospectus because Weatherford will issue Weatherford Ordinary Shares to stockholders of NCS (other than the Specified Stockholder) in exchange for shares of NCS Common Stock in the Transaction if the Transaction is completed.
Please note that the delivery of the Specified Stockholder Written Consent was sufficient to adopt the Merger Agreement and approve the Transaction on behalf of stockholders of NCS. You are not being asked for a proxy, and you are requested not to send a proxy.
Q:
What is the Transaction and what effects will it have on NCS?

A:
NCS has agreed to be acquired by Weatherford under the terms of the Merger Agreement, a copy of which is attached to this information statement/prospectus as Annex A. If the closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into NCS, with NCS surviving the merger with Merger Sub, becoming a wholly owned subsidiary of Weatherford and ceasing to be an independent publicly traded company.

Q:
Did the NCS Board approve the Merger Agreement?

A:
Yes. After careful consideration, the NCS Board unanimously adopted resolutions: (i) determining that the terms of the Merger Agreement and the transactions contemplated thereby, including the Transaction, are fair and in the best interests of NCS and its stockholders; (ii) approving and declaring that the Merger Agreement and the transactions contemplated thereby, including the Transaction, are advisable; and (iii) directing that the Merger Agreement be submitted to the NCS stockholders for approval and adoption and recommending that the NCS stockholders approve and adopt the Merger Agreement. For a discussion of the factors the NCS Board considered in determining to approve and recommend the Merger Agreement, please see the section titled “NCS’s Reasons for the Transaction; Recommendation of the NCS Board of Directors.”
Q:
Why am I not being asked to vote on the Transaction?

A:
Under Delaware law and NCS’s organizational documents, adoption of the Merger Agreement by NCS’s stockholders required the affirmative vote of the holders of a majority of the outstanding shares of NCS Common Stock entitled to vote thereon. The NCS organizational documents permit, at any time when Advent International, L.P. (formerly Advent International Corporation) (“Advent”) and its affiliates collectively beneficially own at least 50.01% of the outstanding NCS Common Stock, any action that is required or permitted to be taken at any annual meeting or special meeting of NCS’s stockholders may be taken without a meeting if a written consent is signed by the holders of outstanding shares of NCS Common Stock holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The requisite NCS stockholder approval was obtained following the execution of the Merger Agreement on May 31, 2026, when the Specified Stockholder Written Consent was delivered to NCS by the Specified Stockholder, which beneficially owned 1,478,426 shares of NCS Common Stock, representing approximately 56.33% of the issued and outstanding shares of NCS Common Stock on that date. Therefore, your vote is not required and is not being sought. You are not being asked to submit a proxy, and you are requested not to send a proxy to Weatherford, NCS, or any other person in connection with the Transaction.

Q:
What will I receive for my shares if the Transaction is completed?

A:
At the Effective Time of the Transaction (the “Effective Time”), you will be entitled to receive, at your election, for each share of NCS Common Stock that you hold:

(i)
a number of ordinary shares, par value $0.001 per share, of Weatherford (each, a “Weatherford Ordinary Share”), equal to 0.5537 (the “Share Consideration Exchange Ratio”), which is not subject to any cap or proration (such consideration, the “Share Consideration”); or

(ii)
a combination of (A) cash in an amount equivalent to the product of (x) the “Mixed Consideration Cash Exchange Ratio” of 0.1371 and (y) the closing price per Weatherford Ordinary Share on the Nasdaq Global Select Market on the last complete trading day immediately preceding the closing date of the Transaction (the “Parent Closing Price”), subject to a maximum cash election amount as described below (such consideration, the “Cash Consideration”); and (B) a number of Weatherford Ordinary Shares equal to the “Mixed Consideration Exchange Ratio” of 0.2392 (the combination of (A) and (B) collectively, the “Mixed Consideration,” and, the Mixed Consideration together with the Share Consideration, the “Merger Consideration”).

Because the Share Consideration Exchange Ratio is greater than the sum of the Mixed Consideration Cash Exchange Ratio and the Mixed Consideration Exchange Ratio, the aggregate value of the Share Consideration is generally expected to exceed the aggregate value of the Mixed Consideration.
You may only elect one form of Merger Consideration for all of the shares of NCS Common Stock you own. You may elect to receive (i) solely the Share Consideration (such election, a “Share Election”) or (ii) solely the Mixed Consideration (such election, a “Mixed Election”). The Mixed Consideration is subject to prorated replacement with Share Consideration in the event the Mixed Elections are oversubscribed such that the aggregate amount of Mixed Election shares multiplied by the Cash Consideration (the “Elected Cash Consideration”) exceeds the Maximum Cash Election Amount (as defined in the Merger Agreement). In such event, each holder who made an oversubscribed Mixed Election will receive the Share Consideration for a portion of their Mixed Election shares, and the Mixed Consideration for the remaining portion of their Mixed Election shares. The portion of each holder’s Mixed Election shares to be cancelled and converted to Share Consideration is determined by multiplying the number of such holder’s Mixed Election shares by a fraction, the numerator of which is the excess of the Elected Cash Consideration over the Maximum Cash Election Amount and the denominator of which is the Elected Cash Consideration. NCS stockholders who make a Share Election or who do not timely make a valid election before the election deadline will receive the Share Consideration, which is not subject to proration. You will receive cash in lieu of any fractional Weatherford Ordinary Shares that you would otherwise be entitled to receive.
The Specified Stockholder, which on May 31, 2026, beneficially owned 1,478,426 shares of NCS Common Stock, representing approximately 56.33% of the aggregate voting power of the issued and outstanding shares of NCS Common Stock, made the Irrevocable Mixed Election with respect to all of its shares. However, as noted above, the Mixed Consideration is subject to prorated replacement with Share Consideration in the event the Mixed Elections are oversubscribed such that the Elected Cash Consideration exceeds the Maximum Cash Election Amount. Given the Specified Stockholder’s Mixed Election, we expect Mixed Elections to be subject to prorated replacement with Share Consideration. For illustrative purposes only, if no NCS stockholders, other than the Specified Stockholder, make a Mixed Election, then at the Effective Time approximately 407 shares of NCS Common Stock that would otherwise have been Mixed Election Shares will automatically be cancelled and converted into the right to receive the Share Consideration.
On May 29, 2026 (the last full trading day before the public announcement of the Transaction), the closing stock price per share of Weatherford Ordinary Shares was $103.64, which, when multiplied by the Share Consideration Exchange Ratio of 0.5537, has an implied value of approximately $57.39 per share of NCS Common Stock for the Share Consideration. On July 14, 2026 (the latest practicable trading date before the date of this information statement/prospectus), the closing stock price per share of Weatherford Ordinary Shares was $82.01, which, when multiplied by the Share Consideration Exchange Ratio of 0.5537, has an implied value of approximately $45.41 per share of NCS Common Stock for the Share Consideration.
The following examples illustrate the prorated replacement mechanism in the case of an oversubscription in Mixed Elections:
•
If you own 100 shares of NCS Common Stock and make a Mixed Election, and holders of 60% of the outstanding shares of NCS Common Stock also make a Mixed Election (including the Irrevocable Mixed Election made by the Specified Stockholder), then at the Effective Time (i) approximately 145,590 shares of NCS Common Stock that would otherwise have been Mixed Election Shares will automatically be cancelled and converted into the right to receive the Share Consideration and (ii) you will receive Mixed Consideration in exchange for approximately 91 of your shares of NCS Common Stock and Share Consideration for the remaining 9 of your shares.

•
If you own 100 shares of NCS Common Stock and make a Mixed Election, and holders of 80% of the outstanding shares of NCS Common Stock also make a Mixed Election (including the Irrevocable Mixed Election made by the Specified Stockholder), then at the Effective Time (i) approximately 686,793 shares of NCS Common Stock that would otherwise have been Mixed Election Shares will automatically be cancelled and converted into the right to receive the Share Consideration and (ii) you will receive Mixed Consideration in exchange for approximately 68 of your shares of NCS Common Stock and Share Consideration for the remaining 32 of your shares.

•
If you own 100 shares of NCS Common Stock and make a Mixed Election, and holders of 100% of the outstanding shares of NCS Common Stock also make a Mixed Election (including the Irrevocable Mixed Election made by the Specified Stockholder), then at the Effective Time (i) approximately 1,227,996 shares of NCS Common Stock that would otherwise have been Mixed Election Shares will automatically be cancelled and converted into the right to receive the Share Consideration and (ii) you will receive Mixed Consideration in exchange for approximately 55 of your shares of NCS Common Stock and Share Consideration for the remaining 45 of your shares.

The implied value of the Merger Consideration will fluctuate as the market price of Weatherford Ordinary Shares fluctuates. This is the case because the Share Consideration and the stock portion of the Mixed Consideration are payable in a fixed number of Weatherford Ordinary Shares per share of NCS Common Stock, and the Cash Consideration is payable based on the value of a fixed number of Weatherford Ordinary Shares per share of NCS Common Stock. The amount of Cash Consideration payable is based on the Parent Closing Price, which will be the closing price per Weatherford Ordinary Share on the Nasdaq Global Select Market on the last complete trading day immediately preceding the closing date of the Transaction. As a result, the value of the Merger Consideration that NCS stockholders will receive upon completion of the Transaction could be greater than, less than, or the same as the value of the Merger Consideration on the date of this information statement/prospectus. Accordingly, you should obtain current stock price quotations for Weatherford Ordinary Shares and NCS Common Stock before making your election. Weatherford Ordinary Shares trade on the Nasdaq Global Select Market under the symbol “WFRD” and NCS Common Stock trades on the Nasdaq Capital Market under the symbol “NCSM.”
For additional information regarding the consideration to be received in the Transaction, please see the sections titled “The Transaction — Merger Consideration” beginning on page 37 and “The Merger Agreement — Effects of the Transaction — Proration and Allocation of Merger Consideration” beginning on page 80.
Q:
What happens if I am eligible to receive a fraction of a share of Weatherford Ordinary Shares as part of the Merger Consideration?

A:
If the aggregate number of Weatherford Ordinary Shares that you are entitled to receive as part of the Merger Consideration otherwise would include a fraction of a Weatherford Ordinary Share, you will receive cash in lieu of that fractional share. For additional information regarding the consideration to be received in respect of fractional shares, please see the section titled “The Transaction — Exchange of Shares; Elections as to Form of Consideration.”

Q:
Do any of the directors or executive officers of NCS have interests in the Transaction that may differ from or be in addition to the interests of NCS stockholders?

A:
Yes. Some of the directors and executive officers of NCS may have interests in the Transaction that may be different from, or in addition to, the interests of NCS stockholders generally. The NCS Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the consummation of the Transaction, and in recommending that NCS stockholders adopt the Merger Agreement. These interests include, among others, the treatment of outstanding NCS equity awards in connection with the Transaction and certain potential severance payments in connection with a qualifying termination of employment upon or following the Transaction. For additional information about the interests of NCS’s directors and executive officers in the Transaction, please see “The Transaction — Interests of NCS’s Directors and Executive Officers in the Transaction.”

Weatherford is not aware of any material interest, direct or indirect, by security holdings or otherwise, of any affiliate of Weatherford in the Transaction, except potentially for interests arising from ownership of NCS Common Stock, which interests (if applicable) are shared on a pro rata basis with other holders of NCS Common Stock.
Q:
How and when do I make my Merger Consideration election?

A:
In connection with the mailing of this information statement/prospectus, each holder of record of shares of NCS Common Stock as of July 24, 2026 has received an election form, a form of which is attached as Annex F to this information statement/prospectus. Such holders will make their Share Election and/or Mixed Election by properly completing, signing, and returning the election form. If such holders hold stock certificates representing NCS Common Stock, they must return their stock certificates (or guaranty of delivery of such certificates) to the exchange agent in connection with the Transaction. If such holders do not send in the election form (with such stock certificates, if applicable) by the election deadline, they will be treated as though they had not made an election, and will thus receive the Share Consideration. Carefully review and follow the instructions accompanying the election form. If you own NCS Common Stock in “street name” through a bank, brokerage firm, or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm, or other nominee when making your election.

Because the Share Consideration Exchange Ratio is greater than the sum of the Mixed Consideration Cash Exchange Ratio and the Mixed Consideration Exchange Ratio, the aggregate value of the Share Consideration is generally expected to exceed the aggregate value of the Mixed Consideration.

The period during which holders of NCS Common Stock can make an election will end at the election deadline, which is expected to be 5:00 p.m., New York City time, on the Business Day that is five Business Days prior to the closing date of the Transaction, or such other date as Weatherford and NCS may mutually agree. Weatherford and NCS will publicly announce the anticipated election deadline at least five Business Days prior to the anticipated closing date of the Transaction. For additional information regarding the election procedures, please see the section titled “The Transaction — Exchange of Shares; Elections as to Form of Consideration.”
Q:
What do I do if I want to revoke my election?

A:
You may change or revoke your election at any time during the election period, by written notice to the exchange agent prior to the election deadline or by withdrawal of your NCS stock certificates (or of the guarantee of delivery of such stock certificates), if applicable, previously deposited with the exchange agent prior to the election deadline. The Specified Stockholder has agreed that its election made on June 5, 2026, in connection with delivering the Election Letter Agreement to NCS, to receive the Mixed Consideration with respect to all of the shares of NCS Common Stock beneficially owned by it, is an irrevocable election that cannot be changed, with the exception that, such election will be revoked if the Support Agreement is validly terminated.

Q:
What happens if I do not make a valid Merger Consideration election?

A:
If you do not properly complete, sign, and return the election form by the election deadline, your shares of NCS Common Stock will be considered “Default Stock” and will automatically be cancelled and converted into the right to receive the Share Consideration. For further information please see the section titled “The Merger Agreement — Effects of the Transaction — Proration and Allocation of Merger Consideration” beginning on page 80.

Q:
If I make a valid Merger Consideration election, could I receive a form of Merger Consideration that I did not elect to receive?

A:
The Mixed Consideration is subject to prorated replacement with Share Consideration in the event the Mixed Elections are oversubscribed such that the Elected Cash Consideration exceeds the Maximum Cash Election Amount. In such event, each holder who made an oversubscribed Mixed Election will receive the Share Consideration for a portion of their Mixed Election shares, and the Mixed Consideration for the remaining portion of their Mixed Election shares. The portion of each holder’s Mixed Election shares to be cancelled and converted to Share Consideration is determined by multiplying the number of such holder’s Mixed Election shares by a fraction, the numerator of which is the excess of the Elected Cash Consideration over the Maximum Cash Election Amount and the denominator of which is the Elected Cash Consideration. NCS stockholders who make a Share Election or who do not timely make a valid election before the election deadline will receive the Share Consideration, which is not subject to proration.

Q:
How will I receive the Merger Consideration to which I am entitled?

A:
After receiving the proper documentation from you, following the completion of the Transaction, the exchange agent will provide to you the Merger Consideration to which you are entitled. For additional information regarding the documentation you are required to deliver to the exchange agent, please see the section titled “The Merger Agreement — Exchange and Payment Procedures.”

Q:
What happens if I sell my shares before completion of the Transaction?

A:
If you transfer your shares of NCS Common Stock before completion of the Transaction, you will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold (or beneficially own, as the case may be) your shares of NCS Common Stock through the Effective Time.

Q:
How do I surrender my non-certificated shares of NCS Common Stock held by NCS’s transfer agent, Computershare?

A:
Holders of book-entry shares whose shares of NCS Common Stock are automatically cancelled and converted in the Transaction into the right to receive the Merger Consideration will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the Merger Consideration. Upon surrender of NCS stock certificates or book-entry shares and a duly executed letter of transmittal in the case of holders of certificates to the exchange agent (or another agent appointed by Weatherford) in compliance with the instructions for surrender, such holders will be entitled to receive the Merger Consideration and any fractional share cash amounts. The time that any individual NCS stockholder receives its, his, or her Merger Consideration will vary depending on the underlying arrangements through which such NCS stockholder holds its, his, or her shares of NCS Common Stock.

Q:
Should I send in my NCS stock certificates now?

A:
No. If you hold NCS stock certificates, you will be sent materials after the Transaction closes to effect the exchange of your NCS stock certificates for the Merger Consideration. For additional information regarding how to submit your NCS stock certificates, please see the section titled “The Merger Agreement — Exchange and Payment Procedures.”

Q:
Will the Weatherford Ordinary Shares received at the time of completion of the Transaction be traded on an exchange?

A:
Yes. It is a condition to completion of the Transaction that the Weatherford Ordinary Shares to be issued to NCS stockholders in the Transaction be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Q:
What will I receive for my stock options, restricted stock units, or performance stock units if the Transaction is completed?

A:
If you hold NCS restricted stock unit awards (“NCS RSUs”), other than NCS RSUs granted to non-employee directors (“NCS DSUs”), or NCS equivalent stock units (“NCS ESUs”), at the Effective Time, each of your outstanding NCS RSUs and NCS ESUs, whether or not vested, will be assumed by Weatherford (the “Assumed RSUs”). Each Assumed RSU will be converted into an award covering Weatherford Ordinary Shares based on the Share Consideration Exchange Ratio rounded down to the nearest whole share and will continue to be subject to the same vesting and forfeiture restrictions, provided that with respect to each NCS ESU, the Max Value Cap (as defined in the applicable award agreement) will cease to apply to such NCS ESU. NCS DSUs will automatically vest and settle in shares of NCS Common Stock immediately prior to the Effective Time.

If you hold NCS performance stock units (“NCS PSUs”), at the Effective Time, each of your outstanding NCS PSUs, whether or not vested, will be assumed by Weatherford (the “Assumed PSUs”). Each Assumed PSU will be converted into an award covering Weatherford Ordinary Shares based on the Share Consideration Exchange Ratio rounded down to the nearest whole share and will continue to be subject to the same vesting and forfeiture restrictions, provided that the performance goals applicable to your NCS PSUs will be deemed satisfied at the greater of target or actual level of achievement as of the date of the Merger Agreement, as determined by the NCS Board. If you hold any Assumed PSUs that vested prior to, or that vest at, the Effective Time, the Weatherford Ordinary Shares subject to such Assumed PSUs will be delivered to you promptly (and in any event, within five Business Days (as such term is defined in the Merger Agreement)) following the Effective Time.
If you hold options to purchase NCS Common Stock (referred to as “NCS Stock Options”), at the Effective Time, each outstanding NCS Stock Option, whether vested or unvested, that has a per share exercise price less than the value of the Merger Consideration will be assumed by Weatherford (the “Assumed Options”). Each Assumed Option will be converted into an option to acquire Weatherford Ordinary Shares based on the Share Consideration Exchange Ratio rounded down to the nearest whole number, with an adjusted exercise price, and will continue to be subject to the same vesting and forfeiture restrictions. Any of your NCS Stock Options, whether vested or unvested, that have a per share exercise price equal to or greater than the value of the Merger Consideration at the Effective Time will be canceled without consideration and will have no further force and effect.
There is no separate election for equity award holders with respect to their NCS equity awards.
Q:
What conditions must be satisfied to complete the Transaction?

A:
The respective obligations of Weatherford and NCS to complete the Transaction are subject to the satisfaction or waiver of a number of conditions, including, among others: (i) any waiting period applicable to the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or having been terminated and any other required approvals, consents, or clearances under the antitrust and foreign direct investment laws of certain foreign jurisdictions having been obtained; (ii) the approval for listing on the Nasdaq Global Select Market of the Weatherford Ordinary Shares to be issued in connection with the Transaction; and (iii) the Registration Statement on Form S-4, of which this information statement/prospectus forms a part, becoming effective under the Securities Act and not being the subject of any stop order or any proceedings by the SEC seeking a stop order. For additional information regarding the Merger Agreement and its terms and conditions, please see the section titled “The Merger Agreement — Conditions to the Transaction.”

Q:
When is the Transaction expected to be completed?

A:
Weatherford and NCS currently expect the Transaction to be completed in approximately the second half of 2026, subject to the expiration or termination of the waiting period (and any extensions thereof) applicable to the Transaction under the HSR Act, the receipt of the clearances, and approvals applicable to the Transaction under the antitrust and foreign direct investment laws of certain foreign jurisdictions, and the satisfaction or waiver of the other closing conditions contained in the Merger Agreement. However, Weatherford and NCS cannot predict the actual date on which the Transaction will be completed because completion is subject to conditions beyond their control, and it is possible that such conditions could result in the Transaction being completed earlier or later than expected, or not being completed at all. For additional information regarding when the Transaction is expected to be completed, please see the sections titled “The Transaction — Regulatory Clearances and Approvals Required for the Transaction” and “The Merger Agreement — Conditions to the Transaction.”

Q:
What will happen to NCS as a result of the Transaction?

A:
If the Transaction is completed, NCS, as the surviving corporation of the merger with Merger Sub, will become a wholly owned subsidiary of Weatherford as a result of the Transaction. In addition, NCS will no longer be a publicly held company and NCS Common Stock will be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act.

Q:
What equity stake will NCS stockholders hold in Weatherford upon completion of the Transaction?

A:
Based on (i) the number of Weatherford Ordinary Shares and NCS Common Stock outstanding on May 28, 2026; (ii) the estimated maximum number of shares of NCS Common Stock that are expected to be issued and outstanding as of immediately prior to the closing of the Transaction; and (iii) the share price of Weatherford Ordinary Shares as of the close of trading on May 29, 2026, upon completion of the Transaction and based on the Share Consideration Exchange Ratio (assuming all Share Elections other than the Irrevocable Mixed Election made by the Specified Stockholder), it is expected that former NCS stockholders will own approximately 1.42% and the current Weatherford shareholders will own approximately 98.58% of the outstanding Weatherford Ordinary Shares.

Q:
Will there be any change to Weatherford’s or NCS’s respective board of directors or management after the completion of the Transaction?

A:
There will be no change to Weatherford’s Board or management as a result of the completion of the Transaction. It is expected that the directors and officers of Merger Sub as of immediately prior to the Effective Time will become the directors and officers of NCS, as the surviving corporation of the merger with Merger Sub, upon completion of the Transaction.

Q:
What happens if the Transaction is not completed?

A:
If, for any reason, the Transaction is not completed, NCS stockholders will not receive any payment for their shares of NCS Common Stock in connection with the Transaction. In this event, NCS will remain a publicly traded company, and shares of NCS Common Stock will continue to be traded on the Nasdaq Capital Market.

Q:
What are the expected material U.S. federal income tax consequences of the Transaction for U.S. holders of NCS Common Stock?

A:
The Transaction is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the obligation of NCS to effect the Transaction that NCS receive an opinion, in form and substance reasonably satisfactory to NCS, from Baker Botts L.L.P. (or, if Baker Botts L.L.P. is unable or unwilling to deliver such opinion, another nationally recognized tax counsel reasonably acceptable to NCS, which includes King & Spalding LLP) on the closing date of the Transaction, but before the Effective Time, to the effect that the Transaction will (i) be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) if the Redomestication (as defined below) has not occurred prior to the closing of the Transaction (such that Weatherford, rather than WIC, is the “Parent” entity under the Merger Agreement at the closing of the Transaction), not result in gain being recognized under Section 367(a)(1) of the Code, provided that no opinion will be expressed regarding the U.S. federal income tax treatment of any NCS stockholder that is a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Weatherford following the Transaction. However, neither NCS nor Weatherford has sought or intends to seek any ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Transaction, and there can be no assurances that the IRS will agree with the opinion from counsel.

Assuming that the Transaction qualifies for such tax treatment and the U.S. holder (as defined in the section titled “The Transaction — Material U.S. Federal Income Tax Consequences to U.S. Holders”) is not a five-percent transferee shareholder described above, (i) a U.S. holder of NCS Common Stock who receives solely the Share Consideration generally will not recognize gain or loss for U.S. federal income tax purposes, except with respect to the receipt of cash in lieu of any fractional Weatherford Ordinary Shares, and (ii) a U.S. holder of NCS Common Stock who receives the Mixed Consideration generally will recognize gain (but not loss) in an amount equal to the lesser of (A) the excess (if any) of (x) the sum of the amount of the cash (other than cash in lieu of fractional Weatherford Ordinary Shares) and the fair market value of the Weatherford Ordinary Shares received, over (y) such U.S. holder’s adjusted tax basis in its shares of NCS Common Stock surrendered in exchange therefor, and (B) the amount of cash received.
For a more complete discussion of the material U.S. federal income tax consequences of the Transaction, please read the section titled “The Transaction — Material U.S. Federal Income Tax Consequences to U.S. Holders.” The tax consequences to a particular holder of NCS Common Stock will depend on such holder’s particular circumstances. All NCS stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Transaction to them, as well as tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

Q:
Will there be Irish withholding tax on future dividends, if any, by Weatherford before the Redomestication is completed?

A:
In certain limited circumstances, Irish dividend withholding tax (“DWT”) (currently at a rate of 25%) may arise in respect of any dividends paid on Weatherford Ordinary Shares. A number of exemptions from DWT exist such that holders of Weatherford Ordinary Shares resident in the United States, the United Kingdom, an EU or European Economic Area member state, or another country with which Ireland has a double tax treaty may be entitled to exemptions from DWT.

A more detailed consideration of the DWT consequences on future dividends before the Redomestication is completed can be found in the section titled “The Transaction — Irish Tax Considerations — Irish Tax Considerations for Holders Owning and Disposing of Weatherford Ordinary Shares.”
Q:
Do NCS stockholders have appraisal rights?

A:
No. Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to NCS stockholders in connection with the Transaction.

Q:
Are there any important risks about the Transaction, or the businesses of Weatherford and NCS of which I should be aware?

A:
Yes, there are risks involved. You are encouraged to carefully read in its entirety the section titled “Risk Factors.”

Q:
What is Weatherford’s proposed redomestication?

A:
On July 13, 2026, Weatherford International plc, a public limited company incorporated under the laws of Ireland (referred to as Weatherford), which is the current ultimate parent of the Weatherford group of companies, filed with the SEC a definitive proxy statement relating to its proposed redomestication from Ireland to the State of Delaware (the “Redomestication”). For purposes of this information statement/prospectus, the term “Redomestication Proxy Statement” refers to Weatherford’s definitive proxy statement relating to its proposed Redomestication filed with the SEC on July 13, 2026, as subsequently amended by any supplements, if and when filed. Upon completion of the Redomestication, the ultimate parent company of the Weatherford group of companies would become Weatherford International Corp, a Delaware corporation (“WIC”), governed by the DGCL. The completion of the Transaction is not conditioned upon the completion of the Redomestication, and the completion of the Redomestication is not conditioned upon the completion of the Transaction.

There can be no assurances whether the Redomestication will be completed before or after the closing of the Transaction, or at all, and the Redomestication may be abandoned by Weatherford at any time, and the timing of the Redomestication depends on a number of factors, including regulatory, Weatherford shareholder, and Irish High Court approval.
The Redomestication and its potential impact on the Transaction, and on the securities you may receive, are described in greater detail in the section titled “The Transaction — Merger Consideration.” as well as “Risk Factors — Weatherford’s proposed Redomestication may be completed before or after the Transaction or may be abandoned by Weatherford at any time, and the timing and completion of the Redomestication could affect the securities you receive, the rights associated with those securities, and Weatherford’s governance framework.” NCS stockholders are encouraged to read the Redomestication Proxy Statement and any other relevant documents filed with the SEC carefully and in their entirety with respect to the Redomestication when they become available because they contain, or will contain, important information about the proposed Redomestication, including the reasons for the Redomestication, the risks associated therewith, and the rights associated with owning shares of WIC. See “Where You Can Find More Information” for instructions on how to obtain a copy of the Redomestication Proxy Statement.

Q:
What happens if the Redomestication is completed after the closing of the Transaction (or not at all)?

A:
If the Transaction closes before the Redomestication is completed, NCS stockholders will receive Weatherford Ordinary Shares as described in this information statement/prospectus, and the rights associated with those shares will be governed by Irish law and Weatherford’s memorandum and articles of association (the “Weatherford Articles”) as described in this information statement/prospectus.

For a description of the material differences between the rights of NCS stockholders under Delaware law and the rights of Weatherford shareholders under Irish law, you should refer to “Comparison of Rights of Holders of NCS Common Stock and Weatherford Ordinary Shares” in this information statement/prospectus.
In addition, if the Redomestication is completed after the closing of the Transaction, then immediately prior to the closing of the Transaction, Weatherford will conduct an internal reorganization to cause Merger Sub to be transferred to another subsidiary of Weatherford such that immediately prior to the closing of the Transaction Merger Sub will be wholly owned by Weatherford indirectly solely through one or more entities classified as disregarded entities for U.S. federal income tax purposes, rather than directly by WIC.
There can be no assurances whether the Redomestication will be completed before or after the closing of the Transaction, or at all, and the Redomestication may be abandoned by Weatherford at any time, and the timing of the Redomestication depends on a number of factors, including regulatory, Weatherford shareholder, and Irish High Court approval. For additional information, see “Questions and Answers — What impact might Weatherford’s proposed redomestication from Ireland to the State of Delaware have on the Transaction and the rights of NCS stockholders in connection with the Transaction?”
Q:
What happens if the Redomestication is completed before the closing of the Transaction?

A:
If the Redomestication is completed before the closing of the Transaction, WIC would be deemed by operation of law to be the successor issuer to Weatherford pursuant to Exchange Act Rule 12g-3 and would succeed to Weatherford’s reporting obligations, Exchange Act file number, and Nasdaq listing. WIC would also formally adopt the Registration Statement pursuant to Securities Act Rule 414 by means of a post-effective amendment to the Registration Statement.

In addition, in such an event, upon the completion of the Redomestication Weatherford will assign and novate in full the Merger Agreement to WIC and cause WIC to assume the Merger Agreement (the “Novation”) such that WIC, instead of Weatherford, will be a party to the Merger Agreement. From and after the Novation, Weatherford will be fully and unconditionally released from the Merger Agreement and WIC will be fully obligated under the Merger Agreement as if WIC were the original “Parent” entity party to the Merger Agreement. NCS and any other person will only look to WIC as the “Parent” entity under the Merger Agreement. In that event, WIC will be the issuer of the Merger Consideration and NCS stockholders will receive the Share Consideration and stock portion of the Mixed Consideration in the form of shares of WIC common stock rather than Weatherford Ordinary Shares. The rights associated with shares of WIC common stock will be governed by the DGCL and WIC’s certificate of incorporation and bylaws, rather than Irish law and the Weatherford Articles.
There can be no assurances whether the Redomestication will be completed before or after the closing of the Transaction, or at all, and the Redomestication may be abandoned by Weatherford at any time, and the timing of the Redomestication depends on a number of factors, including regulatory, Weatherford shareholder, and Irish High Court approval. For additional information, see “Questions and Answers — What impact might Weatherford’s proposed redomestication from Ireland to the State of Delaware have on the Transaction and the rights of NCS stockholders in connection with the Transaction?” NCS stockholders are encouraged to read the Redomestication Proxy Statement and any other relevant documents filed with the SEC carefully and in their entirety with respect to the Redomestication when they become available because they contain, or will contain, important information about the proposed Redomestication, including the reasons for the Redomestication, the risks associated therewith, and the rights associated with owning shares of WIC. See “Where You Can Find More Information” for instructions on how to obtain a copy of the Redomestication Proxy Statement.

Q:
How can I find more information about Weatherford and NCS?

A:
You can find additional information about Weatherford and NCS from various sources described in the section titled “Where You Can Find More Information.”

Q:
Who can answer any questions I may have about the Transaction or this information statement/prospectus?

A:
If you have any questions about the Transaction or this information statement/prospectus or would like additional copies of this information statement/prospectus, you should contact:

NCS Multistage Holdings, Inc.
19350 State Highway 249, Suite 600
Houston, Texas 77070
(281) 453-2222
Attention: Investor Relations
Q:
Who can answer any questions I may have about the proposed Redomestication and its anticipated impact on the Transaction?

A:
If you have any questions about the Redomestication you should contact:

Weatherford International plc
2000 St. James Place
Houston, Texas 77056
(713) 836-4000
Attention: U.S. Investor Relations

SUMMARY
The following summary highlights selected information described in more detail elsewhere in this information statement/prospectus and the documents incorporated by reference into this information statement/prospectus, and may not contain all the information that may be important to you. To understand the Transaction more fully and to obtain a more complete description of the legal terms of the Merger Agreement, you should carefully read this entire information statement/prospectus, including the annexes, and the documents to which Weatherford and NCS refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 141.
The Parties (see pages 35 and 36)
NCS Multistage Holdings, Inc.
NCS Multistage Holdings, Inc., a Delaware corporation (referred to as NCS), is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completion, and field development strategies. NCS provides its products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East, and Argentina. NCS provides its products and services to various customers, including large independent oil and natural gas companies and major oil companies. NCS Common Stock trades on the Nasdaq Capital Market under the symbol “NCSM.” The corporate headquarters of NCS are located at 19350 State Highway 249, Suite 600, Houston, Texas 77070, and its telephone number is (281) 453-2222.
Additional information about NCS is included in the NCS documents incorporated by reference into this information statement/prospectus. Please refer to the section titled “Where You Can Find More Information.”
Weatherford International plc
Weatherford International plc, a public limited company incorporated under the laws of Ireland (referred to as Weatherford), is the ultimate parent of the Weatherford group of companies. Weatherford is a leading global energy services company providing equipment and services used in the drilling, evaluation, well construction, completion, production, intervention, and responsible abandonment of wells in the oil and natural gas exploration and production industry as well as new energy platforms. Weatherford conducts business in approximately 75 countries, answering the challenges of the energy industry with 295 operating locations including manufacturing, research and development, service, and training facilities. Weatherford Ordinary Shares trade on the Nasdaq Global Select Market under the symbol “WFRD.” The registered office of Weatherford is located at 70 Sir John Rogerson’s Quay, Dublin 2, D02 R296, Ireland. The principal executive offices of Weatherford are located at 2000 St. James Place, Houston, Texas 77056, and its telephone number is (713) 836-4000.
Additional information about Weatherford is included in the Weatherford documents incorporated by reference into this information statement/prospectus. Please refer to the section titled “Where You Can Find More Information.”
Trinity Bell Sub, Inc.
Trinity Bell Sub, Inc., a Delaware corporation (referred to as Merger Sub), is a wholly owned subsidiary of Weatherford. Merger Sub was formed by Weatherford solely in contemplation of the Transaction, has not conducted any business and has no assets, liabilities, or obligations of any nature other than as set forth in the Merger Agreement. The principal executive offices of Merger Sub are located at c/o Weatherford International plc, 2000 St. James Place, Houston, Texas 77056, and its telephone number is (713) 836-4000.

The Merger Agreement (see pages 79 and Annex A)
The terms and conditions of the Transaction are contained in the Merger Agreement, a copy of which is attached as Annex A to this information statement/prospectus. NCS encourages you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Transaction.
The Merger Agreement provides that Weatherford will acquire NCS with NCS becoming a wholly owned subsidiary of Weatherford. Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Delaware law, Merger Sub will merge with and into NCS (referred to as the Transaction), with NCS surviving the merger with Merger Sub, becoming a wholly owned subsidiary of Weatherford and NCS ceasing to be an independent publicly traded company.
At the Effective Time, each share of NCS Common Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and converted into the right to receive, at the election of the holder of such share: (i) a number of Weatherford Ordinary Shares equal to the Share Consideration Exchange Ratio (0.5537) (such amount referred to as the Share Consideration); or (ii) a combination of (A) an amount in cash equal to the product of the Mixed Consideration Cash Exchange Ratio (0.1371) and the Parent Closing Price (such amount referred to as the Cash Consideration), and (B) a number of Weatherford Ordinary Shares equal to the Mixed Consideration Exchange Ratio (0.2392), the combination of (A) and (B) together referred to as the Mixed Consideration. The Mixed Consideration is subject to prorated replacement with Share Consideration in the event the Mixed Elections are oversubscribed. For additional information regarding the effects of the Transaction, please see the section titled “The Merger Agreement — Effects of the Transaction” beginning on page 80. For additional information regarding the potential prorated replacement of the Mixed Consideration with Share Consideration, please see the section titled “The Merger Agreement — Effects of the Transaction — Proration and Allocation of Merger Consideration” beginning on page 80.
Merger Consideration (see page 37)
At the Effective Time, each issued and outstanding share of NCS Common Stock (other than shares held in treasury of NCS or owned, directly or indirectly, by Weatherford or Merger Sub immediately prior to the Effective Time (referred to as excluded shares)) will automatically be cancelled and converted into the right to receive, at the election of the holder of such share: (i) a number of Weatherford Ordinary Shares equal to the Share Consideration Exchange Ratio (0.5537) (such amount referred to as the Share Consideration); or (ii) a combination of (A) an amount in cash equal to the product of the Mixed Consideration Cash Exchange Ratio (0.1371) and the Parent Closing Price (such amount referred to as the Cash Consideration), and (B) a number of Weatherford Ordinary Shares equal to the Mixed Consideration Exchange Ratio (0.2392), the combination of (A) and (B) together referred to as the Mixed Consideration. No fractional Weatherford Ordinary Shares will be issued in the Transaction, and holders of NCS Common Stock will instead receive cash in lieu of fractional Weatherford Ordinary Shares.
Holders of NCS Common Stock may elect to receive either solely the Share Consideration or solely the Mixed Consideration, which election will apply to all of the holder’s shares. The Mixed Consideration is subject to prorated replacement with Share Consideration in the event the Mixed Elections are oversubscribed such that the Elected Cash Consideration exceeds the Maximum Cash Election Amount (as defined in the Merger Agreement). In such event, each holder who made an oversubscribed Mixed Election will receive the Share Consideration for a portion of their Mixed Election shares, and the Mixed Consideration for the remaining portion of their Mixed Election shares. The portion of each holder’s Mixed Election shares to be cancelled and converted to Share Consideration is determined by multiplying the number of such holder’s Mixed Election shares by a fraction, the numerator of which is the excess of the Elected Cash Consideration over the Maximum Cash Election Amount and the denominator of which is the Elected Cash Consideration. NCS stockholders who make a Share Election or who do not timely make a valid election before the election deadline will receive the Share Consideration, which is not subject to proration. The proration mechanism is described in the section titled “The Merger Agreement — Effects of the Transaction — Proration and Allocation of Merger Consideration” beginning on page 80.
Based on the share price of Weatherford Ordinary Shares as of the close of trading on May 29, 2026 (the last full trading day before the public announcement of the Transaction), the terms of the Transaction represent (i) an implied value per share of NCS Common Stock of $57.39 assuming all Share Elections, and (ii) an implied value per share of NCS Common Stock of $47.34 assuming a maximum number of permitted Mixed Elections. Such implied values represented a premium of (i) approximately 35.42% and 11.71%, respectively, to the closing price per share of NCS Common Stock on May 29, 2026 (the last full trading day before the public announcement of the Transaction) of $42.38, and (ii) approximately 1.65% and -16.14%, respectively, to the volume weighted average price per share of NCS Common Stock on the Nasdaq Capital Market for the 30 trading days up to, and including, May 29, 2026 of $56.45. The implied value of the Merger Consideration will fluctuate as the market price of Weatherford Ordinary Shares fluctuates. This is the case because the Share Consideration and the stock portion of the Mixed Consideration are payable in a fixed number of Weatherford Ordinary Shares per share of NCS Common Stock, and the Cash Consideration is payable based on the value of a fixed number of Weatherford Ordinary Shares per share of NCS Common Stock. The amount of Cash Consideration payable is based on the Parent Closing Price, which will be the closing price per Weatherford Ordinary Share on the Nasdaq Global Select Market on the last complete trading day immediately preceding the closing date of the Transaction. As a result, the value of the Merger Consideration that NCS stockholders will receive upon completion of the Transaction could be greater than, less than, or the same as the value of the Merger Consideration on the date of this information statement/prospectus. Weatherford Ordinary Shares trade on the Nasdaq Global Select Market under the symbol “WFRD” and NCS Common Stock trades on the Nasdaq Capital Market under the symbol “NCSM.”
However, if the Redomestication is completed before the closing of the Transaction, upon the completion of the Redomestication, Weatherford will cause the Novation to occur. From and after the Novation, Weatherford will be fully and unconditionally released from the Merger Agreement and WIC will be fully obligated under the Merger Agreement as if WIC were the original “Parent” entity party to the Merger Agreement. NCS and any other person will only look to WIC as the “Parent” entity under the Merger Agreement. As a result, notwithstanding the description above, if the Novation occurs prior to the closing of the Transaction, WIC will be the issuer of the Merger Consideration and NCS stockholders will receive shares of WIC common stock rather than Weatherford Ordinary Shares.
NCS’s Reasons for the Transaction; Recommendation of the NCS Board of Directors (see page 45)
At its May 31, 2026 meeting held to evaluate the Transaction, the NCS Board unanimously adopted resolutions: (i) determining that the terms of the Merger Agreement and the transactions contemplated thereby, including the Transaction, are fair and in the best interests of NCS and its stockholders; (ii) approving and declaring that the Merger Agreement and the transactions contemplated thereby, including the Transaction, are advisable; and (iii) directing that the Merger Agreement be submitted to the NCS stockholders for approval and adoption and recommending that the NCS stockholders approve and adopt the Merger Agreement.
Weatherford’s Reasons for the Transaction (see page 48)
In evaluating the proposed acquisition of NCS and making its determination to approve the Transaction, the Weatherford board of directors (the “Weatherford Board”) considered a number of factors, including, among others:
•
the strategic fit of the two businesses and the complementary nature of their respective capabilities;

•
NCS’s suite of multistage fracturing systems, pinpoint stimulation technologies and tracer-based diagnostics would complement Weatherford’s existing completions portfolio and potentially enhance its ability to provide integrated well construction and completions solutions across the well lifecycle;

•
the Transaction could enhance Weatherford’s offerings in unconventional completions segments by adding differentiated technologies and capabilities with an established track record of performance;

•
the potential opportunities for commercial expansion, including Weatherford’s and NCS’s respective global commercial infrastructure and international footprints, with respective presence in the Middle East, North Sea, and Latin America, and the potential to accelerate the deployment of NCS’s technologies in those regions;

•
various financial aspects of the Transaction, including NCS’s net cash position, and the potential for the combined company to generate incremental free cash flow, which could support Weatherford’s capital allocation priorities, including debt reduction and potential returns to shareholders;

•
the terms and conditions of the Merger Agreement, including the representations and warranties, covenants, closing conditions, and the ability to terminate the Merger Agreement under certain circumstances;

•
the potential benefits of the Transaction to Weatherford’s employees, customers, and other stakeholders, including the enhanced growth opportunities and expanded service offerings that could result from the combined company’s capabilities; and

•
the risks associated with integrating the businesses, including execution risks and the possibility that anticipated benefits may not be realized within the expected time frame or at all.

The foregoing discussion of factors considered by the Weatherford Board is not exhaustive but includes the material factors that the Weatherford Board considered in reaching its decision to approve the Transaction.
Required Stockholder Approval for the Transaction; No Further Vote Required (see page 48)
Under Delaware law and NCS’s organizational documents, the adoption of the Merger Agreement required the affirmative vote or written consent of the holders of a majority of the outstanding shares of NCS Common Stock entitled to vote thereon. As of May 31, 2026, the record date for determining stockholders of NCS entitled to vote on or consent to the adoption of the Merger Agreement, there were 2,624,523 shares of NCS Common Stock outstanding. Holders of NCS Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On May 31, 2026, following the execution of the Merger Agreement, the Specified Stockholder, which beneficially owned 1,478,426 shares of NCS Common Stock, representing approximately 56.33% of the issued and outstanding shares of NCS Common Stock delivered the Specified Stockholder Written Consent to NCS in accordance with Section 228 of the DGCL. No further action by any other holder of NCS Common Stock is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, NCS has not solicited and is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No further action by the NCS stockholders is required to complete the Transaction and all requisite corporate action by and on behalf of Merger Sub required to complete the Transaction has been taken.
When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, such as the Specified Stockholder Written Consent, Delaware law requires prompt notice of the action be given to those stockholders who, as of the record date for the action by written consent, have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by written consent, which, in this case, is May 30, 2026. This information statement/prospectus and the notice attached hereto constitute notice to you from NCS of the Specified Stockholder Written Consent as required by Delaware law.
Opinion of NCS’s Financial Advisor (see page 51)
NCS engaged Piper Sandler & Co. (“Piper Sandler”) as a financial advisor in connection with the Transaction. On May 31, 2026, Piper Sandler rendered its oral opinion to the NCS Board (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion addressed to the NCS Board dated the same date) to the effect that, as of May 31, 2026, and based upon and subject to the various assumptions, limitations, qualifications and other matters considered in preparing its written opinion, the Share Consideration Exchange Ratio was fair, from a financial point of view, to the holders of NCS Common Stock, other than each of the Specified Stockholder, Advent International, L.P. (formerly Advent International Corporation) (referred to as Advent) and Weatherford, and each of their respective affiliates (such other holders, collectively, the “Unaffiliated Holders”), that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration, as more fully described below under the section entitled “— Opinion of NCS’s Financial Advisor” beginning on page 51.
The full text of the written opinion of Piper Sandler, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing its opinion, is attached as Annex E to this information statement/prospectus and is incorporated herein by reference. Piper Sandler provided advisory services and the Piper Sandler opinion for the information and assistance of the NCS Board in connection with its consideration of the Transaction and the Merger Agreement. The Piper Sandler opinion is not intended to, and does not, constitute a recommendation as to how any holders of NCS Common Stock should (i) act with respect to the Transaction or any other matter, or (ii) make any election with respect to the Merger Consideration being offered. The Piper Sandler opinion speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of the opinion and prior to the completion of the Transaction.
Interests of Weatherford’s Directors and Executive Officers in the Transaction
Weatherford is not aware of any material interest, direct or indirect, by security holdings or otherwise, of any affiliate of Weatherford in the Transaction, except potentially for interests arising from ownership of NCS Common Stock, which interests (if applicable) are shared on a pro rata basis with other holders of NCS Common Stock.
Interests of NCS’s Directors and Executive Officers in the Transaction (see page 60)
NCS’s directors and executive officers may have interests in the Transaction that may be different from, or in addition to, those of NCS stockholders generally. The NCS Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the consummation of the Transaction, and in recommending that the NCS stockholders adopt the Merger Agreement. These interests include, among others, the treatment of outstanding NCS equity awards in connection with the Transaction and certain potential severance payments in connection with a qualifying termination of employment upon or following the Transaction, as described in more detail in the section titled “The Transaction — Interests of NCS’s Directors and Executive Officers in the Transaction” beginning on page 60.
Material U.S. Federal Income Tax Consequences to U.S. Holders (see page 65)
The Transaction is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the obligation of NCS to effect the Transaction that NCS receive an opinion, in form and substance reasonably satisfactory to NCS, from Baker Botts L.L.P. (or, if Baker Botts L.L.P. is unable or unwilling to deliver such opinion, another nationally recognized tax counsel reasonably acceptable to NCS, which includes King & Spalding LLP) on the closing date of the Transaction, but before the Effective Time, to the effect that the Transaction will (i) be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) if the Redomestication has not occurred prior to the closing of the Transaction (such that Weatherford, rather than WIC, is the “Parent” entity under the Merger Agreement at the closing of the Transaction), not result in gain being recognized under Section 367(a)(1) of the Code, provided that no opinion will be expressed regarding the U.S. federal income tax treatment of any NCS stockholder that is a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Weatherford following the Transaction. However, neither NCS nor Weatherford has sought or intends to seek any ruling from the IRS regarding the tax treatment of the Transaction, and there can be no assurances that the IRS will agree with the opinion from counsel.
Assuming that the Transaction qualifies for such tax treatment and the U.S. holder is not a five-percent transferee shareholder described above, (i) a U.S. holder of NCS Common Stock who receives solely the Share Consideration generally will not recognize gain or loss for U.S. federal income tax purposes, except with respect to the receipt of cash in lieu of any fractional Weatherford Ordinary Shares, and (ii) a U.S. holder of NCS Common Stock who receives the Mixed Consideration generally will recognize gain (but not loss) in an amount equal to the lesser of (A) the excess (if any) of (x) the sum of the amount of the cash (other than cash in lieu of fractional Weatherford Ordinary Shares) and the fair market value of the Weatherford

Ordinary Shares received, over (y) such U.S. holder’s adjusted tax basis in its shares of NCS Common Stock surrendered in exchange therefor, and (B) the amount of cash received.
The tax consequences of the Transaction to you will depend on your particular circumstances. Each NCS stockholder should read the discussion under the section titled “The Transaction — Material U.S. Federal Income Tax Consequences to U.S. Holders” and is urged to consult his, her, or its tax advisor regarding the U.S. federal income tax consequences of the Transaction to such holder, as well as tax consequences arising under the laws of any state, local, or non-U.S. tax jurisdiction.
Accounting Treatment of the Transaction (see page 65)
The Transaction will be accounted for as a business combination, with Weatherford using the acquisition method of accounting in accordance with Accounting Standard Codification 805, Business Combinations, and, accordingly, will generally result in the recognition of NCS identifiable assets acquired and liabilities assumed at fair value.
Regulatory Clearances and Approvals Required for the Transaction (see page 74)
The Transaction is subject to the requirements of the HSR Act, which prevents NCS and Weatherford from completing the Transaction until required information and materials are furnished to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the HSR Act waiting period is terminated or expires. The parties filed such notifications and reports on June 12, 2026 and received early termination of the applicable waiting period on July 2, 2026. The closing of the Transaction is anticipated to occur in approximately the second half of 2026.
The completion of the Transaction is subject to clearance under the antitrust and foreign direct investment laws of certain foreign jurisdictions, and the parties have filed the applicable notifications with the appropriate regulators in such jurisdictions. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances, or consents pursuant to these foreign laws before completing the Transaction. Other state or foreign antitrust, competition, and foreign direct investment authorities may take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the Transaction. For additional information about regulatory approvals relating to the Transaction, please see the section titled “The Merger Agreement — Conditions to the Transaction.”
Although the parties expect that all required regulatory clearances and approvals will be obtained, the parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Transaction, including the requirement to divest assets, create or modify contractual rights or obligations, or enter into supply or services agreements. These conditions could result in the conditions to the Transaction not being satisfied.
Expected Timing of the Transaction (see pages 74, 96, and 97)
Weatherford and NCS currently expect the Transaction to be completed in the second half of 2026, subject to the satisfaction or waiver of a number of conditions, including, among others, the expiration or termination of the waiting period (and any extensions thereof) applicable to the Transaction under the HSR Act, the receipt of the clearances, and approvals applicable to the Transaction under the antitrust and foreign direct investment laws of certain foreign jurisdictions, and the satisfaction or waiver of the other closing conditions contained in the Merger Agreement. However, Weatherford and NCS cannot predict the actual date on which the Transaction will be completed because completion is subject to conditions beyond their control and it is possible that such conditions could result in the Transaction being completed earlier or later than expected, or not being completed at all.
For additional information regarding the expected timing of the Transaction, please see the sections titled “The Merger Agreement — Efforts to Obtain Regulatory Approvals” beginning on page 97, “The Merger Agreement — Conditions to the Transaction” beginning on page 96 and “The Transaction — Regulatory Clearances and Approvals Required for the Transaction” beginning on page 74.

Treatment of NCS Equity Awards and Employee Stock Purchase Plan (see pages 84 and 85)
Equity Awards
At the Effective Time, each outstanding NCS RSU (other than NCS DSUs) and NCS ESU, whether or not vested, will be assumed by Weatherford. Each Assumed RSU will be converted into an award covering a number of Weatherford Ordinary Shares equal to the product of (i) the number of shares of NCS Common Stock subject to the Assumed RSU immediately prior to the Effective Time, multiplied by (ii) the Share Consideration Exchange Ratio, rounded down to the nearest whole share. Each Assumed RSU will continue to be subject to the same terms and conditions (including vesting and forfeiture restrictions) as applied to such Assumed RSU immediately prior to the Effective Time; provided that, with respect to each NCS ESU, the Max Value Cap (as defined in the applicable award agreement for such NCS ESU) will cease to apply. Each NCS DSU will automatically vest and settle in shares of NCS Common Stock immediately prior to the Effective Time.
At the Effective Time, each outstanding NCS PSU, whether or not vested, will be assumed by Weatherford. Each Assumed PSU will be converted into an award covering a number of Weatherford Ordinary Shares equal to the product of (i) the number of shares of NCS Common Stock subject to the Assumed PSU immediately prior to the Effective Time (with performance determined in accordance with the following sentence), multiplied by (ii) the Share Consideration Exchange Ratio, rounded down to the nearest whole share. Each Assumed PSU will continue to be subject to the same terms and conditions (including vesting and forfeiture restrictions) as applied to such Assumed PSU immediately prior to the Effective Time; provided that any applicable performance goal will be deemed satisfied at the greater of (A) target and (B) the actual level of achievement of such performance goal as of the date of the Merger Agreement, as determined by the NCS Board or an applicable committee thereof following prior consultation with Weatherford. Weatherford Ordinary Shares subject to any Assumed PSU that was vested prior to, or that vests at, the Effective Time will be delivered to the holder thereof promptly (and in any event, within five Business Days) following the Effective Time.
At the Effective Time, each outstanding NCS Stock Option, whether vested or unvested, that has a per share exercise price less than the Merger Consideration will be assumed by Weatherford. Each Assumed Option will be converted into an option to acquire a number of Weatherford Ordinary Shares equal to the product of (i) the number of shares of NCS Common Stock underlying such NCS Stock Option as of immediately prior to the Effective Time, multiplied by (ii) the Share Consideration Exchange Ratio, rounded down to the nearest whole number, with an exercise price per share equal to the quotient of the per share exercise price of such NCS Stock Option divided by the Share Consideration Exchange Ratio, rounded up to the nearest whole cent. Each Assumed Option will continue to be subject to the same terms and conditions (including vesting and forfeiture restrictions) as applied to such NCS Stock Option immediately prior to the Effective Time. Each NCS Stock Option, whether vested or unvested, that has a per share exercise price equal to or greater than the Merger Consideration will be canceled at the Effective Time without consideration and will have no further force or effect.
There is no separate election for equity award holders with respect to their NCS equity awards. Weatherford will file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the Weatherford Ordinary Shares subject to such Assumed Options, Assumed RSUs and Assumed PSUs as soon as practicable, but in no event later than five Business Days, following the Effective Time, and will maintain the effectiveness of such registration statement or registration statements for so long as such Assumed RSUs, Assumed Options and Assumed PSUs remain outstanding and such Weatherford Ordinary Shares are required to be registered.
Employee Stock Purchase Plan
Pursuant to the terms of the Merger Agreement, as of 5:00 p.m. Central Time on May 29, 2026, 86,416 shares of NCS Common Stock were reserved for issuance pursuant to the NCS Multistage Holdings, Inc. Employee Stock Purchase Plan for U.S. Employees and the NCS Multistage Holdings, Inc. Employee Stock Purchase Plan for Non-U.S. Employees (collectively, the “NCS ESPP”). The NCS ESPP has been duly suspended since July 1, 2019, and no offering period has commenced thereunder since that date. As of the date of this Registration Statement, there are no outstanding purchase rights under the NCS ESPP, and no participants hold accumulated payroll deductions or other contributions under the NCS ESPP. Accordingly, no shares of NCS Common Stock are expected to be issued pursuant to the NCS ESPP prior to or in connection with the closing date of the Transaction.
Listing of Weatherford Ordinary Shares; Delisting of NCS Common Stock (see page 78)
It is a condition to the completion of the Transaction that the Weatherford Ordinary Shares to be issued to NCS stockholders in the Transaction be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance. As a result of the Transaction, shares of NCS Common Stock will cease to be listed on the Nasdaq Capital Market.
No Appraisal Rights (see page 137)
Appraisal rights are statutory rights under Delaware law that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to NCS stockholders in connection with the Transaction.
No Solicitation of Other Offers by NCS (see page 91)
The Merger Agreement contains a detailed provision prohibiting NCS from soliciting or engaging in discussions with any person with respect to a potential alternative transaction, or providing non-public information about NCS, unless the NCS Board determined that an unsolicited “Acquisition Proposal” (as defined in the Merger Agreement) received prior to the receipt of the duly executed Specified Stockholder Written Consent (which was delivered on May 31, 2026) is, or would reasonably be expected to lead to, a “Superior Proposal” (as defined in the Merger Agreement) and such acquisition proposal was not made or received in violation of the non-solicitation prohibitions.
If the NCS Board determined that an acquisition proposal is a Superior Proposal and determined that it must change its recommendation to the NCS stockholders with respect to the Transaction or terminate the Merger Agreement in order to accept a Superior Proposal, NCS must have first negotiated in good faith with Weatherford for four Business Days to modify the current transaction such that the alternative transaction would no longer constitute a Superior Proposal (or for two additional Business Days if the Acquisition Proposal is modified by the party making such Acquisition Proposal).
For additional information regarding the restrictions on NCS’s ability to actively initiate, solicit, facilitate or knowingly encourage alternative acquisition proposals, please see the sections titled “The Merger Agreement — No Solicitation of Other Offers by NCS” beginning on page 91 and “The Merger Agreement — Change of Recommendation; Match Rights” beginning on page 92.
Conditions to the Transaction (see page 96)
The respective obligations of NCS, Weatherford, and Merger Sub to consummate the Transaction are subject to the satisfaction (or waiver, to the extent permitted under the Merger Agreement) at or prior to the Effective Time of the following conditions: (i) the Specified Stockholder Written Consent has been obtained and delivered to NCS and has not been amended, modified, withdrawn, terminated or revoked; (ii) no temporary restraining order, preliminary or permanent injunction or other judgment, order, decree or other legal restraint or prohibition issued by any court of competent jurisdiction shall be in effect, and no law has been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Transaction; (iii) any waiting period (and any extension thereof) applicable to the Transaction under the HSR Act has been terminated or has expired and the approvals or waiting period expirations, as the case may be, specified in the NCS Disclosure Letter have occurred; (iv) the Weatherford Ordinary Shares to be issued in the Transaction or in connection with the Transaction (including in respect of certain assumed NCS equity awards) have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance; (v) the Registration Statement has been declared effective by the SEC under the Securities Act and is not the subject of any stop order suspending the effectiveness of the Registration Statement and no action seeking a stop order shall have been initiated or threatened by the SEC; and (vi) this information statement/prospectus has been mailed to all holders of NCS Common Stock following effectiveness of the Registration Statement and at least 20 Business Days prior to the closing date of the Transaction.
The obligations of Weatherford and Merger Sub to complete the Transaction are also subject to the satisfaction, or waiver by Weatherford, at or prior to the Effective Time, of the following conditions: (i) certain representations and warranties of NCS set forth in the Merger Agreement are true and correct, subject to certain materiality and other standards as specified in the Merger Agreement; (ii) NCS has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time; (iii) since the date of the Merger Agreement, there has not occurred any event, change, circumstance, occurrence, effect, or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NCS (as defined in the section titled “The Merger Agreement — Material Adverse Effect”); and (iv) Weatherford has received a certificate signed by an executive officer of NCS certifying as to the matters set forth in clauses (i), (ii), and (iii).
The obligations of NCS to consummate the Transaction are also subject to the satisfaction, or waiver by NCS, at or prior to the Effective Time, of the following conditions: (i) certain representations and warranties of Weatherford and Merger Sub set forth in the Merger Agreement are true and correct, subject to certain materiality and other standards as specified in the Merger Agreement; (ii) Weatherford and Merger Sub have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; (iii) since the date of the Merger Agreement, there has not occurred any event, change, circumstance, occurrence, effect, or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Weatherford (as defined in the Merger Agreement); (iv) NCS has received a certificate signed by an executive officer of Weatherford certifying as to the matters set forth in clauses (i), (ii), and (iii); (v) NCS has received, on the closing date, but before the Effective Time, a tax opinion, in form and substance reasonably satisfactory to NCS, from tax counsel concluding that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Transaction will qualify for the Intended Tax Treatment (as defined in the Merger Agreement); and (vi) NCS has timely remitted certain required tax deposits necessary to proceed with its notice of objection related to certain Canadian tax assessments.
The Merger Agreement does not include a financing condition.
Under the terms of the Merger Agreement, the closing of the Transaction must take place on the second Business Day following the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions); provided, however, the closing will not occur on any date that falls on, or between, the date(s) of the High Court of Ireland (the “Irish High Court”) hearing to sanction the Redomestication and the date of the closing of the transactions contemplated by the Redomestication (inclusive of both dates) (such period, the “Tolling Period”). In the event that the closing would otherwise be required to occur during the Tolling Period and the parties have otherwise satisfied or waived the conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing), the Outside Date (as defined below) will be automatically extended on a day-for-day basis for each day during the Tolling Period on which the closing is so delayed, such that the Outside Date will be extended by a number of days equal to the total number of days elapsed during the Tolling Period. As defined in the Merger Agreement, “Outside Date” means May 31, 2027, at 5:00 p.m. (Central Time) or such later date as Weatherford and NCS agree in writing.
For additional information regarding the conditions to the Transaction and the closing, please see the sections titled “The Merger Agreement — Conditions to the Transaction” beginning on page 96 and “The Merger Agreement — Closing; Effective Time” beginning on page 79.
Termination of the Merger Agreement (see page 99)
Among other circumstances, Weatherford or NCS may terminate the Merger Agreement if any court of competent jurisdiction or other governmental entity has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the

Transaction; or the Effective Time has not occurred on or before the Outside Date, subject to certain tolling provisions, provided that this right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the primary cause of the failure of the Transaction to be consummated by the Outside Date.
For additional information regarding the termination of the Merger Agreement, please see the section titled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 99.
Termination Fee and Expenses (see page 100)
Except as otherwise expressly provided in the Merger Agreement (including the termination fees described below), all costs and expenses incurred in connection with the Merger Agreement and the Transaction will be paid by the party incurring the cost or expense.
NCS would be required to pay (or cause to be paid to) Weatherford, or the appropriate subsidiary of Weatherford, a termination fee of $5.5 million (the “NCS Termination Fee”) if:
•
(i) after the date of the Merger Agreement and prior to termination of the Merger Agreement, a bona fide acquisition proposal is made to the NCS Board or to NCS’s management or is publicly disclosed; (ii) (a) Weatherford or NCS terminates the Merger Agreement due to the Effective Time not having occurred on or prior to the outside date or (b) Weatherford terminates the Merger Agreement due to NCS’s breach of or failure to perform or comply with one or more of its representations, warranties, covenants, or agreements under the Merger Agreement following the making of such acquisition proposal; and (iii) within twelve months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into; or

•
(i) Weatherford terminates the Merger Agreement because (a) the NCS Board has effected an adverse recommendation change, (b) the Specified Stockholder Written Consent was not timely delivered by the Specified Stockholder (which was delivered on May 31, 2026), or (c) the Support Agreement was not timely delivered by the Specified Stockholder (which was delivered on May 31, 2026); or (ii) NCS terminates the Merger Agreement to enter into a definitive agreement providing for a Superior Proposal prior to its receipt of the Specified Stockholder Written Consent (which was delivered on May 31, 2026), provided NCS pays the termination fee prior to or substantially concurrently with such termination (as described under “The Merger Agreement — No Solicitation of Other Offers by NCS” or “The Merger Agreement — Change of Recommendation; Match Rights”).

Weatherford would be required to pay NCS a termination fee of $9.7 million (the “Weatherford Termination Fee”) if:
•
NCS terminates the Merger Agreement because the Novation is not effective by 11:59 p.m. Central Time on the day following the date on which the closing of the Redomestication occurs; or

•
NCS terminates the Merger Agreement due to Weatherford’s breach of the Merger Agreement regarding certain obligations and restrictions with respect to Weatherford’s conduct of its business.

For additional information regarding the termination fees, please see the section titled “The Merger Agreement — Termination Fee and Expenses” beginning on page 100.
Comparison of Rights of Holders of NCS Common Stock and Weatherford Ordinary Shares (see page 104)
Upon the completion of the Transaction, NCS stockholders who receive Weatherford Ordinary Shares as Merger Consideration will become stockholders of Weatherford, and their rights will be governed by the laws applicable to Weatherford and the governing corporate documents of Weatherford in effect at the Effective Time, which are different from the laws applicable to NCS and NCS’s governing corporate documents. The differences between the rights of NCS stockholders prior to completion of the Transaction and those of NCS stockholders who receive Weatherford Ordinary Shares as Merger Consideration are further described in the section titled “Comparison of Rights of Holders of NCS Common Stock and Weatherford Ordinary Shares” beginning on page 104.

Comparative Market Price Data
Weatherford Ordinary Shares are listed on the Nasdaq Global Select Market under the symbol “WFRD” and NCS Common Stock is listed on the Nasdaq Capital Market under the symbol “NCSM.” The following table sets forth the closing sale price per share of NCS Common Stock and Weatherford Ordinary Shares as reported on the Nasdaq Capital Market and Nasdaq Global Select Market, respectively, as of (i) May 29, 2026, the last full trading day before the public announcement of the Transaction, and (ii) July 14, 2026, the latest practicable trading date before the date of this information statement/prospectus. The table also shows the estimated implied value of the Share Consideration for each share of NCS Common Stock as of the same dates based on the treatment of NCS Common Stock pursuant to the Merger Agreement.
	NCS Common Stock closing price	Weatherford Ordinary Shares closing price	Implied per share value of NCS Common Stock(1)
May 29, 2026	$42.38	$103.64	$57.39
July 14, 2026	$44.67	$82.01	$45.41

(1)
The “Implied per share value of NCS Common Stock” is equivalent to the Share Consideration.

The market prices of Weatherford Ordinary Shares and NCS Common Stock have fluctuated since the date of the announcement of the Transaction and will continue to fluctuate from the date of this information statement/prospectus to the closing date of the Transaction. No assurance can be given concerning the market prices of Weatherford Ordinary Shares or NCS Common Stock before completion of the Transaction or Weatherford Ordinary Shares after completion of the Transaction. The Share Consideration Exchange Ratio is fixed in the Merger Agreement and will only be adjusted as described in the section titled “The Merger Agreement — Merger Consideration.” However, the market price of Weatherford Ordinary Shares (and therefore the value of the Merger Consideration when received by NCS stockholders upon completion of the Transaction) could be greater than, less than, or the same as shown in the table above.
Dividends are authorized and determined by the Weatherford Board at its sole discretion and depend upon a number of factors, including Weatherford’s financial results, cash requirements, capital management plans, changes in applicable laws, contractual restrictions, such as financial or operating covenants, and future prospects, as well as such other factors deemed relevant by the Weatherford Board. The amount and timing of Weatherford’s dividend payments may change from time to time, and Weatherford cannot provide assurance that it will continue to pay dividends at current levels or at all.
Under the terms of the Merger Agreement, until the earlier of the Effective Time or the date (if any) on which the Merger Agreement is validly terminated, Weatherford is not permitted to declare, set aside, or pay any extraordinary dividends or distributions in respect of its capital stock, without the prior written consent of NCS, except that Weatherford may make (i) regular quarterly cash dividends in amounts and with record and payment dates consistent with Weatherford’s past dividend policy and practices, and (ii) increases to such regular quarterly cash dividend amounts in the ordinary course of business. Additionally, Weatherford is not permitted, other than pursuant to limited exceptions, to reclassify, combine, adjust, split, or subdivide any capital stock of Weatherford, without the prior written consent of NCS, other than where equitable adjustments are made to the number of Weatherford Ordinary Shares constituting the Merger Consideration pursuant to the Merger Agreement. NCS has never declared or paid any cash dividends on NCS Common Stock. Under the terms of the Merger Agreement, until the earlier of the Effective Time or the date (if any) on which the Merger Agreement is validly terminated, NCS is not permitted, and must not permit any of its subsidiaries, to (i) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned subsidiary of NCS to its parent or dividends payable by Repeat Precision, LLC in an aggregate amount not to exceed $7,400,000, or (ii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, in each case, without the prior written consent of Weatherford, except as may be expressly permitted under the Merger Agreement or required by applicable law.

Risk Factors (see page 24)
You should consider all the information about the risks related to the Transaction set forth under the section titled “Risk Factors,” together with information contained in or incorporated by reference into this information statement/prospectus. For additional information regarding where you can find information incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information” beginning on page 141.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this information statement/prospectus, including, among other things, the matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements” NCS stockholders should carefully consider the following risks before making their election. In addition, you should read and consider the risks associated with each of the businesses of Weatherford and NCS because these risks will relate to Weatherford following the completion of the Transaction. Descriptions of some of these risks can be found in Weatherford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and NCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and, in each case, any amendments thereto, as such risk factors may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this information statement/prospectus. You should also consider the other information in this information statement/prospectus and the other documents incorporated by reference into this information statement/prospectus. For additional information regarding where you can find information incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information.”
Risks Relating to the Transaction
Because the exchange ratios are fixed and will not be adjusted for stock price changes and the market price of Weatherford Ordinary Shares has fluctuated and will continue to fluctuate, NCS stockholders cannot be sure of the value of the Merger Consideration they will receive.
Upon completion of the Transaction, each issued and outstanding share of NCS Common Stock (other than excluded shares) will automatically be cancelled and converted into the right to receive the Merger Consideration. The market price of Weatherford Ordinary Shares at the time of completion of the Transaction may vary significantly from the market price of Weatherford Ordinary Shares on the date the Merger Agreement was executed and the date of this information statement/prospectus. Because the Share Consideration and the stock portion of the Mixed Consideration are payable in a fixed number of Weatherford Ordinary Shares and the Cash Consideration is based on the Parent Closing Price, the value of the Merger Consideration that NCS stockholders receive upon completion of the Transaction may be higher or lower than the value of the Merger Consideration on such earlier dates. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Weatherford’s and NCS’s respective businesses, operations, and prospects, market assessments of the likelihood that the Transaction will be completed, the timing of the Transaction, regulatory considerations, and other risk factors set forth or incorporated by reference in this information statement/prospectus. Many of these factors are beyond Weatherford’s and NCS’s control. Further, the Piper Sandler opinion speaks only as of the date rendered, based upon the information available to Piper Sandler, and the facts and circumstances as they existed and were subject to evaluation as of the date of such opinion, which is also the date on which the Merger Agreement was signed, and will not reflect changes in circumstances between the date of such opinion and the closing date of the Transaction. NCS stockholders are urged to obtain current market quotations for Weatherford Ordinary Shares and NCS Common Stock when they make their elections. Because the Share Consideration Exchange Ratio is greater than the sum of the Mixed Consideration Cash Exchange Ratio and the Mixed Consideration Exchange Ratio, the aggregate value of the Share Consideration is generally expected to exceed the aggregate value of the Mixed Consideration.
Completion of the Transaction is subject to the conditions contained in the Merger Agreement and if these conditions are not satisfied or waived, the Transaction will not be completed.
The obligations of Weatherford and NCS to complete the Transaction are subject to the satisfaction or waiver of a number of conditions, including, among others, the expiration or termination of the waiting period (and any extensions thereof) applicable to the Transaction under the HSR Act and the receipt of the clearances, and approvals applicable to the Transaction under the antitrust and foreign direct investment laws of certain foreign jurisdictions. For more information regarding the required regulatory approvals and the closing conditions, please see the sections titled “The Transaction — Regulatory Clearances and Approvals Required for the Transaction” and “The Merger Agreement — Conditions to the Transaction.”

Although Weatherford and NCS have agreed in the Merger Agreement to use their reasonable best efforts to complete the Transaction as promptly as practicable, many of the closing conditions are not within Weatherford’s or NCS’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to May 31, 2027, or such later date as Weatherford and NCS may agree in writing, it is possible that the Merger Agreement will be terminated. The failure to satisfy all of the required conditions could delay the completion of the Transaction for a significant period of time or prevent it from occurring. Any delay in completing the Transaction could cause Weatherford not to realize some or all of the benefits that it expects to achieve if the Transaction is successfully completed within its expected timeframe. There can be no assurance that the closing conditions will be satisfied or waived or that the Transaction will be completed. For additional information, please see the risk factor titled “Failure to complete the Transaction could negatively affect the stock price and the future business and financial results of NCS” below.
Weatherford and NCS each have rights to terminate the Merger Agreement under specified circumstances, in which case the Transaction will not be completed.
Weatherford, on the one hand, and NCS, on the other hand, can mutually decide to terminate the Merger Agreement at any time before the Effective Time. In addition, each of Weatherford and NCS may elect to terminate the Merger Agreement under certain other circumstances. For more information regarding each party’s termination rights, please see the section titled “The Merger Agreement — Termination of the Merger Agreement.”
If the Merger Agreement is terminated, Weatherford and NCS may incur fees in connection with termination of the Merger Agreement and neither of them will realize the anticipated benefits of the Transaction.
NCS would be required to pay (or cause to be paid to) Weatherford, or the appropriate subsidiary of Weatherford, a termination fee of $5.5 million if:
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(i) after the date of the Merger Agreement and prior to termination of the Merger Agreement, a bona fide acquisition proposal is made to the NCS Board or to NCS’s management or is publicly disclosed; (ii) (a) Weatherford or NCS terminates the Merger Agreement due to the Effective Time not having occurred on or prior to the outside date or (b) Weatherford terminates the Merger Agreement due to NCS’s breach of or failure to perform or comply with one or more of its representations, warranties, covenants, or agreements under the Merger Agreement following the making of such acquisition proposal; and (iii) within twelve months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into; or

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(i) Weatherford terminates the Merger Agreement because (a) the NCS Board has effected an adverse recommendation change, (b) the Specified Stockholder Written Consent was not timely delivered by the Specified Stockholder (which was delivered on May 31, 2026), or (c) the Support Agreement was not timely delivered by the Specified Stockholder (which was delivered on May 31, 2026), or (ii) NCS has entered into a definitive agreement providing for a Superior Proposal, provided NCS pays the termination fee prior to or substantially concurrently with such termination (as described under “The Merger Agreement — No Solicitation of Other Offers by NCS” or “The Merger Agreement — Change of Recommendation; Match Rights”).

Weatherford would be required to pay NCS a termination fee of $9.7 million if:
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NCS terminates the Merger Agreement because the Novation is not effective by 11:59 p.m. Central Time on the day following the date on which the closing of the Redomestication occurs; or

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NCS terminates the Merger Agreement due to Weatherford’s breach of the Merger Agreement regarding certain obligations and restrictions with respect to Weatherford’s conduct of its business.

For additional information regarding the termination fees, please see the section titled “The Merger Agreement — Termination Fee and Expenses.”

The Transaction is subject to the expiration of applicable waiting periods and the receipt of approvals, consents, or clearances from certain regulatory authorities that may impose conditions that could have an adverse effect on Weatherford, NCS, or following the completion of the Transaction, Weatherford or, if not obtained, could prevent completion of the Transaction.
Before the Transaction may be completed, the waiting period (and any extensions thereof) applicable to the Transaction under the HSR Act must have expired or terminated and the clearances, and approvals applicable to the Transaction under the antitrust and foreign direct investment laws of certain foreign jurisdictions must have been received. In addition, the Transaction may be reviewed under antitrust statutes or foreign direct investment regimes of other governmental authorities, including U.S. state laws. In deciding whether to grant the required regulatory approval, consent, or clearance, the relevant governmental entities may consider, among other factors, the effect of the Transaction on competition within their relevant jurisdiction.
The terms and conditions of the approvals, consents, and clearances that are granted may impose requirements, limitations, or costs or place restrictions on the conduct of Weatherford’s business following the completion of the Transaction. Under the Merger Agreement, Weatherford and NCS have agreed to use their reasonable best efforts to obtain such approvals, consents, and clearances and therefore may be required to comply with conditions, terms, obligations, or restrictions imposed by governmental authorities. There can be no assurance that such conditions, terms, obligations, or restrictions will not have the effect of delaying completion of the Transaction or imposing additional material costs on or materially limiting the revenues of Weatherford following the completion of the Transaction. In addition, neither Weatherford nor NCS can provide assurance that any such conditions, terms, obligations, or restrictions will not result in the delay or abandonment of the Transaction. For additional information regarding conditions to the completion of the Transaction, please see the sections titled “The Transaction — Regulatory Clearances and Approvals Required for the Transaction” and “The Merger Agreement — Conditions to the Transaction.”
NCS’s directors and executive officers may have interests in the Transaction that may be different from, or in addition to, the interests of NCS stockholders more generally.
NCS stockholders should be aware that directors and executive officers of NCS may have certain interests in the Transaction that may be different from, or in addition to, the interests of NCS stockholders generally. The NCS Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the completion of the Transaction, and in recommending that NCS stockholders adopt the Merger Agreement. These interests include, among others, the treatment of outstanding NCS equity awards in connection with certain potential severance payments in connection with the Transaction and a qualifying termination of employment upon or following the closing of the Transaction. For additional information regarding the interests of NCS’s directors and executive officers in the Transaction, please see the section titled “The Transaction — Interests of NCS’s Directors and Executive Officers in the Transaction.”
Weatherford is not aware of any material interest, direct or indirect, by security holdings or otherwise, of any affiliate of Weatherford in the Transaction, except potentially for interests arising from ownership of NCS Common Stock, which interests (if applicable) are shared on a pro rata basis with other holders of NCS Common Stock.
The Merger Agreement subjects NCS to restrictions on its business activities.
The Merger Agreement subjects NCS to restrictions on its business activities and obligates NCS to, among other things, conduct its business in the ordinary course of business consistent in all material respects with past practice and to use reasonable best efforts to preserve intact its business organization, preserve its assets, rights, and properties in good repair and condition, keep available the services of its current officers, employees, and consultants, and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with it. These restrictions could have an adverse effect on NCS’s results of operations, cash flows, and financial position.

The business relationships of Weatherford and NCS and their respective subsidiaries may be subject to disruption due to uncertainty associated with the Transaction, which could have an adverse effect on the results of operations, cash flows, and financial position of Weatherford, NCS, and, following the completion of the Transaction, Weatherford.
Parties with which Weatherford and NCS, or their respective subsidiaries, do business may be uncertain as to the effects the Transaction may have on them, including with respect to current or future business relationships with Weatherford, NCS, or their respective subsidiaries. These relationships may be subject to disruption as customers, suppliers, and other persons with whom Weatherford and NCS have a business relationship may delay or defer certain business decisions or might decide to terminate, change, or renegotiate their relationships with Weatherford or NCS, as applicable, or consider entering into business relationships with parties other than Weatherford, NCS, or their respective subsidiaries. These disruptions could have an adverse effect on the results of operations, cash flows, and financial position of Weatherford or NCS, including an adverse effect on Weatherford’s ability to realize the expected synergies and other benefits of the Transaction. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the Transaction or termination of the Merger Agreement.
The Merger Agreement limits NCS’s ability to pursue alternatives to the Transaction and may discourage other companies from trying to acquire NCS.
The Merger Agreement contains provisions that make it more difficult for NCS to sell its business to a party other than Weatherford. These provisions include a general prohibition on NCS soliciting any acquisition proposal or offer for a competing transaction. However, prior to NCS’s receipt of the Specified Stockholder Written Consent, the Merger Agreement permitted NCS to engage with a third party that made an unsolicited acquisition proposal that the NCS Board determined in good faith, after consultation with its outside legal counsel and financial advisors, constituted or could reasonably be expected to result in a superior proposal. The NCS Board was also permitted to effect an adverse recommendation change or to terminate the Merger Agreement to enter into a definitive agreement providing for a superior proposal, in each case, prior to NCS’s receipt of the Specified Stockholder Written Consent. NCS did not receive any unsolicited acquisition proposals prior to NCS’s receipt of the Specified Stockholder Written Consent. In addition, if the Merger Agreement were terminated under certain circumstances, including NCS entering into a definitive agreement with respect to a superior proposal or an adverse recommendation change prior to NCS’s receipt of the Specified Stockholder Written Consent or a willful and material breach of NCS’s non-solicitation obligations under the Merger Agreement, NCS would have been required to pay (or cause to be paid to) Weatherford, or the appropriate subsidiary of Weatherford, a termination fee of $5.5 million. NCS did not receive any acquisition proposals prior to NCS’s receipt of the Specified Stockholder Written Consent on May 31, 2026.
It is possible that these provisions or the other provisions of the Merger Agreement could have discouraged a potential acquiror that might have had an interest in acquiring all or a significant part of NCS from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration Weatherford proposes to pay in the Transaction. Alternatively, it might have resulted in a potential competing acquiror proposing to pay a lower per share price to acquire NCS than it might otherwise have proposed to pay because of the termination fee that may have become payable to Weatherford, or the appropriate subsidiary of Weatherford, in certain circumstances described in the section titled “The Merger Agreement — Termination Fee and Expenses.”
Failure to complete the Transaction could negatively affect the stock price and the future business and financial results of NCS.
If the Transaction is not completed for any reason, the ongoing business of NCS may be adversely affected and, without realizing any of the benefits of having completed the Transaction, NCS could be subject to a number of negative consequences, including the following:
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NCS may experience negative reactions from the financial markets, including negative impacts on its stock price;

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NCS may experience negative reactions from its customers and suppliers;

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NCS may experience negative reactions from its employees and may not be able to retain key management personnel and other key employees;

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the Merger Agreement places certain restrictions on the conduct of NCS’s business prior to completion of the Transaction, the waiver of which is subject to the consent of Weatherford (not to be unreasonably withheld, conditioned, or delayed), which may prevent NCS from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Transaction that may be beneficial to NCS (for additional information regarding the restrictive covenants applicable to NCS, please see the section titled “The Merger Agreement — Conduct of Businesses of NCS and Weatherford Prior to Completion of the Transaction”); and

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matters relating to the Transaction (including integration planning) will require substantial commitments of time and resources by NCS management, which could otherwise be devoted to day-to-day operations and other opportunities that may be beneficial to NCS as an independent company.

In addition, NCS could be subject to litigation related to any failure to complete the Transaction or related to any enforcement proceeding commenced against NCS to perform its obligations under the Merger Agreement. If the Transaction is not completed, any of these risks may materialize and may adversely affect NCS’s businesses, financial condition, financial results and stock price.
The financial analyses, estimates and projections considered by the NCS Board and its financial advisor may not be realized, which may adversely affect the market price of Weatherford’s Ordinary Shares following the completion of the Transaction.
In connection with the NCS Board’s evaluation of the Transaction, NCS’s management prepared and provided to the NCS Board certain unaudited financial projections regarding NCS’s anticipated future operations as a standalone company without giving effect to the Transaction and as if the Transaction had not been contemplated by NCS. NCS management also provided such unaudited financial projections to Piper Sandler and approved the projections for Piper Sandler’s use and reliance in connection with its financial analyses and opinion. For further information, please see the section titled “The Transaction —  Certain Unaudited Financial Projections Utilized by the NCS Board of Directors and NCS’s Financial Advisor.”
The unaudited financial projections regarding NCS were prepared by, or directed by, the management of NCS. Such unaudited financial projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and are also subject to significant economic, competitive, industry, and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of NCS. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than estimated. Moreover, as such unaudited financial projections cover multiple years, such information by its nature becomes less predictive with each successive year. The failure of the prospective results to be realized or any deviation of actual results may adversely affect the financial position of Weatherford and, therefore, the market price of Weatherford’s ordinary shares following completion of the Transaction.
Completion of the Transaction may trigger change in control provisions in certain agreements to which NCS is a party.
The completion of the Transaction may trigger change in control provisions in certain agreements to which NCS is a party. If NCS and Weatherford are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if NCS and Weatherford are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to NCS or Weatherford.

Lawsuits may in the future be filed against NCS, NCS’s directors, Weatherford, and/or Merger Sub challenging the Transaction, and an adverse ruling in any such lawsuit may prevent the completion of the Transaction or the completion of the Transaction within the expected timeframe and/or result in substantial costs to Weatherford and NCS.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, transaction, or other business combination agreements like the Merger Agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Weatherford’s and NCS’s respective liquidity and financial condition.
Further, one of the conditions to the completion of the Transaction is that no injunction or law by any governmental entity of competent jurisdiction will be in effect that has the effect of restraining, enjoining, or otherwise prohibiting the completion of the Transaction. As such, if an injunction prohibiting the completion of the Transaction is obtained, that injunction may prevent the Transaction from becoming effective or from becoming effective within the expected timeframe.
After the Transaction, NCS stockholders will have a significantly lower ownership and voting interest in Weatherford than they currently have in NCS and will exercise less influence over management.
Based on (i) the number of Weatherford Ordinary Shares and NCS Common Stock outstanding on May 28, 2026; (ii) the estimated maximum number of shares of NCS Common Stock that are expected to be issued and outstanding as of immediately prior to the closing of the Transaction; and (iii) the share price of Weatherford Ordinary Shares as of the close of trading on May 29, 2026, upon completion of the Transaction and based on the Share Consideration Exchange Ratio (assuming all Share Elections other than the Irrevocable Mixed Election made by the Specified Stockholder), it is expected that former NCS stockholders will own approximately 1.42% and the current Weatherford shareholders will own approximately 98.58% of the outstanding Weatherford Ordinary Shares. Consequently, former NCS stockholders will have less influence over the management and policies of Weatherford than they currently have over the management and policies of NCS.
Risks Relating to Weatherford Following Completion of the Transaction
Failure to realize the benefits expected from the Transaction could adversely affect the value of Weatherford Ordinary Shares.
Although Weatherford expects significant benefits to result from the Transaction, there can be no assurance that Weatherford will actually realize any of them, or realize them within the anticipated timeframe. Achieving these benefits will depend, in part, on Weatherford’s ability to integrate NCS’s business successfully and efficiently. The challenges involved with the Transaction, which will be complex and time consuming, include the following:
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preserving customer and other important relationships of NCS and attracting new business and operational relationships;

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integrating financial forecasting and controls, procedures, and reporting cycles;

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consolidating and integrating corporate, information technology, finance, and administrative infrastructures;

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coordinating sales and marketing efforts to effectively position Weatherford’s capabilities; and

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integrating employees and related human resources systems and benefits, maintaining employee morale and retaining key employees.

If these issues and the other challenges inherent in integrating an acquired business are not successfully managed, then Weatherford may not achieve the anticipated benefits of the Transaction on Weatherford’s anticipated timeframe or at all, and Weatherford’s revenue, expenses, operating results, financial condition and stock price could be materially adversely affected. The successful completion of the Transaction will require significant management attention both before and after the Transaction, and may divert the attention of management from Weatherford’s business and operational issues.
The Weatherford Ordinary Shares have rights different from the shares of NCS Common Stock.
As a result of the Transaction, NCS stockholders will no longer be stockholders of NCS. Former NCS stockholders who receive Merger Consideration in the Transaction will become Weatherford shareholders, and their rights as stockholders will be governed by the terms of Weatherford’s governing corporate documents in effect as of the Effective Time. For additional information regarding the differences between the rights associated with NCS Common Stock and Weatherford Ordinary Shares, please see the section titled “Comparison of Rights of Holders of NCS Common Stock and Weatherford Ordinary Shares.”
Weatherford and NCS will incur direct and indirect costs as a result of the Transaction.
Weatherford and NCS will incur substantial expenses in connection with and as a result of completing the Transaction. Following completion of the Transaction, Weatherford expects to incur additional expenses in connection with the integration of NCS’s business. Weatherford may incur additional costs or suffer loss of business under third-party contracts that are terminated or that contain change in control or other provisions that may be triggered by the completion of the Transaction, and/or losses of, or decreases in orders by, customers, and may also incur costs to maintain employee morale and to retain certain key management personnel and employees. Weatherford and NCS will also incur transaction fees and costs related to formulating integration plans, and the execution of these plans may lead to additional unanticipated costs and time delays. Even though these incremental transaction-related costs are one-time costs, these transaction-related costs may exceed the cost synergies Weatherford expects to achieve, particularly in the near term. Factors beyond Weatherford’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. See “Failure to realize the benefits expected from the Transaction could adversely affect the value of Weatherford Ordinary Shares” for additional integration risks.
Uncertainties associated with the Transaction may cause a loss of management personnel and other key employees of Weatherford or NCS, which could adversely affect the future business and operations of Weatherford following the Transaction.
Weatherford and NCS are dependent on the experience and industry knowledge of their officers and other key employees to execute their respective business plans. Both Weatherford and NCS must continue to retain, motivate, and recruit officers and other key employees during the period prior to the completion of the Transaction. Moreover, Weatherford’s success after the Transaction will depend in part upon its ability to retain key management personnel, and other key employees of Weatherford and NCS. Experienced employees in the industries in which Weatherford and NCS operate are in high demand and competition for their talents can be intense. Current and prospective employees of Weatherford and NCS may be uncertain about their future roles with Weatherford following the Transaction, which may materially adversely affect the ability of each of Weatherford and NCS to attract and retain key personnel during the pendency of the Transaction. Accordingly, there can be no assurance that Weatherford will be able to retain key management personnel, and other key employees of Weatherford and NCS. A failure by Weatherford or NCS to attract, retain, and motivate officers and other key employees during the period prior to or after the completion of the Transaction could have a negative impact on the business of Weatherford or NCS. Furthermore, if key employees of Weatherford or NCS depart or are at risk of departing due to issues including the uncertainty and difficulty of integration or financial security, or if key employees of NCS depart due to a desire not to become employees of Weatherford, Weatherford may incur significant costs to retain such individuals or to identify, hire, and retain replacements for departing employees and may lose significant expertise and talent relating to the business of Weatherford and/or NCS, and Weatherford’s ability to realize the anticipated benefits of the Transaction may be adversely affected.
The market price of Weatherford Ordinary Shares after the Transaction is completed may be affected by factors different from those affecting shares of NCS Common Stock before the Transaction is completed.
Upon completion of the Transaction, certain holders of NCS Common Stock will become holders of Weatherford Ordinary Shares. Weatherford’s business differs in certain respects from that of NCS, and accordingly, the market price of Weatherford Ordinary Shares after the completion of the Transaction may be affected by factors different from those currently affecting the independent results of operations of each of Weatherford and NCS. As a result, the market price of Weatherford Ordinary Shares may fluctuate significantly following completion of the Transaction and holders of NCS Common Stock could lose the value of their investment in Weatherford Ordinary Shares. For additional information regarding the businesses of Weatherford and NCS and of some important factors to consider in connection with those businesses, please see the documents incorporated by reference into this information statement/prospectus and the section titled “Where You Can Find More Information.” In addition, if former NCS stockholders sell substantial amounts of Weatherford Ordinary Shares in the public market following completion of the Transaction, this could decrease the market price of Weatherford Ordinary Shares.
Risks Related to Weatherford’s Proposed Redomestication
Weatherford’s proposed Redomestication may be completed before or after the Transaction or may be abandoned by Weatherford at any time, and the timing and completion of the Redomestication could affect the securities you receive, the rights associated with those securities, and Weatherford’s governance framework.
On July 13, 2026, Weatherford filed with the SEC a definitive proxy statement relating to its proposed redomestication (referred to as the Redomestication Proxy Statement) pursuant to which it was announced that Weatherford, currently a public limited company incorporated under the laws of Ireland, has proposed to redomesticate from Ireland to the State of Delaware (referred to as the Redomestication). Upon completion of the Redomestication, the ultimate parent company of the Weatherford group of companies would become Weatherford International Corp, a Delaware corporation (referred to as WIC) governed by the DGCL.
NCS stockholders are encouraged to read the Redomestication Proxy Statement and any other relevant documents filed with the SEC carefully and in their entirety as they become available because they contain, or will contain, important information about the proposed Redomestication, including the reasons for the Redomestication, the risks associated therewith, and the rights associated with owning shares of WIC. See “Where You Can Find More Information” for instructions on how to obtain a copy of the Redomestication Proxy Statement.
The completion of the Transaction is not conditioned upon the completion of the Redomestication, and the completion of the Redomestication is not conditioned upon the completion of the Transaction. Accordingly, the Redomestication may be completed before the Transaction, after the Transaction, or not at all. There can be no assurances whether the Redomestication will be completed before or after the closing of the Transaction, or at all, and the Redomestication may be abandoned by Weatherford at any time, and the timing of the Redomestication depends on a number of factors, including regulatory, Weatherford shareholder, and Irish High Court approval.
If the Redomestication is completed before the closing of the Transaction, WIC would (i) be deemed by operation of law to be the successor issuer to Weatherford pursuant to Exchange Act Rule 12g-3 and would succeed to Weatherford’s reporting obligations, Exchange Act file number, and Nasdaq listing, and (ii) adopt this Registration Statement pursuant to Securities Act Rule 414. In that event, WIC will be the issuer of the shares to be delivered as Merger Consideration. The shares of WIC common stock that NCS stockholders would receive would differ in certain respects from the Weatherford Ordinary Shares described in this information statement/prospectus, including with respect to the rights and privileges associated with those shares, the jurisdiction of organization governing those rights, and the governing documents under which those rights arise. In particular, NCS stockholders who receive shares of WIC would hold securities governed by the DGCL and WIC’s certificate of incorporation and bylaws, rather than Irish law and the Weatherford Articles. This change in governing law will or may result in differences in, among other things, voting rights, dividend and distribution rights, pre-emptive rights, director election and removal procedures, shareholder meeting and written consent mechanics, shareholder proposal rights, appraisal or dissenters’ rights, takeover protections, and the fiduciary duties owed by directors. These differences could be material to NCS stockholders as compared to Irish law, but there are not expected to be any key material differences in the aggregate between WIC’s anticipated certificate of incorporation and bylaws and NCS’s current certificate of incorporation and bylaws, both of which will be governed by Delaware law including the DGCL.

If the Redomestication is completed before the closing of the Transaction, certain corporate-law mechanics applicable to Weatherford’s share capital will also change. As an Irish public limited company, Weatherford’s directors currently require shareholder-approved authority to allot shares and, separately, disapplication of statutory pre-emptive rights before issuing shares for cash or otherwise. Under the DGCL, WIC’s board of directors would generally be authorized to issue shares up to the number of authorized shares set forth in WIC’s certificate of incorporation without further shareholder approval, subject to applicable Nasdaq rules, and statutory pre-emptive rights would not apply unless expressly provided in WIC’s certificate of incorporation. As a result, the issuance mechanics for the Merger Consideration could differ depending on whether the Redomestication has been completed before the closing of the Transaction.
If the Redomestication is not completed before the closing of the Transaction, Weatherford will remain an Irish public limited company, and the Merger Consideration will consist of Weatherford Ordinary Shares as described in this information statement/prospectus.
For a discussion of additional risks regarding the Redomestication, please see the section titled “Risk Factors” in the Redomestication Proxy Statement. You are urged to read the Redomestication Proxy Statement and any other relevant documents that have been or may be filed with the SEC, as well as any amendments or supplements to these documents, carefully and in their entirety, if and when they become available, because they contain or will contain important information about Weatherford and the proposed Redomestication and related matters.
Other Risks of Weatherford and NCS
Weatherford’s and NCS’s businesses are, and will be, subject to the risks described above. In addition, Weatherford and NCS are, and will continue to be, subject to the risks described in Weatherford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and NCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this information statement/prospectus. The risks described above and in those filings represent all presently known material risks with respect to Weatherford’s and NCS’s businesses.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This information statement/prospectus and the documents incorporated by reference into this information statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this information statement/prospectus that are not limited to historical facts but reflect Weatherford’s and NCS’s current beliefs, expectations, or intentions regarding future events, refer to Weatherford’s and NCS’s estimated or anticipated future results, including estimated synergies, or other non-historical facts, are forward-looking statements that reflect Weatherford’s and NCS’s, as applicable, current perspective of existing trends and information as of the date of this information statement/prospectus. These forward-looking statements include but are not limited to statements that relate to the expected future business and financial performance, the anticipated benefits of the Transaction, the anticipated impact of the Transaction on the combined business, the expected amount and timing of the synergies from the Transaction and the anticipated closing date of the Transaction. These forward-looking statements are identified by words such as “aim,” “anticipate,” “believe,” “budget,” “could,” “estimate,” “expect,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strategy,” “will,” “will be,” “will continue,” “will likely result,” “would,” and similar words or phrases. These forward-looking statements are based on current expectations and beliefs of management and current market trends and conditions.
These forward-looking statements involve risks and uncertainties that are outside Weatherford’s and NCS’s control and may cause actual results to differ materially from those contained in forward-looking statements. These risks and uncertainties include, among others, those set forth under “Risk Factors,” as well as risks and uncertainties relating to:
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the risk that the Transaction may not be completed in a timely manner or at all;

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the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

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the satisfaction of the conditions precedent to completion of the Transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner;

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unexpected costs, charges, or expenses resulting from the Transaction;

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the effect of the Transaction on the ability to maintain relationships with customers, suppliers, and other business partners or operating results and business;

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the ability to implement plans, achieve forecasts and meet other expectations with respect to the business after the completion of the Transaction and realize expected synergies;

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business disruption following the Transaction;

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difficulties in retaining and hiring key personnel and employees due to the Transaction;

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the diversion of management time on transaction-related issues;

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the outcome of any legal proceedings related to the Transaction;

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the ability of Weatherford to successfully integrate NCS’s operations;

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cyber-attacks, information security and data privacy;

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global political and economic conditions, including rising interest rates, the impact of inflation and challenges in the global supply chain;

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events and trends on a national, regional, and global scale, including the demand for the services provided by NCS and Weatherford due to levels of employment and economic activity, and those of a political, economic, business, competitive, and regulatory nature; and

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the timing and impact of the Redomestication, including, but not limited to, the timing of the completion of the Redomestication in relation to the timing of the closing of the Transaction and its resulting impact.

Weatherford and NCS caution that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in Weatherford’s and NCS’s most recently filed Annual

Reports on Form 10-K (as updated by subsequent Quarterly Reports on Form 10-Q), Current Reports on Form 8-K, and other SEC filings, as such filings may be amended from time to time. All of the forward-looking statements made by Weatherford or NCS contained or incorporated by reference in this information statement/prospectus and all subsequent written and oral forward-looking statements concerning Weatherford, NCS, the Transaction or other matters attributable to Weatherford or NCS or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statement above.
Readers are cautioned not to place undue reliance on forward-looking statements contained in this information statement/prospectus, which speak only as of the date such statements were made. Neither Weatherford nor NCS undertakes any obligation to update or revise any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by applicable law.

INFORMATION ABOUT NCS
NCS Multistage Holdings, Inc., a Delaware corporation (referred to as NCS), is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completion, and field development strategies. NCS provides its products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East, and Argentina. NCS provides its products and services to various customers, including large independent oil and natural gas companies and major oil companies. NCS Common Stock trades on the Nasdaq Capital Market under the symbol “NCSM.” The corporate headquarters of NCS are located at 19350 State Highway 249, Suite 600, Houston, Texas 77070, and its telephone number is (281) 453-2222.
Additional information about NCS is included in the NCS documents incorporated by reference into this information statement/prospectus. Please refer to the section titled “Where You Can Find More Information.”

INFORMATION ABOUT WEATHERFORD AND MERGER SUB
Weatherford International plc
Weatherford International plc, a public limited company incorporated under the laws of Ireland (referred to as Weatherford), is the ultimate parent of the Weatherford group of companies. Weatherford is a leading global energy services company providing equipment and services used in the drilling, evaluation, well construction, completion, production, intervention, and responsible abandonment of wells in the oil and natural gas exploration and production industry as well as new energy platforms. Weatherford conducts business in approximately 75 countries, answering the challenges of the energy industry with 295 operating locations including manufacturing, research and development, service, and training facilities. Weatherford Ordinary Shares trade on the Nasdaq Global Select Market under the symbol “WFRD.” The registered office of Weatherford is located at 70 Sir John Rogerson’s Quay, Dublin 2, D02 R296, Ireland. The principal executive offices of Weatherford are located at 2000 St. James Place, Houston, Texas 77056, and its telephone number is (713) 836-4000.
Additional information about Weatherford is included in the Weatherford documents incorporated by reference into this information statement/prospectus. Please refer to the section titled “Where You Can Find More Information.”
On July 13, 2026, Weatherford filed with the SEC a definitive proxy statement relating to the proposed redomestication (referred to as the Redomestication Proxy Statement) pursuant to which Weatherford has proposed to redomesticate from Ireland to the State of Delaware (referred to as the Redomestication). Upon completion of the Redomestication, the ultimate parent company of the Weatherford group of companies would become Weatherford International Corp, a Delaware corporation (referred to as WIC) governed by the DGCL. NCS stockholders are encouraged to read the Redomestication Proxy Statement and any other relevant documents filed with the SEC carefully and in their entirety with respect to the Redomestication when they become available because they contain, or will contain, important information about the proposed Redomestication, including the reasons for the Redomestication, the risks associated therewith, and the rights associated with owning shares of WIC. See “Where You Can Find More Information” for instructions on how to obtain a copy of the Redomestication Proxy Statement. There can be no assurances whether the Redomestication will be completed before or after the closing of the Transaction, or at all, and the Redomestication may be abandoned by Weatherford at any time, and the timing of the Redomestication depends on a number of factors, including regulatory, Weatherford shareholder, and Irish High Court approval. For additional information, see “Questions and Answers — What happens if the Redomestication is completed before the closing of the Transaction?”
Trinity Bell Sub, Inc.
Trinity Bell Sub, Inc., a Delaware corporation (referred to as Merger Sub), is a wholly owned subsidiary of Weatherford. Merger Sub was formed by Weatherford solely in contemplation of the Transaction, has not conducted any business and has no assets, liabilities, or obligations of any nature other than as set forth in the Merger Agreement. The principal executive offices of Merger Sub are located at c/o Weatherford International plc, 2000 St. James Place, Houston, Texas 77056, and its telephone number is (713) 836-4000.
Merger Sub was formed as, and initially will be, a direct, wholly owned subsidiary of WIC. If the Redomestication is completed before the closing of the Transaction, WIC will be the ultimate parent company of the Weatherford group of companies and Merger Sub will remain a direct, wholly owned subsidiary of WIC until the closing of the Transaction. Alternatively, if the closing of the Transaction is completed before the completion of the Redomestication then, immediately prior to the closing of the Transaction, Weatherford will conduct an internal reorganization to cause Merger Sub to be a subsidiary of Weatherford that is wholly owned by Weatherford indirectly solely through one or more subsidiaries that are classified as disregarded entities for U.S. federal income tax purposes, rather than directly by WIC. For a discussion of certain risks regarding the Redomestication, please see the section titled “Risk Factors — Weatherford’s proposed Redomestication may be completed before or after the Transaction, and the timing and completion of the Redomestication could affect the securities you receive, the rights associated with those securities, and Weatherford’s governance framework.”

THE TRANSACTION
This section of the information statement/prospectus describes the material aspects of the Transaction. This section may not contain all of the information that is important to you. You should carefully read this entire information statement/prospectus and the documents incorporated by reference into this information statement/prospectus, including the full text of the Merger Agreement, a copy of which is attached to this information statement/prospectus as Annex A, for a more complete understanding of the Transaction. In addition, important information about each of Weatherford and NCS is included in or incorporated by reference into this information statement/prospectus. For additional information regarding the location of information incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information.”
Effects of the Transaction
Weatherford, Merger Sub, and NCS have entered into the Merger Agreement, pursuant to which Weatherford will acquire NCS with NCS becoming a wholly owned subsidiary of Weatherford. Upon satisfaction or waiver of the closing conditions set forth in the Merger Agreement, Merger Sub will merge with and into NCS (referred to as the Transaction). NCS will be the surviving corporation of the merger with Merger Sub and become a wholly owned subsidiary of Weatherford, and NCS will cease to be an independent publicly traded company.
Merger Consideration
Upon completion of the Transaction, each issued and outstanding share of NCS Common Stock (other than excluded shares) will automatically be cancelled and converted into the right to receive, at the election of the stockholder: (i) a number of Weatherford Ordinary Shares equal to the Share Consideration Exchange Ratio (0.5537), referred to as the Share Consideration; or (ii) a combination of (A) an amount in cash equal to the product of the Mixed Consideration Cash Exchange Ratio (0.1371) and the Parent Closing Price, and (B) a number of Weatherford Ordinary Shares equal to the Mixed Consideration Exchange Ratio (0.2392), the combination of (A) and (B) together referred to as the Mixed Consideration. No fractional Weatherford Ordinary Shares will be issued in the Transaction, and holders of NCS Common Stock will instead receive cash in lieu of fractional Weatherford Ordinary Shares.
Weatherford will issue Weatherford Ordinary Shares to NCS stockholders as consideration pursuant to the Merger Agreement. The number of shares issued will depend on stockholder elections and the application of the proration mechanism. Based on the Share Consideration Exchange Ratio of 0.5537 and assuming all stockholders make Share Elections, Weatherford would issue up to approximately 1,498,320 Weatherford Ordinary Shares to NCS stockholders. Based on (i) the number of Weatherford Ordinary Shares and NCS Common Stock outstanding on May 28, 2026; (ii) the estimated maximum number of shares of NCS Common Stock that are expected to be issued and outstanding as of immediately prior to the closing of the Transaction; and (iii) the share price of Weatherford Ordinary Shares as of the close of trading on May 29, 2026, upon completion of the Transaction and based on the Share Consideration Exchange Ratio (assuming all Share Elections other than the Irrevocable Mixed Election made by the Specified Stockholder), it is expected that former NCS stockholders will own approximately 1.42% and the current Weatherford shareholders will own approximately 98.58% of the outstanding Weatherford Ordinary Shares.
Based on the share price of Weatherford Ordinary Shares as of the close of trading on May 29, 2026 (the last full trading day before the public announcement of the Transaction), the terms of the Transaction represent (i) an implied value per share of NCS Common Stock of $57.39 assuming all Share Elections, and (ii) an implied value per share of NCS Common Stock of $47.34 assuming a maximum number of permitted Mixed Elections. Such implied values represented a premium of (i) approximately 35.42% and 11.71%, respectively, to the closing price per share of NCS Common Stock on May 29, 2026 (the last full trading day before the public announcement of the Transaction) of $42.38, and (ii) approximately 1.65% and -16.14%, respectively, to the volume weighted average price per share of NCS Common Stock on the Nasdaq Capital Market for the 30 trading days up to, and including, May 29, 2026 of $56.45. The implied value of the Merger Consideration will fluctuate as the market price of Weatherford Ordinary Shares fluctuates. This is the case because the Share Consideration and the stock portion of the Mixed Consideration are payable in a fixed number of Weatherford Ordinary Shares per share of NCS Common Stock, and the Cash

Consideration is payable based on the value of a fixed number of Weatherford Ordinary Shares per share of NCS Common Stock. The amount of Cash Consideration payable is based on the Parent Closing Price, which will be the closing price per Weatherford Ordinary Share on the Nasdaq Global Select Market on the last complete trading day immediately preceding the closing date of the Transaction. As a result, the value of the Merger Consideration that NCS stockholders will receive upon completion of the Transaction could be greater than, less than, or the same as the value of the Merger Consideration on the date of this information statement/prospectus. Weatherford Ordinary Shares trade on the Nasdaq Global Select Market under the symbol “WFRD” and NCS Common Stock trades on the Nasdaq Capital Market under the symbol “NCSM.”
If the Redomestication is completed before the closing of the Transaction, upon the completion of the Redomestication, Weatherford will cause the Novation to occur. From and after the Novation, Weatherford will be fully and unconditionally released from the Merger Agreement and WIC will be fully obligated under the Merger Agreement as if WIC were the original “Parent” entity party to the Merger Agreement. NCS and any other person will only look to WIC as the “Parent” entity under the Merger Agreement. As a result, notwithstanding the description above, if the Novation occurs prior to the closing of the Transaction, WIC will be the issuer of the Merger Consideration and NCS stockholders will receive shares of WIC common stock rather than Weatherford Ordinary Shares.
Background of the Transaction
Each of Weatherford’s and NCS’s board of directors and senior management team regularly reviews their respective company’s performance, future growth prospects and overall strategic direction, and considers potential opportunities to strengthen their respective businesses and enhance their respective stockholder value. These respective reviews have included consideration of whether the continued execution of each company’s strategy or possible strategic opportunities, joint ventures or combinations with third parties offer the best avenue to maximize stockholder value.
In late 2023, the chief executive officer of a publicly traded oilfield services company (“Company A”) mentioned to a member of the NCS Board that Company A would be interested in informal discussions regarding a potential merger. After executing a mutual confidentiality agreement (which did not include a so-called “don’t ask, don’t waive” provision) and engaging in various discussions, Company A sent a letter to the NCS Board in April 2024 proposing to acquire NCS in an at-market, all-stock transaction. On April 23, 2024, NCS formally engaged Piper Sandler to assist the NCS Board in assessing the proposal by Company A to acquire NCS and potential other strategic alternatives available to NCS. Piper Sandler was engaged based on its qualifications, reputation, experience and familiarity with NCS and the industry in which NCS operates. At the direction of the NCS Board, NCS’s chief executive officer, Ryan Hummer, continued to engage with Company A in an effort to negotiate a transaction price at a premium that would likely be acceptable to the NCS Board. The NCS Board also instructed Piper Sandler to commence outreach to other potential counterparties that might be interested in a transaction with NCS.
By mid-May 2024, Company A and NCS had established a broad economic framework for a potential transaction at a to-be-agreed premium to NCS’s 60-day volume-weighted average price (“VWAP”). Company A and NCS engaged in due diligence discussions, and Company A’s outside legal counsel sent a draft merger agreement to NCS in late May 2024. During this time, representatives of NCS’s outside counsel, Baker Botts L.L.P. (“Baker Botts”), met with the NCS Board to advise them of their fiduciary duties in connection with any potential transaction. As discussions between Company A and NCS continued, the relative share trading prices and the resulting likelihood that Company A would need to seek a stockholder vote in connection with a potential acquisition of NCS led the parties to cease discussions about a potential transaction by early June 2024.
In mid-June 2024, after executing a mutual confidentiality agreement (which did not include a so-called “don’t ask, don’t waive” provision) and exchanging initial due diligence information, the chief executive officer of a publicly traded oilfield services company (“Company B”) sent a letter to the NCS Board expressing interest in acquiring NCS at a price of $20.41 per share for either all stock, all cash or a mix of cash and stock, which represented an approximately 15% premium to NCS’s 15-day VWAP. During this period and the months that followed, Piper Sandler engaged with several other potential counterparties about a potential transaction, NCS executed confidentiality agreements (which did not include a so-called “don’t ask, don’t waive” provision) with 12 potential counterparties and NCS management kept the NCS Board apprised of the status of the preliminary discussions with various counterparties.
Following evaluation of the options available and further discussions with Company B, in early September 2024, NCS sent a draft merger agreement to Company B. In October 2024, Company B submitted a revised offer to acquire NCS at a 10% premium to its 15-day VWAP for a mix of cash and stock and provided initial comments to the draft merger agreement. During this time, NCS management and its advisors engaged in commercial and legal negotiations with Company B and its advisors with respect to a potential transaction. Later in October 2024, Company B submitted a revised offer to acquire NCS at a value of $22.00 per share. The NCS Board held regular meetings to evaluate the progress of negotiations with NCS senior management and its advisors. Mr. Hummer also kept a representative of Advent unaffiliated with the NCS Board (the “representative of Advent”) apprised of developments, as NCS anticipated any potential counterparty would expect NCS to seek Advent’s written consent in connection with any sale transaction. In mid-December 2024, after performing a due diligence review and some negotiation of the merger agreement, Company B indicated that it was no longer interested in an acquisition of NCS given the relative share trading of the companies and other competing priorities of Company B.
On June 19, 2025, Weatherford’s chief executive officer, Girish Saligram, met with Mr. Hummer to discuss Weatherford’s interest in making an offer to acquire NCS. Following that discussion, Weatherford and NCS signed a mutual confidentiality agreement (which did not include a so-called “don’t ask, don’t waive” provision) on July 1, 2025.
In August 2025, Weatherford engaged King & Spalding LLP (“King & Spalding”) to serve as its legal advisor in connection with assessing a potential transaction with NCS. King & Spalding was engaged based on its qualifications, reputation, experience and familiarity with Weatherford and the industry in which Weatherford operates.
Subsequently, the chief executive officer of Company B again contacted Piper Sandler in August 2025 and indicated that Company B would be interested in reengaging with respect to a potential acquisition of NCS. In September 2025, Company B submitted an offer to acquire NCS at $32.00 per share, which was below NCS’s trading price at the time. Given the proposed valuation and certain other unattractive conditions contained in the offer, NCS did not further pursue a transaction with Company B at that time.
In September 2025, representatives of Weatherford had discussions with Piper Sandler regarding a potential offer to acquire NCS. On September 12, 2025, Weatherford sent a letter to the NCS Board expressing interest in acquiring NCS in either an all-stock transaction or alternatively exploring a combination of cash and stock, in each case, for $38.75 per share, which implied a 5% premium to NCS’s 60-day VWAP. Later that day, the trading price of NCS’s common stock closed at $48.23 per share. Representatives of Piper Sandler conveyed to representatives of Weatherford that the proposed valuation was below current trading prices and unlikely to be acceptable to the NCS Board. On November 12, 2025, Messrs. Hummer and Saligram held a virtual meeting in which Mr. Saligram reiterated that Weatherford was interested in a transaction with NCS. After discussing Weatherford’s proposal with the NCS Board and representatives of Piper Sandler, Mr. Hummer conveyed to Mr. Saligram that the economics of Weatherford’s proposal were not compelling and indicated NCS would not pursue a transaction at the proposed valuation.
On September 5, 2025, a representative of a privately owned company (“Company C”) discussed with an employee of NCS a potential interest in exploring a transaction with NCS. Mr. Hummer followed up with the principals of Company C via email in the following days and was contacted by Company C’s financial advisor in early October 2025. On October 16, 2025, Mr. Hummer had lunch with the principals of Company C and Company C’s financial advisor. Following this lunch, Company C executed a confidentiality agreement (which did not include a so-called “don’t ask, don’t waive” provision) with NCS and continued discussions regarding a potential transaction.
On November 21, 2025, senior management of NCS gave a management presentation to the principals of Company C and their financial advisor. Following this meeting, representatives of Company C’s financial advisor indicated that Company C was preparing a proposal to acquire NCS. They also inquired about engaging directly with Advent with respect to Advent’s majority ownership interest in NCS. After discussion with the representative of Advent, NCS management relayed to Company C that all communications with respect to a potential transaction should be made directly with NCS. Following the management presentation, Company C’s financial advisor continued to express Company C’s interest in a transaction and noted an offer would be coming.
On January 27, 2026, Company C sent a letter to the chairman of the NCS Board, Michael McShane, and Mr. Hummer expressing interest in acquiring NCS in a cash transaction for $39.75 per share. NCS senior management kept the NCS Board regularly updated regarding the discussions with Company C. On February 11, 2026, representatives of Piper Sandler and senior executives of NCS held a virtual meeting with Company C’s financial advisor regarding NCS’s recent positive performance and its impact on valuation in a potential transaction with Company C. On February 16, 2026, Company C’s financial advisor indicated that Company C was working on an updated proposal. On February 24, 2026, Company C sent a letter to Messrs. McShane and Hummer expressing interest in acquiring NCS in a cash transaction for $42.00 per share. Subsequently, Company C conveyed to Mr. Hummer that it was not in a position to increase its offer any further and given the offer price was below the then-current trading price of NCS Common Stock, NCS did not further pursue a transaction with Company C at that time.
In early March 2026, the chief executive officer of Company A reached out to Mr. Hummer to indicate a desire to reengage in discussions regarding a potential transaction. The chief executive officer of Company A and Mr. Hummer subsequently held a series of in-person and telephonic conversations in which they discussed Company A’s interest in a potential acquisition of NCS at an 8-15% premium with up to 30% of the consideration payable in cash. They also discussed priority diligence items in connection with a potential transaction.
Beginning in early March 2026 through the remainder of the period leading up to the execution of the definitive merger agreement, members of Weatherford’s senior management met with the Weatherford Board to discuss and assess a potential transaction with NCS.
On March 16, 2026, Mr. Saligram spoke with Mr. Hummer and relayed that Weatherford was interested in resuming discussions regarding a potential transaction. The following day, Mr. Saligram indicated Weatherford would begin working on an updated offer.
On March 19, 2026, Mr. Hummer met the chief executive officer of Company A to discuss a potential combination. At that meeting, the chief executive officer of Company A expressed concern regarding relative share prices and free cash flow yields between Company A and NCS. On March 20, 2026, Company A and NCS executed an updated mutual confidentiality agreement (which did not include a so-called “don’t ask, don’t waive” provision). On March 24, 2026, Company A sent a letter to the NCS Board indicating an interest in reengaging in due diligence between the parties in connection with a potential business combination transaction and proposing an acquisition of NCS for a mix of cash and stock at an exchange ratio to be determined based on the results of due diligence. Following receipt of this letter, on March 25, 2026, Mr. Hummer called the chief executive officer of Company A to inform him that NCS was willing to allow Company A to engage in further due diligence to assess a potential transaction.
On March 31, 2026, Weatherford sent a letter to NCS to reiterate its interest in acquiring NCS in an all-stock transaction at a reasonable premium to NCS’s 15-day to 20-day VWAP, subject to completion of due diligence and negotiation of definitive transaction documentation. On March 31, 2026, NCS’s trading price closed at $61.84 per share. On April 2, 2026, Messrs. Hummer and Saligram discussed the offer and agreed to continue moving forward under the framework laid out in the letter.
Between April 5 and May 31, 2026, NCS provided materials to Weatherford in connection with Weatherford’s due diligence review of NCS. Between May 18 and May 31, 2026, Weatherford also made available certain reverse due diligence materials to NCS and its advisors.
In late March 2026, Advent conveyed to NCS that it had begun to consider an underwritten offering of its shares of NCS Common Stock and engaged investment banks, including Piper Sandler, to advise on and evaluate a potential offering. On April 7, 2026, Mr. Hummer informed Mr. Saligram that Advent was contemplating an underwritten offering of a portion of its shares of NCS Common Stock. He also discussed with Mr. Saligram key diligence matters including preliminary first quarter results and certain Canadian tax matters. Mr. Hummer shared the same information with the chief executive officer of Company A.

On April 13, 2026, Advent notified NCS that it had determined not to proceed with an underwritten offering of its shares of NCS Common Stock. Following this news, NCS informed representatives of Baker Botts to prepare a merger agreement draft that could be shared with each of Weatherford and Company A. On April 15, 2026, representatives of Baker Botts sent an initial draft merger agreement to representatives of King & Spalding; however, the merger agreement was not shared with Company A. The merger agreement contemplated an all-stock transaction at a to-be-determined fixed exchange ratio and that Advent would deliver a written consent with respect to all of its shares of NCS Common Stock promptly following the execution of a definitive merger agreement.
On April 23, 2026, representatives of Baker Botts and Advent’s outside legal counsel, Weil, Gotshal & Manges LLP (“Weil”), discussed various issues relating to Advent in connection with a potential transaction with Weatherford, including the approach to registration rights for Advent with respect to the Weatherford Ordinary Shares it would receive in connection with a potential transaction, in light of the contemplated written consent to be delivered by Advent.
Between April 24, 2026 and May 15, 2026, Messrs. Hummer and Saligram held several discussions to check in on progress of due diligence and documentation. Mr. Saligram indicated that Weatherford’s due diligence review was advancing and that they were making progress on the draft merger agreement.
On April 29, 2026, representatives of King & Spalding sent a list of key issues on the merger agreement to representatives of Baker Botts and followed with a revised draft merger agreement on May 1, 2026, which, among other things: (i) revised and broadened the scope of representations and warranties and added interim operating covenants of NCS; (ii) deleted various representations and warranties and interim operating covenants of Weatherford; (iii) revised the scope of antitrust efforts obligations; and (iv) added a termination fee payable by NCS (the “Proposed NCS Termination Fee”) for certain termination triggers, including if Advent failed to deliver a written consent adopting the transaction by 11:59 p.m. on the day following the date a definitive merger agreement would be signed.
Later in the day on April 29, 2026, NCS issued its quarterly earnings release. Following the release of earnings, from April 29, 2026 to May 5, 2026, the trading price of NCS Common Stock dropped from $76.00 per share to $40.93 per share.
On May 5, 2026, representatives of Baker Botts and King & Spalding, along with Irish counsel for each of Weatherford and NCS, held a conference call to discuss issues relating to Weatherford’s pending Redomestication to a U.S. jurisdiction and how such issues would interact with a potential transaction. The parties discussed potential timing and structural points in connection with the two transactions.
On May 6, 2026, the NCS Board held a meeting with members of NCS’s senior management and representatives of Piper Sandler in attendance. Prior to the meeting, Piper Sandler provided the NCS Board a memorandum confirming that Piper Sandler did not receive any investment banking or financial advisory services fees from or have an ownership interest in Weatherford or its affiliates during the preceding two-year period that would preclude their engagement in connection with a potential transaction with Weatherford. At the meeting, NCS’s senior management discussed key issues reflected in King & Spalding’s initial turn of the merger agreement and the proposed approach with respect to such items. The NCS Board authorized NCS senior management to continue negotiating the terms of the proposed merger agreement with Weatherford. Later that day, representatives of Baker Botts sent a revised draft of the merger agreement to representatives of King & Spalding. Among other things, the revised draft of the merger agreement: (i) revised and limited the scope of representations and warranties and interim operating covenants of NCS; (ii) revised and broadened the scope of representations and warranties and interim operating covenants of Weatherford; (iii) revised the scope of antitrust efforts obligations; and (iv) lowered the Proposed NCS Termination Fee for certain termination triggers.
On May 8, 2026, representatives of King & Spalding sent to representatives of Baker Botts a list of material issues that corresponded to the latest merger agreement draft and followed with a markup of the merger agreement on May 11, 2026. The markup, among other things: (i) revised the scope of representations and warranties and interim operating covenants of NCS; (ii) deleted various representations and warranties and interim operating covenants of Weatherford; (iii) revised the scope of antitrust efforts obligations; (iv) raised the Proposed NCS Termination Fee for certain termination triggers; and (v) included a covenant for Weatherford to novate the merger agreement and all rights, duties and obligations thereunder to the new public parent following the completion of the pending Redomestication.
On May 11, 2026, the NCS Board held a meeting with members of NCS’s senior management and advisors in attendance. The NCS Board discussed the status of negotiations with Weatherford and the pace of their engagement, and NCS management discussed the key terms of the revised merger agreement received from Weatherford. Given the limited progress, the NCS Board determined not to continue work on a potential transaction until Weatherford made a more concrete economic proposal. Piper Sandler relayed that message to representatives of Weatherford early the following morning. Mr. Hummer also updated the representative of Advent of the current status of discussions with Weatherford.
On May 13, 2026, the chief executive officer of Company A spoke with Mr. Hummer expressing concern regarding certain Canadian tax matters and the potential for a low premium all-stock transaction. Following this conversation, Company A indicated that it did not intend to submit an offer to acquire NCS at that time. Later that day, Mr. Hummer spoke with Mr. Saligram who indicated an offer consistent with Weatherford’s prior letter at a premium based on NCS’s 5-day VWAP of between 6–8%.
On May 14, 2026, the NCS Board held a meeting with members of NCS’s senior management and representatives of Piper Sandler in attendance. Representatives of Piper Sandler discussed the status of Weatherford’s due diligence review and key open items in the merger agreement. Piper Sandler then presented an overview of Weatherford and its business, including key financial metrics. The NCS Board then discussed recent trading prices of NCS shares and alternative transactions, including continuing to operate NCS as a standalone company. NCS’s general counsel Ori Lev discussed with the NCS Board their fiduciary duties in the context of the contemplated transaction, and the NCS Board considered potential structures whereby Advent and other NCS stockholders (including unaffiliated NCS stockholders) could elect to receive a portion of the merger consideration in cash at a lower premium such that the remaining unaffiliated holders of NCS Common Stock that elected all-stock consideration could receive a larger premium in connection with the transaction. The NCS Board instructed NCS senior management to continue negotiating with Weatherford to try and determine if the parties could agree to a price that would be acceptable to the NCS Board.
Between May 15 and May 31, 2026, representatives of King & Spalding, Baker Botts, and Weil negotiated the terms of the support agreement and written consent to be executed by Advent.
On May 15, 2026, Messrs. Saligram and Hummer held a call on which Mr. Hummer advised the proposed premium in the transaction was too low for the NCS Board and also requested an opportunity for all NCS stockholders (including the unaffiliated NCS stockholders) to be able to elect cash consideration at a discounted premium in order to potentially bridge a gap between the premium that Weatherford might be willing to pay and a premium to NCS’s unaffiliated stockholders that elect for all stock consideration that might be acceptable to the NCS Board.
On May 19, 2026, Messrs. Saligram and Hummer held a call on which Mr. Saligram indicated any potential transaction would have to provide that the amount of cash paid as consideration to holders electing a cash option not to exceed 20% of the total consideration due to tax considerations, among other reasons. Mr. Saligram also indicated a willingness to pay a higher premium of 8%. Mr. Hummer indicated such a premium was still too low for the NCS Board, regardless of the amount of cash included in the transaction. That day, representatives of Baker Botts and King & Spalding also discussed potential structures that would allow additional cash consideration to be paid. Later that evening, King & Spalding sent a further revised merger agreement draft to Baker Botts, which draft (i) revised the scope of representations and warranties and interim operating covenants of NCS; and (ii) revised the scope of representations and warranties and interim operating covenants of Weatherford, but did not address the potential consideration structure alternatives given discussions were ongoing.
On May 20 and May 21, 2026, Mr. Lev and Weatherford’s general counsel, Scott Weatherholt, corresponded regarding the key open points in the merger agreement including the approach to Weatherford’s obligations in the context of its pending Redomestication and restrictions on Weatherford’s business during the period between signing and closing of a potential transaction. On May 21, 2026, Messrs. Saligram and Hummer held a call on which Mr. Saligram reiterated a desire for an all-stock transaction but could include up to 20% of the consideration as cash. Mr. Saligram also indicated Weatherford could pay a 10% premium based on NCS’s 10-day VWAP.
On May 21, 2026, the NCS Board held a meeting with members of NCS’s senior management and representatives of Piper Sandler in attendance. NCS’s senior management provided the NCS Board with an overview of the current status of the proposed transaction with Weatherford and Mr. Hummer’s recent discussions with Mr. Saligram. They also discussed with the NCS Board the key open items in the merger agreement, including what regulatory approvals might be needed in connection with a transaction and the status and risks associated with Weatherford’s pending Redomestication. Representatives of Piper Sandler then discussed with the NCS Board recent trading metrics and how they compared to potential illustrative transaction scenarios. The NCS Board also discussed potential approaches with respect to the mixed consideration election mechanic and Advent, that would allow the unaffiliated stockholders of NCS to receive a larger premium in a transaction with Weatherford. Later on May 21, 2026, King & Spalding sent a further revised merger agreement draft to Baker Botts, which, among other things: (i) revised the scope of antitrust efforts obligations; (ii) revised the scope of employee matters; (iii) proposed a 12-month outside date; and (iv) added a reverse termination fee for certain termination triggers in connection with Weatherford’s obligations that would follow the completion of its pending Redomestication.
On May 22 and May 23, 2026, Messrs. Saligram and Hummer held several calls to discuss transaction price and structure. Mr. Hummer suggested a transaction at a 14-16% premium with a cash or stock election. Mr. Saligram indicated that any transaction would need to have a maximum of 20% cash consideration. Messrs. Saligram and Hummer discussed potential structures that would allow a higher percentage of cash to be included in the transaction based on advice from their respective advisors. Also on May 22, 2026, Messrs. Lev and Weatherholt held a call to discuss potential legal issues associated with an election structure. Contemporaneously, representatives of King & Spalding and Baker Botts discussed the implications of such structures from a due diligence, Irish law and tax treatment perspective.
On May 27, 2026, Messrs. Saligram and Hummer held a call on which Mr. Saligram indicated Weatherford could pay a double digit premium to a 5-day VWAP and expressed a preference for an all-stock transaction. He further indicated that the transaction could include up to 20% cash consideration, but that any cash would be “at market” and not subject to any premium. Finally, he indicated that all NCS stockholders should receive the same consideration rather than including an election mechanic. Following this discussion, Mr. Saligram sent an email to Mr. Hummer summarizing his proposal.
Later on May 27, 2026, the NCS Board held a regularly scheduled meeting at which NCS’s senior management updated the NCS Board on the status of the discussions with Weatherford and the fact that Company A had not meaningfully reengaged with NCS after raising concerns with respect to certain Canadian tax matters. The NCS Board instructed senior management to continue negotiating with Weatherford to try to reach an economic understanding that would be acceptable to the NCS Board. Following this meeting, Messrs. Lev and Weatherholt held a call to discuss a proposed consideration election mechanic whereby all NCS stockholders would be permitted to elect one of two different types of consideration: all-stock consideration, which would have a higher implied per-share value or, alternatively, mixed cash and stock consideration, which would have a lower implied per share value. Mr. Hummer followed this call with an email to Mr. Saligram the following day illustrating the contemplated election mechanic. Also on May 27, 2026, Baker Botts sent a further revised merger agreement draft to King & Spalding. The revised draft, among other things: (i) introduced a two step forward merger structure; (ii) included the proposed consideration election mechanic; (iii) revised the scope of representations and warranties and interim operating covenants of NCS; (iv) revised the scope of representations and warranties and interim operating covenants of Weatherford; (v) revised the scope of antitrust efforts obligations; and (vi) increased the proposed reverse termination fee.
On May 28, 2026, representatives of King & Spalding and Baker Botts discussed key diligence items with respect to potential structuring matters as it related to including additional cash consideration in a transaction.
Over the course of the day on May 29, 2026, Messrs. Hummer and Saligram held several calls regarding the proposed consideration mechanic and exchange ratio and ultimately agreed on a 13% premium to the relative 5-day VWAPs of the two companies assuming Advent would elect to receive mixed consideration.

They also agreed that all NCS stockholders would have an option to elect either all-stock consideration or, alternatively, mixed consideration. The parties also continued discussing whether the cash consideration would be based on a fixed exchange ratio or a fixed dollar amount at signing.
On May 29, 2026, the NCS Board held a meeting with members of NCS’s senior management and representatives of Piper Sandler in attendance. NCS’s senior management provided the NCS Board with an overview of the current status of the proposed transaction and illustrated the implied value of the proposed transaction to NCS stockholders considering both Weatherford’s VWAP and its spot trading price. They also reviewed with the NCS Board the proposed consideration mechanic Mr. Hummer had discussed with Mr. Saligram. They further explained that the structure was designed to give unaffiliated stockholders of NCS an opportunity to receive a larger premium in a potential transaction by electing to receive all-stock consideration, with Advent (and any other NCS stockholder that so elected) receiving a portion of the merger consideration in cash at a lower valuation. Representatives of Piper Sandler then discussed with the NCS Board recent trading metrics and how they compared to potential illustrative transaction scenarios. Finally, the NCS Board received a presentation from representatives of McCarthy Tétrault LLP, NCS’s Canadian competition counsel, regarding the process and substantive considerations involving Canadian competition law in connection with the potential transaction. The NCS Board authorized Mr. Hummer to continue working with Weatherford to reach an agreement with respect to a potential transaction and to discuss the potential election mechanic with Advent.
Following this meeting, Messrs. Hummer and McShane discussed the contemplated transaction structure and consideration mix with the representative of Advent to determine Advent’s willingness to elect the mixed consideration (which would include cash) at a lower premium than that contemplated by the all-stock consideration that other unaffiliated stockholders of NCS would be eligible to elect, as well as Advent’s willingness to deliver a written consent in connection with the contemplated transaction. The representative of Advent indicated that Advent would be generally agreeable to the contemplated terms.
In the morning of May 30, 2026, representatives of King & Spalding and Baker Botts discussed the key terms of the revised merger agreement and over the course of the day, King & Spalding, Baker Botts, and Weil traded drafts of the merger agreement to reflect, among other things: (i) the transaction structure; (ii) the election and consideration mix; (iii) regulatory efforts standards; and (iv) the reverse termination fee amount. Over the course of May 30, 2026, representatives of Piper Sandler finalized proposed exchange ratios with the parties reflecting the agreed premium and 5-day VWAPs. Messrs. Lev and Weatherholt worked to resolve the key open points in the merger agreement, including whether the cash consideration in the transaction would be based on a fixed dollar amount or a fixed exchange ratio, the amount of the reverse termination fee associated with specified issues relating to Weatherford’s pending Redomestication and an acceptable allocation of regulatory risk in the transaction.
In the evening of May 30, 2026, senior management of Weatherford and NCS, along with representatives of Baker Botts, King & Spalding, and Piper Sandler, held a conference call to discuss the merger agreement and the mechanic to allocate the cash consideration thereunder. The parties discussed the framework previously exchanged, which contemplated the cash portion of the mixed consideration would be based on a fixed exchange ratio, and agreed that it reflected the intent of the parties subject to review of a revised merger agreement reflecting such framework.
In the morning of May 31, 2026, Mr. Weatherholt conveyed to Mr. Lev that Weatherford was agreed on the approach to the cash consideration and Weatherford interim covenants in the merger agreement sent over the prior evening. Over the course of May 31, 2026, representatives of Baker Botts, King & Spalding, and Weil finalized the terms of the merger agreement, written consent, and support agreement. On the same day, Mr. Hummer discussed the consideration election mechanic with the representative of Advent in connection with Advent’s expected delivery of the written consent and support agreement.
In the evening of May 31, 2026, the NCS Board held a meeting with members of NCS’s senior management and representatives of Piper Sandler and Baker Botts in attendance. Representatives of Piper Sandler reviewed the key financial terms of the proposed transaction. Piper Sandler then presented its financial analysis and delivered its oral opinion, which was confirmed by delivery of a written opinion dated May 31, 2026, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications, and limitations upon the review undertaken by Piper Sandler in preparing its opinion, the

Share Consideration Exchange Ratio was fair, from a financial point of view, to the Unaffiliated Holders that make the Share Election or make no election and therefore receive only Share Consideration. Representatives of Baker Botts reviewed the terms of the transaction documentation and discussed with the NCS Board their fiduciary duties in respect of the proposed transaction. Following a thorough review and consideration of the relevant factors, the NCS Board unanimously determined that the Merger Agreement and the Transaction were fair and in the best interests of NCS and its stockholders, approved and declared advisable the Merger Agreement and the Transaction and directed that the Merger Agreement be submitted to the stockholders of NCS for approval and adoption and recommended that the stockholders of NCS approve and adopt the Merger Agreement. The NCS Board also authorized its stockholders to act by written consent to adopt the Merger Agreement and the Transaction.
Also during the evening of May 31, 2026, the Weatherford Board, acting by unanimous written consent, determined that the Merger Agreement and the Transaction were advisable, fair to, in the best interests, and to the commercial benefit and advantage of Weatherford and for proper purposes allowed by law.
Later on May 31, 2026, following the approval of the Merger Agreement and the Transaction by the Weatherford Board and the NCS Board, Weatherford and NCS finalized and executed the Merger Agreement. Promptly following the execution of the Merger Agreement, Advent delivered the Specified Stockholder Written Consent and executed the Support Agreement.
On the morning of June 1, 2026, prior to the opening of trading, Weatherford and NCS issued press releases announcing that they had entered into the Merger Agreement. Later that week, Advent delivered an executed election form in which it made an irrevocable Mixed Election, except to the extent of a valid termination of the Support Agreement, to receive Mixed Consideration.
NCS’s Reasons for the Transaction; Recommendation of the NCS Board of Directors
On May 31, 2026, the NCS Board unanimously: (i) determined that the terms of the Merger Agreement and the Transaction are fair to and in the best interests of NCS and its stockholders; (ii) approved and declared advisable the Merger Agreement and the Transaction; and (iii) directed that the Merger Agreement be submitted to NCS stockholders for adoption and recommended that NCS’s stockholders adopt the Merger Agreement and the Transaction.
In the course of reaching its determinations and recommendations, the NCS Board consulted with NCS’s senior management and its outside legal counsel and financial advisor and considered several potentially positive factors that weighed in favor of the Transaction, including the following (not necessarily presented in order of relative importance):
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Merger Consideration.   The opportunity for NCS stockholders to elect to receive Share Consideration (and for holders that do not make an election to be treated as if they had elected to receive Share Consideration) was an important feature of the transaction to the NCS Board as it allows holders of NCS Common Stock to retain exposure to the potential upside of the combined company going forward. The Share Consideration reflects an approximate 35.0% premium based on a 5-day VWAP. As negotiations progressed, Advent (an affiliate of the Specified Stockholder) communicated to NCS a preference to receive at least part-cash consideration in the Transaction, which prompted negotiations for an election structure for a mixed stock and cash merger consideration.

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Fixed Exchange Ratio.   The NCS Board also considered that the exchange ratios used to determine the Merger Consideration were fixed, which affords NCS stockholders the opportunity to benefit from any appreciation in Weatherford Ordinary Shares after the announcement of the Transaction.

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Best Offer.   The belief of the NCS Board that, as a result of an active negotiating process, NCS had obtained Weatherford’s best offer.

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Tax Considerations.   The NCS Board considered that the Transaction is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with the result that U.S. holders of shares of NCS Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the Merger Consideration delivered in the form of Weatherford Ordinary Shares.

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Strategic Review Process.   The NCS Board and Piper Sandler were in contact with a number of potential strategic counterparties and financial sponsors to determine their interest in a potential transaction with NCS, and previously had entered into negotiations with multiple potential counterparties regarding a possible transaction. The NCS Board determined that the consideration reflected in the Merger Agreement was the highest value that was available to NCS at the time, and that there was no assurance that a more favorable opportunity to sell NCS would arise later.

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Written Consent.   The fact that Advent, which beneficially owns 1,478,426 shares of NCS Common Stock, representing more than 50% of the outstanding shares of NCS Common Stock, was expected to deliver shortly after signing the written consent approving the Merger Agreement and the Transaction (referred to as the Specified Stockholder Written Consent). The delivery of the Specified Stockholder Written Consent would be sufficient to approve the Merger Agreement and the Transaction on behalf of the stockholders of NCS, which increases certainty of closing.

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Superior Alternative to Continuing the NCS Business on an Independent, Standalone Basis.   The NCS Board determined that entering into the Merger Agreement with Weatherford was preferable to continuing to operate on a standalone basis in light of certain risks associated with continuing to operate as a standalone company, including risks associated with NCS’s relative size and financial position, concentrated exposure within a subsector of the oilfield services industry, pending litigation and potential tax exposure.

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Receipt of Fairness Opinion from Piper Sandler & Co.   The NCS Board considered the oral opinion of Piper Sandler to the NCS Board, which was subsequently confirmed by the delivery of a written opinion dated as of May 31, 2026, to the effect that, as of such date, based on and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing such opinion, the Share Consideration Exchange Ratio was fair, from a financial point of view, to the Unaffiliated Holders that elect to receive only Share Election Stock or make no election and therefore receive only Share Election Stock, together with the related financial analyses. See the section entitled “— Opinion of NCS’s Financial Advisor” beginning on page 51.

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Complementary Businesses.   The belief of the NCS Board that NCS’s former stockholders will be well positioned to generate additional returns by combining with Weatherford, including from the following:

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the opportunity to combine with a well-capitalized company with a strong balance sheet and improved liquidity relative to NCS as a standalone company;

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Weatherford’s strong position in the oilfield services industry within NCS’s focus, which the NCS Board believes will provide diversification and growth opportunities that may benefit NCS’s stockholders as a result of the Transaction as compared to NCS continuing as a standalone company;

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the importance of scale in the competitive market environments in which NCS operates, and the potential for the Transaction to enhance NCS’s ability to compete effectively in those environments and expand into additional end markets, including the ability to capitalize on new growth opportunities through Weatherford; and

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the complementary nature of NCS’s operations to Weatherford’s business.

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Likelihood of Closing.   The NCS Board, in consultation with NCS’s legal advisors, considered that the terms of the Merger Agreement, taken as a whole, including the parties’ representations, warranties and covenants and the circumstances under which the Merger Agreement may be terminated, in its belief, are reasonable. The NCS Board also reviewed and considered the conditions to the completion of the merger, including required regulatory approvals from antitrust authorities.

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Financing.   The fact that there are no financing conditions or contingencies, and that Weatherford does not require financing in order to complete the merger.

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Unanimity in the NCS Board’s Determination.   The fact that the NCS Board was unanimous in its decision to recommend that stockholders approve and adopt the Merger Agreement.

The NCS Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the Merger Agreement and the Transaction, including the following (not necessarily in order of relative importance):
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Impacts on the Market Price of NCS Common Stock.   The fact that the market price of NCS Common Stock could be affected by many factors, including: (i) if the Merger Agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting NCS; (ii) the possibility that, as a result of the termination of the Merger Agreement, possible acquirers may consider NCS to be an unattractive acquisition candidate; and (iii) the possible sale of NCS Common Stock by short-term investors following an announcement that the Merger Agreement was terminated.

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Risks Associated with the Pendency of the Transaction.   The risks and contingencies relating to the announcement and pendency of the Transaction, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of NCS’s business during the period between the execution of the Merger Agreement and the completion of the Transaction as set forth in the Merger Agreement. Additionally, the NCS Board considered the possibility that the Transaction may not be completed, or that completion may be unduly delayed, for reasons beyond the control of NCS or Weatherford, including the failure to obtain a required antitrust approval, which could result in significant costs and disruptions to NCS’s normal business.

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NCS Termination Fees and Expenses.   The requirement that NCS would be required to pay (or cause to be paid) to the account or entity designated by Weatherford, a termination fee of $5.5 million if: (i) the Merger Agreement were to be terminated by Weatherford because of NCS’s breach or by either party pursuant to the outside date, a bona fide acquisition proposal had been made on or after the date of the Merger Agreement, and an alternative transaction was consummated within twelve months of such termination; (ii) NCS were to terminate the Merger Agreement in order to enter into a definitive agreement providing for a superior proposal, should one be made; or (iii) the Merger Agreement were to be terminated by Weatherford in connection with a change in the NCS Board’s recommendation to the holders of NCS Common Stock with respect to adoption of the Merger Agreement or the Written Consent or Support Agreement were not delivered. Although the NCS Board believed that this termination fee is consistent with fees in comparable transactions and would not be preclusive of other offers, it is possible that the termination fee could discourage other potential parties from making an alternative acquisition proposal. In addition, NCS will generally be required to pay its own expenses associated with the transaction, including if the Merger Agreement is terminated.

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Restrictions on Third-Party Discussions.   The fact that there are restrictions in the Merger Agreement on NCS’s ability to solicit competing bids to acquire it and to entertain other Acquisition Proposals.

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Interim Operating Covenants.   The fact that the restrictions on NCS’s conduct of business prior to completion of the Transaction could delay or prevent NCS from taking certain actions with respect to its operations during the pendency of the Transaction.

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Closing Conditions.   The risk that the Transaction might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of NCS’s control.

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Pending redomestication of Weatherford.   The NCS Board evaluated the potential impacts of Weatherford’s pending redomestication from Ireland to the United States (referred to as the Redomestication), including the risk that the uncertainty around the timing of the completion of Weatherford’s Redomestication, or whether it will be completed at all and the uncertainty regarding Weatherford’s jurisdiction of organization as of the closing of the Transaction.

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Merger Costs.   The NCS Board considered the substantial transaction costs associated with entering into the Merger Agreement, whether or not the Transaction is completed, as well as the possible diversion of management and employee time and energy, potential opportunity cost and disruption of NCS’s business operations.

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Personnel.   The NCS Board considered the adverse impact that business uncertainty pending completion of the Transaction could have on NCS’s ability to attract, retain and motivate key personnel until consummation of the Transaction.

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No Appraisal Rights.   The fact that NCS stockholders will not be entitled to appraisal rights in connection with the Transaction.

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Litigation.   The risks associated with potential litigation relating to the Transaction and the associated costs, burden and inconvenience involved in defending those proceedings.

The foregoing discussion of the factors considered by the NCS Board is not intended to be exhaustive but does set forth the principal factors considered by the NCS Board. The NCS Board collectively reached the unanimous conclusion to approve the Merger Agreement, in light of the various factors described above and other factors that each director deemed relevant. In view of the wide variety of factors considered by the members of the NCS Board in connection with their evaluation of the Merger Agreement and the complexity of these matters, the NCS Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their decisions. The NCS Board made their decisions based on the totality of information presented to and considered by them. In considering the factors discussed above, individual directors may have given different weights to different factors. After careful consideration, including consultation with its financial advisor and legal counsel, the NCS Board unanimously: (i) determined that the terms of the Merger Agreement and the Transaction are fair and in the best interests of NCS and its stockholders; (ii) approved and declared advisable the Merger Agreement and the Transaction; and (iii) directed that the Merger Agreement be submitted to NCS stockholders for adoption and recommended that NCS’s stockholders adopt the Merger Agreement and the Transaction.
Weatherford’s Reasons for the Transaction
In evaluating the proposed acquisition of NCS and making its determination to approve the Transaction, the Weatherford Board considered a number of factors, including, among others:
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the strategic fit of the two businesses and the complementary nature of their respective capabilities;

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NCS’s suite of multistage fracturing systems, pinpoint stimulation technologies and tracer-based diagnostics would complement Weatherford’s existing completions portfolio and potentially enhance its ability to provide integrated well construction and completions solutions across the well lifecycle;

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the Transaction could enhance Weatherford’s offerings in unconventional completions segments by adding differentiated technologies and capabilities with an established track record of performance;

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the potential opportunities for commercial expansion, including Weatherford’s and NCS’s respective global commercial infrastructure and international footprints, with respective presence in the Middle East, North Sea, and Latin America, and the potential to accelerate the deployment of NCS’s technologies in those regions;

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various financial aspects of the Transaction, including NCS’s net cash position, and the potential for the combined company to generate incremental free cash flow, which could support Weatherford’s capital allocation priorities, including debt reduction and potential returns to shareholders;

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the terms and conditions of the Merger Agreement, including the representations and warranties, covenants, closing conditions, and the ability to terminate the Merger Agreement under certain circumstances;

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the potential benefits of the Transaction to Weatherford’s employees, customers, and other stakeholders, including the enhanced growth opportunities and expanded service offerings that could result from the combined company’s capabilities; and

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the risks associated with integrating the businesses, including execution risks and the possibility that anticipated benefits may not be realized within the expected time frame or at all.

The foregoing discussion of factors considered by the Weatherford Board is not exhaustive but includes the material factors that the Weatherford Board considered in reaching its decision to approve the Transaction.
Required Stockholder Approval for the Transaction; No Further Vote Required
Under Delaware law and NCS’s organizational documents, adoption of the Merger Agreement by NCS’s stockholders required the affirmative vote of the holders in the aggregate of a majority of the outstanding shares of NCS Common Stock entitled to vote thereon. The NCS organizational documents permit, at any time when Advent and its affiliates collectively beneficially own at least 50.01% of the outstanding NCS Common Stock, any action that is required or permitted to be taken by NCS’s stockholders to be taken without a meeting if a written consent is signed by the holders of outstanding shares of NCS Common Stock holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The requisite NCS stockholder approval was obtained following the execution of the Merger Agreement on May 31, 2026, when the Specified Stockholder Written Consent was delivered to NCS by the Specified Stockholder, which owned 1,478,426 shares of NCS Common Stock, representing approximately 56.33% of the issued and outstanding shares of NCS Common Stock on that date.
Accordingly, the execution and delivery of the Specified Stockholder Written Consent by the Specified Stockholder was sufficient to adopt the Merger Agreement and the Transaction on behalf of NCS stockholders. You are not being asked for a proxy, and you are requested not to send a proxy.
Certain Unaudited Financial Projections Utilized by the NCS Board of Directors and NCS’s Financial Advisor
While each of NCS and Weatherford has from time to time provided limited financial guidance to investors, neither company’s management, as a matter of course, otherwise publicly discloses forecasts or internal projections as to such company’s future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the Transaction, NCS provided certain unaudited non-public financial projections regarding NCS to the NCS Board (the “NCS Financial Projections”). A summary of the NCS Financial Projections is included below to give NCS stockholders access to certain information that was considered by the NCS Board for purposes of evaluating the Transaction. These projections are not, and should not be viewed as, public guidance or even targets.
The NCS Financial Projections, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond NCS’s control. The NCS Financial Projections reflect numerous estimates, assumptions, and judgments made by NCS’s management, based on information available at the time the NCS Financial Projections were developed, with respect to industry performance, and competition, general business, economic, regulatory, market, and financial conditions, other future events and matters specific to NCS’s business, all of which are difficult to predict and many of which are beyond NCS’s control. There can be no assurances that the NCS Financial Projections accurately reflect future trends or accurately estimate NCS’s future financial and operating performance. The NCS Financial Projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the NCS Financial Projections not to be achieved include, but are not limited to, risks and uncertainties relating to NCS’s business (including the ability to achieve strategic goals, objectives, and targets over the applicable periods), industry performance, general business and economic conditions, and other factors described in or referenced under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and those risks and uncertainties detailed in NCS’s public filings with the SEC. Further, the NCS Financial Projections cover multiple years and by their nature become subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the NCS Financial Projections will be realized, and actual results may vary materially from those shown. Modeling and forecasting the future performance of companies in the industry or industries in which NCS and its subsidiaries or Weatherford and its subsidiaries operate is a highly speculative endeavor. Since the NCS Financial Projections cover a long period of time, the NCS Financial Projections by their nature are unlikely to anticipate each circumstance that will have an effect on the commercial value of NCS’s products and services.
The NCS Financial Projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles in the United States (referred to as GAAP).

The financial projections included in this document, including the financial projections set forth below in the subsections titled “NCS Financial Projections” have been prepared by, and are the responsibility of, NCS’s management. Grant Thornton LLP, NCS’s independent registered public accounting firm, has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the accompanying NCS Financial Projections and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report on NCS’s consolidated financial statements incorporated by reference from NCS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 relates to NCS’s previously issued financial statements. It does not extend to the NCS Financial Projections and should not be read to do so. Similarly, KPMG LLP, Weatherford’s independent registered public accounting firm, has not audited, reviewed, examined, compiled, nor applied any procedures with respect to the NCS Financial Projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report on Weatherford’s consolidated financial statements incorporated by reference from Weatherford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 relates to Weatherford’s previously issued financial statements. It does not extend to the NCS Financial Projections and should not be read to do so.
The summary of the NCS Financial Projections is being included in this information statement/prospectus solely because these financial projections were made available to the NCS Board and Piper Sandler. The NCS Financial Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Transaction and transaction-related expenses. The NCS Financial Projections also do not take into account the effect of any failure of the Transaction to close and should not be viewed as accurate or continuing in that context.
The inclusion of the NCS Financial Projections in this information statement/prospectus should not be regarded as an indication that NCS, Weatherford, or any of their respective affiliates, advisors, or representatives considered or consider the NCS Financial Projections to be predictive of actual future events, and the NCS Financial Projections should not be relied on as such. NONE OF NCS, WEATHERFORD, NOR ANY OF THEIR RESPECTIVE AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES CAN GIVE ANY ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER FROM THESE FINANCIAL PROJECTIONS, AND, EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, NONE OF THE FOREGOING PERSONS INTENDS TO, AND EACH DISCLAIMS ANY OBLIGATION TO, MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IF ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE INAPPROPRIATE, INCLUDING WITH RESPECT TO THE ACCOUNTING TREATMENT OF THE TRANSACTION UNDER GAAP, OR TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS. The NCS Financial Projections do not take into account all of the possible financial and other effects of the Transaction on NCS or Weatherford, the effect on NCS or Weatherford of any business or strategic decision or action that has been or will be taken as a result of the execution of the Merger Agreement, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the Transaction. Further, the NCS Financial Projections do not take into account the effect on NCS or Weatherford of any possible failure of the Transaction to occur. None of NCS, Weatherford, Piper Sandler, nor any of their respective affiliates, advisors, officers, directors, or representatives has made or makes any representation to any stockholder or other investor regarding the ultimate performance of NCS or Weatherford compared to the information contained in the NCS Financial Projections or that projected results will be achieved.
NCS’s and Weatherford’s respective stockholders are cautioned not to place undue, if any, reliance on the NCS Financial Projections included in this information statement/prospectus.
The NCS Financial Projections incorporate certain financial measures which are not GAAP measures. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. NCS’s calculations of these financial measures may differ from other companies in the industry or industries in which NCS and its subsidiaries operate, and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure in order to be presented. Reconciliations of these financial measures were not relied upon by the NCS Board. Accordingly, a reconciliation of the financial measures included in the NCS Financial Projections is not provided.
Subject to the foregoing qualifications, the following is a summary of the NCS Financial Projections:
NCS Financial Projections
	Fiscal Year Ending December 31,
($ in millions)	2H 2026P	2027P	2028P	2029P	2030P
Adjusted Gross Profit(1)(2)	$46.7	$87.3	$91.0	$94.2	$97.4
EBITDA(1)(3)	$18.1	$29.2	$31.4	$33.6	$35.4
Adjusted EBITDA(1)(4)	$21.5	$34.0	$36.6	$38.8	$40.2

(1)
Adjusted Gross Profit, EBITDA and Adjusted EBITDA are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income (loss), income from operations, gross profit, and gross margin (inclusive of depreciation, depletion, and amortization), cash provided by (used in) operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. NCS’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies in its industry and are not measures of performance calculated in accordance with GAAP. NCS’s non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of NCS’s financial performance as reported under GAAP, and they should not be considered as alternatives to net income (loss), income from operations, gross profit, gross margin, cash provided by (used in) operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of NCS’s liquidity.

(2)
For purposes of the NCS Financial Projections, Adjusted Gross Profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense.

(3)
For purposes of the NCS Financial Projections, EBITDA is defined as earnings before interest, taxes, depreciation, and amortization.

(4)
For purposes of the NCS Financial Projections, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for expenses related to severance, asset write-offs, professional fees primarily incurred in connection with legal proceedings associated with the assertion of, or defense of, intellectual property as well as cost incurred for the evaluation of actual and potential strategic transactions, share-settled stock compensation, impairment, provisions for litigation, foreign exchange gains and losses, and other items.

For additional information on NCS’s and Weatherford’s actual results and historical financial information, please see the section titled “Where You Can Find More Information.”
Opinion of NCS’s Financial Advisor
Piper Sandler was initially retained by NCS to act as its financial advisor on April 23, 2024, in connection with NCS’s exploration of potential strategic alternatives. On May 31, 2026, Piper Sandler rendered its oral opinion to the NCS Board (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion addressed to the NCS Board dated the same date) to the effect that, as of May 31, 2026, and based upon and subject to the various assumptions, limitations, qualifications and other matters considered in preparing its written opinion, the Share Consideration Exchange Ratio was fair, from a financial point of view, to the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration.

The full text of the written Piper Sandler opinion, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the Piper Sandler opinion, is attached as Annex E to this information statement/prospectus and is incorporated herein by reference.
The summary of the Piper Sandler opinion set forth below is qualified in its entirety by the full text of the opinion attached hereto as Annex E. The Piper Sandler opinion was provided solely for the information and assistance of the NCS Board in connection with the NCS Board’s consideration of the Transaction. The Piper Sandler opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the Unaffiliated Holders that either (i) elect to receive only Share Consideration, or (ii) make no election and therefore receive only the Share Consideration. The Piper Sandler opinion did not address any other term or aspect of the Merger Agreement or the Transaction. The Piper Sandler opinion is not intended to, and does not, constitute a recommendation to any NCS stockholder as to how such NCS stockholder should (i) act with respect to the Transaction or any other matter, or (ii) make any election with respect to the Merger Consideration being offered in the Transaction.
The full text of the Piper Sandler opinion attached hereto as Annex E should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Piper Sandler in preparing the Piper Sandler opinion.   In connection with rendering the Piper Sandler opinion and performing its related financial analyses, Piper Sandler, among other things:
•
reviewed and analyzed the financial terms of a draft of the Merger Agreement, dated as of May 31, 2026, marked execution version;

•
reviewed and analyzed certain financial and other data with respect to NCS and Weatherford that was publicly available;

•
reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of NCS that were furnished to Piper Sandler by NCS;

•
conducted a discounted cash flow analysis of NCS based on NCS management’s financial forecast of NCS;

•
conducted discussions with members of senior management and representatives of NCS concerning the matters described in the second, third, and fourth bullets above;

•
reviewed the current and historical reported prices and trading activity of the shares of NCS Common Stock and the Weatherford Ordinary Shares and similar information for certain other companies deemed by Piper Sandler to be comparable to NCS;

•
compared the financial performance of NCS with that of certain other publicly traded companies that Piper Sandler deemed relevant; and

•
reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Sandler deemed relevant.

In addition, Piper Sandler conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as it deemed necessary in arriving at the Piper Sandler opinion.
At the direction and with the consent of the NCS Board, Piper Sandler assumed that: (i) all Unaffiliated Holders will elect to receive only Share Consideration or make no election and therefore receive only Share Consideration; (ii) the Specified Stockholder will elect to receive Mixed Consideration; and (iii) the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes with respect to the Share Consideration being received by the Unaffiliated Holders.
Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of management of NCS that the financial information provided to

Piper Sandler was prepared on a reasonable basis in accordance with industry practice, and that management of NCS was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the Piper Sandler opinion, Piper Sandler assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Sandler, such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of NCS as to the expected future results of operations and financial condition of NCS, to which such financial forecasts, estimates and other forward-looking information related. Piper Sandler expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Sandler relied, with the consent of the NCS Board (on behalf of NCS), on the assumptions of management of NCS, as to all accounting, legal, tax and financial reporting matters with respect to NCS, Weatherford and the Merger Agreement. Piper Sandler expressed no opinion as to any such matters.
In arriving at the Piper Sandler opinion, Piper Sandler assumed that the executed Merger Agreement would be in all material respects identical to the last draft reviewed by Piper Sandler. Piper Sandler relied upon and assumed, without independent verification, that: (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, as of the dates made or deemed made, in all respects material to Piper Sandler’s analysis; (ii) each party to the Merger Agreement would fully and timely perform all of the covenants and agreements required to be performed by such party; (iii) the Transaction would be consummated pursuant to the terms of the Merger Agreement without amendments thereto; and (iv) all conditions to the consummation of the Transaction would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the Transaction would be obtained in a manner that would not adversely affect NCS, Weatherford, the Unaffiliated Holders or the contemplated benefits of the Transaction.
In arriving at the Piper Sandler opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of NCS or Weatherford, and Piper Sandler was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of NCS or Weatherford under any state, federal or international law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with the Piper Sandler opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of NCS, Weatherford or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which NCS, Weatherford or any of their affiliates was a party or may have been subject, and, at the direction of NCS and with its consent, the Piper Sandler opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler assumed that neither NCS nor Weatherford is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction and the redomestication of Weatherford to the United States contemplated by the proxy statement filed by Weatherford with the SEC on April 21, 2026.
The Piper Sandler opinion was necessarily based upon the information available to Piper Sandler and facts and circumstances as they existed and were subject to evaluation on the date of the Piper Sandler opinion; events occurring after the date thereof, whether or not related to the Transaction, could materially affect the assumptions used in preparing the Piper Sandler opinion. Piper Sandler did not express any opinion in the Piper Sandler opinion as to the price at which shares of NCS Common Stock or Weatherford Ordinary Shares may trade following announcement of the Transaction or at any future time. Piper Sandler has not undertaken to reaffirm or revise the Piper Sandler opinion or otherwise comment upon any events occurring after the date of the Piper Sandler opinion, and it does not have any obligation to update, revise or reaffirm the Piper Sandler opinion.
The Piper Sandler opinion was provided to the NCS Board in connection with its consideration of the Transaction and was not intended to, and does not, constitute a recommendation to any NCS stockholder as to how such NCS stockholder should (i) act with respect to the Transaction or any other matter or (ii) make any election with respect to the Merger Consideration being offered in the Transaction. The Piper Sandler opinion was approved for issuance by the Piper Sandler Opinion Committee.

The Piper Sandler opinion addresses solely the fairness, from a financial point of view, to the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration and does not address any other terms or agreement relating to the Transaction or any other terms of the Merger Agreement (including the Mixed Share Consideration). Piper Sandler was not requested to opine as to, and the Piper Sandler opinion did not address, the basic business decision to proceed with or effect the Transaction, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to NCS, Weatherford’s ability to fund the Cash Consideration, or any other terms contemplated by the Merger Agreement or the fairness of the Transaction to any other class of securities, creditor or other constituency of NCS. Piper Sandler expressed no opinion with respect to the allocation of the Merger Consideration among the NCS stockholders. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee (or any affiliate thereof) of any party to the Transaction, or any class of such persons, relative to the Merger Consideration to be received by the NCS stockholders in the Transaction or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Transaction.
Summary of Financial Analyses of Piper Sandler
The following is a summary of the material financial analyses prepared by Piper Sandler and reviewed with the NCS Board in connection with the Piper Sandler opinion. The summary set forth below does not purport to be a complete description of the financial analyses performed by or factors considered by Piper Sandler, and underlying the Piper Sandler opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Piper Sandler. Piper Sandler may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be understood as Piper Sandler’s view of the actual value, whether enterprise, equity, or otherwise, of NCS or Weatherford. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Piper Sandler. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Piper Sandler’s financial analyses and the Piper Sandler opinion.
In performing its analyses, Piper Sandler made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NCS, Weatherford or any other party to the Transaction. None of NCS, Weatherford or Piper Sandler or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of NCS and Weatherford do not purport to be appraisals or reflect the prices at which NCS or Weatherford may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived or calculated from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 29, 2026 (the last business day immediately preceding the day on which Piper Sandler delivered its opinion) and is not necessarily indicative of current market conditions.
Analysis of Consideration
Piper Sandler conducted an analysis of the Share Consideration to be paid in the Transaction to the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration pursuant to the Merger Agreement. In the Transaction, the Unaffiliated Holders of shares of NCS Common Stock will have the option to receive (subject to pro ration, as more fully described in the section titled “The Merger Agreement — Effects of the Transaction — Proration and Allocation of Merger Consideration” beginning on page 80), for each share of NCS Common Stock held by such Unaffiliated Holder, either (i) solely the Share Consideration; or (ii) solely the Mixed Consideration. The Merger

Agreement further provides that each outstanding share of NCS Common Stock for which no election is made will receive only Share Consideration. For purposes of its analysis of the Share Consideration, at the direction and with the consent of the NCS Board, Piper Sandler assumed that: (A) all Unaffiliated Holders will elect to receive only Share Consideration or make no election and therefore receive only Share Consideration; (B) the Specified Stockholder will elect to receive Mixed Consideration; and (C) the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes with respect to the Share Consideration being received by the Unaffiliated Holders.
As used in this section entitled “— Summary of Financial Analyses of Piper Sandler” the term “Share Consideration” refers to the Share Consideration to be received by the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration, in each case, for their shares of NCS Common Stock in the Transaction pursuant to the terms of the Merger Agreement.
Selected Public Companies Analyses
Using publicly available information, Piper Sandler compared selected financial data of NCS with similar data for selected publicly traded companies (each, a “Selected Public Company”) which Piper Sandler judged to be comparable to NCS for purposes of this analysis. The Selected Public Companies were selected, among other reasons, because they are companies: (i) whose shares of common stock are listed and publicly traded on registered stock exchanges; (ii) who are subject to active equity research with published estimates; (iii) with operations specializing in oil service and equipment; and (iv) who have an enterprise value of less than $500 million. However, none of the Selected Public Companies reviewed are identical to NCS, and certain of the Selected Public Companies have financial and operating characteristics that are materially different from those of NCS. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the Selected Public Companies, as well as other factors that could affect the Selected Public Companies differently from how they would affect NCS. The Selected Public Companies consisted of the following companies:
ACT Energy Technologies Ltd.	KLX Energy Services Holdings, Inc.
DMC Global Inc.	PHX Energy Services Corp.
Drilling Tools International Corp.	Ranger Energy Services, Inc.
With respect to the Selected Public Companies, Piper Sandler calculated two measures of capitalization: market equity value and implied enterprise value (“Implied EV”). Market equity value was determined by multiplying the fully diluted outstanding shares of each Selected Public Company by its closing share price as of May 29, 2026 (the last trading day before the announcement of the Transaction). For purposes of this analysis, Piper Sandler calculated the Implied EV of each Selected Public Company by adding to such Selected Public Company’s market equity value (i) its Net Debt (whether positive or negative); and (ii) the value of such Selected Public Company’s non-controlling interest. For each of the Selected Public Companies, Piper Sandler then divided such Selected Public Company’s Implied EV by its: (a) Adjusted EBITDA for the calendar year 2025; (b) Adjusted EBITDA for the twelve-month period ended (1) March 31, 2026 for Selected Public Companies that filed a 2026 Form 10-Q, or (2) December 31, 2025 for any other Selected Public Companies (“LTM”); and (c) projected Adjusted EBITDA for calendar year 2026, to calculate the Implied EV/Adjusted EBITDA multiples for the respective Selected Public Company.
As used in this section entitled “— Summary of Financial Analyses of Piper Sandler”: (i) “Net Debt” of a company refers to such company’s total indebtedness minus such company’s cash and cash equivalents, in each case, as of a specified date; and (ii) the “Adjusted EBITDA” of a company refers to such company’s earnings before interest, taxes, depreciation, and amortization as adjusted for, (a) with respect to NCS, expenses related to severance, asset write-offs, professional fees primarily incurred in connection with legal proceedings associated with the assertion of, or defense of, intellectual property as well as cost incurred for the evaluation of actual and potential strategic transactions, share-settled stock compensation, impairment, provisions for litigation, foreign exchange gains and losses, recent acquisitions on a pro forma basis, and other items, and (b) with respect to the Selected Public Companies, adjustments for non-recurring, one-time non-cash, recent acquisitions on a pro forma basis, and other types of expenses, as identified by publicly available sources.

The foregoing calculations resulted in the following maximum, average, median, and minimum Implied EV / Adjusted EBITDA multiples for the Selected Public Companies:
Implied EV / Adjusted EBITDA
	2025	LTM	2026P
Maximum	5.0x	7.0x	5.1x
Average	4.4x	4.9x	4.1x
Median	4.5x	4.7x	4.0x
Minimum	3.8x	3.9x	3.3x
Piper Sandler then multiplied each Implied EV / Adjusted EBITDA multiple set forth in the table above by: (i) NCS’s Adjusted EBITDA for calendar year 2025 (pro forma for NCS’s recent acquisition of ResMetrics on July 31, 2025, which added $1.9 million of Adjusted EBITDA for the period from January 1, 2025 to July 31, 2025); (ii) NCS’s LTM Adjusted EBITDA; and (iii) NCS’s projected Adjusted EBITDA for calendar year 2026, in each case, to calculate a corresponding Implied EV for NCS using such multiple. Piper Sandler then subtracted from the resulting Implied EVs (a) the amount of NCS’s Net Debt as of March 31, 2026, and (b) the value of NCS’s non-controlling interest in the Repeat Precision joint venture, in each case, as provided by management of NCS and approved for Piper Sandler’s use by management of NCS, to derive implied equity values for NCS using such multiples. Piper Sandler divided the resulting implied equity values by the number of fully diluted outstanding shares of NCS Common Stock as of May 29, 2026, accounting for all outstanding stock options, as well as unvested restricted stock units and performance stock units, as provided by management of NCS and approved for Piper Sandler’s use by management of NCS, to derive (1) the corresponding implied prices per share of NCS Common Stock, rounded to the nearest $0.01, and (2) based on the average and median of the respective multiple, the corresponding implied exchange ratios, rounded to the nearest 0.001, calculated by dividing the implied prices per share of NCS Common Stock by $103.64, the closing price per Weatherford Ordinary Share as of May 29, 2026 (the last trading day before the announcement of the Transaction).
	Multiple				Implied Price Per share of NCS Common Stock				Implied Exchange Ratio
	Maximum	Average	Median	Minimum	Maximum	Average	Median	Minimum	Average	Median
Implied EV / 2025 Adjusted EBITDA	5.0x	4.4x	4.5x	3.8x	$51.88	$46.28	$46.92	$40.26	0.447	0.453
Implied EV / LTM Adjusted EBITDA	7.0x	4.9x	4.7x	3.9x	$62.81	$44.71	$43.38	$36.27	0.431	0.419
Implied EV / 2026 Projected EBITDA	5.1x	4.1x	4.0x	3.3x	$52.52	$43.36	$42.35	$35.24	0.418	0.409
Piper Sandler then compared (i) the implied prices per share of NCS Common Stock to the value of (x) the Share Consideration to be paid in the Transaction to the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration pursuant to the Merger Agreement, multiplied by (y) $103.64, the closing price per Weatherford Ordinary Share as of May 29, 2026, and (ii) the implied exchange ratios (calculated using the average and median of the respective multiple) to the Share Consideration to be paid in the Transaction to the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration pursuant to the Merger Agreement.
Selected Precedent Transactions Analyses
Using information available to Piper Sandler, Piper Sandler examined selected transactions that Piper Sandler judged to be reasonably comparable to the Transaction (the “Selected Precedent Transactions”). The Selected Precedent Transactions include: (i) selected transactions involving oilfield services, equipment manufacturing, and supply transactions (but excluding chemical providers, frac sand, pressure pumpers, and drilling contractors), in each case, where valuation metrics are known; (ii) which occurred after January 1, 2022; and (iii) had a transaction value between $70 million and $500 million. None of the Selected Precedent

Transactions reviewed, and none of the companies that participated in such Selected Precedent Transaction, was identical to the Transaction or NCS or Weatherford, respectively. In addition, certain of the Selected Precedent Transactions, and the companies that participated in such Selected Precedent Transaction, may have characteristics that are materially different from those of the Transaction or NCS or Weatherford. However, the Selected Precedent Transactions were selected because certain aspects of the Selected Precedent Transactions, for purposes of Piper Sandler’s analysis, may be considered similar to the Transaction. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved in the Selected Precedent Transactions and other factors that could affect the transactions differently than they would affect the Transaction.
The Selected Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Expro Group Holdings N.V.	Enhanced Well Technologies Group AS
Flowco Holdings Inc.	Valiant Artificial Lift Solutions, LLC
Superior Energy Services, Inc.	Abaco Energy Technologies, LLC
Global Energy Capital	TXAM Pumps, LLC
ARC Financial Corp.	STEP Energy Services Ltd.
Apollo Global Management, Inc.	BOLD Production Services, LLC
Ranger Energy Services, Inc.	American Well Services
Innovex International, Inc.	Citadel Casing Solutions, LLC
Innovex International, Inc.	Downhole Well Solutions, LLC
ChampionX Corporation	RMSpumptools Limited
Expro Group Holdings N.V.	Coretrax Technology Ltd.
NOV Inc.	Extract Companies, LLC
Forum Energy Technologies, Inc.	Variperm Holdings Ltd.
Precision Drilling Corporation	CWC Energy Services Corp.
Dril-Quip, Inc.	Great North Wellhead
Stratim Cloud Acquisition Corp.	Force Pressure Control, LLC
ProPetro Holding Corp.	Silvertip Completion Services Operating, LLC
With respect to each of the Selected Precedent Transactions, where information was publicly available or known to Piper Sandler, Piper Sandler determined the transaction value of such Selected Precedent Transaction (“Transaction Value”). Piper Sandler then divided each such Transaction Value by the respective target company’s (i) Adjusted EBITDA for its most recently reported twelve-month period or expected Adjusted EBITDA, as disclosed for the applicable Selected Precedent Transaction, in each case, to the extent available (“Historical EBITDA”), and (ii) Adjusted EBITDA for the first full-year period thereafter (“Projected EBITDA”), to determine the Transaction Value / Historical EBITDA multiple and the Transaction Value / Projected EBITDA multiple for each target company.
The foregoing calculations resulted in the following maximum, average, median, and minimum Transaction Value / Historical EBITDA and Transaction Value / Projected EBITDA multiples for the Selected Precedent Transactions:
	Transaction Value / Historical EBITDA	Transaction Value / Projected EBITDA
Maximum	5.0x	6.1x
Average	3.8x	4.1x
Median	3.8x	4.2x
Minimum	2.5x	2.1x
Piper Sandler then (i) multiplied the Transaction Value / Historical EBITDA multiple by NCS’s Historical EBITDA and (ii) multiplied the Transaction Value / Projected EBITDA multiple by NCS’s

Projected EBITDA, in each case, to calculate an implied transaction value for NCS using such multiples. Piper Sandler then subtracted NCS’s Net Debt and the value of NCS’s non-controlling interest in the Repeat Precision joint venture, in each case, as provided by management of NCS and approved for Piper Sandler’s use by management of NCS, from the resulting implied transaction values to derive implied equity values for NCS using such multiples. Piper Sandler divided each of the resulting implied equity values by the number of fully diluted outstanding shares of NCS Common Stock as of as of May 29, 2026, accounting for all outstanding stock options, as well as unvested restricted stock units and performance stock units, as provided by management of NCS and approved for Piper Sandler’s use by management of NCS, to derive (i) the corresponding implied prices per share of NCS Common Stock, rounded to the nearest $0.01, and (ii) based on the average and median of the respective multiple, the corresponding implied exchange ratios, rounded to the nearest 0.001, calculated by dividing the implied prices per share of NCS Common Stock by $103.64, the closing price per Weatherford Ordinary Share as of May 29, 2026 (the last trading day before the announcement of the Transaction).
	Multiple				Implied Price Per share of NCS Common Stock				Implied Exchange Ratio
	Maximum	Average	Median	Minimum	Maximum	Average	Median	Minimum	Average	Median
Transaction Value / Historical EBITDA	5.0x	3.8x	3.8x	2.5x	$52.06	$40.31	$39.94	$27.46	0.389	0.385
Transaction Value / Projected EBITDA	6.1x	4.1x	4.2x	2.1x	$62.52	$43.16	$43.86	$23.78	0.416	0.423
Piper Sandler then compared (i) the implied prices per share of NCS Common Stock to the value of (x) the Share Consideration to be paid in the Transaction to the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration pursuant to the Merger Agreement, multiplied by (y) $103.64, the closing price per Weatherford Ordinary Share as of May 29, 2026 (the last trading day before the announcement of the Transaction), and (ii) the implied exchange ratios (calculated using the average and median of the respective multiple) to the Share Consideration to be paid in the Transaction to the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration pursuant to the Merger Agreement.
Discounted Cash Flow Analyses
Piper Sandler conducted a discounted cash flow analysis to calculate an estimated fully diluted price per share of NCS Common Stock on a standalone basis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by an asset and taking into consideration the time value of money with respect to such future cash flows by calculating their present value. Unlevered free cash flow refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. The current value of the future cash flows generated by an asset obtained by discounting those future cash flows back to the present, using an appropriate discount rate, is referred to herein as the “present value.” The present value of all future cash flows generated by an asset for periods beyond the projections period is referred to herein as the “terminal value.”
Piper Sandler first calculated the unlevered free cash flows that NCS is expected to generate during the period from the second half of fiscal year 2026 through fiscal year 2030, based upon the Financial Projections, which were provided by management of NCS, and approved for Piper Sandler’s use by management of NCS, and as set forth in this information statement/prospectus under the heading, “— Certain Unaudited Financial Projections Utilized by the NCS Board of Directors and NCS’s Financial Advisor.” Piper Sandler then calculated a range of terminal values for NCS by applying terminal exit multiples, ranging from 4.2x to 5.2x, to NCS’s projected Adjusted EBITDA for calendar year 2030, which multiples were selected by Piper Sandler based on the median of the LTM EV/Adjusted EBITDA ratios of the Selected Public Companies, as well as Piper Sandler’s industry experience and professional judgment. The unlevered free cash flows and the range of terminal values were then discounted to present values using discount rates ranging from 11.0% to 15.0% of the weighted average cost of capital of NCS, which range of discount rates was selected by Piper Sandler using its industry experience and professional judgment. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for NCS’s: (i) forecasted Net Debt as of June 30, 2026; (ii) valuation of its net operating loss carryforward and tax credits as of June 30, 2026; and (iii) forecasted value of NCS’s non-controlling interest in the Repeat Precision joint venture as of June 30, 2026, and divided by the number of fully diluted shares of NCS Common Stock as of May 29, 2026, accounting for all outstanding stock options, as well as unvested restricted stock units and performance stock units, in each case, as provided by management of NCS and approved for Piper Sandler’s use by management of NCS.
Based on the results of this analysis, Piper Sandler calculated an implied price per share of NCS Common Stock, rounded to the nearest $0.01, of $61.56 to $77.70 (the “NCS DCF Low Value” and the “NCS DCF High Value,” respectively). Piper Sandler then used the results of the foregoing analysis to calculate a range of implied exchange ratios, rounded to the nearest 0.001, of 0.594 to 0.750, calculated by dividing the implied prices per share of NCS Common Stock by $103.64, the closing price per Weatherford Ordinary Share as of May 29, 2026 (the last trading day before the announcement of the Transaction).
Piper Sandler then compared (i) the range of implied prices per share of NCS Common Stock to the value of (x) the Share Consideration to be paid in the Transaction to the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration pursuant to the Merger Agreement, multiplied by (y) $103.64, the closing price per Weatherford Ordinary Share as of May 29, 2026 (the last trading day before the announcement of the Transaction), and (ii) the implied exchange ratios to the Share Consideration to be paid in the Transaction to the Unaffiliated Holders that elect to receive only Share Consideration or make no election and therefore receive only Share Consideration pursuant to the Merger Agreement.
General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description. In arriving at the Piper Sandler opinion, Piper Sandler did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Piper Sandler made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all of the analyses.
Piper Sandler’s financial analyses and the Piper Sandler opinion were only one of many factors taken into consideration by the NCS Board in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the NCS Board or management of NCS with respect to the Share Consideration or as to whether the NCS Board would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm’s length negotiations between NCS and Weatherford and was approved by the NCS Board. Piper Sandler provided advice to the NCS Board during these negotiations. Piper Sandler did not, however, recommend any specific amount of consideration to the NCS Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.
The NCS Board selected Piper Sandler as its financial advisor in connection with the Transaction based on, among other factors, its qualifications, professional reputation and industry expertise. Piper Sandler is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.
In connection with Piper Sandler’s services as the financial advisor to the NCS Board, NCS agreed to pay Piper Sandler a fee of $5,000,000, which is payable contingent upon consummation of the Transaction. NCS also agreed to pay Piper Sandler a fee of $500,000, which was earned by Piper Sandler upon delivery of the Piper Sandler opinion and which is not contingent upon consummation of the Transaction or the conclusions reached in the Piper Sandler opinion. All of the $500,000 fairness opinion fee is creditable against the $5,000,000 Transaction consummation fee if the Transaction closes within six months of the date of the opinion, otherwise, 50% of the $500,000 fairness opinion fee is creditable against the $5,000,000 Transaction consummation fee. NCS also agreed to indemnify Piper Sandler against certain liabilities and reimburse Piper Sandler for certain expenses in connection with Piper Sandler’s services. Piper Sandler is a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services. As the NCS Board was aware, during the two-year period preceding the date of the Piper Sandler opinion, Piper Sandler has earned approximately $1.1 million in underwriting fees across three capital markets transactions for Advent. Except as provided above in connection with this Transaction, over the past two years, Piper Sandler had not provided investment banking or financial advisory services to Weatherford or NCS for which Piper Sandler received any compensation. Piper Sandler may, in the future, provide investment banking and financial advisory services to NCS or Weatherford (and any of their affiliates) for which Piper Sandler would expect to receive compensation. In addition, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of NCS or Weatherford for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities.
The Piper Sandler opinion may not be published without the prior written consent of Piper Sandler, which consent was obtained for the purposes of the inclusion of the Piper Sandler opinion and the summary thereof in this information statement/prospectus. Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s research department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Transaction and other participants in the Transaction that differ from the opinions of Piper Sandler’s investment banking personnel.
Interests of Weatherford’s Directors and Executive Officers in the Transaction
Weatherford is not aware of any material interest, direct or indirect, by security holdings or otherwise, of any affiliate of Weatherford in the Transaction, except potentially for interests arising from ownership of NCS Common Stock, which interests (if applicable) are shared on a pro rata basis with other holders of NCS Common Stock.
Interests of NCS’s Directors and Executive Officers in the Transaction
NCS’s directors and executive officers may have interests in the Transaction, including financial interests, that may differ from, or may be in addition to, the interests of NCS stockholders generally. These interests are described with more particularity below, and the NCS Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve the Merger Agreement and the consummation of the Transaction, and in recommending that the NCS stockholders adopt the Merger Agreement. For additional information on the NCS Board’s consideration of the Transaction and the factors the NCS Board considered in reaching its decision to approve the Merger Agreement, see the sections of this information statement/prospectus titled “— Background of the Transaction” and “— NCS’s Reasons for the Transaction; Recommendation of the NCS Board of Directors.” The closing of the Transaction is expected to constitute a “change of control” (or similar phrase) for purposes of each of the NCS compensation plans and agreements described below, if applicable.
Executive Officers and Directors
NCS’s named executive officers (“NEOs”), who are the individuals identified as such in NCS’s most recent definitive proxy statement filed with the SEC, for 2025 are:
•
Ryan Hummer, Chief Executive Officer;

•
Tim Willems, Chief Operations Officer; and

•
Michael Morrison, Chief Financial Officer and Treasurer.

NCS’s executive officers who are not NEOs and non-employee directors as of December 31, 2025 were:
•
Ori Lev, Executive Vice President, General Counsel and Secretary;

•
Michael McShane, Director and Chairman;

•
Robert Nipper, Director;

•
John Deane, Director;

•
W. Matt Ralls, Director;

•
Valerie Mitchell, Director; and

•
Gurinder Grewal, Director.

Share Ownership
NCS’s directors and executive officers beneficially own shares of NCS Common Stock and, accordingly, will be eligible to receive Weatherford Ordinary Shares as Merger Consideration for the shares of NCS Common Stock they own at the Effective Time. For information regarding the beneficial ownership of NCS Common Stock by NCS’s directors and NEOs individually and all NCS directors and executive officers as a group, see the section of this information statement/prospectus titled “Information About Certain NCS Beneficial Owners.” For information regarding the Merger Consideration to be issued to NCS shareholders in the Transaction, see the sections of this information statement/prospectus titled “— Exchange of Shares; Elections as to Form of Consideration,” “The Merger Agreement — Election Procedures” and “The Merger Agreement — Exchange and Payment Procedures.”
NCS Equity Awards Held by NCS Directors and Executive Officers
The table below sets forth information about the outstanding NCS equity awards held by NCS’s executive officers and directors as of June 29, 2026, including the number of shares of NCS Common Stock subject to the awards and the estimated values of the awards. The estimated values assume a value per share of NCS Common Stock of $53.17 (which, in accordance with SEC requirements, is the average closing price of NCS Common Stock over the first five Business Days following the first public announcement of the Transaction). Immediately prior to the Effective Time, the vesting of the NCS RSUs held by the directors will accelerate on a “single trigger” basis, and such NCS RSUs and deferred NCS DSUs held by the directors will be settled. At the Effective Time, each of the NCS equity awards other than NCS Stock Options that have a per share exercise price equal to or greater than the Merger Consideration held by the executive officers will be converted to an award covering Weatherford Ordinary Shares (see the section above titled “Treatment of NCS Equity Awards and Employee Stock Purchase Plan”). Pursuant to the Merger Agreement, each outstanding NCS Stock Option that has a per share exercise price equal to or greater than the Merger Consideration will be canceled at the Effective Time without consideration and will have no further force or effect. Pursuant to the terms of the executive officers’ employment agreements, the vesting of the converted awards will accelerate on a “double trigger” basis on a qualifying termination of employment following the Effective Time (see below under “Executive Officer Employment Agreements”).
	NCS RSUs (#)	NCS RSUs ($)	NCS PSUs (#)(1)	NCS PSUs ($)(1)	NCS ESUs (#)	NCS ESUs ($)	Deferred NCS DSUs (#)	Deferred NCS DSUs ($)
Executive Officers
Ryan Hummer	10,505	558,551	55,193	2,934,612	18,302	973,117	—	—
Tim Willems	4,672	248,410	26,395	1,403,396	8,624	458,538	—	—
Michael Morrison	4,608	245,007	26,033	1,384,175	8,506	452,264	—	—
Ori Lev(2)	3,629	192,954	20,503	1,090,131	6,699	356,186	—	—
Directors
Robert Nipper	3,221	171,261	—	—	—	—	—	—
Michael McShane	3,221	171,261	—	—	—	—	—	—
John Deane	3,221	171,261	—	—	—	—	—	—
W. Matt Ralls	3,221	171,261	—	—	—	—	25,256	1,342,862
Valerie Mitchell	3,221	171,261	—	—	—	—	19,212	1,021,502
Gurinder Grewal	3,221	171,261	—	—	—	—	17,698	940,003

(1)
Pursuant to the Merger Agreement, at the Effective Time, the applicable performance goals for the outstanding NCS PSUs will be deemed satisfied at the greater of target and the actual level of achievement of the performance goals as of the date of the Merger Agreement, as determined by the NCS Board or an applicable committee thereof following prior consultation with Weatherford. In accordance with that determination, the number of shares of NCS Common Stock subject to, and the estimated values of, the NCS PSUs shown in these two columns reflect the deemed satisfaction of the performance goals for the NCS PSUs that were granted in 2024, 2025 and 2026 at maximum (which is 125% of target), target and target, respectively.

(2)
Mr. Lev holds a vested NCS Stock Option to purchase 632 shares of NCS Common Stock at an exercise price per share of $340, which is scheduled to expire on April 27, 2027. Pursuant to the Merger Agreement, since each outstanding NCS Stock Option held by Mr. Lev has a per share exercise price greater than the Merger Consideration, Mr. Lev’s NCS Stock Options will be canceled at the Effective Time without consideration and will have no further force or effect. No other executive officers or directors hold NCS Stock Options.

Executive Officer Employment Agreements
NCS is party to an employment agreement with each of its executive officers, each of which was amended and restated as of July 17, 2024. Each agreement provides for the following enhanced severance benefits if, within 24 months after a “change of control” (which will occur at the Effective Time), NCS terminates the executive officer’s employment without “cause” (see definition below), the executive officer resigns for “good reason” (see definition below), or NCS elects not to renew the employment agreement at the end of its term, subject to the executive officer’s execution of a release of claims and continued compliance with the restricted covenants contained in the agreement (described below):
•
cash severance in an amount equal to two times (or, in the case of Mr. Hummer, three times) the sum of the executive officer’s (i) base salary and (ii) target annual bonus, payable over the 12-month period following the termination date;

•
a lump sum payment equal to the pro-rated annual bonus the executive officer would have received for the year of termination, based on actual performance for such year, and payable on the regular payment date in the following year;

•
full vesting of the executive officer’s unvested equity awards; and

•
subject to the executive officer’s timely election for coverage under COBRA, a cash payment equal to the full premium for actively employed executives for up to 24 months.

If the executive officers’ employment terminated under such circumstances immediately following the Effective Time, then assuming the Effective Time had occurred on June 29, 2026 and that the pro-rated annual bonuses for 2026 are earned in the target amounts, the estimated aggregate amount of the cash severance, pro-rated annual bonus and COBRA payment for each executive officer would be $3,662,672 for Mr. Hummer, $1,679,026 for Mr. Willems, $1,582,292 for Mr. Morrison and $1,350,139 for Mr. Lev. For estimates of the values of the unvested equity awards held by the executive officers that would accelerate on such termination, see above under “NCS Equity Awards Held by NCS Directors and Executive Officers”.
If prior to, or more than 24 months after, a change of control NCS terminates the executive officer’s employment without “cause” (see definition below), the executive officer resigns for “good reason” (see definition below), or NCS elects not to renew the employment agreement at the end of its term, subject to the executive officer’s execution of a release of claims and continued compliance with the restricted covenants contained in the agreement (described below), the executive officer will receive the same payments and benefit as described above, except that (a) the severance multiple will be one times (or, in the case of Mr. Hummer, two times) the sum of the executive officer’s (i) base salary and (ii) target annual bonus and (b) the executive officer’s unvested equity awards will continue to vest in accordance with the applicable existing vesting schedules.
The employment agreements define “cause” to mean the executive officer’s: (i) indictment for, conviction of, or plea of guilty or no contest to, any indictable criminal offense or any other criminal offense involving fraud, misappropriation or moral turpitude; (ii) continued failure to materially perform his duties under the agreement (for any reason other than illness or physical or mental incapacity) or a material breach of fiduciary duty; (iii) theft, fraud, or dishonesty with regard to NCS or any of its affiliates or in connection with the executive officer’s duties; (iv) material violation of NCS’s code of conduct or similar written policies; (v) willful misconduct unrelated to NCS or any of its affiliates having, or likely to have, a material negative impact on NCS or any of its affiliates (economically or reputationally); (vi) act of gross negligence or willful misconduct that relates to NCS’s or any of its affiliates’ affairs; or (vii) material breach of any provisions of the agreement.
The employment agreements define “good reason” to mean, without the executive officer’s consent: (i) any material diminution in the executive officer’s responsibilities, authorities, title, reporting structure or duties; (ii) any material reduction in the executive officer’s base salary or target annual bonus opportunity (except in the event of an across the board reduction in base salary or target annual bonus opportunity of up to 10% applicable to substantially all of NCS’s senior executives); (iii) a relocation of the executive officer’s principal place of employment by more than 50 miles from the location on the effective date of the agreement and such place is more than 50 miles from the executive officer’s principal residence; or (iv) a material breach by NCS of any provisions of the agreement; provided that the executive officer has given NCS written notice of the “good reason” event within 60 days following the occurrence of the event, and NCS does not cure the event within 60 days following such notice.
The employment agreements include perpetual confidentiality and non-disparagement provisions, and provisions relating to non-competition and non-solicitation that apply during the executive officer’s employment and for one year following termination of employment. Pursuant to the NCS Disclosure Letter, NCS has agreed to use reasonable best efforts to amend each of the employment agreements to extend the non-competition covenant to three years following termination of employment for Mr. Hummer and two years following termination of employment for each of the other executive officers. As of the date of this information statement/prospectus, the employment agreements have not been amended.
New Compensation Arrangements with Weatherford
During the 12-month period following the Effective Time, pursuant to the Merger Agreement, Weatherford will provide, or will cause its affiliates to provide, each employee of NCS or its subsidiaries as of immediately prior to the Effective Time with certain compensation and benefits arrangements, and accordingly, such employees may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Weatherford. As of the date of this information statement/prospectus, no such compensation and benefits arrangements have been established. For additional information about the compensation and benefits arrangements that Weatherford will provide to employees of NCS or its subsidiaries as of immediately prior to the Effective Time, please see the section of this information statement/prospectus titled “The Merger Agreement — Employee Matters.”
Directors’ and Officers’ Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, certain current and former directors and executive officers of NCS and its subsidiaries will be entitled to ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the completion of the Transaction. See the section of this information statement/prospectus titled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” for additional information.
Management of NCS Following the Transaction
It is expected that the directors and officers of Merger Sub as of immediately prior to the Effective Time will become the directors and officers of NCS, as the surviving corporation of the merger with Merger Sub, upon completion of the Transaction.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of the payments and benefits that each of the NEOs would have received in connection with the Transaction, assuming the Effective Time had occurred on June 29, 2026 and, immediately thereafter, each NEO had experienced a qualifying termination.
The amounts below have been calculated assuming that (a) the value per share of NCS Common Stock at the Effective Time is $53.17 (which, in accordance with SEC requirements, is the average closing price of NCS Common Stock over the first five Business Days following the first public announcement of the Transaction), (b) none of the NEOs receives any additional equity awards or increases in base salary or target annual bonus before the Effective Time, (c) each NEOs executes the release of claims necessary to receive the “double trigger” payments below, and (d) each NEO timely elects coverage under COBRA and is eligible for such coverage for 24 months. As a result of these assumptions, the actual amounts to be received by the NEOs in connection with the Transaction may materially differ from the amounts below.
Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Ryan Hummer	3,607,714	4,466,280	54,958	8,128,952
Tim Willems	1,645,458	2,110,344	33,568	3,789,370
Michael Morrison	1,527,600	2,081,446	54,692	3,663,738

(1)
These amounts reflect the “double trigger” cash severance and pro-rated annual bonus that would be payable to each NEO under his employment agreement on a qualifying termination of employment within 24 months after the Effective Time, assuming that the pro-rated annual bonus is earned in the target amount. For a further explanation of the calculations for the severance payment and pro-rated annual bonus, see the section titled “Executive Officer Employment Agreements” above. The breakdown of these payments is as follows:

Name	Severance ($)	Pro-Rated Annual Bonus ($)
Ryan Hummer	3,305,813	301,901
Tim Willems	1,473,370	172,088
Michael Morrison	1,376,726	150,874

(2)
These amounts reflect the “double trigger” acceleration of each NEO’s unvested equity awards under his employment agreement on a qualifying termination of employment within 24 months after the Effective Time. For breakdowns of these amounts by type of NCS equity award, see the section titled “NCS Equity Awards Held by NCS Directors and Executive Officers” above.

(3)
These amounts reflect the “double trigger” cash payment equal to the full COBRA premium for actively employed executives for 24 months that would be payable to each NEO under his employment agreement on a qualifying termination of employment within 24 months after the Effective Time.

Treatment of Indebtedness
For a description of Weatherford’s and NCS’s existing indebtedness, please see Weatherford’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed on April 22, 2026, and NCS’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed on April 30, 2026, respectively, each of which is incorporated by reference herein.
For additional information regarding the treatment of NCS’s existing indebtedness under the Merger Agreement, please see the section titled “The Merger Agreement — Actions with Respect to NCS Debt.”
This information statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Weatherford or NCS. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Weatherford shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

Financing of the Transaction
The Transaction is not conditioned upon any financing arrangements or contingencies. Weatherford anticipates that the funds needed to complete the Transaction will be derived from cash on hand.
Accounting Treatment of the Transaction
The Transaction will be accounted for as a business combination, with Weatherford using the acquisition method of accounting in accordance with Accounting Standard Codification 805, Business Combinations, and, accordingly, will generally result in the recognition of NCS identifiable assets acquired and liabilities assumed at fair value.
Material U.S. Federal Income Tax Consequences to U.S. Holders
The following is a discussion of the material U.S. federal income tax consequences of the Transaction to U.S. holders of NCS Common Stock and the ownership and disposition of Weatherford Stock (as defined below) received by U.S. holders in the Transaction. For purposes of this discussion, references to “Weatherford Stock” include Weatherford Ordinary Shares (if the Redomestication has not occurred prior to the closing of the Transaction) or WIC common stock (if the Redomestication has occurred prior to the closing of the Transaction), as the case may be.
This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial authority, administrative interpretations, and administrative rulings in effect as of the date of this information statement/prospectus, all of which may change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been, or is expected to be, sought from the IRS with respect to any of the tax consequences discussed below. As a result, there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. This discussion does not address any U.S. state or local, non-U.S. or U.S. federal estate, gift, alternative minimum or Medicare contribution tax consequences.
This discussion is general in nature and does not purport to be a complete analysis of all potential tax effects of the Transaction that might be relevant to particular U.S. holders in light of their individual circumstances. Moreover, this discussion applies only to U.S. holders that hold their NCS Common Stock and will hold their Weatherford Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation:
•
banks, thrifts, mutual funds, insurance companies and other financial institutions;

•
real estate investment trusts and regulated investment companies;

•
traders in securities who elect to apply a mark-to-market method of accounting;

•
brokers, dealers or traders in securities, commodities or currencies;

•
tax-exempt organizations or governmental organizations;

•
persons who hold NCS Common Stock or will hold Weatherford Stock in an individual retirement or other tax-deferred account;

•
persons whose functional currency is not the U.S. dollar;

•
U.S. expatriates and former citizens or long-term residents of the United States;

•
“passive foreign investment companies” or “controlled foreign corporations” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
persons deemed to sell NCS Common Stock or Weatherford Stock under the constructive sale provisions of the Code;

•
persons who hold NCS Common Stock or will hold Weatherford Stock as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•
persons who purchase or sell NCS Common Stock or Weatherford Stock as part of a wash sale for tax purposes;

•
“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or other pass-through entities, and persons who hold interests in such entities;

•
persons who received their NCS Common Stock or acquire Weatherford Stock through the exercise of employee stock options, as a restricted stock award or otherwise as compensation or in connection with the performance of services or through a tax-qualified retirement plan;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to NCS Common Stock or Weatherford Stock being taken into account in a financial statement;

•
persons who, at any time within the five-year period ending on the closing date of the Transaction have owned, directly, indirectly or constructively, 5% or more of the stock of NCS (by vote or value); and

•
persons who, at any time, own, directly, indirectly or constructively, 10% or more of the stock of Weatherford (by vote or value).

In addition, this discussion does not address the tax consequences to a U.S. holder if the Redomestication has not occurred prior to the closing of the Transaction and such U.S. holder holds NCS Common Stock and will own directly, indirectly or constructively through attribution rules, at least 5% of either the total voting power or total value of Weatherford immediately after the Transaction pursuant to the applicable Treasury Regulations under Section 367 of the Code (a “five-percent transferee shareholder”). A U.S. holder who believes that it could become a five-percent transferee shareholder is urged to consult its tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement with the IRS, which might be a precondition to the U.S. holder’s ability to obtain tax-free treatment in the Transaction.
For purposes of this discussion, a U.S. holder is a beneficial owner of NCS Common Stock and, after the Transaction, Weatherford Stock who is:
•
an individual citizen or resident of the U.S.;

•
a corporation or other entity taxable as a corporation created in or organized under the laws of the U.S., any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•
a trust if (i) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds NCS Common Stock or, after the Transaction, Weatherford Stock, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. U.S. holders in a partnership that intends to exchange its NCS Common Stock in the Transaction are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION OR THE OWNERSHIP AND DISPOSITION OF WEATHERFORD STOCK RECEIVED IN THE TRANSACTION. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION, INCLUDING THE INCOME TAX CONSEQUENCES ARISING FROM THEIR OWN FACTS AND CIRCUMSTANCES, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES ARISING OUT OF THE TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF WEATHERFORD STOCK.

U.S. Federal Income Tax Consequences to U.S. Holders of the Transaction
Application of Section 368 of the Code.   Assuming that the Transaction is completed as currently contemplated, NCS and Weatherford intend for the Transaction to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of NCS to effect the Transaction that NCS receive an opinion, in form and substance reasonably satisfactory to NCS, from Baker Botts L.L.P. (or, if Baker Botts L.L.P. is unable or unwilling to deliver such opinion, another nationally recognized tax counsel reasonably acceptable to NCS, which includes King & Spalding LLP) to the effect that the Transaction will (i) be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) if the Redomestication has not occurred prior to the closing of the Transaction (such that Weatherford, rather than WIC, is the “Parent” entity under the Merger Agreement at the closing of the Transaction), not result in gain being recognized under Section 367(a)(1) of the Code, provided that no opinion will be expressed regarding the U.S. federal income tax treatment of any five-percent transferee shareholder. The opinion will be based on representations from each of NCS and Weatherford and on customary factual assumptions, as well as certain covenants and undertakings by NCS and Weatherford. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the Transaction could differ materially from those described below. No ruling has been sought from the IRS regarding the tax consequences of the Transaction, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. The following discussion assumes that the Transaction will qualify as a “reorganization” under Section 368(a) of the Code.
Exchange Solely for Share Consideration.   If, pursuant to the Transaction, a U.S. holder exchanges all of its shares of NCS Common Stock solely for shares of Weatherford Stock, such U.S. holder generally will not recognize any gain or loss on the exchange, except with respect to cash received in lieu of fractional shares of Weatherford Stock (as discussed below in the section titled “— Cash in Lieu of Fractional Shares”).
The aggregate adjusted tax basis of the shares of Weatherford Stock received in the Transaction (including fractional shares deemed received and redeemed as described below in the section titled “— Cash in Lieu of Fractional Shares”) will be equal to the aggregate adjusted tax basis of the shares of NCS Common Stock surrendered. The holding period of the shares of Weatherford Stock received in the Transaction (including fractional shares deemed received and redeemed) will include the holding period of the shares of NCS Common Stock surrendered.
If a U.S. holder acquired different blocks of shares of NCS Common Stock at different times or different prices, such U.S. holder is urged to consult his, her or its tax advisor as to the determination of the tax bases and holding periods of the shares of Weatherford Stock received in the Transaction.
Exchange for Mixed Consideration.   A U.S. holder who receives a combination of shares of Weatherford Stock and cash (other than cash in lieu of fractional shares of Weatherford Stock) pursuant to the Transaction generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the excess (if any) of (x) the sum of the amount of the cash (other than cash in lieu of fractional shares of Weatherford Stock) and the fair market value of the shares of Weatherford Stock received, over (y) such U.S. holder’s adjusted tax basis in its shares of NCS Common Stock surrendered in exchange therefor, and (2) the amount of cash received.
If a U.S. holder acquired different blocks of shares of NCS Common Stock at different times or different prices, any gain or loss may be determined separately for each block of shares and such U.S. holder’s basis and holding period in its shares of NCS Common Stock may be determined with reference to each block of shares of NCS Common Stock. Any such U.S. holder is urged to consult his, her or its tax advisor regarding the manner in which the cash consideration and share consideration should be allocated among different blocks of shares of NCS Common Stock surrendered, including the ability to specifically identify shares of NCS Common Stock exchanged for the cash consideration, and the determination of the tax bases and holding periods of the shares of Weatherford Stock received.
Any recognized gain will generally be long-term capital gain if the U.S. holder’s holding period with respect to the shares of NCS Common Stock surrendered is more than one year at the Effective Time.

Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates.
In some cases, the cash consideration received could be treated as having the effect of a distribution of a dividend under Section 356(a)(2) of the Code and the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders are urged to consult their tax advisors regarding the potential tax consequences of the Transaction to them, and U.S. holders that are corporations are urged to consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.
The aggregate tax basis of the shares of Weatherford Stock received (including fractional shares deemed received and redeemed as described below in the section titled “— Cash in Lieu of Fractional Shares”) will be equal to the aggregate adjusted tax basis of the shares of NCS Common Stock surrendered, reduced by the amount of cash consideration received by the U.S. holder (excluding any cash in lieu of fractional shares) and increased by the amount of gain (regardless of whether such gain is classified as capital gain or dividend income, as discussed above, but excluding any gain recognized with respect to cash in lieu of fractional shares), if any, recognized by the U.S. holder on the exchange. The holding period of the shares of Weatherford Stock received in the Transaction (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of NCS Common Stock surrendered.
A U.S. holder receiving the Mixed Consideration is urged to consult his, her or its tax advisor regarding the manner in which the above rules would apply in such U.S. holder’s particular circumstances.
Cash in Lieu of Fractional Shares.   U.S. holders who receive cash in lieu of fractional shares of Weatherford Stock will generally be treated as having received such fractional shares and then as having received such cash in redemption of the fractional shares. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional shares and the tax basis allocated to such fractional shares. Such gain or loss generally will be long-term capital gain or loss if the holding period for such fractional shares (including the holding period of the NCS Common Stock surrendered therefor) is more than one year at the Effective Time. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
Application of Section 367 of the Code.   In the event that the Redomestication has not occurred prior to the closing of the Transaction, a U.S. holder who is a five-percent transferee shareholder will qualify for non-recognition of gain, as described above, only if the U.S. holder files with the IRS a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c). Other considerations not here described may apply to such a U.S. holder. Any such U.S. holder is urged to consult his, her or its tax advisor concerning the decision to file a gain recognition agreement, the procedures to be followed in connection with that filing and other applicable considerations.
Information Reporting and Backup Withholding.   Information reporting and backup withholding (currently, at a rate of 24%) may apply to payments made in connection with the Transaction. Backup withholding will not apply, however, if the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable certification requirements. Backup withholding is not an additional tax. Any amounts withheld may be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of Weatherford Ordinary Shares
The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition by U.S. holders of Weatherford Ordinary Shares received in the Transaction and applies only in the event that the Redomestication has not occurred prior to the closing of the Transaction.

Receiving Distributions on Weatherford Ordinary Shares.   U.S. holders will be required to include in gross income the gross amount of any distribution, without reduction for any DWT on such distribution, received (or deemed to be received) on the Weatherford Ordinary Shares to the extent that the distribution is paid out of Weatherford’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes, which is referred to as a dividend. With respect to non-corporate U.S. holders, certain dividends received from a qualified foreign corporation will be subject to U.S. federal income tax at preferential rates. As long as (i) the Weatherford Ordinary Shares are regularly tradable on the Nasdaq Global Select Market (or certain other stock exchanges) and/or Weatherford qualifies for benefits under a specified income tax treaty with the U.S. that includes an exchange of information program, (ii) Weatherford is not a passive foreign investment company for the taxable year in which the dividend is paid or the preceding taxable year, and (iii) Weatherford is not and does not become a surrogate foreign corporation within the meaning of Section 7874(a)(2)(B) of the Code, it will be treated as a qualified foreign corporation for this purpose. This reduced rate will not be available in all situations, and U.S. holders are urged to consult their tax advisors regarding the application of the relevant rules to their particular circumstances. Dividends from Weatherford will not be eligible for the dividends-received deduction under the Code, which is generally allowed to corporate U.S. holders on dividends received from certain domestic and foreign corporations.
Distributions in excess of the current and accumulated earnings and profits of Weatherford will be applied first to reduce the U.S. holder’s tax basis in its Weatherford Ordinary Shares, and thereafter will constitute capital gain from the sale or exchange of such shares. In the case of a non-corporate U.S. holder, such gain generally is subject to U.S. federal income tax at preferential rates if the U.S. holder’s holding period for such Weatherford Ordinary Shares exceeds twelve months. Special rules not here described may apply to U.S. holders who do not have a uniform tax basis and holding period in all of their Weatherford Ordinary Shares, and any such U.S. holders are urged to consult their tax advisors with regard to such rules.
In general, dividends paid with respect to the Weatherford Ordinary Shares will constitute foreign source income and generally will be considered passive category income for purposes of computing the foreign tax credit allowable to U.S. holders. However, for any period in which Weatherford is treated as a United States-owned foreign corporation, a portion of any dividends paid on Weatherford Ordinary Shares during such period may be treated as U.S.-source for purposes of determining any U.S. foreign tax credit allowable to U.S. holders. Weatherford would be treated as a United States-owned foreign corporation if 50% or more of the total value or total voting power of its stock is owned, directly, indirectly or by attribution (taking into account applicable constructive ownership rules), by United States persons within the meaning of Section 7701(a)(30) of the Code.
If any foreign-source dividends on Weatherford Ordinary Shares are taxed as qualified dividend income (as discussed above), then the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. DWT, if any, withheld on distributions to a U.S. holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to special limitations. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders are urged to consult their tax advisors regarding the availability of foreign tax credits.
Dispositions of Weatherford Ordinary Shares.   U.S. holders of Weatherford Ordinary Shares will recognize capital gain or loss for U.S. federal income tax purposes on the taxable disposition of Weatherford Ordinary Shares in an amount equal to the difference between the amount realized from such sale, exchange or other taxable disposition and the U.S. holders’ tax basis in such shares. In the case of a non-corporate U.S. holder, such gain generally is subject to U.S. federal income tax at preferential rates if the U.S. holder’s holding period for such Weatherford Ordinary Shares exceeds twelve months. The deductibility of capital losses is subject to limitations.
Passive Foreign Investment Company Considerations.   The treatment of U.S. holders of Weatherford Ordinary Shares in some cases could be materially different from that described above if, at any relevant time, Weatherford were a passive foreign investment company (“PFIC”). For U.S. tax purposes, a foreign corporation, such as Weatherford, is classified as a PFIC for any taxable year in which either (i) 75% or more of its gross income is passive income (as defined for U.S. tax purposes) or (ii) the average percentage of its assets that produce passive income or that are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock.
Weatherford believes it is not a PFIC and has not been a PFIC in any prior taxable year. Weatherford further believes that Weatherford will not be a PFIC following the Transaction. However, the tests for determining PFIC status are applied annually, and it is difficult to accurately predict future income and assets relevant to this determination. Accordingly, we cannot assure U.S. holders that Weatherford will not become a PFIC. If Weatherford should determine in the future that it is a PFIC, it will endeavor to so notify U.S. holders of Weatherford Ordinary Shares, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. holders of Weatherford Ordinary Shares are urged to consult their tax advisors about the PFIC rules, including the availability of certain elections.
Information Reporting and Backup Withholding.   Distributions and disposition proceeds will be subject to information reporting and certain withholding provisions. In addition, dividends on Weatherford Ordinary Shares paid within the U.S. or through certain U.S.-related financial intermediaries may be subject to backup withholding (currently, at a rate of 24%) unless the U.S. holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to the proceeds of a sale of the Weatherford Ordinary Shares.
In addition to being subject to backup withholding, if a U.S. holder of Weatherford Ordinary Shares does not provide Weatherford (or its paying agent) with the U.S. holder’s correct taxpayer identification number or other required information, the U.S. holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder furnishes certain required information to the IRS.
Certain U.S. holders are required to report their holdings of certain specified foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Weatherford Ordinary Shares are expected to constitute foreign financial assets subject to these requirements unless the shares are held in an account maintained at certain financial institutions. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of Weatherford Ordinary Shares and the significant penalties for non-compliance.
U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of WIC Common Stock
The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition by U.S. holders of WIC common stock received in the Transaction and applies only in the event that the Redomestication has occurred prior to the closing of the Transaction.
Receiving Distributions on WIC Common Stock.   Any distribution made by WIC to a U.S. holder with respect to shares of WIC common stock will generally be includible in the U.S. holder’s gross income, in the year actually or constructively received, as a dividend to the extent that such distribution is paid out of WIC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds WIC’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess will be treated first as a tax-free return of the U.S. holder’s tax basis in the shares of WIC common stock, and then, to the extent such excess amount exceeds the U.S. holder’s tax basis in the shares of WIC common stock, as capital gain. Subject to applicable limitations and requirements, any dividends (that is, distributions that are paid out of current or accumulated earnings and profits) on shares of WIC common stock generally should be eligible for the “dividends received deduction” available to corporate shareholders. Any such dividend paid by WIC to certain non-corporate U.S. holders, including individuals, generally will be subject to taxation at preferential rates if certain holding period requirements are met. In general, dividends paid with respect to shares of WIC common stock will constitute U.S. source income and generally will be considered passive category income for purposes of computing the foreign tax credit allowable to U.S. holders.
Dispositions of WIC Common Stock.   A U.S. holder will generally recognize taxable gain or loss on any sale, taxable exchange or other taxable disposition of a share of WIC common stock equal to the difference between the amount realized for such share of WIC common stock and the U.S. holder’s adjusted tax basis in such share of WIC common stock. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, on the date of the disposition, the U.S. holder has a holding period in such share of WIC common stock that exceeds one year. Long-term capital gains derived by certain non-corporate U.S. holders, including individuals, are generally subject to taxation at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding.   Dividend payments with respect to shares of WIC common stock and proceeds of a disposition of shares of WIC common stock will generally be subject to information reporting to the IRS and may be subject to U.S. backup withholding unless a U.S. holder furnishes such U.S. holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9) and complies with other applicable certification requirements, or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be credited against a U.S. holder’s federal income tax liability, and may entitle a U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.
Irish Tax Considerations
The following is a general summary of the material Irish tax considerations of the Transaction to holders of NCS Common Stock and the ownership and disposition of Weatherford Ordinary Shares received by holders of NCS Common Stock in the Transaction if the Redomestication has not occurred prior to the closing of the Transaction. This summary applies only in the event that the Redomestication has not occurred prior to the closing of the Transaction.
The summary is based upon existing Irish tax legislation and case law and the published practice of the Irish Revenue Commissioners as of the date of this information statement/prospectus. Legislative, administrative or judicial changes may modify the tax consequences described in this section, possibly with retroactive effect. Furthermore, no assurance can be provided that the tax consequences contained in this summary will not be challenged by the Irish Revenue Commissioners or will be sustained by an Irish court if they were to be challenged. The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of NCS Common Stock should consult their own tax advisors about the Irish tax consequences (and the tax consequences under the laws of other relevant jurisdictions) of the Transaction and the ownership and disposal of Weatherford Ordinary Shares in the future. Furthermore, the summary applies only to shareholders who own their NCS Common Stock, and will own Weatherford Ordinary Shares, as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment and such persons may be subject to special rules.
Irish Tax Considerations arising on the Transaction for NCS Stockholders
Capital gains tax.   The current rate of tax on chargeable gains in Ireland (“Irish CGT”) is thirty-three percent (33%).
Non Irish-resident shareholders:   NCS stockholders who are neither resident nor ordinarily resident in Ireland for Irish tax purposes should not be liable for Irish CGT or corporation tax on chargeable gains on the cancellation of their NCS Common Stock pursuant to the Transaction, unless such shares were used in, or for the purposes of, a trade carried on by the shareholder in Ireland through a branch or agency, or were used or held or acquired for use by or for the purposes of the branch or agency.

Irish resident shareholders:   NCS stockholders that are resident or ordinarily resident in Ireland for Irish tax purposes or who have used their shares in, or for the purposes of, a trade carried on by the shareholder in Ireland through a branch or agency, or whose shares were used or held or acquired for use by or for the purposes of the branch or agency will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish CGT in relation to the cancellation of their NCS Common Stock pursuant to the Transaction. Such shareholders should consult their own tax advisors as to the Irish tax consequences of the Transaction.
Stamp duty.   No Irish stamp duty should be payable on the cancellation of the NCS Common Stock or the issue of Weatherford Ordinary Shares pursuant to the Transaction.
Irish Tax Considerations for Holders Owning and Disposing of Weatherford Ordinary Shares
Capital gains tax.   Holders of Weatherford Ordinary Shares who are neither resident nor ordinarily resident in Ireland for Irish tax purposes should not be liable for Irish CGT on a subsequent disposal of their Weatherford Ordinary Shares unless such shares are used in or for the purposes of a trade carried on by the shareholder in Ireland through a branch or agency, or are used or held or acquired for use by or for the purposes of the branch or agency.
Holders of Weatherford Ordinary Shares who are resident or ordinarily resident for tax purposes in Ireland will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish CGT on the disposal of Weatherford Ordinary Shares. Such shareholders should consult their own tax advisors as to the Irish tax consequences of any such disposal.
A Weatherford shareholder who is an individual and is temporarily not resident in Ireland may, in certain circumstances under Irish anti-avoidance legislation, still be liable for Irish CGT on any chargeable gain realized upon the subsequent disposal of Weatherford Ordinary Shares during the period in which such individual is a non-Irish tax resident.
Stamp duty.   The rate of Irish stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the greater of the price paid or the market value of the shares acquired. Where Irish stamp duty arises, it is generally a liability of the transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.
A transfer of Weatherford Ordinary Shares effected by means of the transfer of book entry interests through DTC should not be subject to Irish stamp duty.
A transfer of Weatherford Ordinary Shares other than by means of the transfer of book-entry interests through DTC will generally be subject to Irish stamp duty at the current rate of 1% on the greater of the price paid or the market value of the relevant shares. Weatherford shareholders wishing to transfer their shares into (or out of) DTC after the Transaction may do so without giving rise to Irish stamp duty provided:
(i)
there is no change in the beneficial ownership of such shares as a result of the transfer; and

(ii)
the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Dividend withholding tax.   DWT (currently at a rate of 25%) may arise in respect of any dividends paid on Weatherford Ordinary Shares. A number of exemptions from DWT exist such that holders of Weatherford Ordinary Shares resident in the United States, the United Kingdom, an EU or European Economic Area member state, or another country with which Ireland has a double tax treaty may be entitled to exemptions from DWT.
Weatherford Ordinary Shares held by non-Irish residents:   The following non-Irish tax resident holders of Weatherford Ordinary Shares are exempt from DWT if they are beneficially entitled to the distribution and (subject to the section entitled “Weatherford Ordinary Shares Held by U.S. Residents” below), if, on a timely basis in advance of the payment of any relevant distribution, the holder of the Weatherford Ordinary Shares has provided a qualifying intermediary or paying agent appointed by Weatherford an appropriate declaration of entitlement to exemption:

(i)
persons (other than a company) who: (i) are neither tax resident nor ordinarily resident in Ireland; and (ii) are resident for tax purposes in: (a) an EU member state or European Economic Area state other than Ireland; or (b) a country with which Ireland has a double tax treaty (“DTT Country”);

(ii)
companies not tax resident in Ireland which are: (i) tax resident in an EU member state, European Economic Area state or DTT Country; and (ii) not under the control, whether directly or indirectly, of a person or persons who is or are tax resident in Ireland;

(iii)
companies not tax resident in Ireland which are directly or indirectly under the control of a person or persons who is or are, by virtue of the law of a DTT Country, an EU member state or European Economic Area state, resident for tax purposes in a DTT Country, EU member state or European Economic Area state other than Ireland and who is or are not under the control, whether directly or indirectly, of a person or persons who is or are not resident for tax purposes in a DTT Country, an EU member state or European Economic Area state;

(iv)
companies not tax resident in Ireland, the principal class of shares of which is substantially and regularly traded on a recognized stock exchange in a DTT Country, an EU member state or European Economic Area state including Ireland or on an approved stock exchange; or

(v)
companies not tax resident in Ireland that are 75% subsidiaries of a single company, or are wholly owned by two or more companies, in either case the principal class of shares of which is or are substantially and regularly traded on a recognized stock exchange in a DTT Country or an EU member state or European Economic Area state, including Ireland or on an approved stock exchange.

For non-Irish tax resident holders of Weatherford Ordinary Shares that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such holders of Weatherford Ordinary Shares to rely on the provisions of a double tax treaty to which Ireland is a party to reduce the rate of DWT.
Weatherford Ordinary Shares held by US tax residents:   Dividends paid in respect of Weatherford Ordinary Shares that are owned by a U.S. resident and held through DTC should not be subject to DWT provided the address of the beneficial owner of such shares in the records of the broker holding such shares is in the U.S. (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Weatherford). Dividends paid in respect of Weatherford Ordinary Shares that are owned by a U.S. resident and are held outside of DTC should not be subject to DWT if the shareholder provides a completed IRS Form 6166 or a valid DWT form to Weatherford’s transfer agent at least seven business days before the record date for the dividend to confirm its U.S. residence and claim an exemption.
Shares held by residents of Ireland:   Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies that have completed the appropriate DWT forms) should be subject to DWT in respect of dividends paid on their Weatherford Ordinary Shares. Weatherford shareholders (including NCS stockholders who will receive Weatherford Ordinary Shares pursuant to the Transaction) who are resident or ordinarily resident in Ireland or are otherwise subject to Irish tax should consult their own tax advisors.
Shares held by other persons:   Holders of Weatherford Ordinary Shares that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. Distributions paid in respect of Weatherford Ordinary Shares held through DTC that are owned by a partnership formed under the laws of a DTT Country and where all the partners are resident in a DTT Country should be entitled to an exemption from DWT if all of the partners complete the appropriate DWT forms (or in the case of U.S. tax resident partners, IRS Form 6166) and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Weatherford) before the record date for the distribution. If any partner in the partnership is not a resident of a DTT Country, no partner is entitled to the exemption from DWT.
Qualifying Intermediary:   Weatherford has put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of Weatherford Ordinary Shares that are held through DTC, which are referred to as the “Deposited Securities.” The agreement provides that the qualifying intermediary will distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after Weatherford delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.
Weatherford will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where holders of Weatherford Ordinary Shares reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT forms. Holders of Weatherford Ordinary Shares that are required to file DWT forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.
Income tax on dividends on Weatherford Ordinary Shares.   Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies. A non-Irish tax resident holder of Weatherford Ordinary Shares that is entitled to an exemption from DWT will generally have no Irish income tax or Universal Social Charge (“USC”) liability on a distribution from Weatherford. A non-Irish tax resident holder of Weatherford Ordinary Shares that is not entitled to an exemption from DWT, and therefore is subject to DWT, generally will have no additional Irish income tax liability or USC liability. The DWT deducted by Weatherford should discharge the Irish income tax liability and USC liability. Irish resident or ordinarily resident shareholders may be subject to Irish tax and (in the case of an individual) the USC and/or Pay Related Social Insurance on dividends received from Weatherford. Such Weatherford shareholders should consult their own tax advisors.
Capital acquisitions tax.   A gift or inheritance of Weatherford Ordinary Shares should be within the charge to capital acquisitions tax (“CAT”) notwithstanding that the donor or the donee/successor in relation to such gift or inheritance is domiciled and resident outside Ireland. This is because Weatherford Ordinary Shares are regarded as property situated in Ireland for CAT purposes. CAT is currently charged at a rate of 33% above a tax-free threshold, subject to available reliefs and exemptions.
The Irish tax considerations summarized above are for general information only and are not intended to provide any definitive tax representations to holders of Weatherford Ordinary Shares or NCS Common Stock. Each holder of Weatherford Ordinary Shares or NCS Common Stock should consult their own tax advisor as to the tax consequences that may apply to such shareholder.
Regulatory Clearances and Approvals Required for the Transaction
HSR Act and U.S. Antitrust Matters
The Transaction is subject to the requirements of the HSR Act, which would prevent NCS and Weatherford from completing the Transaction until required information and materials are furnished to the FTC and the Antitrust Division, and the HSR Act waiting period is terminated or expires. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period (referred to as the HSR waiting period) (and any extension thereof) following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties filed such notification and reports on June 12, 2026 and received early termination of the applicable waiting period on July 2, 2026. The closing of the Transaction is anticipated to occur in approximately the second half of 2026.
Foreign Regulatory Clearances
The completion of the Transaction is subject to clearance under the antitrust and foreign direct investment laws of certain foreign jurisdictions, and the parties have filed the applicable notifications with the appropriate regulators in such jurisdictions. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances, or consents pursuant to these foreign laws before completing the Transaction.
Other state or foreign antitrust, competition, and foreign direct investment authorities may take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the Transaction.

For additional information about regulatory approvals relating to the Transaction, please see the section titled “The Merger Agreement — Conditions to the Transaction.”
Although the parties expect that all required regulatory clearances and approvals will be obtained, the parties cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Transaction, including the requirement to divest assets, create or modify contractual rights or obligations, or enter into supply or services agreements. These conditions could result in the conditions to the Transaction not being satisfied.
Exchange of Shares; Elections as to Form of Consideration
At the Effective Time, by virtue of the merger and operation of Delaware law and without any action on the part of Weatherford, Merger Sub, NCS, or any holder of any securities of Weatherford, Merger Sub or NCS, each issued and outstanding share of NCS Common Stock (other than excluded shares) will automatically be cancelled and converted into the right to receive, at the election of the stockholder: (i) a number of Weatherford Ordinary Shares equal to the Share Consideration Exchange Ratio (0.5537), referred to as the Share Consideration; or (ii) a combination of (A) an amount in cash equal to the product of the Mixed Consideration Cash Exchange Ratio (0.1371) and the Parent Closing Price, and (B) a number of Weatherford Ordinary Shares equal to the Mixed Consideration Exchange Ratio (0.2392), the combination of (A) and (B) together referred to as the Mixed Consideration.
An NCS stockholder may only elect one form of consideration for all shares of NCS Common Stock such NCS stockholder owns. An NCS stockholder may elect to receive (i) solely the Share Consideration (referred to as a Share Election) or (ii) solely the Mixed Consideration (referred to as a Mixed Election). NCS stockholders who do not timely make a valid election before the election deadline will receive the Share Consideration.
Prior to the Effective Time, Weatherford will enter into an agreement in form reasonably acceptable to NCS with a bank or trust company designated by Weatherford and reasonably acceptable to NCS (referred to as the exchange agent) and anticipated to be Equiniti Trust Company, LLC to act as nominee and agent for the holders of NCS Common Stock. As required under the Merger Agreement, Weatherford will (i) take all actions necessary to ensure that the cash made available or deposited with the exchange agent is at all times sufficient to satisfy Weatherford’s obligations to pay the Elected Cash Consideration (subject to proration), any dividends payable, and, to the extent determinable, cash in lieu of fractional Weatherford Ordinary Shares, and (ii) make available to the exchange agent the number of Weatherford Ordinary Shares to be delivered as Share Consideration and Mixed Election Shares.
After the Effective Time, shares of NCS Common Stock will no longer be outstanding, will be canceled and will cease to exist and each certificate or book entry share that previously represented shares of NCS Common Stock (other than excluded shares) will represent only the right to receive the Merger Consideration pursuant to the Merger Agreement, cash in lieu of fractional Weatherford Ordinary Shares and unpaid dividends and distributions, if any. With respect to such shares of Weatherford Ordinary Shares deliverable upon the surrender of NCS stock certificates or book-entry shares, until holders of such NCS stock certificates or book-entry shares have properly surrendered such stock certificates or book-entry shares to the exchange agent for exchange, along with a duly completed and executed letter of transmittal in the case of holders of certificates and any other documents as may customarily be required by the exchange agent, those holders will not receive the Merger Consideration, any cash in lieu of fractional Weatherford Ordinary Shares and any dividends or distributions that become due to the holders of converted NCS Common Stock.
Promptly (and within five Business Days) after the Effective Time, Weatherford and NCS will cause the exchange agent to mail to each record holder of certificates that immediately prior to the Effective Time represented NCS Common Stock (other than excluded shares) that by virtue of the Transaction were automatically cancelled and converted into the right to receive the Merger Consideration (i) a form of letter of transmittal and (ii) instructions for surrendering NCS stock certificates in exchange for payment of the Merger Consideration, any dividends or other distributions payable and any cash in lieu of fractional Weatherford Ordinary Shares payable. Holders of book-entry shares whose shares of NCS Common Stock were automatically cancelled and converted in the Transaction into the right to receive the Merger Consideration will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent to receive the Merger Consideration. Upon surrender of NCS stock certificates or book-entry shares and a duly executed letter of transmittal in the case of holders of certificates to the exchange agent in compliance with the instructions for surrender, such holders will be entitled to receive the Merger Consideration, any dividends or other distributions payable and any cash in lieu of fractional Weatherford Ordinary Shares payable.
Proration and Allocation of Merger Consideration
Proration of Mixed Consideration.   The Mixed Consideration is subject to prorated replacement with Share Consideration in the event that the Elected Cash Consideration exceeds the Maximum Cash Election Amount. Under the Merger Agreement, the “Maximum Cash Election Amount” means an amount equal to the lesser of (I) the product of (x) the aggregate number of Mixed Election shares, multiplied by (y) the quotient of (1) 0.199, divided by (2) the fraction obtained by dividing the aggregate number of Mixed Election shares by the total number of eligible shares of NCS Common Stock (i.e., all issued and outstanding shares of NCS Common Stock prior to the Effective Time of the Transaction other than excluded shares), multiplied by (z) the sum of (1) the Cash Consideration, plus (2) the product of the Mixed Consideration Exchange Ratio (0.2392) and the Parent Closing Price, and (II) the maximum amount of cash that may be delivered in the Transaction without violating Section 368(a)(2)(E)(ii) of the Code (as reasonably determined by tax counsel in consultation with Weatherford).
If the Elected Cash Consideration exceeds the Maximum Cash Election Amount (such excess, the “Excess Cash Amount”), then a portion of each holder’s Mixed Election shares that would otherwise automatically be cancelled and converted into the right to receive the Mixed Consideration will instead automatically be cancelled and converted into the right to receive the Share Consideration. Such prorated portion is equal to the product obtained by multiplying (x) the number of Mixed Election shares held by such holder by (y) a fraction, the numerator of which is the Excess Cash Amount and the denominator of which is the Elected Cash Consideration. Each share of the remaining portion of such holder’s Mixed Election shares will automatically be cancelled and converted into the right to receive the Mixed Consideration. This proration is applied on a pro rata basis so that each holder making a Mixed Election is treated in the same manner.
No Proration of Share Consideration.   Holders who make Share Elections and holders who do not timely make an election (Default Stock) will receive the Share Consideration (0.5537 Weatherford Ordinary Shares per share of NCS Common Stock) without any proration or adjustment.
The Specified Stockholder, which on May 31, 2026, beneficially owned 1,478,426 shares of NCS Common Stock, representing approximately 56.33% of the aggregate voting power of the issued and outstanding shares of NCS Common Stock, made the Irrevocable Mixed Election with respect to all of its shares. However, as noted above, the Mixed Consideration is subject to prorated replacement with Share Consideration in the event the Mixed Elections are oversubscribed such that the Elected Cash Consideration exceeds the Maximum Cash Election Amount. Given the Specified Stockholder’s Irrevocable Mixed Election, we expect Mixed Elections to be subject to prorated replacement with Share Consideration. For illustrative purposes only, if no NCS stockholders, other than the Specified Stockholder, make a Mixed Election, then at the Effective Time approximately 407 shares of NCS Common Stock that would otherwise have been Mixed Election Shares will automatically be cancelled and converted into the right to receive the Share Consideration. Alternatively, if all NCS stockholders, including the Specified Stockholder, make a Mixed Election, then at the Effective Time approximately 1,227,996 shares of NCS Common Stock that would otherwise have been Mixed Election Shares will automatically be cancelled and converted into the right to receive the Share Consideration.
Election Procedures
Except for the Specified Stockholder (which, pursuant to the Election Letter Agreement, made the Irrevocable Mixed Election with respect to each share of NCS Common Stock beneficially owned by it), each holder of shares of NCS Common Stock and whose shares of NCS Common Stock are to be automatically cancelled and converted into the right to receive the Merger Consideration (referred to in this information statement/prospectus as a “holder”) may specify in a request made in accordance with the election procedures whether such holder desires to make a Share Election or a Mixed Election with respect to all shares of NCS Common Stock held by such holder. The Merger Agreement provides that NCS stockholders will be provided with an election form and other customary transmittal materials. NCS will initially cause to be mailed the election form not less than 30 days prior to the anticipated Effective Time or on such other date as Weatherford and NCS may mutually agree (referred to as the mailing date) to holders of record as of the fifth Business Day prior to such mailing date. Following the mailing date, NCS will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of shares of NCS Common Stock during the election period, and Weatherford will provide the exchange agent with all information reasonably necessary for it to perform its duties as specified in the Merger Agreement.
The election deadline will be 5:00 p.m., New York City time, on the Business Day that is five Business Days prior to the closing date of the Transaction or such other date as may be mutually agreed to by the parties. Weatherford and NCS will publicly announce the anticipated election deadline at least five Business Days prior to the anticipated closing date of the Transaction. To make a valid election, the exchange agent must actually receive a properly completed and validly executed election form (including duly executed transmittal materials included in the election form) during the election period. An NCS stockholder may change or revoke an election at any time during the election period, by written notice received by the exchange agent prior to the election deadline. In the event an election form is revoked during the election period, the shares of NCS Common Stock represented by such election form will be deemed to have made no election, except to the extent a subsequent election is properly made during the election period.
If an NCS stockholder does not properly complete and return the election form by the election deadline, such stockholder’s shares of NCS Common Stock will be considered “Default Stock” and will automatically be cancelled and converted into the right to receive the Share Consideration.
Subject to the terms of the Merger Agreement and of the election form, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive. None of Weatherford, Merger Sub, NCS or the exchange agent will be under any obligation to notify any person of any defect in an election form.
Because the Share Consideration Exchange Ratio is greater than the sum of the Mixed Consideration Cash Exchange Ratio and the Mixed Consideration Exchange Ratio, the aggregate value of the Share Consideration is generally expected to exceed the aggregate value of the Mixed Consideration.
No Fractional Shares
No certificates or scrip representing fractional Weatherford Ordinary Shares will be issued upon the surrender of certificates or book-entry shares, no dividends on the Weatherford Ordinary Shares will be payable with respect to any fractional share, and the fractional share interests will not have any voting rights or any other rights of a stockholder of Weatherford. In lieu of the issuance of any such fractional share, Weatherford will pay to each former NCS stockholder who otherwise would be entitled to receive a fractional Weatherford Ordinary Share an amount in cash (without interest) determined by multiplying (i) the fraction of a Weatherford Ordinary Share which the holder would otherwise be entitled to receive (taking into account all eligible shares of NCS Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form), by (ii) the average of the volume weighted average price per share of Weatherford Ordinary Shares on the Nasdaq Global Select Market (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., by another authoritative source mutually selected by Weatherford and NCS) for the 10 consecutive trading days ending with the last complete trading day prior to the closing date of the Transaction.
Redomestication
If the Redomestication is completed before the closing of the Transaction, upon the completion of the Redomestication, Weatherford will cause the Novation to occur. From and after the Novation, Weatherford will be fully and unconditionally released from the Merger Agreement and WIC will be fully obligated under the Merger Agreement as if WIC were the original “Parent” entity party to the Merger Agreement. NCS and any other person will only look to WIC as the “Parent” entity under the Merger Agreement. As a result, notwithstanding the description above, if the Novation occurs prior to the closing of the Transaction, WIC will be the issuer of the Merger Consideration and NCS stockholders will receive shares of WIC common stock rather than Weatherford Ordinary Shares.
Listing of Weatherford Ordinary Shares; Delisting of NCS Common Stock
It is a condition to the completion of the Transaction that (i) the registration statement for the issuer of the Merger Consideration (as adopted by any successor pursuant to Securities Act Rule 414, if applicable) is effective, and (ii) the Weatherford Ordinary Shares to be issued to NCS stockholders in the Transaction (referred to as the Merger Consideration) be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance. As a result of the Transaction, shares of NCS Common Stock will cease to be publicly listed on a national securities exchange.

THE MERGER AGREEMENT
The following describes the material provisions of the Merger Agreement, which is attached as Annex A to this information statement/prospectus and is incorporated by reference into this information statement/prospectus. The summary of the material provisions of the Merger Agreement below and elsewhere in this information statement/prospectus is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Weatherford and NCS encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Transaction as it is the legal document governing the Transaction.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Weatherford and NCS are responsible for considering whether additional disclosure of material information is required to make the statements in this information statement/prospectus not misleading. Factual disclosures about Weatherford and NCS contained in this information statement/prospectus or Weatherford’s or NCS’s public reports filed with the SEC may supplement, update, or modify the factual disclosures about Weatherford or NCS contained in the Merger Agreement and described in this summary. The representations, warranties, and covenants made in the Merger Agreement by Weatherford, Merger Sub and NCS are qualified and subject to important limitations agreed to by the parties to the Merger Agreement in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, and were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not publicly disclosed. The representations and warranties in the Merger Agreement will not survive the completion of the Transaction. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. For the foregoing reasons, the representations, warranties, and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this information statement/prospectus and in the documents incorporated by reference into this information statement/prospectus. For additional information regarding the location of information incorporated by reference into this information statement/prospectus, please see the section titled “Where You Can Find More Information.”
Transaction
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub will merge with and into NCS, and NCS will survive the merger with Merger Sub and become a wholly owned subsidiary of Weatherford, and the separate corporate existence of Merger Sub will cease. NCS will cease to be an independent publicly traded company.
Closing; Effective Time
The closing of the Transaction will take place at 10:00 a.m., Central Time, on the second Business Day following the satisfaction or waiver of the closing conditions, at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, TX 77002, unless another date, time or place is agreed to in writing by Weatherford or NCS. Alternatively, the closing of the Transaction may occur remotely via electronic exchange of required closing documentation in lieu of an in-person closing.
However, the closing of the Transaction will not occur on any date that falls on, or between, the date(s) of the Irish High Court hearing to sanction the Redomestication and the date of the closing of the transactions contemplated by the Redomestication (such period referred to as the Tolling Period). In the event that the closing of the Transaction would otherwise be required to occur during the Tolling Period and the parties have otherwise satisfied or waived the closing conditions, the Outside Date will be automatically extended on a day-for-day basis for each day during the Tolling Period on which the closing of the Transaction is delayed, such that the Outside Date will be extended by a number of days equal to the total number of days elapsed during the Tolling Period.
As soon as practicable on the closing date of the Transaction, the parties will file an executed certificate of merger with the Delaware Secretary of State. The Transaction will become effective at the time the certificate of merger is filed with the Delaware Secretary of State or at such later time as Weatherford and NCS agree in writing and specify in the certificate of merger.
Effects of the Transaction
At the Effective Time, subject to the payment of cash in lieu of fractional Weatherford Ordinary Shares as described below under “— No Fractional Shares” and proration as described below under “— Proration and Allocation of Merger Consideration,” each share of NCS Common Stock, issued and outstanding immediately prior to the Effective Time (other than excluded shares as described below “— Cancellation of Certain NCS Common Stock”), will automatically be cancelled and converted into the right to receive:
•
for each share of NCS Common Stock with respect to which a Share Election has been properly made and not properly changed or revoked (a “Share Election Share”), a number of Weatherford Ordinary Shares equal to the Share Consideration Exchange Ratio (0.5537) (referred to as the Share Consideration);

•
for each share of NCS Common Stock with respect to which a Mixed Election has been properly made and not properly changed or revoked (a “Mixed Election Share”), (i) an amount in cash equal to the product of the Mixed Consideration Cash Exchange Ratio (0.1371) and the Parent Closing Price (referred to as the Cash Consideration), and (ii) a number of Weatherford Ordinary Shares equal to the Mixed Consideration Exchange Ratio (0.2392) (collectively referred to as the Mixed Consideration), which Mixed Consideration is subject to proration as described below; and

•
for each share of NCS Common Stock that is not a Share Election share or a Mixed Election share (referred to as Default Stock), the right to receive the Share Consideration.

The Share Consideration Exchange Ratio, Mixed Consideration Exchange Ratio, and Mixed Consideration Cash Exchange Ratio will be appropriately adjusted to reflect the effect of any stock split, subdivision, consolidation, combination or reclassification with respect to the outstanding Weatherford Ordinary Shares, NCS Common Stock, payment of a stock dividend or other distribution in respect of such shares or the changing of such shares into other securities, in each case that occurs prior to the Effective Time.
Proration and Allocation of Merger Consideration
Proration of Mixed Consideration.   The Mixed Consideration is subject to proration in the event that the Elected Cash Consideration exceeds the Maximum Cash Election Amount. Under the Merger Agreement, the “Maximum Cash Election Amount” means an amount equal to the lesser of (I) the product of (x) the aggregate number of Mixed Election shares, multiplied by (y) the quotient of (1) 0.199, divided by (2) the fraction obtained by dividing the aggregate number of Mixed Election shares by the total number of eligible shares of NCS Common Stock (i.e., all issued and outstanding shares of NCS Common Stock prior to the Effective Time of the Transaction other than excluded shares), multiplied by (z) the sum of (1) the Cash Consideration, plus (2) the product of the Mixed Consideration Exchange Ratio (0.2392) and the Parent Closing Price, and (II) the maximum amount of cash that may be delivered in the Transaction without violating Section 368(a)(2)(E)(ii) of the Code (as reasonably determined by tax counsel in consultation with Weatherford).
If the Elected Cash Consideration exceeds the Maximum Cash Election Amount (such excess, referred to as the Excess Cash Amount), then a portion of each holder’s Mixed Election shares that would otherwise automatically be cancelled and converted into the right to receive the Mixed Consideration will instead automatically be cancelled and converted into the right to receive the Share Consideration. Such prorated portion is equal to the product obtained by multiplying (x) the number of Mixed Election shares held by such holder by (y) a fraction, the numerator of which is the Excess Cash Amount and the denominator of which is the Elected Cash Consideration. Each share of the remaining portion of such holder’s Mixed Election shares will automatically be cancelled and converted into the right to receive the Mixed Consideration. This proration is applied on a pro rata basis so that each holder making a Mixed Election is treated in the same manner.
No Proration of Share Consideration.   Share Election Shares and Default Stock will receive the Share Consideration (a number of Weatherford Ordinary Shares equal to the Share Consideration Exchange Ratio of 0.5537 per share of NCS Common Stock) without any proration or adjustment, regardless of the aggregate Mixed Elections.
However, if the Redomestication is completed before the closing of the Transaction, upon the completion of the Redomestication, Weatherford will cause the Novation to occur. From and after the Novation, Weatherford will be fully and unconditionally released from the Merger Agreement and WIC will be fully obligated under the Merger Agreement as if WIC were the original “Parent” entity party to the Merger Agreement. NCS and any other person will only look to WIC as the “Parent” entity under the Merger Agreement. As a result, notwithstanding the description above, if the Novation occurs prior to the closing of the Transaction, WIC will be the issuer of the Merger Consideration and NCS stockholders will receive shares of WIC common stock rather than Weatherford Ordinary Shares.
Cancellation of Certain NCS Common Stock
At the Effective Time, each share of NCS Common Stock issued and outstanding immediately prior to the Effective Time that is held in treasury by NCS or owned, directly or indirectly, by Weatherford or Merger Sub immediately prior to the Effective Time, referred to as excluded shares, will automatically be canceled and will cease to exist. No consideration will be delivered in exchange for any excluded shares.
Governing Documents
At the Effective Time, by virtue of the Transaction, the certificate of incorporation of NCS as in effect immediately prior to the Effective Time will be amended and restated in its entirety in the form agreed to by the parties as of the date of the Merger Agreement and will be the certificate of incorporation of the surviving corporation, and the bylaws of NCS as in effect immediately prior to Effective Time will be amended and restated to read in their entirety as set forth in the bylaws of Merger Sub as in effect immediately prior to Effective Time, except that all references therein to Merger Sub will be automatically amended and will become references to the surviving corporation.
Governance Matters; Officers and Directors
The directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and the initial officers, respectively, of the surviving corporation after the merger.
Election Procedures
Except for the Specified Stockholder (which, pursuant to the Election Letter Agreement, made the Irrevocable Mixed Election with respect to each share of NCS Common Stock beneficially owned by it), each holder of shares of NCS Common Stock, whose shares are to be cancelled and converted into the right to receive the Merger Consideration, referred to in this information statement/prospectus as a holder, may, in each case, specify in a request made in accordance with the election procedures whether such holder desires to make a Share Election or a Mixed Election with respect to all shares of NCS Common held by such holder.
The Merger Agreement provides that NCS stockholders will be provided with an election form and other customary transmittal materials. Each election form will permit the holder (or the beneficial owner through customary documentation and instructions) of NCS Common Stock to specify that such holder elects to receive (i) the Share Consideration in respect of all such holder’s shares of NCS Common Stock or (ii) the Mixed Consideration in respect of all such holder’s shares of NCS Common Stock. NCS will initially cause to be mailed the election form not less than 30 days prior to the anticipated Effective Time or on such other date as Weatherford and NCS may mutually agree (referred to as the mailing date) to holders of record as of the fifth Business Day prior to such mailing date. Following the mailing date, NCS will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of shares of NCS Common Stock during the election period.
The election deadline will be 5:00 p.m., New York City time, on the Business Day that is five Business Days prior to the closing date or such other date as may be mutually agreed to by the parties. Weatherford and NCS will publicly announce the anticipated election deadline at least five Business Days prior to the anticipated closing date. If the closing date is delayed to a subsequent date, the election deadline will be similarly delayed to a subsequent date, and Weatherford and NCS will promptly announce any such delay and, when determined, the rescheduled election deadline.
To make a valid election, the exchange agent must actually receive a properly completed and validly executed election form (including duly executed transmittal materials included in the election form) during the election period. An NCS stockholder may change or revoke an election at any time during the election period, by written notice received by the exchange agent prior to the election deadline. In the event an election form is revoked during the election period, the shares represented by such election form will be deemed to have made no election, except to the extent a subsequent election is properly made during the election period. Subject to the terms of the Merger Agreement and of the election form, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive. None of Weatherford, Merger Sub, NCS or the exchange agent will be under any obligation to notify any person of any defect in an election form.
If an NCS stockholder does not properly complete, sign, and return the election form by the election deadline, such stockholder’s shares of NCS Common Stock will be considered “Default Stock” and will automatically be cancelled and converted into the right to receive the Share Consideration. Default Stock is not subject to proration.
Prior to the Effective Time, Weatherford will enter into an exchange agent agreement with a bank or trust company reasonably acceptable to NCS and anticipated to be Equiniti Trust Company, LLC. At or prior to the Effective Time, Weatherford will deposit (i) cash in immediately available funds in an amount sufficient to pay the Elected Cash Consideration (subject to proration) and, to the extent determinable, cash in lieu of fractional shares, and (ii) evidence of Weatherford Ordinary Shares in book-entry form representing the number of Weatherford Ordinary Shares sufficient to deliver the aggregate Share Consideration and Mixed Election Shares.
Exchange and Payment Procedures
Prior to the closing date of the Transaction, Weatherford will enter into an agreement with an exchange agent to act as nominee and agent for the holders of NCS Common Stock in connection with the Transaction and to receive the Merger Consideration. Weatherford will make available to the exchange agent the number of Weatherford Ordinary Shares required to be delivered as Share Consideration and Mixed Consideration. All of those shares will be allotted and issued directly to, or for the benefit of, the holders of eligible shares of NCS Common Stock in certificated or book-entry form immediately prior to the Effective Time, (including, as applicable, the nominee of The Depository Trust Company). Weatherford will take all actions necessary to ensure that the exchange fund maintained by the exchange agent includes at all times cash sufficient to satisfy Weatherford’s obligations to make the payments contemplated by the merger agreement, including the cash portion of the Mixed Consideration, dividends payable (if any) and cash in lieu of fractional Weatherford Ordinary Shares.
Exchange of NCS Certificates and Book-Entry Shares
Promptly and no later than five Business Days after the Effective Time, Weatherford and the surviving corporation will cause the exchange agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding eligible shares of NCS Common Stock that by virtue of the merger and operation of Delaware law were, at the Effective Time, automatically cancelled and converted into the right to receive the merger consideration, a form of letter of transmittal and customary instructions. Upon the surrender of a certificate to the exchange agent, together with a properly completed and executed letter of transmittal, the holder of the certificate will be entitled to receive in exchange for the eligible shares of NCS Common Stock formerly represented by the certificate (i) the number of whole Weatherford Ordinary Shares, and, if applicable (ii) a check in the amount equal to the Cash Consideration plus any dividends and any cash in lieu of fractional Weatherford Ordinary Shares payable pursuant to the Merger Agreement, in each case to which such holder is entitled under the Merger Agreement. Following the surrender of that certificate, the certificate will then be cancelled.
Promptly and no later than five Business Days after the Effective Time, Weatherford will cause the exchange agent to issue and send to each holder of uncertificated eligible shares of NCS Common Stock represented by book entry that by virtue of the merger and operation of Delaware law were, at the Effective Time, automatically cancelled and converted into the right to receive the merger consideration (“Book-Entry Shares”) (i) a notice advising such holders of the effectiveness of the merger, (ii) a statement reflecting the number of Weatherford Ordinary Shares (which will be in uncertificated book-entry form) representing, in the aggregate, the whole number of Weatherford Ordinary Shares, if any, that such holder has the right to receive and (iii) if applicable, a check or wire transfer in the amount equal to the Cash Consideration that such holder is entitled to receive plus any dividends and cash in lieu of any fractional Weatherford Ordinary Shares payable pursuant to the Merger Agreement. Holders of Book-Entry Shares do not need to deliver a certificate or an executed letter of transmittal to the exchange agent. Such Book-Entry Shares will then be cancelled. All Weatherford Ordinary Shares representing Merger Consideration to be issued to holders of Book-Entry Shares (including the nominee of The Depository Trust Company) will be issued directly to the relevant holders. No interest will be paid or accrued on any unpaid dividends or cash in lieu of fractional shares, if any, payable to holders of certificates or Book-Entry Shares. Until surrendered, each certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends and any cash in lieu of fractional Weatherford Ordinary Shares payable pursuant to the merger agreement.
If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate or Book-Entry Share is registered, it will be a condition of payment that such certificate will be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Share will be properly transferred and that the person requesting the payment will have paid any required transfer taxes or established to the satisfaction of Weatherford that transfer taxes are not applicable.
No Fractional Shares
No certificates or scrip representing fractional Weatherford Ordinary Shares will be issued upon the surrender of certificates or Book-Entry Shares, no dividends on the Weatherford Ordinary Shares will be payable with respect to any fractional share, and the fractional share interests will not have any voting rights or any other rights of a stockholder of Weatherford. In lieu of the issuance of any fractional share, Weatherford will pay to each former NCS stockholder who otherwise would be entitled to receive a fractional Weatherford Ordinary Share an amount in cash (without interest) determined by multiplying (i) the fraction of a Weatherford Ordinary Share which the holder would otherwise be entitled to receive (taking into account all eligible shares of NCS Common Stock held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form), by (ii) the average of the volume weighted average price per share of Weatherford Ordinary Shares on the Nasdaq Global Select Market (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., by another authoritative source mutually selected by Weatherford and NCS) for the 10 consecutive trading days ending with the last complete trading day prior to the closing date of the Transaction.
Lost, Stolen or Destroyed Certificates
If any certificate has been lost, stolen or destroyed, upon making a reasonably acceptable affidavit of that fact by the person claiming the certificate is lost, stolen or destroyed and, if required by Weatherford or the exchange agent, the posting by such person of a bond in an amount that Weatherford or the exchange agent reasonably determine is necessary as indemnity, the exchange agent will deliver in exchange for the lost, stolen or destroyed certificate the Merger Consideration and any dividends and cash in lieu of fractional Weatherford Ordinary Shares payable pursuant to the Merger Agreement.

Dividends and Distributions
No dividends with respect to Weatherford Ordinary Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate with respect to the Weatherford Ordinary Shares that the holder has the right to receive upon the surrender thereof until such holder surrenders such certificate in accordance with the Merger Agreement. Following the surrender of a certificate by a record holder of eligible shares of NCS Common Stock, the holder will be paid, without interest, (1) promptly after surrender, the amount of any dividends with a record date after the Effective Time paid with respect to the whole Weatherford Ordinary Shares and (2) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to surrender and a payment date after surrender payable with respect to the whole Weatherford Ordinary Shares.
Rights of NCS Stockholders Following the Effective Time and Transfers Following the Effective Time
The Merger Consideration and any cash in lieu of fractional Weatherford Ordinary Shares payable pursuant to the Merger Agreement will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the eligible shares of NCS Common Stock formerly represented by the certificates or Book-Entry Shares. From and after the Effective Time, all holders of NCS stock certificates and Book-Entry Shares (including beneficial owners) will cease to have any rights as stockholders of NCS other than the right to receive the Merger Consideration upon the surrender of such shares together with the cash in lieu of fractional Weatherford Ordinary Shares and unpaid dividends and distributions, if any, without interest. At the Effective Time, the stock transfer books of NCS will be closed and there will be no further registration of transfers of the NCS Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the surviving corporation or the exchange agent for transfer or transfer is sought for Book-Entry Shares, such certificates or Book-Entry Shares will be cancelled and exchanged for the Merger Consideration in accordance with the terms of the Merger Agreement.
Any portion of the exchange fund (and any interest or other income earned on the contents of the exchange fund) that remains undistributed to the holders of certificates or Book-Entry Shares one year after the Effective Time will be delivered to Weatherford, upon demand, and any remaining holders of certificates or Book-Entry Shares (other than excluded shares) will look only to Weatherford for payment of the Merger Consideration and any dividends or cash in lieu of fractional Weatherford Ordinary Shares payable pursuant to the Merger Agreement (subject to abandoned property, escheat or other similar laws), without interest. None of Weatherford, the surviving corporation, the exchange agent or any other person will be liable to any person in respect of any portion of the exchange fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
Treatment of NCS Equity Awards
Treatment of Stock Options, RSU Awards and Restricted Stock Awards
At the Effective Time, each outstanding NCS RSU (other than NCS DSUs) and NCS ESU, whether or not vested, will be assumed by Weatherford. Each Assumed RSU will be converted into an award covering a number of Weatherford Ordinary Shares equal to the product of (i) the number of shares of NCS Common Stock subject to the Assumed RSU immediately prior to the Effective Time, multiplied by (ii) the Share Consideration Exchange Ratio, rounded down to the nearest whole share. Each Assumed RSU will continue to be subject to the same terms and conditions (including vesting and forfeiture restrictions) as applied to such Assumed RSU immediately prior to the Effective Time; provided that, with respect to each NCS ESU, the Max Value Cap (as defined in the applicable award agreement for such NCS ESU) will cease to apply. Each NCS DSU will automatically vest and settle in shares of NCS Common Stock immediately prior to the Effective Time.
At the Effective Time, each outstanding NCS PSU, whether or not vested, will be assumed by Weatherford. Each Assumed PSU will be converted into an award covering a number of Weatherford Ordinary Shares equal to the product of (i) the number of shares of NCS Common Stock subject to the Assumed PSU immediately prior to the Effective Time (with performance determined in accordance with the following sentence), multiplied by (ii) the Share Consideration Exchange Ratio, rounded down to the nearest whole share. Each Assumed PSU will continue to be subject to the same terms and conditions (including vesting and forfeiture restrictions) as applied to such Assumed PSU immediately prior to the Effective Time; provided that any applicable performance goal will be deemed satisfied at the greater of (A) target and (B) the actual level of achievement of such performance goal as of the date of the Merger Agreement, as determined by the NCS Board or an applicable committee thereof following prior consultation with Weatherford. Weatherford Ordinary Shares subject to any Assumed PSU that was vested prior to, or that vests at, the Effective Time will be delivered to the holder thereof promptly (and in any event, within five Business Days) following the Effective Time.
At the Effective Time, each outstanding NCS Stock Option, whether vested or unvested, that has a per share exercise price less than the Merger Consideration will be assumed by Weatherford. Each Assumed Option will be converted into an option to acquire a number of Weatherford Ordinary Shares equal to the product of (i) the number of shares of NCS Common Stock underlying such NCS Stock Option as of immediately prior to the Effective Time, multiplied by (ii) the Share Consideration Exchange Ratio, rounded down to the nearest whole number, with an exercise price per share equal to the quotient of the per share exercise price of such NCS Stock Option divided by the Share Consideration Exchange Ratio, rounded up to the nearest whole cent. Each Assumed Option will continue to be subject to the same terms and conditions (including vesting and forfeiture restrictions) as applied to such NCS Stock Option immediately prior to the Effective Time. Each NCS Stock Option, whether vested or unvested, that has a per share exercise price equal to or greater than the Merger Consideration will be canceled at the Effective Time without consideration and will have no further force or effect.
There is no separate election for equity award holders with respect to their NCS equity awards. Weatherford will file a registration statement on Form S-8 (or any successor form) with respect to the Weatherford Ordinary Shares subject to such Assumed Options, Assumed RSUs and Assumed PSUs as soon as practicable, but in no event later than five Business Days, following the Effective Time.
Employee Stock Purchase Plan
Pursuant to the terms of the Merger Agreement, as of 5:00 p.m. Central Time on May 29, 2026, 86,416 shares of NCS Common Stock were reserved for issuance pursuant to the NCS ESPP. The NCS ESPP has been duly suspended since July 1, 2019, and no offering period has commenced thereunder since that date. As of the date of this Registration Statement, there are no outstanding purchase rights under the NCS ESPP, and no participants hold accumulated payroll deductions or other contributions under the NCS ESPP. Accordingly, no shares of NCS Common Stock are expected to be issued pursuant to the NCS ESPP prior to or in connection with the closing date of the Transaction.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of NCS with respect to, among others: corporate organization, existence, power, and standing; capitalization; subsidiaries; corporate authority; no conflict with organizational documents, material contracts, and applicable law; SEC reports and financial statements; absence of undisclosed liabilities; accuracy of information supplied for inclusion in the Registration Statement and this information statement/prospectus; absence of certain changes or events; litigation; compliance with laws; benefit plans; labor matters; environmental matters; taxes; material contracts; insurance; real property; intellectual property; state takeover statutes; absence of a stockholder rights plan; related party transactions; privacy and security; anti-corruption and international trade compliance; brokers; opinion of Piper Sandler as financial advisor to NCS; intended tax treatment qualification; top customers and suppliers; and European Union prospectus regulation.
The Merger Agreement also contains representations and warranties of Weatherford and Merger Sub with respect to, among others: corporate organization, existence, power, and standing; capital stock; corporate authority; no conflict with organizational documents, material contracts, and applicable law; SEC reports and financial statements; listing exchange; accuracy of information supplied for inclusion in the Registration Statement and this information statement/prospectus; absence of certain changes or events; litigation; compliance with laws; state takeover statutes; activity of Merger Sub; and intended tax treatment qualification.

Material Adverse Effect
The Merger Agreement defines “Material Adverse Effect” with respect to NCS to mean any event, change, circumstance, occurrence, effect, or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of NCS and its subsidiaries, taken as a whole. However, the definition excludes, subject to certain limitations, certain specified items, any event, change, circumstance, occurrence, effect, or state of facts to the extent resulting from:
(i)
changes or conditions generally affecting the oilfield services industry, or the economy or the financial or securities markets, in the United States or Canada, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general;

(ii)
geopolitical conditions or changes that are the result of the outbreak, conduct or escalation of war (whether declared or undeclared) or acts of terrorism or sabotage (including cyber-attacks);

(iii)
changes (after the date of the Merger Agreement) in Generally Accepted Accounting Principles (“GAAP”) or interpretations thereof;

(iv)
changes or proposed changes (after the date of the Merger Agreement) in laws (including changes in the interpretations thereof by any applicable governmental entity);

(v)
any action or failure to take action, in each case, as expressly required by the Merger Agreement or at the written request of Weatherford or Merger Sub;

(vi)
any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (although the underlying causes of such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

(vii)
any epidemic, pandemic, disease outbreak or other public health crisis, public health event, or the worsening of any of the foregoing, or any hurricane, tornado, flood, fire, volcano, earthquake, freeze, or other natural disaster;

(viii)
the announcement or pendency of the transactions contemplated by the Merger Agreement, including any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable securities laws relating to the Merger Agreement and the transactions contemplated thereby, or the identity of Weatherford or any of its subsidiaries, including the impact of the foregoing on NCS’s relationships with customers, suppliers, service providers, governmental entities, or any other persons;

(ix)
any change in the market price or trading volume of NCS Common Stock (although the underlying causes of such change may be taken into account in determining whether a Material Adverse Effect has occurred); or

(x)
seasonal fluctuations in revenue or earnings.

Additionally, exclusion clauses (i), (ii), (iii), (iv), and (vii) only apply to the extent the impact of such event is not disproportionately adverse to NCS and its subsidiaries, taken as a whole, as compared to other participants in the industries in which NCS and its subsidiaries operate.
Conduct of Business by NCS Prior to Completion of the Transaction
From the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, except as consented to in writing in advance by Weatherford, as otherwise specifically required by the Merger Agreement, or as required by applicable law, NCS is required to, and is required to cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent in all material respects with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights, and properties in good repair and condition, keep available the services of its current officers, employees, and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with it. NCS is also subject to specific restrictions during this period, subject to certain exceptions and materiality thresholds, including as set forth in the disclosure letter delivered by NCS in connection with the signing of the Merger Agreement (the “NCS Disclosure Letter”), and unless Weatherford provides prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), including restrictions relating to:
•
(i) declaring, setting aside or paying any dividends on, or making any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests (except for dividends by a wholly owned subsidiary of NCS to its parent or dividends payable by Repeat Precision, LLC in an aggregate amount not to exceed $7,400,000), (ii) purchasing, redeeming or otherwise acquiring shares of capital stock or other equity interests of NCS or its subsidiaries (other than repurchases of NCS Common Stock in connection with the vesting or settlement of equity awards), or (iii) splitting, combining, reclassifying or otherwise amending the terms of any of its capital stock or other equity interests or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

•
other than as set forth in the NCS Disclosure Letter issuing, delivering, selling, granting, pledging or otherwise encumbering or subjecting to any lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock on a deferred basis or other rights linked to the value of shares (excluding the settlement of any equity award outstanding as of May 31, 2026 or granted in accordance with the terms of the Merger Agreement);

•
amending or otherwise changing, or authorizing or proposing to amend or otherwise change, NCS’s certificate of incorporation or bylaws (or similar organizational documents);

•
directly or indirectly acquiring or agreeing to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof, or (ii) any assets with a value exceeding $500,000 individually or $3,000,000 in the aggregate (other than inventory acquired in the ordinary course of business);

•
other than as set forth in the NCS Disclosure Letter, directly or indirectly selling, leasing, licensing, selling and leasing back, abandoning, mortgaging or otherwise encumbering or subjecting to any lien or otherwise disposing in whole or in part of any of its properties, assets or rights or any interest therein (except for inventory in the ordinary course of business and obsolete equipment in the ordinary course of business with an aggregate value not in excess of $250,000, transactions solely among NCS and one or more of its wholly owned subsidiaries, or solely among NCS’s wholly owned subsidiaries);

•
(i) incurring, creating, assuming or otherwise becoming liable for, or repaying or prepaying, any indebtedness, or amending, modifying or refinancing any indebtedness (other than draws under the Credit Agreement or the Repeat Precision Note (as defined in the Merger Agreement) in the ordinary course of business in excess of $5,000,000, or repayment of indebtedness and reborrowings under the Credit Agreement or the Repeat Precision Note in accordance with the terms thereof and in the ordinary course of business), or (ii) making any loans, advances or capital contributions to, or investments in, any other person (other than NCS, any direct or indirect wholly owned subsidiary of NCS or advancement or indemnification of expenses or losses incurred by current or former directors or officers);

•
(i) except as set forth in the NCS Disclosure Letter, paying, discharging, settling or satisfying any claims, liabilities or obligations (other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the Merger Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements for amounts not in excess of such reserves or incurred since the date of such financial statements in the ordinary course of business consistent with past practice), (ii) canceling any indebtedness owed to NCS or any of its subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate, or (iii) waiving, releasing, granting or transferring any right of value in excess of $250,000 individually or $1,000,000 in the aggregate;
•
(i) modifying, amending, terminating, canceling or extending any material contract, or (ii) entering into any contract that if in effect on the date of the Merger Agreement would be a material contract, in each case, (a) outside of the ordinary course of business consistent with past practice, or (b) that involves payments by or to NCS or any of its subsidiaries in excess of $500,000 individually or $2,000,000 in the aggregate;

•
commencing any action (other than an action as a result of an action commenced against NCS or any of its subsidiaries), or compromising, settling or agreeing to settle any action (including any action relating to the Merger Agreement or the Transaction) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, NCS;

•
changing its financial accounting methods, principles, periods or practices in any material respect (except insofar as may have been required by a change in GAAP);

•
settling or compromising any material liability for taxes; filing any material amended tax return or material claim for tax refund; making (other than in the ordinary course of business) or revoking or modifying any material tax election; consenting to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of taxes; or changing any material method of accounting for tax purposes;

•
except as otherwise required by GAAP, changing its fiscal year;

•
except as expressly required by the terms of any NCS benefit plan: (i) granting any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor, (ii) granting or paying to any current or former director, officer, employee or independent contractor any severance, change in control, retention or termination pay, plan, program or agreement, or modifications thereto or increases therein, (iii) granting or amending any equity award or any other equity award of NCS, (iv) taking any action to accelerate the vesting, funding or payment of any compensation or benefit under any NCS benefit plan or other contract, or (v) adopting any new employee benefit or compensation plan or arrangement or amending, modifying or terminating any existing NCS benefit plan;

•
implementing or announcing any employee layoffs, plant closing or other personnel actions that would reasonably be expected to trigger the notice requirements of the WARN Act;

•
entering into, terminating, extending or otherwise modifying any collective bargaining agreement, or recognizing or certifying any union or group of employees as the bargaining representative for any employees or other individual service providers of NCS or any of its subsidiaries;

•
entering into any waiver or release of any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or other individual service provider;

•
hiring, engaging or terminating (without cause) any employee or other individual service provider with annual base compensation in excess of $150,000, in each case, other than hiring new employees and individual service providers to replace employees and individual service providers whose employment or engagement terminates on terms that are substantially similar to those that applied to the applicable employees or individual service providers that were replaced;

•
entering into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of NCS or any of its subsidiaries;

•
entering into any new line of business outside of its existing business;

•
entering into any new lease in any material respect or amending the terms of any existing lease of real property (other than any renewal in the ordinary course of business consistent with the existing terms of such lease other than reasonable increases in pricing terms);

•
except in the ordinary course of business, selling, leasing, licensing, sublicensing, modifying, terminating, abandoning or permitting to lapse, transferring or disposing of, creating or incurring any lien (other than a permitted lien) on, or otherwise failing to take any action reasonably necessary to maintain, enforce or protect, any NCS intellectual property;

•
abandoning, withdrawing, terminating, suspending, abrogating, amending or modifying in any material respect any material permits of NCS and its subsidiaries in a manner adverse to the business of NCS and its subsidiaries;

•
failing to maintain in effect without replacing material insurance policies customary and adequate for companies of similar size and in the industries and locations in which NCS and its subsidiaries operate covering NCS and its subsidiaries and their respective properties, assets and businesses;

•
engaging in any sale-leaseback or similar transaction with respect to owned real property;

•
engaging in any transaction with, or entering into any agreement, arrangement or understanding with, any affiliate of NCS or other person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404;

•
adopting or entering into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than such transactions among wholly owned subsidiaries of NCS); or

•
authorizing any of, or committing, resolving or agreeing to take any of, the foregoing actions.

Conduct of Businesses of Weatherford Prior to Completion of the Transaction
From the date of the Merger Agreement until the Effective Time, except as set forth in the disclosure letter provided by Weatherford in connection with the signing of the Merger Agreement (the “Weatherford Disclosure Letter”), as specifically required by the Merger Agreement or applicable law, Weatherford is prohibited, without NCS’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), from, among other things:
•
declaring, setting aside or paying any extraordinary dividends or distributions in respect of its capital stock (although Weatherford may make regular quarterly cash dividends consistent with past dividend policy and practices, and increases to such regular quarterly cash dividend amounts in the ordinary course of business);

•
other than pursuant to the Redomestication, amending its memorandum and articles of association in a manner that would reasonably be expected to materially adversely affect the consummation of the Transaction or adversely affect in any material respect the rights of holders of Weatherford Ordinary Shares;

•
other than pursuant to the Redomestication, reclassifying, combining, adjusting, splitting or subdividing any capital stock of Weatherford, other than where equitable adjustments are made to the number of Weatherford Ordinary Shares constituting the Merger Consideration;

•
undertaking certain specified transactions;

•
adopting or entering into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than transactions among wholly owned subsidiaries of Weatherford; or

•
authorizing, committing, resolving, or agreeing to take any of the foregoing actions.

Specified Stockholder Written Consent
Under the Merger Agreement, in lieu of calling a meeting of holders of NCS Common Stock, NCS was required to use its reasonable best efforts to obtain a written consent adopting the Merger Agreement and approving the transactions contemplated therein, including the Transaction, from the Specified Stockholder (referred to as the Specified Stockholder Written Consent). The Specified Stockholder Written Consent was delivered to NCS on May 31, 2026, following the execution of the Merger Agreement. Accordingly, the execution and delivery of the Specified Stockholder Written Consent by the Specified Stockholder was sufficient to adopt the Merger Agreement and the Transaction on behalf of NCS stockholders. NCS has not solicited and is not soliciting your adoption of the Merger Agreement and the Transaction. No further action by any other NCS stockholder is required under applicable law, and NCS will not solicit the vote of NCS stockholders for the adoption of the Merger Agreement or the Transaction and will not call a special meeting of NCS stockholders for purposes of voting on the adoption of the Merger Agreement or the Transaction. For this reason, this information statement/prospectus is being provided to you for informational purposes only. You are not being asked for a proxy, and you are requested not to send a proxy.
Specified Stockholder Support Agreement
In connection with the signing of the Merger Agreement, Weatherford, NCS, and the Specified Stockholder entered into a Stockholder Letter Agreement, dated as of May 31, 2026 (the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, the Specified Stockholder agreed, among other things, to, at any meeting of NCS stockholders, however called and at every adjournment or postponement thereof, and on every action or approval by written consent of NCS stockholders in lieu of a meeting, vote or provide written consents with respect to all shares of NCS Common Stock that the Specified Stockholder beneficially owns (a) in favor of (i) approving and adopting the Merger Agreement and (ii) any proposal to adjourn the meeting of NCS stockholders, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of ratifying the Merger Agreement, and (b) against any Acquisition Proposal. The Specified Stockholder delivered the Specified Stockholder Written Consent on May 31, 2026. Under Delaware law and NCS’s organizational documents, adoption of the Merger Agreement by NCS’s stockholders required the affirmative vote of the holders of a majority of the issued and outstanding shares of NCS Common Stock in order to effect the Transaction. The requisite NCS stockholder approval was obtained when the Specified Stockholder Written Consent was delivered to NCS by the Specified Stockholder, which beneficially owned 1,478,426 shares of NCS Common Stock representing approximately 56.33% of the issued and outstanding shares of NCS Common Stock, on May 31, 2026 following the execution of the Merger Agreement.
The Specified Stockholder further agreed, to revoke any prior proxies the Specified Stockholder had granted with respect to all shares of NCS Common Stock that the Specified Stockholder beneficially owns. In the event that the Specified Stockholder fails to comply with its obligations as laid out in the paragraph above, the Specified Stockholder irrevocably appoints Weatherford as attorney-in-fact and proxy on behalf of the Specified Stockholder to: (a) attend any and all such meetings of NCS stockholders where the obligations set forth in the paragraph above are applicable, (b) vote, express consent or dissent or issue instructions to the record holder to vote in accordance with the obligations set forth in the paragraph above, and (c) grant or withhold, consistent with the obligations set forth in the paragraph above, all written consents.
This summary is subject to, and qualified in its entirety by reference to, the Support Agreement which is attached as Annex B to this information statement/prospectus, and which is incorporated by reference into this information statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Support Agreement and not by this summary or any other information contained in this information statement/prospectus. You are urged to read the Support Agreement carefully and in its entirety.
Specified Stockholder Election Letter Agreement
Additionally, pursuant to the Election Form & Letter Agreement, dated as of June 5, 2026, by and between NCS and the Specified Stockholder (the “Election Letter Agreement”), the Specified Stockholder made an irrevocable election, except to the extent of a valid termination of the Support Agreement, to receive the Mixed Consideration with respect to all of the shares of NCS Common Stock beneficially owned by it (the “Irrevocable Mixed Election”). Such election is binding upon the Specified Stockholder for all purposes under the Merger Agreement.

This summary is subject to, and qualified in its entirety by reference to, the Election Letter Agreement, which is attached as Annex C to this information statement/prospectus, and which is incorporated by reference into this information statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Election Letter Agreement and not by this summary or any other information contained in this information statement/prospectus. You are urged to read the Election Letter Agreement carefully and in its entirety.
No Solicitation of Other Offers by NCS
Under the Merger Agreement, from the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement, NCS is prohibited from, and is required to cause its subsidiaries and representatives not to, directly or indirectly, (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate the making or completion of any Acquisition Proposal (as defined below), or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, or (ii) enter into or engage in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, any Acquisition Proposal. Additionally, NCS was required to, and was required to cause each of its subsidiaries and their representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted and request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal.
Notwithstanding the foregoing, if prior to NCS’s receipt of the duly executed Specified Stockholder Written Consent (which was delivered on May 31, 2026), NCS received a bona fide unsolicited Acquisition Proposal from a person that did not result from a breach of the non-solicitation provisions, and the NCS Board determined, in good faith and after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constituted, or could reasonably have been expected to result in, a Superior Proposal (as defined below) and a failure to take certain actions would be inconsistent with the directors’ fiduciary duties under applicable law, then NCS, its subsidiaries, and their respective representatives were permitted to: (i) enter into an acceptable confidentiality agreement; (ii) engage in discussions or negotiations regarding such Acquisition Proposal (subject to the entry into an acceptable confidentiality agreement); and (iii) furnish information to, or afford access to, the business, properties, assets, books, records or personnel of NCS or any of its subsidiaries (subject to the entry into an acceptable confidentiality agreement), in each case, with the person making or renewing such Acquisition Proposal and its representatives, provided that any such information or access has previously been made available to Weatherford (or shall be made available to Weatherford) prior to, or substantially concurrent with (and in any event within 48 hours of), the time such information is made available to such person.
The Merger Agreement also requires NCS to notify Weatherford promptly (and in any event within 48 hours) after receipt of any Acquisition Proposal. Such notice must include the identity of the person making the Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to the financing). If the Acquisition Proposal or any portion thereof was not provided in writing, NCS must provide a summary of the material terms and conditions. NCS is also required to keep Weatherford reasonably informed, on a prompt basis, of the status and material terms and conditions of any Acquisition Proposal and any material developments related thereto, as well as the status of any discussions or negotiations, including promptly (but in no event later than 48 hours after receipt) providing summaries of all material oral communications and unredacted copies of all material correspondence and written materials sent or provided to or by NCS or its representatives. The Merger Agreement further provides that NCS will not enter into any Acceptable Confidentiality Agreement (as defined below) with any person that prohibits NCS from providing information to Weatherford as required by these notification obligations.
For purposes of the Merger Agreement, an “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (i) assets or businesses of NCS and its subsidiaries that generate

20% or more of the net revenues or net income (for the 12-month period ending on the last day of NCS’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of NCS and its subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 20% or more of any class of capital stock, other equity securities or voting power of NCS, any of its subsidiaries or any resulting parent company of NCS, in each case other than the Transaction and other transactions contemplated by the Merger Agreement.
For purposes of the Merger Agreement, a “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that is on terms the NCS Board determines, in good faith and after consultation with its outside legal counsel and financial advisors, and after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger Agreement, (i) is reasonably capable of being consummated in accordance with its terms and (ii) if consummated would result in a transaction more favorable to NCS’s stockholders (solely in their capacities as such), than the Transaction from a financial perspective. For purposes of the Superior Proposal definition, all references to “20%” in the definition of Acquisition Proposal are deemed to be references to “80%.”
For purposes of the Merger Agreement, an “Acceptable Confidentiality Agreement” means an agreement with NCS that contains provisions requiring any counterparty (and any of its affiliates and representatives) that receives information of, or with respect to, NCS or its affiliates, to keep such information confidential. The Acceptable Confidentiality Agreement must contain substantive provisions that are no less favorable in any material respect in the aggregate, to NCS, than the terms of the confidentiality agreement between Weatherford U.S., L.P. and NCS dated as of April 7, 2026. Additionally, an Acceptable Confidentiality Agreement cannot include any provision (i) granting any exclusive right to negotiate with such counterparty, (ii) prohibiting NCS or any of its affiliates from satisfying its or their obligations under the Merger Agreement, or (iii) requiring NCS or any of its subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses. These restrictions are designed to ensure that any confidentiality agreement entered into in connection with a potential Superior Proposal would not impair NCS’s ability to comply with its obligations to Weatherford under the Merger Agreement or provide any competing bidder with unduly preferential treatment.
Change of Recommendation; Match Rights
Except to the extent permitted by the fiduciary out provisions described above in the section titled “— No Solicitation of Other Offers by NCS,” the NCS Board and each committee of the NCS Board may not, and may not authorize or publicly propose to: (i) (a) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to Weatherford) the recommendation of NCS’s Board; (b) authorize, approve, adopt or recommend any Acquisition Proposal; or (c) make any recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act (or a temporary “stop, look and listen” communication by the NCS Board of the type specified by Rule 14d-9(f) under the Exchange Act) (any of the foregoing actions, an “Adverse Recommendation Change”); or (ii) cause or permit NCS or any of its subsidiaries to enter into any letter of intent, acquisition agreement or other agreement in principle related to an Acquisition Proposal. Notwithstanding the foregoing, until the earlier of the termination of the Merger Agreement or NCS’s receipt of the duly executed Specified Stockholder Written Consent (which was delivered on May 31, 2026), if, in response to an Acquisition Proposal that NCS considers in accordance with the fiduciary out provisions, the NCS Board determines that such Acquisition Proposal is a Superior Proposal, then, subject to certain procedural requirements, the NCS Board may make an Adverse Recommendation Change.
Prior to the NCS Board effecting an Adverse Recommendation Change: (i) NCS must notify Weatherford in writing that it intends to effect an Adverse Recommendation Change; (ii) NCS must provide Weatherford a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and a copy of any written materials received from or on behalf of the person or persons making such Acquisition Proposal; (iii) if requested to do so by Weatherford, for a period of four Business Days following delivery of such notice, NCS must discuss and negotiate in good faith, and must make its representatives available to discuss and negotiate, with Weatherford and its representatives, any proposed modifications to the terms and conditions of the Merger Agreement in such a manner that would obviate the need to effect an Adverse Recommendation Change; and (iv) no earlier than the end of such four Business Day period, the NCS Board must determine, after considering the terms of any proposed amendment or modification to the Merger Agreement proposed by Weatherford during such period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal. Any material changes to the financial or other material terms of a proposal that was previously the subject of a notice requires a second notice to Weatherford, but with references to a “four Business Day period” being deemed references to a “two Business Day period.”
Actions with Respect to NCS Debt
NCS is required to use reasonable best efforts to deliver to Weatherford at least three Business Days prior to the closing date a copy of a payoff letter (subject to the delivery of funds and cash collateralization, backstopping or replacement of letters of credit, as arranged by Weatherford) with respect to the NCS indebtedness under its Credit Agreement in customary form, which payoff letter must (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the NCS indebtedness as of the anticipated closing date (and the daily accrual thereafter), (ii) state that upon receipt of the payoff amount, the NCS indebtedness and all related loan documents will be terminated (other than the terms thereof that expressly survive such termination), and (iii) provide that all guarantees of any of NCS’s subsidiaries of the NCS indebtedness and all liens securing obligations in respect of the NCS indebtedness will be released and terminated upon payment of the payoff amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit (which will be arranged by Weatherford) on the closing date. At the closing, Weatherford is required to repay the outstanding amount of the NCS indebtedness (if any) by wire transfer of immediately available funds arranged by Weatherford as provided for in the payoff letter. “Credit Agreement” refers to that certain credit agreement, dated as of May 3, 2022, by and among NCS, Pioneer Intermediate, Inc., Pioneer Investment, Inc., Pioneer NCS Multistage Energy HoldCo, LLC, NCS Multistage, LLC, STS Logistics and Analytics LLC, as borrowers, NCS Multistage Inc., the other loan parties thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, and amended and restated from time to time).
Access to Information
For purposes of integration planning and consummation of the Transaction, NCS is required to, and is required to cause each of its subsidiaries to, afford to Weatherford, Merger Sub, and their respective representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of the Merger Agreement in accordance with its terms, to all of NCS’s and its subsidiaries’ respective properties, assets, books, contracts, commitments, personnel and records. This access requirement does not require NCS to disclose any information to the extent such disclosure would contravene applicable law, jeopardize any attorney-client or other legal privilege, or breach any existing contract (provided that NCS has used its reasonable best efforts to find an alternative way to provide the access or information). All such information is to be held confidential in accordance with the terms of the Confidentiality Agreement between Weatherford U.S., L.P. and NCS dated as of April 7, 2026. No investigation pursuant to these provisions or information provided, made available or delivered to Weatherford affects any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, NCS.
Financing Cooperation; Alternative Financing
The Merger Agreement does not contain any commitment by Weatherford to obtain financing for the Transaction. Weatherford intends to fund the cash portion of the Merger Consideration and the required repayment of the NCS indebtedness (if any) under its Credit Agreement from cash on hand. Neither Weatherford nor NCS is required to divest or sell any assets, businesses, or product lines to obtain any regulatory approval or clearance in connection with the Transaction.

Employee Matters
Commencing at the Effective Time and ending on the first anniversary, Weatherford will provide, or will cause its affiliates to provide, each employee of NCS or its subsidiaries as of immediately prior to the Effective Time (each, a “Continuing Employee”) with: (i) annual base salary or wages (as applicable) that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time; (ii) annual cash bonus or other short-term incentive opportunities that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time; (iii) long-term incentive compensation opportunities that are no less favorable than those provided to similarly situated employees of Weatherford and its affiliates; (iv) severance benefits that are no less favorable than the severance benefits provided to similarly situated employees of Weatherford and its affiliates; and (v) employee benefits that are no less favorable in the aggregate than the employee benefits provided to such Continuing Employees immediately prior to the Effective Time.
With respect to annual cash bonuses for the year in which the Effective Time occurs, Weatherford will pay, or cause to be paid to, each Continuing Employee who is participating in any NCS benefit plan providing annual cash bonuses for such year, a cash bonus for such year determined as the sum of (i) a pro-rata portion of the bonus opportunity under such NCS benefit plan for the portion of the year completed as of the Effective Time, determined based on the achievement of the applicable performance criteria under such plan, as such performance criteria may be reasonably adjusted by Weatherford in good faith and following prior consultation with NCS to address the impact of the transactions, and (ii) a pro-rata portion of such bonus opportunity for the portion of the calendar year following the Effective Time, determined based on the achievement of the applicable performance criteria under Weatherford’s annual bonus program. Both pro-rata portions of such cash bonus will be paid on the date on which annual bonuses for the year in which the Effective Time occurs are paid to similarly situated employees of Weatherford and its affiliates (but in no event later than March 15 of the year following such year) to each Continuing Employee who remains employed through such payment date or whose employment terminates prior to such payment date because Weatherford or its affiliate terminates such Continuing Employee without cause. Additionally, to the extent the Effective Time occurs following the end of a year but prior to annual cash bonuses for such year being paid, Weatherford will pay, or cause to be paid, to each Continuing Employee who is participating in any NCS benefit plan providing annual cash bonuses for such year, no later than 15 calendar days following the closing date, a cash bonus for such year equal to the achievement of the applicable performance criteria under such NCS benefit plan for such year.
From and after the closing date of the Transaction, Weatherford will, or will cause its affiliates to, provide each Continuing Employee with full credit for any and all service with NCS or its subsidiaries earned prior to the closing date of the Transaction for eligibility and vesting purposes and for purposes of vacation and paid time off accrual under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Weatherford or its affiliates on or after the closing date of the Transaction, to the extent (i) recognized under the comparable NCS benefit plan prior to the closing date of the Transaction, and (ii) no duplication of benefits would result. Additionally, in the plan year in which the Effective Time occurs, Weatherford will, or will cause NCS or another affiliate to, with respect to any welfare benefit plans of Weatherford or its affiliates in which any Continuing Employee is eligible to participate on or after the Effective Time, (i) cause any preexisting conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements, or required physical examinations under any corresponding group health plan of Weatherford or its affiliates to be waived with respect to Continuing Employees and their eligible dependents to the same extent satisfied or waived under the corresponding NCS benefit plan as of the Effective Time, and (ii) give each Continuing Employee full credit for the plan year in which the Effective Time occurs towards applicable copayments, deductibles, and annual out-of-pocket limits for expenses incurred prior to the Effective Time under the corresponding NCS benefit plan to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to recognition of such copayments, deductibles, and annual out-of-pocket limits under the corresponding NCS benefit plan.
Unless Weatherford provides NCS with written notice otherwise at least 15 Business Days prior to the closing date of the Transaction, NCS will, at least one Business Day prior to the closing date of the Transaction, (i) cease contributions to, and adopt written resolutions (or take other necessary and appropriate actions) to terminate any NCS benefit plan that is a defined contribution plan that includes a cash or deferred arrangement described in Section 401(k) of the Code (a “401(k) Plan”) in compliance with such 401(k) Plan’s terms and the requirements of applicable law, (ii) make all employee and employer contributions to the 401(k) Plans for all periods of service prior to the closing date of the Transaction, including such contributions that would have been made on behalf of 401(k) Plan participants had the transactions contemplated by the Merger Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the closing date of the Transaction, and (iii) 100% vest all participants under the 401(k) Plans, with such termination, contributions and vesting effective no later than the Business Day preceding the closing date of the Transaction. In the event of the termination of any 401(k) Plan, each Continuing Employee will be eligible to participate in a defined contribution plan that includes a cash or deferred arrangement described in Section 401(k) of the Code and that is established or maintained by Weatherford or its affiliates, and Weatherford or its applicable affiliate will cause such plan to immediately accept eligible rollover distributions from current and former employees of NCS with respect to such individuals’ account balances (including loans) under such terminated 401(k) Plan, if elected by any such individuals.
Directors’ and Officers’ Indemnification and Insurance
Under the Merger Agreement, Weatherford must cause the surviving corporation to assume and continue in full force and effect for a period of six years after the Effective Time all rights to indemnification, advancement and exculpation existing in favor of the current or former directors and officers of NCS or any of its subsidiaries (collectively, the “Indemnified Parties”) as provided in the NCS certificate of incorporation, NCS bylaws, or the corresponding governing documents of NCS’s subsidiaries, as in effect on the date of the Merger Agreement for acts or omissions occurring at or prior to the Effective Time and with respect to any actual or threatened legal proceeding to which such Indemnified Party is a party or is otherwise involved, whether asserted or claimed prior to, at or after the Effective Time, except as otherwise required by applicable law.
The rights of the Indemnified Parties under the Merger Agreement are in addition to any rights such Indemnified Parties may have under the NCS certificate of incorporation, NCS bylaws, or the organizational documents of any subsidiary of NCS or under any applicable contracts made available to Weatherford prior to the execution of the Merger Agreement or laws in effect on the date of the Merger Agreement. Weatherford must and must cause the surviving corporation to, honor and perform under all indemnification agreements entered into by NCS or any of its subsidiaries in effect on the date of the Merger Agreement and made available to Weatherford prior to the execution of the Merger Agreement.
At or prior to the Effective Time, NCS must purchase a six-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other terms no less favorable than those of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by NCS and its subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that NCS will not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by NCS prior to the date of the Merger Agreement for the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy exceeds the Base Amount, NCS shall obtain “tail” insurance policies with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Base Amount. NCS must cooperate in good faith with Weatherford prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.
In the event that the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Weatherford will cause the successor and assign of Weatherford or the surviving corporation to assume the obligations described above.
Assignment by Weatherford
If the Redomestication is completed before the closing of the Transaction, upon the completion of the Redomestication, Weatherford will cause the Novation to occur. From and after the Novation, Weatherford will be fully and unconditionally released from the Merger Agreement and WIC will be fully obligated under the Merger Agreement as if WIC were the original “Parent” entity party to the Merger Agreement. NCS and any other person will only look to WIC as the “Parent” entity under the Merger Agreement. As a result, notwithstanding anything to the contrary, if the Novation occurs prior to the closing of the Transaction, all references to Weatherford’s rights, duties or obligations under the Merger Agreement in this information statement/prospectus will be deemed references to WIC.
Alternatively, if the closing of the Transaction is completed before the completion of the Redomestication then, immediately prior to the closing of the Transaction, Weatherford will conduct an internal reorganization to cause Merger Sub to be a subsidiary of Weatherford that is wholly owned by Weatherford indirectly solely through one or more subsidiaries that are classified as disregarded entities for U.S. federal income tax purposes, rather than directly by WIC.
Other Covenants
The Merger Agreement also contains covenants and agreements relating to, among other things: (i) the preparation and filing of the Registration Statement and this information statement/prospectus with the SEC; (ii) giving the other party notice of certain matters; (iii) taking all lawful actions that may be necessary to ensure no state takeover statute is or becomes applicable to the Merger Agreement or the Transaction; (iv) the assumption and continuation of indemnification, exculpation and insurance arrangements for directors and officers of NCS and its subsidiaries; (v) cooperation in stockholder litigation against NCS and/or its officers or directors relating to the Transaction; (vi) maintaining the listing of Weatherford Ordinary Shares on the Nasdaq Global Select Market and the delisting and deregistration of NCS Common Stock following the Effective Time; (vii) coordination of public announcements regarding the Transaction; (viii) taking all appropriate steps to exempt the Transaction under Section 16(b) of the Exchange Act; (ix) employee matters, including post-closing employee compensation and benefits; (x) registration rights for the Specified Stockholder; (xi) the treatment of NCS indebtedness; (xii) assignment by Weatherford of the Merger Agreement to its successor in connection with the Redomestication; and (xiii) NCS’s timely remittance of all required tax deposits necessary to fully proceed with its Notice of Objection related to certain Canadian tax matters.
Conditions to the Transaction
Conditions to Each Party’s Obligation to Effect the Transaction
The obligation of each party to effect the Transaction is subject to the satisfaction or waiver at or prior to the Effective Time, of the following conditions:
(i)
the Specified Stockholder Written Consent has been obtained and delivered to NCS and has not been amended, modified, withdrawn, terminated or revoked (which consent was delivered on May 31, 2026);

(ii)
no temporary restraining order, preliminary or permanent injunction or other judgment, order, decree or other legal restraint or prohibition issued by any court of competent jurisdiction shall be in effect, and no law has been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any such case, prohibits or makes illegal the consummation of the Transaction;

(iii)
any waiting period (and any extension thereof) applicable to the Transaction under the HSR Act has been terminated or shall have expired and certain other regulatory approvals specified in the Merger Agreement have occurred;

(iv)
the Weatherford Ordinary Shares to be issued in the Transaction or in connection with the Transaction (including in respect of Assumed RSUs, Assumed Options, and Assumed PSUs) have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

(v)
the Registration Statement has been declared effective by the SEC under the Securities Act and has not been the subject of any stop order suspending the effectiveness of the Registration Statement and no action seeking a stop order has been initiated or threatened by the SEC; and

(vi)
this information statement/prospectus has been mailed to all holders of NCS Common Stock following effectiveness of this Registration Statement and at least 20 business days prior to the Closing Date.

Conditions to the Obligations of Weatherford
The obligation of Weatherford to effect the Transaction is also subject to the satisfaction, or waiver by Weatherford, at or prior to the Effective Time, of the following conditions:
(i)
certain representations and warranties of NCS set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date), subject to specified materiality qualifiers;

(ii)
NCS has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

(iii)
since the date of the Merger Agreement, there has not occurred any event, change, circumstance, occurrence, effect, or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on NCS; and

(iv)
Weatherford shall have received a certificate signed by an executive officer of NCS certifying as to the matters set forth in clauses (i), (ii), and (iii) above.

Conditions to the Obligations of NCS
The obligation of NCS to effect the Transaction is also subject to the satisfaction, or waiver by NCS, at or prior to the Effective Time, of the following conditions:
(i)
certain representations and warranties of Weatherford set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date), subject to specified materiality qualifiers;

(ii)
Weatherford has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

(iii)
since the date of the Merger Agreement, there has not occurred any event, change, circumstance, occurrence, effect, or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Weatherford Material Adverse Effect (as defined in the Merger Agreement);

(iv)
NCS has received a certificate signed by an executive officer of Weatherford certifying as to the matters set forth in clauses (i), (ii), and (iii) above;

(v)
NCS has received, on the Closing Date, but before the Effective Time, an opinion from tax counsel concluding that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Transaction will qualify for the Intended Tax Treatment (as defined in the Merger Agreement); and

(vi)
NCS has timely remitted the entire amount of any and all required tax deposits necessary to fully proceed with its Notice of Objection related to certain Canadian tax matters.

Efforts to Obtain Regulatory Approvals
Upon the terms and subject to the conditions set forth in the Merger Agreement, Weatherford has agreed to take, or cause to be taken, and NCS has agreed to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including taking, or causing to be taken, all actions that are necessary, proper, or advisable to accomplish the following:
•
obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract,

•
obtain all necessary actions or nonactions, waivers, consents, approvals, orders, and authorizations from governmental entities, make all necessary registrations, declarations, and filings and obtain an approval or waiver from, or avoid any action by, any governmental entity, and

•
execute and deliver any additional instruments necessary to consummate the Transaction and fully to carry out the purposes of the Merger Agreement;

provided, however, that neither NCS nor any of its subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any contract in connection with obtaining any consent without the prior written consent of Weatherford (which shall not be unreasonably withheld).
Notwithstanding anything to the contrary in the Merger Agreement, (i) neither Weatherford, NCS, nor any of their respective subsidiaries will be required, in connection with obtaining any regulatory approval or clearance contemplated by the Merger Agreement (including under the HSR Act), or any other applicable antitrust, competition, or foreign direct investment screening regulation, to, and (ii) neither NCS nor any of its subsidiaries (without the prior written consent of Weatherford) will, in each case (a) propose, negotiate, offer to commit, effect, or agree to the sale, divestiture, license, or other disposition of any assets, properties, businesses, product lines, or operations of Weatherford or its affiliates or subsidiaries, (b) agree to any restriction, limitation, or condition on the ability of Weatherford, NCS, or any of their respective subsidiaries to own, operate, or conduct any of their respective assets, properties, businesses, product lines, or operations, or (c) commence, participate in, or defend any litigation, proceeding, or other action (whether judicial or administrative) challenging, seeking to restrain, or prohibiting the consummation of the transactions contemplated by the Merger Agreement. Each of Weatherford and NCS will furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.
Subject to applicable law relating to the exchange of information, Weatherford and NCS will each have the right to review in advance, and to the extent practicable each will consult with the other in connection with, all of the information relating to Weatherford or NCS, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Transaction. Subject to good faith consultation with NCS and its counsel and compliance with the regulatory approval provisions of the Merger Agreement, in the event of any disagreement between Weatherford and NCS regarding the strategy, timing, or substance of any filing, submission, or communication contemplated by such provisions (including the strategy for obtaining any regulatory approval or clearance or for responding to any inquiry, investigation, or proceeding initiated by any governmental entity), Weatherford will have the right, in its sole discretion, to determine and direct the overall strategy with respect to such regulatory matters, and NCS will cooperate with and follow such direction; provided that Weatherford will not unreasonably disregard the views of NCS and its counsel, will keep NCS reasonably informed of the status of such regulatory matters and will provide NCS with a reasonable opportunity to review and comment on any material filings or submissions prior to their submission to any governmental entity.
Each of Weatherford and NCS will use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transaction under any applicable law. Without limiting the foregoing, pursuant to the Merger Agreement, NCS and Weatherford will:
•
as soon as practicable, and in any event within 10 Business Days from the date of the Merger Agreement, file Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division and will use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation (Weatherford and NCS having filed such forms on June 12, 2026 and received early termination of the applicable waiting period on July 2, 2026),

•
as soon as practicable, and in any event within 20 Business Days from the signing date of the Merger Agreement, submit, or as may be required under the applicable antitrust laws or foreign direct investment laws, pre-submit, pre-file, pre-notify, the requisite forms for the notifications in the jurisdictions specified in the NCS Disclosure Letter;

•
use reasonable best efforts to promptly achieve substantial compliance with any “second request” or similar request for additional information or documentary material under antitrust laws or foreign direct investment laws applicable to such jurisdictions;

•
use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transaction, to cause the expiration or termination of the applicable voluntary waiting periods under the HSR Act as well as regulatory approval and clearance for the pre-closing notifications contemplated by the NCS Disclosure Letter as soon as practicable, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the Transaction so as to enable the closing to occur as soon as reasonably possible (and in any event no later than the Outside Date);

•
subject to applicable legal limitations and the instructions of any governmental entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including to the extent permitted by law promptly furnishing the other with true and complete copies of notices or other communications sent or received by NCS or Weatherford, as the case may be, or any of their subsidiaries, to or from any third party and/or any governmental entity with respect thereto, and permit the other to review in advance and comment on any proposed communication by such party to any supervisory or governmental entity;

•
give the other reasonable notice of, and, to the extent permitted by such governmental entity, allow the other to attend and participate at any meeting with any governmental entity in respect of any filings, investigation or other inquiry or proceeding relating thereto; and

•
use reasonable best efforts to avoid or minimize any delay in determining the applicability of any filing under the HSR Act, submitting any applicable filing under the HSR Act and will not take any action that would reasonably be expected to delay any applicable filing under the HSR Act.

Notwithstanding anything to the contrary but subject to the conduct of business provisions applicable to Weatherford, the Merger Agreement will not prohibit, restrict or prevent Weatherford or any of its subsidiaries from directly or indirectly acquiring or agreeing to acquire (including by merger, consolidation, or acquisition of stock or assets) any equity interests in or assets of any person or make any material loan, advance or capital contribution to, or investment in, any person.
Termination of the Merger Agreement
Termination by Weatherford or NCS
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Specified Stockholder Written Consent has been obtained:
•
by the mutual written consent of Weatherford and NCS;

•
by either Weatherford or NCS:

◦
if the Transaction has not been consummated on or before May 31, 2027 at 5:00 p.m. (Central Time), which we refer to as the Outside Date, subject to certain exceptions related to the Redomestication (provided that the right to terminate will not be available to any party whose material failure to fulfill its obligations under the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Transaction to be consummated by the Outside Date); or

◦
if any court of competent jurisdiction or other governmental entity has issued a final and nonappealable judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger

Agreement (provided that the party seeking to terminate has used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action);
•
by Weatherford:

◦
if NCS has breached or failed to perform any of its representations, warranties, covenants, or agreements under the Merger Agreement, or if any representation or warranty of NCS has become untrue, which breach or failure, if occurring or continuing at the Effective Time, would result in the failure of any of the conditions to closing to be satisfied and cannot be or has not been cured by the earlier of the Outside Date and 30 days after the giving of written notice to NCS of such breach or failure (provided that Weatherford is not then in material breach of any of its covenants or agreements under the Merger Agreement);

◦
if the NCS Board has effected an Adverse Recommendation Change (provided that this right expires upon the delivery of the Specified Stockholder Written Consent, which consent was delivered on May 31, 2026);

◦
if the Specified Stockholder Written Consent was not delivered by the Consent Time (provided that this right expires upon the delivery and effectiveness of the Specified Stockholder Written Consent, which consent was delivered on May 31, 2026); or

◦
if the Support Agreement was not delivered by the Consent Time (provided that this right expires upon the delivery of executed counterparts of the Support Agreement, which agreement was delivered on May 31, 2026);

•
by NCS:

◦
if Weatherford or Merger Sub has breached or failed to perform any of its representations, warranties, covenants, or agreements under the Merger Agreement, or if any representation or warranty of Weatherford or Merger Sub has become untrue, which breach or failure, if occurring or continuing at the Effective Time, would result in the failure of any of the conditions to closing to be satisfied and cannot be or has not been cured by the earlier of the Outside Date and 30 days after the giving of written notice to Weatherford of such breach or failure (provided that NCS is not then in material breach of any of its covenants or agreements under the Merger Agreement);

◦
if the NCS Board has authorized NCS to enter into a definitive agreement providing for a Superior Proposal, subject to NCS having complied with its non-solicitation obligations and the Company Termination Fee being paid (provided that this right expires upon the delivery of the Specified Stockholder Written Consent, which consent was delivered on May 31, 2026); or

◦
if the Novation contemplated by the Merger Agreement is not effective by 11:59 p.m. Central Time on the day following the date on which the closing of the Redomestication occurs (provided that this right expires upon the delivery and effectiveness of the Novation).

Termination Fee and Expenses
Expenses
Except as otherwise expressly provided in the Merger Agreement (including the termination fees described below), all costs and expenses incurred in connection with the Merger Agreement and the Transaction will be paid by the party incurring the cost or expense.
NCS Termination Fee
Pursuant to the Merger Agreement, NCS will be required to pay (or cause to be paid) Weatherford, or the appropriate subsidiary of Weatherford, a termination fee of $5,500,000 if the Merger Agreement is terminated (referred to as the NCS Termination Fee) in the following circumstances:
•
after the date of the Merger Agreement and prior to termination of the Merger Agreement, a bona fide acquisition proposal is made to the NCS Board or to NCS’s management or is publicly disclosed, (ii) (a) Weatherford or NCS terminates the Merger Agreement due to the Effective Time not having occurred on or prior to the outside date or (b) Weatherford terminates the Merger Agreement due to NCS’s breach of or failure to perform or comply with one or more of its representations, warranties, covenants, or agreements under the Merger Agreement following the making of such acquisition proposal, and (iii) within twelve months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into (for this purpose, with all references to “20%” in the definition being deemed references to “50%”) or enters into a definitive agreement providing for the consummation of such a transaction;
•
by NCS to enter into a definitive agreement providing for a Superior Proposal; or

•
by Weatherford due to an Adverse Recommendation Change by the NCS Board, failure to deliver the Specified Stockholder Written Consent by the Consent Time (which was delivered on May 31, 2026), or failure to deliver the Support Agreement by the Consent Time (which was delivered on May 31, 2026).

Weatherford Termination Fee
Pursuant to the Merger Agreement, Weatherford will be required to pay NCS a termination fee of $9,700,000 if the Merger Agreement is terminated (referred to as the Weatherford Termination Fee) in the following circumstances:
•
by NCS due to Weatherford’s failure to timely effect the Novation following the closing of the Redomestication; or

•
by NCS due to Weatherford’s breach of certain covenants set forth in the Weatherford Disclosure Letter.

However, if the Weatherford Termination Fee becomes payable, NCS must elect within seven Business Days following termination whether to accept or decline the Weatherford Termination Fee. NCS’s acceptance of the Weatherford Termination Fee (or failure to timely decline it) constitutes an irrevocable waiver of any and all claims against Weatherford and its related parties, including with respect to any willful and material breach of Weatherford’s obligations or fraud.
Effect of Termination
If the Merger Agreement is validly terminated, it will become null and void and of no effect, without any liability or obligation on the part of Weatherford, Merger Sub, or NCS, except that: (i) certain provisions of the Merger Agreement will survive such termination, including provisions relating to confidentiality, public announcements, termination fees and expenses, notices, the entire agreement, no third-party beneficiaries, governing law, submission to jurisdiction, assignment and successors, specific performance, severability, and waiver of jury trial; and (ii) except as otherwise provided regarding termination fees, no such termination will relieve any party from any liability or damages arising out of fraud or any willful and material breach of any of its representations, warranties, covenants, or agreements set forth in the Merger Agreement prior to such termination, in which case (except as otherwise provided regarding termination fees) the non-breaching party will be entitled to all rights and remedies available at law or in equity. The parties have acknowledged that neither the NCS Termination Fee nor the Weatherford Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the receiving party for efforts and resources expended and opportunities foregone while negotiating and relying on the Merger Agreement.
Specific Performance
The parties to the Merger Agreement have agreed that irreparable damage would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties have acknowledged and agreed that each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the Court of Chancery of the State of Delaware. Each party has waived (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief. The availability of the NCS Termination Fee or the Weatherford Termination Fee will not be construed to diminish or otherwise impair in any respect either party’s right to such injunction, specific performance and other equitable relief. While Weatherford may pursue both specific performance and payment of the NCS Termination Fee or monetary damages, under no circumstances will Weatherford be permitted to receive both a grant of specific performance that results in the closing occurring and the NCS Termination Fee or any monetary damages. Similarly, while NCS may pursue both specific performance and payment of the Weatherford Termination Fee or monetary damages, under no circumstances will NCS be permitted to receive both a grant of specific performance that results in the closing occurring and the Weatherford Termination Fee or any monetary damages.
Governing Law
The Merger Agreement and any claims or causes of action arising out of or relating to the Merger Agreement, the negotiation, execution or performance of the Merger Agreement or the Transaction (whether in contract, in tort, under statute or otherwise) will be governed by, and interpreted, construed and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware.
No Third-Party Beneficiaries
Nothing in the Merger Agreement, express or implied, is intended to or will confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of the Merger Agreement, except if the Effective Time occurs, (i) the rights of holders of NCS Common Stock to receive the Merger Consideration, or (ii) as expressly provided in the Merger Agreement with respect to certain other parties for the limited, enumerated reasons set forth in the Merger Agreement. The representations and warranties in the Merger Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Persons other than the parties may not rely upon the representations and warranties in the Merger Agreement as characterizations of actual facts or circumstances as of the date of the Merger Agreement or as of any other date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Pro forma financial statements for Weatherford to reflect the Transaction are not presented in this information statement/prospectus because pro forma financial information regarding the Transaction is not required under Article 11 of Regulation S-X since: (1) the significance of the acquisition under each of the tests set forth in Rule 1-02(w) of Regulation S-X is substantially less than 20%, and (2) the presentation of Article 11 pro forma financial information would not otherwise be material to investors.

COMPARISON OF THE RIGHTS OF HOLDERS
OF NCS COMMON STOCK AND WEATHERFORD ORDINARY SHARES
The rights of NCS stockholders and the relative powers of NCS’s Board are governed by the laws of the State of Delaware, including the DGCL, and NCS’s certificate of incorporation and bylaws. As a result of the Transaction, each issued and outstanding share of NCS Common Stock, other than excluded shares, will automatically be cancelled and converted into the right to receive the Merger Consideration. Each Weatherford Ordinary Share will be issued in accordance with, and will carry with it the rights and obligations set forth in, the memorandum and articles of association of Weatherford (referred to as the Weatherford Articles), which are incorporated by reference herein. As Weatherford is a public limited company incorporated under the laws of Ireland, the rights of the shareholders of Weatherford are governed by applicable Irish law, including the Companies Acts of Ireland, 2014 (as amended) (the “Irish Companies Act”), and by the Weatherford Articles.
There are differences between the rights of NCS stockholders under NCS’s certificate of incorporation and bylaws under Delaware law, including the DGCL, and the rights of Weatherford shareholders under the Weatherford Articles and under Irish law, including the Irish Companies Act. The following is a summary comparison of the material differences between the rights of NCS stockholders under Delaware law and the NCS certificate of incorporation and bylaws and the rights that NCS stockholders will have under Irish law and the Weatherford Articles as holders of Weatherford Ordinary Shares following completion of the Transaction. The following discussion does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements. Such rights and obligations generally apply equally to the shares of NCS Common Stock and Weatherford Ordinary Shares.
The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of, NCS’s certificate of incorporation and bylaws and the Weatherford Articles. NCS has filed its certificate of incorporation and bylaws with the SEC, and Weatherford has filed the Weatherford Articles with the SEC. See the section of this information statement/prospectus titled “Where You Can Find More Information.” You are also urged to carefully read the relevant provisions of the DGCL, the Irish Companies Act, the Weatherford Articles, and the NCS certificate of incorporation and bylaws, for a more complete understanding of the differences between the rights of NCS stockholders and holders of Weatherford Ordinary Shares.
If the Redomestication is completed before the closing of the Transaction, then the issuer of the Merger Consideration will be WIC, a Delaware corporation, and the rights of Weatherford’s stockholders and the relative powers of its board will be governed by the laws of the State of Delaware, including the DGCL, rather than the Irish Companies Act, as further described in the Redomestication Proxy Statement. There can be no assurances whether the Redomestication will be completed before or after the closing of the Transaction, or at all, and the Redomestication may be abandoned by Weatherford at any time, and the timing of the Redomestication depends on a number of factors, including regulatory, Weatherford shareholder, and Irish High Court approval. For additional information, see “Questions and Answers — What happens if the Redomestication is completed before the closing of the Transaction?”
PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
Capital Structure
The authorized share capital of Weatherford is US$1,356,000 divided into 1,356,000,000 ordinary shares with a nominal value of $0.001 per share.
The authorized share capital may be increased or reduced by way of an ordinary resolution of Weatherford. An “ordinary resolution” is a resolution passed by a simple majority
NCS’s certificate of incorporation authorizes 21.25 million shares of capital stock, consisting of 11.25 million shares of NCS Common Stock, par value of US$0.01 per share, and 10 million shares of preferred stock, par value of US$0.01 per share (“NCS Preferred Stock”), with one such share of NCS Preferred Stock

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
of the votes cast by shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of Weatherford.
designated as the “Special Voting Share.”
Under NCS’s certificate of incorporation, the number of authorized shares of capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of NCS’s then-outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any NCS Common Stock or NCS Preferred Stock voting separately as a class or series shall be required therefor.
Under Delaware law, the NCS Board, without stockholder approval, may approve the issuance of authorized but unissued shares of capital stock.
Under NCS’s certificate of incorporation, at any time and from time to time, the NCS Board is expressly authorized, to the fullest extent permitted by the DGCL, to provide by resolution or resolutions for the issuance of shares of NCS Preferred Stock in one or more series or classes and, for each such series or class of NCS Preferred Stock, to fix, among other things, (i) the number of shares constituting such series or class and the designation thereof, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause a certificate of designation with respect thereto to be filed with the Secretary of State of the State of Delaware.

Consolidation and Division; Subdivision	Under Irish law and the Weatherford Articles, Weatherford may, by ordinary resolution, sub-divide or consolidate	Under Delaware law, NCS may effect a stock split or reverse stock split by amending its certificate of

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
	(i.e., a reverse share split) its shares, or reduce or increase the nominal value of its shares.	incorporation to subdivide or combine its issued shares.
Reduction of Share Capital	Under Irish law, Weatherford may, by special resolution and subject to confirmation by the Irish High Court, reduce its company capital (which includes, amongst other things, its issued share capital and its share premium) in any manner permitted by the Irish Companies Act. A “special resolution” is a resolution passed by not less than 75% of the votes cast by shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of Weatherford.	Under Delaware law, NCS, by an affirmative vote of a majority of the NCS Board, may reduce its capital (i) by reducing or eliminating the capital associated with shares of capital stock that have been retired, (ii) by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or (iii) by transferring to surplus capital the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.
Statutory Pre-emption Rights
Under Irish law, subject to certain exceptions, allotments, issuances and grants of “equity securities” (comprising, subject to certain exceptions, new ordinary shares and convertible rights) for cash are subject to statutory pre-emption rights in favor of shareholders, save to the extent such statutory pre-emption rights are generally, or specifically, disapplied by special resolution passed by shareholders at a general meeting.
A general disapplication of statutory pre-emption rights may be given for a maximum period of five years, at which point it must be renewed by special resolution.
The Weatherford shareholders most recently resolved by special resolution passed at Weatherford’s 2026 annual general meeting to approve a general disapplication of statutory pre-emption rights for a period of 15 months ending September 11, 2027 (or the date of the next annual general meeting, whichever is later) in respect of up to 14,387,000 ordinary shares (representing approximately 20% of its issued share capital).
Under Irish law, statutory pre-emption rights do not apply to the allotment
Under Delaware law and NCS’s certificate of incorporation, NCS’s stockholders do not have pre-emptive rights to acquire newly issued shares.

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
and issue of ordinary shares or grant of convertible rights in pursuance of an employees’ share scheme.
Issuance of Shares; Share Warrants and Share Options
Under Irish law, no shares may be allotted and issued by Weatherford unless comprised in its authorized but unissued share capital.
Under Irish law and the Weatherford Articles, the Weatherford Board, or a duly authorized committee thereof, may (i) allot and issue ordinary shares, and (ii) grant rights to subscribe for, or convert any security into, ordinary shares (including share warrants and share options) (“convertible rights”) up to the maximum amount of Weatherford’s authorized but unissued share capital, once generally, or specifically, authorized to do so by ordinary resolution passed by shareholders at a general meeting.
A general allotment authorization may be given for a maximum period of five years, at which point it must be renewed by ordinary resolution.
The Weatherford shareholders most recently resolved by ordinary resolution passed at Weatherford’s 2026 annual general meeting to generally authorize the Weatherford Board to issue new ordinary shares and convertible securities for a period of 15 months ending September 11, 2027 (or the date of the next annual general meeting, whichever is later) in respect of up to 14,387,000 ordinary shares (representing approximately 20% of its issued share capital).
Under Irish law, a shareholder allotment authorization is not required for the allotment and issue of ordinary shares or grant of convertible rights in pursuance of an employees’ share scheme.

Under NCS’s certificate of incorporation and subject to applicable law, the NCS Board may authorize NCS to issue and sell all or any part of the authorized but unissued shares of any series or class of NCS’s capital stock for such consideration and for such corporate purposes as the NCS Board, in its discretion, may determine from time to time, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class.
Under Delaware law, a corporation’s board of directors may authorize the issuance of the corporation’s authorized capital stock for consideration consisting of cash, any tangible or intangible property, any benefit to the corporation or any combination thereof.

Dividends and Distributions	Under Irish law, Weatherford may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits. In addition, under Irish law, no	Under Delaware law and NCS’s certificate of incorporation, holders of NCS Common Stock are entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on NCS Common Stock by the NCS Board, in its

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

dividend may be paid or other distribution, share repurchase or redemption made by Weatherford unless the net assets of Weatherford are equal to, or exceed, the aggregate of Weatherford’s called-up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce Weatherford’s net assets below such aggregate.
Subject to the requirements of Irish law, as referenced above, the Weatherford Articles authorize the Weatherford Board to pay such dividends as appears to the Weatherford Board to be justified by the profits of Weatherford.
The Weatherford Board may also recommend a dividend to be approved and declared by the Weatherford shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Weatherford Board.
Under the Weatherford Articles, Weatherford Ordinary Shares rank equally for all dividends which are declared and paid.

discretion, from time to time out of assets or funds of NCS legally available therefor, and such holders of NCS Common Stock share equally on a per share basis in all such dividends and other distributions that the NCS Board may declare from time to time.
The decision whether or not to pay dividends, the amount of any such dividends and the manner in which dividends are payable are subject to the discretion of the NCS Board, applicable Delaware law, the NCS certificate of incorporation and the existence of legally available funds.

Share Repurchases, Redemptions and Conversions
Under the Weatherford Articles, Weatherford is authorized to acquire its own shares. Under Irish law, such shares may technically be acquired (i) by purchase, or (ii) in the case of redeemable shares, by redemption or purchase.
All acquisitions (whether by purchase or redemption) are required to be made out of distributable profits or the proceeds of a new issue of shares made for that purpose.
The Weatherford Articles provide that, unless the Weatherford Board determines otherwise, any Weatherford Ordinary Shares (or an interest in such shares) which Weatherford has acquired, or proposes to acquire, shall be deemed to be redeemable shares on, and from the time of, the existence or

Under NCS’s certificate of incorporation, NCS has the power to purchase any shares of any class of stock authorized by NCS’s certificate of incorporation from such persons, and for such consideration and for such corporate purposes, as the NCS Board, in its discretion, may determine from time to time, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
Under NCS’s certificate of incorporation and bylaws, shares of NCS Common Stock and NCS Preferred Stock are not currently subject to conversion privileges or redemption by NCS.

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

creation of the relevant agreement, transaction or trade for their acquisition.
Accordingly, unless the Weatherford Board determines otherwise, acquisitions by Weatherford of its ordinary shares may be implemented as a redemption of those shares without the requirement for shareholder approval.
If the Weatherford Articles did not contain such provision, the acquisition by Weatherford of its ordinary shares would need to be implemented as a purchase and would be subject to additional requirements under Irish law, including the requirement for shareholder authority to do so.
Weatherford’s ordinary shares which are acquired (whether by purchase or redemption) may be cancelled or held as treasury shares, provided that the aggregate value of treasury shares held by Weatherford at any time must not exceed 10% of Weatherford’s company capital (consisting of the aggregate of all amounts of nominal value plus share premium paid for shares of Weatherford, plus certain other sums that may be credited as such).

Bonus Shares
Under the Weatherford Articles, the Weatherford Board may resolve to capitalize any amount standing to the credit of Weatherford’s un-denominated capital, any of Weatherford’s profits available for distribution, any sum representing unrealized revaluation reserves, a merger reserve, or any other capital reserve of Weatherford, and apply such amount in paying-up in full unissued shares to be allotted and issued as bonus shares to shareholders who would have been entitled to such amount if it had been distributed by way of dividend (and in the same proportions).
Under Delaware law, a corporation may make distributions to its stockholders in the form of a stock dividend, which distributions result in consequences similar to the issuance of bonus shares as contemplated under Irish law. See the discussion of dividends and distributions under “— Dividends and Distributions” above for additional information.
Number and Election of Directors; Director Terms	The Weatherford Articles provide that the number of directors shall be fixed from time to time by the Weatherford Board, provided the number shall not be less than 3 nor more than 14.	NCS’s certificate of incorporation and bylaws initially fix the total number of directors constituting the NCS Board at nine. The total number of directors constituting the NCS Board may be

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

The Weatherford Articles provide that the directors may be appointed by Weatherford shareholders in general meeting or by the Weatherford Board.
The Weatherford Articles provide that each director shall (unless his or her office is earlier vacated) serve for a one-year term concluding on the later of (i) the annual general meeting after such director was last appointed or reappointed and (ii) the date his or her successor is elected and qualified.
The Weatherford Articles provide that each director shall be elected by ordinary resolution passed by shareholders at a general meeting provided that, if the number of director nominees exceeds the number of directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the directors shall be elected by a plurality of the votes cast, in person or represented by proxy, at such meeting and entitled to vote on the election of directors.
The Weatherford Articles provide that, in an uncontested election (where the number of director nominees does not exceed the number of directors to be elected), any nominee for election to the Weatherford Board who is then serving as a director and who receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The Weatherford Board (excluding the director who has so tendered his or her resignation) is then obliged to consider the resignation offer and decide whether to accept or reject the resignation, or whether other action should be taken.

fixed at a different number of directors from time to time exclusively by resolution adopted by the affirmative vote of at least a majority of the NCS Board then in office.
The NCS certificate of incorporation provides that, subject to the terms of any one or more series or classes of NCS Preferred Stock, the NCS Board is divided into three classes designated Class I, Class II and Class III, with each class consisting, as nearly as possible, of one-third of the total number of directors, and with terms expiring successively for the respective classes at each annual meeting of NCS stockholders. No member of the NCS Board may serve concurrently on more than one class of directors. If the number of directors constituting the NCS Board is changed, NCS’s certificate of incorporation provides that any increase or decrease shall be apportioned among the classes in such a manner as the NCS Board shall determine so as to maintain the number of directors in each class as nearly as equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
NCS’s certificate of incorporation and bylaws provide that directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at a meeting and voting for nominees in the election of directors. At each annual meeting following the initial classified-board terms, successors to the class of directors whose term expires at that annual meeting are elected to hold office until the third annual meeting succeeding such directors’ election and until such directors’ successors are duly elected and qualified.
Notwithstanding the foregoing, NCS’s certificate of incorporation provides that, whenever the holders of any one or more series or classes of NCS Preferred Stock shall have the right, voting separately by series or class, to

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
elect one or more directors at an annual or special meeting of NCS stockholders, the election, filling of vacancies, removal of directors and other features of such one or more directorships shall be governed by the terms of such one or more series or classes of NCS Preferred Stock to the extent permitted by applicable law.
Appointment of Directors; Vacancies on the Board and Newly Created Directorships	The Weatherford Articles provide that the Weatherford Board may from time to time appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, provided that the total number of directors shall not at any time exceed the maximum number of 14 as provided for in the Weatherford Articles.	Subject to the terms of any one or more series or classes of NCS Preferred Stock, the NCS certificate of incorporation and bylaws provide that any vacancies in the NCS Board for any reason, including in the case of any newly created directorships resulting from an increase in the number of directors, shall be filled only by the NCS Board, and not by NCS stockholders, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director. Any directors so appointed will hold office until the next election of the class of directors to which such director has been appointed and until such director’s successor is duly elected and qualified.
Removal of Directors
Under Irish law, Weatherford shareholders may remove a director without cause by ordinary resolution, provided that at least 28 clear days’ notice of the resolution is given to Weatherford and the Weatherford shareholders comply with the relevant procedural requirements.
Under Irish law one or more Weatherford shareholders representing not less than 10% of the paid-up share capital of Weatherford carrying voting rights may requisition Weatherford to convene an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.
The Weatherford Articles also provide that one or more Weatherford shareholders holding at least 25% of the outstanding ordinary shares may directly convene an extraordinary
Under NCS’s certificate of incorporation, subject to the terms of any one or more series or classes of NCS Preferred Stock, any director or the entire NCS Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of NCS’s outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. For the purposes of director removal under NCS’s certificate of incorporation, “cause” means, with respect to any NCS director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to NCS or (iii) the conviction of such director of, or the entering by such director of a plea of nolo

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
	general meeting, at which a resolution to remove a director and appoint another person in his or her place may be proposed.	contendere to, a crime that constitutes a felony.
Duties of the Board of Directors
The Irish Companies Act sets out nine principal fiduciary duties for directors. These statutory duties are non-exhaustive and are based upon, and interpreted in accordance with, common law rules and equitable principles which have been developed by the Irish courts over many years. The nine principal fiduciary duties of a director are:
(i)
to act in good faith in what the director considers to be the interests of the company;

(ii)
to act honestly and responsibly in relation to the conduct of the affairs of the company;

(iii)
to act in accordance with the company’s constitution and to exercise his or her powers only for the purposes allowed by law;

(iv)
not to use the company’s property, information, or opportunities for his or her own benefit, or that of anyone else;

(v)
not to agree to restrict the director’s power to exercise an independent judgement;

(vi)
to avoid conflicts of interest;

(vii)
to exercise due care, skill and diligence;

(viii)
to have regard to the interests of the company’s employees in general and its shareholders; and

(ix)
to have regard to the interests of the company’s creditors, where a director believes, or has reasonable cause to believe the company is, or is likely to be, unable to pay its debts or where the directors become aware of the company’s insolvency.

Such duties are owed to Weatherford (not to individual shareholders or third parties) and only Weatherford may take

In Delaware, fiduciary duties are generally developed by case law. Under Delaware law, a company’s directors are charged with fiduciary duties of care and loyalty (which further include the duties of good faith, oversight, and disclosure). The duty of care requires directors not to act with gross negligence, including, depending on the facts and circumstances, by being well-informed and gathering and considering reasonably available relevant information. The duty of loyalty requires directors to act in good faith and under the belief that their actions will be best for the corporation and its stockholders.
Under Delaware law, a director, or a member of any committee designated by a corporation’s board of directors, shall, in the performance of such director’s duties, be “fully protected” in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, by committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
an action for breach of duty against a director. In limited situations, shareholders may be able to bring a derivative action on behalf of Weatherford.
Indemnification of Directors and Officers; Advancement of Expenses; Insurance
Subject to exceptions, Irish law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty, or breach of trust by a director in relation to Weatherford. The exceptions allow a company to (i) purchase and maintain directors and officers insurance against any liability attaching in connection with any negligence default, breach of duty or breach of trust owed to the company, and (ii) indemnify a director or such other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgment is given in his or her favor or in which he or she is acquitted, or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.
The Weatherford Articles include a provision which, subject to the provisions of the Irish Companies Act as aforesaid, entitles every present and former director and other officer of Weatherford and each other person who is or was serving at the request of Weatherford as a director, officer, employee, or agent of another company, or of a partnership, joint venture, trust, or other enterprise or non-profit entity, including service with respect to employee benefit plans maintained or sponsored by Weatherford (including the heirs, executors, administrators, and estates of such persons) to be indemnified and held harmless by Weatherford to the fullest extent permitted by law against all costs, charges, losses, expenses, and liabilities incurred by him or her in the execution and discharge of his or her duties in relation thereto.
Under NCS’s certificate of incorporation and bylaws, NCS shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (such person, an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of NCS or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which such Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that such Indemnitee is or was a director, officer, employee or agent of NCS, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director, officer, employee or agent of NCS, or by reason of the fact that such Indemnitee is or was serving at the request of NCS as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under NCS’s certificate of incorporation. NCS’s bylaws provide that nothing in NCS’s bylaws shall limit the right of NCS, to the extent and in the manner permitted by applicable law, to indemnify and to

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

In addition, Weatherford and Weatherford International Ltd. have entered (and/or, if required, any other subsidiary of Weatherford may enter) into indemnification agreements (or deed poll indemnities) with or as to each of Weatherford’s directors and certain officers as well as with individuals serving as directors, officers, employees, agents, or fiduciaries of our subsidiaries or any other company, corporation, joint venture, trust, employee benefit plan, or other entity or enterprise or by reason of anything done or not done by such person in any capacity providing for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law.
As permitted by Irish law, Weatherford has also taken out directors’ and officers’ liability insurance.

advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action, including that NCS may, to the extent authorized from time to time by the NCS Board, provide rights to indemnification and advancement of expenses to employees and agents of NCS.
Delaware law generally provides that a corporation may indemnify any officer, director, employee, or agent who was or is made a party or is threatened to be made a party to any third party suit or proceeding on account of being a director, officer, employee, or agent of the corporation or serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action if the officer, director, employee, or agent (i) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
NCS’s bylaws provide that NCS is not obligated to provide indemnification or advancement in connection with, among other things, any proceeding initiated by an Indemnitee unless (i) NCS has joined in or, before initiation, the NCS Board authorized the proceeding, (ii) NCS provides indemnification or advancement in its sole discretion under applicable law, or (iii) the proceeding is brought to enforce indemnification, advancement or exculpation rights under the NCS bylaws, the NCS certificate of incorporation, applicable law or an agreement providing such rights.

Limitation on Director and Officer Liability	Irish law does not permit Weatherford to exempt directors and certain officers from liability in connection with their negligence, default, breach of duty, or	NCS’s certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of NCS shall have any personal liability to

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
breach of trust in relation to Weatherford.
NCS or its stockholders for monetary damages for any breach of fiduciary duty as a director and that, if the DGCL is amended to permit further elimination or limitation of director liability, the liability of an NCS director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by NCS.
Under Delaware law, a corporation may not limit the personal liability of a director or officer for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) any transaction from which the director or officer derived an improper personal benefit; (iv) with respect to a director, willful or negligent payment of unlawful dividends or stock purchases or redemptions; or (v) with respect to an officer, personal liability to the corporation or its stockholders in any action by or in the right of the corporation.

Shareholders’ Suits
Under Irish law, fiduciary duties are owed by Weatherford’s directors to Weatherford (not to individual shareholders or third parties) and only Weatherford may take an action for breach of fiduciary duty against a Weatherford director.
In limited situations, the Weatherford shareholders may be able to bring a derivative action on behalf of Weatherford.
While Irish law only permits a Weatherford shareholder to initiate a lawsuit on behalf of Weatherford in limited circumstances, it does permit a shareholder to apply for a court order where Weatherford’s affairs are being conducted or the powers of the Weatherford Board are being exercised (i) in a manner oppressive to him or her or any of the members, or (ii) in disregard of his or her or their interests as members.

Delaware law provides that a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. In Delaware, before a stockholder may bring a derivative action, it must make a demand on the board. The demand requirement may be excused where it would be futile due to the interests of a majority of the board. If demand is excused, the demanding stockholder may proceed with the derivative action; if demand is required, the court will assess the reasonableness of the board’s decision not to pursue the matter.
An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.
A person may institute and maintain such a suit only if such person was a

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter developed upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Other than in the event of a voluntary dismissal by the plaintiff, the action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.
Advance Notice for Shareholder Proposals
Under the Weatherford Articles, in addition to any other applicable requirements, for business or nominations to be properly brought before an annual general meeting by a member, such member must have given timely notice thereof in proper written form to Weatherford’s Secretary. Under the Weatherford Articles, any business other than the election of directors must be (i) brought before the meeting by or at the direction of the Weatherford Board, or (ii) properly brought before the meeting by a member in accordance with the provisions of the Weatherford Articles.
To be timely for an annual general meeting, a member’s notice must be delivered to and received at Weatherford’s registered office, addressed to Weatherford’s Secretary, no earlier than 120 days and no later than 90 days before the first anniversary of the prior year’s annual general meeting. If the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from that anniversary, or if no annual general meeting was held in the prior year, notice must be received no earlier than 120 days before the meeting and no later than the later of 90 days before the meeting and the 10th day after notice of the meeting was first made by mail or public disclosure. An adjournment or postponement does not commence a new time period or

Under NCS’s certificate of incorporation and bylaws, in addition to any other applicable requirements, for business or nominations to be properly brought before a meeting of NCS stockholders by an NCS stockholder, such stockholder must have given timely notice thereof in proper written form to NCS’s Secretary. This procedure is the exclusive means by which a stockholder may make director nominations or submit other business to be transacted at a meeting of NCS’s stockholders (other than proposals made pursuant to Rule 14a-8 under the Exchange Act and included in NCS’s notice of meeting, which proposals are not governed by NCS’s bylaws).
To timely propose business to be transacted at an annual meeting of NCS stockholders, a stockholder’s notice must be delivered to the Secretary at NCS’s principal executive offices no earlier than the close of business on the 120th day and no later than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. If the date of an annual meeting of NCS stockholders is more than 30 days before or more than 60 days after such anniversary of the preceding year’s annual meeting, a stockholder’s notice must be delivered no earlier than the close of business on the 120th day before the meeting and no later than

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

extend any time period for the giving of a member’s notice.
A member’s notice must set forth, among other things: a brief description of the business desired to be brought before the meeting (including the text of any resolutions proposed and, if amending the Weatherford Articles, the text of the proposed amendment) and the reasons therefor; the name, address, and shareholding details of the proposing member and any associated persons; detailed information regarding the member’s and any associated person’s ownership interests, including derivatives, hedging arrangements, and proxy or voting agreements; any material interest in the proposed business; a representation as to whether the member intends to solicit proxies; and any other information reasonably requested by Weatherford.
The proposing member must update and supplement such information as of specified dates prior to the meeting. The chairperson of the meeting shall have the power to determine whether any business proposed to be brought before the meeting was made in accordance with these procedures, and if any proposed business is not in compliance, to declare that such defective proposal shall be disregarded.

the close of business on the later of the 90th day before the meeting or, if the first public announcement of the meeting date is less than 100 days before the meeting, the 10th day following the day on which NCS first publicly announces the meeting date.
To timely propose business to be transacted at a special meeting of NCS stockholders called for the purpose of electing directors, a stockholder’s notice must be delivered no earlier than the close of business on the 120th day before the meeting and no later than the close of business on the later of the 90th day before the meeting or the 10th day following the date on which notice of the special meeting was mailed or public disclosure of the special meeting date was made, whichever first occurs.
No adjournment or postponement of an NCS annual or special meeting of stockholders will commence a new time period for the giving of a stockholder’s notice as described above.
A stockholder’s notice must set forth, among other things: the name, address, and ownership details of the noticing stockholder, beneficial owner, and any stockholder associated persons, including derivatives, voting arrangements, short interests, dividend rights, and performance-related fees; a representation that the stockholder intends to appear in person or by proxy and whether the stockholder intends to solicit proxies; for proposals other than nominations of directors for election at the meeting, a reasonably detailed description of (i) the business desired to be brought before the meeting (including the text of any resolutions proposed for consideration), the reasons for transacting such business at the meeting and any material direct or indirect interest of the noticing stockholder in such business and (ii) all agreements, arrangements and understandings, direct and indirect, between the noticing stockholder and any other person or persons (including their names) in connection with the

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

proposal of such business; and for proposals to nominate a person or persons for election as a director, with respect to each person so proposed to be nominated, all information required in proxy solicitations under Section 14 of the Exchange Act, specified relationship and compensation information and a completed questionnaire and completed representation and agreement in the form required by NCS’s bylaws.
The chairperson of any meeting of NCS stockholders shall have the power to determine whether any nomination or business proposal was made in compliance with the bylaws, and if not, to declare that such nomination or business shall be disregarded or not be transacted.

Extraordinary (Special) Meetings of Shareholders	Under Irish law, all general meetings of Weatherford other than annual general meetings are called extraordinary general meetings, and (i) may be convened by the Weatherford Board whenever it thinks fit, (ii) must be convened by the Weatherford Board upon the requisition of one or more shareholders holding at least 10% of the paid-up share capital, or (iii) may be convened by one or more Weatherford shareholders holding at least 25% of the outstanding ordinary shares.
Subject to the terms of any one or more series or classes of NCS Preferred Stock, special meetings of NCS stockholders may be called at any time, but only by or at the direction of a majority of the NCS Board, by the Chairperson of the NCS Board or by NCS’s Chief Executive Officer. The ability of NCS stockholders to call a special meeting of stockholders is specifically denied under NCS’s bylaws.

Record Dates for Shareholder Meetings
The Weatherford Articles provide that the Weatherford Board may fix in advance a date as the record date:
(i)
for any such determination of Weatherford shareholders entitled to notice of or to vote at a shareholders’ meeting, which record date shall not, subject to applicable law and the relevant exchange rules, be more than 90 days before the date of such meeting; and

(ii)
for the purpose of determining the Weatherford shareholders entitled to receive payment of any dividend or other distribution, or in order to make a determination

Under NCS’s bylaws, the NCS Board may fix in advance a record date to determine the stockholders entitled to notice of or to vote at any meeting of NCS stockholders, which record date may not precede the date on which the resolution fixing the record date is adopted by the NCS Board and must not be more than 60 days before the meeting nor less than 10 days before the meeting (or, if a merger or consolidation is to be acted upon at the meeting, not less than 20 days before the meeting). If no record date is fixed by the NCS Board, the record date for determining stockholders entitled to notice of or to vote at a meeting is the close of business on the day before

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

of Weatherford shareholders for any other proper purpose, which record date shall not, subject to applicable law and the relevant exchange rules, be more than 60 days prior to the date of payment of such dividend or other distribution or the taking of any action to which such determination of Weatherford shareholders is relevant.
notice is given or, if notice is waived, the close of business on the day before the meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of NCS stockholders applies to any adjournment of such meeting, unless the NCS Board, in its discretion, fixes a new record date for the adjourned meeting.
Notice to Shareholders	Under Irish law and the Weatherford Articles, notice of an annual or extraordinary general meeting must be given to the persons entitled to notice, including Weatherford members, the Weatherford directors and secretary and, unless Weatherford has availed itself of the audit exemption under Irish law, the auditors. The Weatherford Articles provide that, subject to Irish law permitting shorter notice, an annual general meeting and an extraordinary general meeting called to pass a special resolution must be called on not less than 21 days’ notice, and all other extraordinary general meetings must be called on not less than 14 days’ notice.	Under NCS’s bylaws, written notice of each meeting of NCS stockholders must be given personally by mail or by electronic transmission not fewer than 10 nor more than 60 days before the meeting to each stockholder of record entitled to vote. The notice must state the place, if any, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. In the case of a special meeting called to act on a merger or consolidation, notice must be given not fewer than 20 nor more than 60 days before the meeting.
Quorum Requirements	The Weatherford Articles provide that one or more Weatherford shareholders present in person or by proxy and having the right to attend and vote at the meeting and together holding shares representing more than 50% of the votes that may be cast by all Weatherford shareholders at the relevant time shall be a quorum at a general meeting.
NCS’s bylaws provide that, except as otherwise required by law or NCS’s certificate of incorporation, the presence in person or by proxy of holders of record of a majority in voting power of the shares entitled to vote at a stockholder meeting constitutes a quorum for the transaction of business. Where a separate vote by one or more classes or series of NCS capital stock is required, the presence in person or by proxy of holders of record of a majority in voting power of the shares entitled to vote constitutes a quorum entitled to take action with respect to that vote on that matter. Shares owned by NCS, or by another corporation, if NCS directly or indirectly holds a majority of the shares entitled to vote in that corporation’s director elections, are not entitled to vote and are not counted for quorum purposes, subject to the exception for stock held in a fiduciary capacity.

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
Adjournment of Shareholder Meetings	The Weatherford Articles provide that the chairperson of the meeting may, with the consent of the meeting (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place.
NCS’s certificate of incorporation provides that (i) the NCS Board may postpone any meeting of NCS stockholders at any time in advance of such meeting and (ii) at any meeting of NCS stockholders at which a quorum is not present, the Chairperson of the NCS Board may adjourn any such meeting of stockholders without a vote of stockholders.
Notice of any adjourned meeting of NCS stockholders need not be given if the place, if any, date and hour of the adjourned meeting are announced at the meeting at which the adjournment is taken. However, if the adjournment is for more than 30 days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to NCS’s bylaws, a notice of the adjourned meeting conforming to the requirements set forth above must be given to each stockholder of record entitled to vote at the adjourned meeting.
At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting.

Voting
Under the Weatherford Articles, each Weatherford shareholder who, being entitled to attend, is present (in person or by proxy) at a general meeting of Weatherford shall have one vote for each Weatherford Ordinary Share held by him or her on the record date of the meeting.
Except where a greater majority is required by Irish law or the Weatherford Articles, any question proposed for a decision of the Weatherford shareholders at any general meeting of Weatherford or a decision of any class of Weatherford shareholders at a separate meeting will be decided by an ordinary resolution.
Under NCS’s certificate of incorporation and bylaws, subject to the terms of any one or more series or classes of NCS Preferred Stock then-outstanding, each holder of record of NCS Common Stock is entitled to vote for each share of NCS Common Stock held of record as of the applicable record date on any matter submitted to a vote of NCS stockholders at all meetings of NCS stockholders. However, NCS’s certificate of incorporation provides that, to the fullest extent permitted by law, holders of NCS Common Stock have no voting power with respect to, and are not entitled to vote on, any amendment to NCS’s certificate of incorporation or any certificate of designations relating to any series or class of preferred stock that relates solely to the terms of one or more outstanding series or classes of

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
preferred stock if the holders of such affected preferred stock are entitled to vote thereon pursuant to applicable law or NCS’s certificate of incorporation.
Shareholder Consent to Action Without Meeting	Under Irish law, to be valid and effective, a resolution in writing requires to be signed by all the members (i.e., registered shareholders) of Weatherford for the time being entitled to attend and vote at a general meeting of Weatherford.	NCS’s certificate of incorporation and bylaws provide that, subject to the terms of any series or class of preferred stock, from and after the time that Advent and its affiliates collectively beneficially own less than 50.01% of the then-outstanding shares of NCS Common Stock, any action required or permitted to be taken by NCS stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent in lieu of a meeting, unless the directors then in office unanimously recommend that such action be permitted to be taken by written consent of stockholders.
Director Nominations	Under the Weatherford Articles, director nominations may only be made at a meeting properly called for the election of directors and only (i) by or at the direction of the Weatherford Board or any committee thereof, or (ii) if properly nominated by a member in accordance with the provisions of the Weatherford Articles.
NCS’s certificate of incorporation provides that advance notice of nominations for the election of directors made other than by the NCS Board, a duly authorized committee thereof or an authorized officer to whom the NCS Board or such committee has delegated such authority must be given in the manner provided in NCS’s bylaws. NCS’s bylaws provide that director nominations may be made by or at the direction of the NCS Board or a duly authorized committee thereof, or by a stockholder that complies with the notice procedures in NCS’s bylaws, which stockholder notice procedures are the exclusive means for an NCS stockholder to make director nominations before a stockholder meeting. Only persons nominated in accordance with the applicable procedures set forth in NCS’s certificate of incorporation and bylaws are eligible to serve as directors.
See “— Advance Notice for Shareholder Proposals” above for a description of the advance notice requirements applicable to stockholder nominations for director elections and other stockholder proposals.

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
Shareholder Approval of Business Combinations
Where Weatherford proposes to acquire another company, the approval of Weatherford shareholders is not required under Irish law unless (i) the acquisition is effected as a domestic merger by Weatherford or a cross-border merger with another company incorporated in the European Union, (ii) the acquisition involves the issuance of new Weatherford shares or other securities carrying voting rights, which would otherwise trigger the mandatory bid requirements of the Irish Takeover Panel Act, 1997, Takeover Rules, 2022 (the “Irish Takeover Rules”), or (iii) the acquisition involves the issuance of new Weatherford shares or grant of convertible rights, and Weatherford has insufficient headroom in its authorized share capital or the Weatherford Board does not have sufficient general shareholder authority to issue such shares or to grant such convertible rights (or to issue or grant them unrestricted from the application of statutory pre-emption rights).
Where another company proposes to acquire Weatherford, the approval of Weatherford shareholders is required under Irish law, with the approval threshold being dependent on the method of acquisition, as described in the following paragraphs.
Takeover Offer
Under a takeover offer, the bidder would make a general offer to Weatherford shareholders to acquire their ordinary shares. Under the Irish Takeover Rules, the offer must be conditional on the bidder acquiring, or having agreed to acquire, whether pursuant to the offer, or otherwise, ordinary shares conferring more than 50% of the voting rights of Weatherford (the “acceptance condition”), although the acceptance condition may be set at a higher percentage. Where a bidder has acquired or contracted to acquire not less than 80% of the Weatherford Ordinary Shares to which the offer relates, the bidder may invoke statutory

Under Delaware law, a sale, lease, or exchange of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote on the transaction.
Additionally, Section 253 of the DGCL permits a corporation to merge with a subsidiary corporation without a vote of stockholders of the subsidiary if the parent owns 90% or more of the outstanding shares of each class of the subsidiary’s stock that would otherwise be entitled to vote on the merger.
Subject to a number of requirements (including a requirement that the corporation have a class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the merger agreement by the corporation), Section 251(h) of the DGCL permits merger agreements to contain a provision eliminating the need for a stockholder vote for a second-step merger following consummation of a tender or exchange offer for all of the outstanding stock of a corporation on the terms provided in such merger agreement and the stock accepted for purchase or exchange prior to expiration of such offer (together with certain other shares as provided under Section 251(h) of the DGCL) equals at least such percentage of shares, and of each class or series of stock of the corporation, that, absent Section 251(h), would be required to adopt the merger agreement.

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

squeeze-out rights under Irish law and require any non-accepting Weatherford shareholders to sell and transfer their ordinary shares to the bidder on the terms of the offer.
Statutory Scheme of Arrangement
Under a statutory scheme of arrangement, Weatherford would make a proposal (i.e., the scheme) to its shareholders to (i) transfer their shares to the bidder, or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder would become the 100% owner of Weatherford. A scheme requires the approval of a majority in number of the members (i.e., registered shareholders) of each class of Weatherford’s shares affected, representing at least 75% of the shares of each class affected, present and voting, in person or by proxy, at a meeting of shareholders, together with the sanction of the Irish High Court. Shares held by a bidder or persons “acting in concert” with a bidder (including members of a bidder’s group) will be treated as a separate class for the purpose of a scheme vote.
Statutory Merger
It is possible for Weatherford to be acquired by way of a domestic merger or cross-border merger with another company incorporated in the European Union. Such mergers must be approved by a special resolution passed by Weatherford shareholders and confirmed by the Irish High Court or, in the case of a cross-border merger, the relevant supervisory authority in the other European Union member state, as the case may be.

Inspection of Books and Records
Under Irish law, members have the right to:
(i)
receive a copy of Weatherford’s memorandum of association and the Weatherford Articles;

(ii)
inspect and obtain copies of the minutes of Weatherford’s general meetings and resolutions;

Under Delaware law, a stockholder of a Delaware corporation, in person or by attorney or other agent, may, upon a written demand made in good faith under oath that states with reasonable particularity a proper purpose reasonably related to such person’s interest as a stockholder and the record sought, inspect during usual business

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

(iii)
inspect and receive a copy of the register of members, register of directors and secretaries, register of directors’ interests and certain other statutory registers maintained by Weatherford;

(iv)
receive copies of Weatherford’s statutory financial statements together with the directors’ and auditors’ reports thereon for the most recent fiscal year; and

(v)
receive copies of the balance sheets of any subsidiary of Weatherford that have previously been produced to an annual general meeting of such subsidiaries in the preceding ten years.

hours the corporation’s stock ledger, list of stockholders, and its books and records, and may make copies or extracts therefrom.
Disclosure of Interests in Shares
Under Irish law, a person is required to notify Weatherford if, as a result of a transaction, that person will be interested in 3% or more of Weatherford’s ordinary shares or if, as a result of a transaction, a person who was interested in more than 3% of Weatherford’s ordinary shares ceases to be so interested.
Furthermore, where a person is interested in more than 3% of Weatherford’s ordinary shares, any alteration of that person’s interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Weatherford.
Notification is required to be made within five business days of the transaction or the alteration that gave rise to the notification requirement.

Neither Delaware law nor NCS’s certificate of incorporation or bylaws imposes a general obligation on NCS stockholders to notify NCS solely because they acquire, dispose of or hold a specified percentage of NCS shares.
However, NCS’s bylaws require a stockholder seeking to propose business to be transacted a stockholder meeting or nominate directors for election to give advance notice and include specified information about the stockholder’s and its related persons’ beneficial ownership, derivative instrument, voting, dividend and other related interests, and to supplement that information as necessary within 10 business days after the record date. NCS stockholders are also subject to the applicable provisions of the Exchange Act with respect to beneficial ownership reporting and related matters.

Appraisal and Dissenters’ Rights
Irish law provides for dissenters’ rights in the event of certain mergers and acquisitions.
Takeover Offer
In the case of a takeover offer for Weatherford, where a bidder has acquired or contracted to acquire not less than 80% of the Weatherford Ordinary Shares to which the offer
Under Delaware law, stockholders of Delaware corporations have appraisal rights provided by Section 262 of the DGCL, to the extent applicable, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL.

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

relates, and has invoked the statutory squeeze-out procedure to require any non-accepting Weatherford shareholders to sell and transfer their ordinary shares on the terms of the offer, a non-accepting shareholder has the right to apply to the Irish High Court for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to that shareholder.
Statutory Scheme of Arrangement
In the case of a takeover by statutory scheme of arrangement which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the Irish High Court sanction hearing and make representations in objection to the scheme.
Statutory Merger
In the case of a domestic merger or cross-border merger which has been approved by the requisite majority of Weatherford shareholders, if the consideration that is proposed to be paid to Weatherford shareholders is not all in the form of cash, dissenting Weatherford shareholders may require that their Weatherford shares be acquired for cash at a price determined in accordance with the share exchange ratio.

Regulation of Takeovers
Public takeovers of, and certain other transactions affecting, Weatherford are principally regulated by the Irish Takeover Rules. In particular, the Irish Takeover Rules apply to transactions in which a person or persons acting in concert seek to acquire securities carrying 30% or more of a listed Irish company’s voting rights (the control threshold under the Irish Takeover Rules).
In addition, as Weatherford shares are listed on Nasdaq, takeovers of, and certain other transactions affecting, Weatherford are also subject to applicable U.S. laws and regulations, including (i) the Exchange Act and the

Under Delaware law, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a broad range of business combinations with an interested stockholder for three years after the stockholder becomes an interested stockholder, unless specified conditions are satisfied. However, NCS’s certificate of incorporation provides that NCS is not governed by Section 203 and that the restrictions contained in Section 203 do not apply to NCS. Further, NCS’s certificate of incorporation provides that, for as long as Advent and its affiliates own at least 10% of the outstanding shares of NCS’s capital stock entitled to vote in the election of directors, such provision, among others, may not be

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

rules and regulations of the SEC promulgated thereunder, and (ii) Nasdaq listing rules.
The Irish Takeover Rules operate to provide that, among other matters, in a takeover situation, target shareholders of the same class are afforded equivalent treatment, no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field. The Irish Takeover Rules apply irrespective of whether a takeover is implemented by means of a takeover offer, a statutory scheme of arrangement or a statutory merger, and impose obligations on bidders and target companies, their directors, and on other transaction participants.
The Irish Takeover Rules are administered by the Irish Takeover Panel, a statutory body which has supervisory jurisdiction over takeovers and other relevant transactions which are subject to the Irish Takeover Rules.
Some key provisions of the Irish Takeover Rules include the following:
(i)
All shareholders of the same class must be afforded equivalent treatment and save with Irish Takeover Panel consent (which may be given in limited circumstances), any offer must be made to shareholders on the same terms (including as to price).

(ii)
In a competitive situation, a target company must, if specifically requested, provide each bidder with any information that it has already provided to another bidder.

(iii)
A bidder may only announce a firm intention to make an offer when it and its financial adviser are satisfied, after careful and responsible consideration, that the bidder is and will at all relevant times be able to implement the offer. If the consideration comprises cash, amended, altered or revised, including by merger or otherwise, without Advent’s prior written consent (which consent was provided with respect to the Transaction on May 31, 2026).

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

resources must be available and committed to satisfy full acceptance of the offer.
(iv)
Once a bidder announces a firm intention to make an offer, it is, save in certain specified circumstances, bound to proceed with the offer and, save with the consent of the Irish Takeover Panel, to send the formal offer document or scheme proxy statement within 28 days of such announcement. Time extensions are typically granted for U.S. listed target companies to accommodate any SEC proxy statement review process.

(v)
The formal transaction documentation (whether in a takeover offer or scheme of arrangement) must, among other information, contain disclosure of the full transaction terms, conflicts of interests, the bidder’s intentions regarding the target company’s business, employees and trading facilities and the target’s board’s considered views (having taken competent independent financial advice) on whether it believes the terms of the offer are fair and reasonable.

(vi)
Save for material competition law conditions and the acceptance condition (see above), neither a bidder nor a target company is permitted to invoke any condition without the Irish Takeover Panel’s consent. This involves satisfying a high burden of proof, with consent only being given where the underlying circumstances are of material significance to the bidder or the target company in the context of the offer and the Irish Takeover Panel is satisfied that it would be reasonable for the bidder or the target company to invoke the condition to cause the offer to lapse. With limited exception in the case of material competition law conditions,

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

subjective conditions are not permitted.
(vii)
A bidder and target company and persons “acting in concert” with them are required to publicly disclose their holdings of, and dealings in, target company securities, and in the case of a securities exchange offer, in bidder securities also.

(viii)
A takeover offer must be open for a minimum of 21 days from the formal offer document being sent, the acceptance condition must be satisfied by the 60th day following such sending and, save with Irish Takeover Panel consent, all other conditions must be satisfied by the 81st day following such sending.

(ix)
In a takeover offer, accepting shareholders may withdraw their acceptances of a takeover offer after 21 days from the first closing date of the offer (typically day 42) if the acceptance condition has not been satisfied by that date.

(x)
Save with the approval of the target company shareholders or, in the case of certain actions, with the prior written consent of the Irish Takeover Panel, once the target company board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent, the target company is not permitted to take any action (other than seeking alternative offers) which might result in the frustration of that offer or possible offer.

(xi)
Except with the consent of the Irish Takeover Panel, if (a) any person, or persons acting in concert, acquire(s) shares carrying 30% or more in the voting rights in a target company, or (b) a person, or persons acting in concert, already holding more than 30% but less than 50% of

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

outstanding voting rights in a target company increase(s) that holding by more than 0.05% in any 12-month period, such person or in the case of persons acting in concert, such one or more of those persons as the Irish Takeover Panel shall direct, must make a mandatory offer to all shareholders in cash (or with a cash alternative) at no less than the highest price paid by such persons in the previous 12 months.
(xii)
Break fees are capped at 1% of the ascertainable deal value. Reverse break fees are permitted without a cap.

Anti-Takeover Measures
Subject to applicable law, the Weatherford Articles expressly authorize the Weatherford Board to adopt any shareholder rights plan or similar plan, agreement or arrangement pursuant to which, under circumstances provided therein, some or all Weatherford shareholders will have rights to acquire shares or interests in shares in the capital of Weatherford at a discounted price, upon such terms and conditions as the Weatherford Board deems expedient and in the best interests of Weatherford.
However, once the Weatherford Board has received an approach which may lead to an offer for Weatherford or has reason to believe such an offer is, or may be, imminent, the Weatherford Board’s ability to adopt a rights’ plan or to take other anti-takeover measures would be restricted by the frustrating actions’ provisions of the Irish Takeover Rules.
The frustrating actions’ provisions (which apply from when the Weatherford Board has received an approach which may lead to an offer for Weatherford or has reason to believe such an offer is, or may be, imminent) prohibit Weatherford from taking any action (other than seeking alternative offers) which might result in

NCS’s certificate of incorporation provides that NCS shall not be governed by Section 203 of the DGCL. For additional information, see “— Regulation of Takeovers” above.
NCS’s certificate of incorporation and bylaws contain other provisions that may have the effect of delaying, deterring, or preventing a change in control or changes in the composition of the NCS Board, including (i) the NCS Board’s authority to issue one or more series or classes of NCS Preferred Stock and to determine the powers, preferences, rights, qualifications, limitations, and restrictions associated with any such series or classes; (ii) the classification of the NCS Board into three, staggered classes with three-year terms expiring in successive years at annual meetings of NCS stockholders; (iii) the limitation that directors may be removed only for cause and only by the affirmative vote of holders of at least a majority of the voting power of NCS’s outstanding shares entitled to vote generally in the election of directors, voting together as a single class; (iv) the authority of only the NCS Board to fill vacancies and newly created directorships; (v) the limitation on stockholder action by written consent after Advent and its affiliates collectively beneficially own less than 50.01% of the then outstanding shares

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

the frustration of an offer or possible offer or in Weatherford shareholders being denied the opportunity to decide on the merits of an offer or possible offer, save with the prior approval of independent Weatherford shareholders or, in the case of certain actions, with the prior written consent of the Irish Takeover Panel.
The Irish Takeover Rules include a default put-up or shut-up “PUSU” period of 42 days after a bidder is first identified in a public announcement, which is designed to prevent a company from being placed under siege by an unwelcome bidder for a prolonged period. Before the expiry of this 42-day period, the bidder must either (i) “put up” by announcing a firm intention to make an offer for the target company, or (ii) “shut up” by announcing it will not proceed with an offer, barring, subject to certain exceptions, the bidder from making a further approach to the target company for a period of 6 months. This PUSU period can be extended by the Irish Takeover Panel if talks with the bidder are still progressing, but only at the request of the target company.
of NCS Common Stock, unless the directors then in office unanimously recommend that such action be permitted by written consent; (vi) the inability of stockholders to call special meetings; (vii) advance notice requirements for stockholder directors nominations and proposals to transact other business at meetings of NCS stockholders; and (viii) supermajority vote requirements to amend specified certificate provisions and bylaws.
Variation of Rights Attaching to a Class or Series of Shares	Under the Weatherford Articles, where the shares in Weatherford are divided into different classes, the rights attaching to a class of shares may only be varied if the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (ii) a special resolution passed at a separate general meeting of the holders of that class, sanctions the variation.	Under Delaware law, the holders of outstanding shares of a class of capital stock will be entitled to vote separately as a class in connection with a proposed amendment to a corporation’s certificate of incorporation, whether or not such class is entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.
Amendments to Governing Documents	Under Irish law, a special resolution passed by the shareholders at a general meeting is required to amend any provision of the Weatherford Articles.	Under Delaware law, amendments to a Delaware corporation’s certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

amendment, and in most cases by the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote on the amendment. If an amendment would vary the rights of a series or class of capital stock so as to affect the class adversely, then a majority of the voting power of the shares of that class also must approve the amendment. The DGCL also permits a Delaware corporation to include a provision in its certificate of incorporation requiring a greater proportion of voting power to approve a specified amendment. See “— Variation of Rights Attaching to a Class or Series of Shares” above.
NCS’s certificate of incorporation provides that NCS reserves the right, at any time and from time to time, to alter, amend, add to, or repeal any provision contained in its certificate of incorporation in any manner prescribed by Delaware law; provided, however, that, in addition to any other vote required by NCS’s certificate of incorporation or applicable law, the affirmative vote of holders of at least 66 2∕3% of the voting power of NCS’s then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, add to, or repeal, or to adopt any provision inconsistent with, the provisions relating to the classification of the NCS Board, removal of directors, vacancies, special meetings of stockholders, exclusive forum and the related supermajority amendment proviso. In addition, for as long as Advent and its affiliates collectively beneficially own shares representing at least 10% of NCS’s then outstanding shares entitled to vote generally in the election of directors, the provisions of NCS’s certificate of incorporation relating to NCS’s waiver of DGCL 203 and the corporate opportunities article may not be amended, altered, or revised, including by merger or otherwise, without Advent’s prior written consent.

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
NCS’s certificate of incorporation provides that the NCS Board is expressly authorized and empowered to make, alter, amend, add to, or repeal any and all NCS bylaws by a majority of the directors then in office. NCS’s bylaws further provide that, subject to the certificate of incorporation, the NCS Board may make, alter, amend, add to, or repeal any and all bylaws by resolution adopted by a majority of the directors then in office or by the affirmative vote of a majority of directors present at any regular or special meeting at which a quorum is present. Subject to the certificate of incorporation, the affirmative vote of holders of at least 66 2∕3% of the voting power of NCS’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, is required for stockholders to make, alter, amend, add to, or repeal any or all bylaws or to adopt any inconsistent provision.
Rights upon Liquidation
Under Irish law, upon the winding-up of an Irish company, the company’s property must first be applied to discharge its debts and other liabilities. After its debts and other liabilities have been satisfied, any remaining property and assets must be distributed to shareholders according to their respective rights and interests, as set out in the company’s constitutional documents or terms of issue, as the case may be.
The Weatherford Articles operate to the effect that, on a winding-up, the remaining property and assets of Weatherford (after satisfaction of its debts and other liabilities) will be distributed among the holders of Weatherford Ordinary Shares ratably according to the number of Weatherford Ordinary Shares held by them respectively.

Under Delaware law, a corporation generally may be dissolved upon the approval of its board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Alternatively, dissolution may be authorized without action of the board if all stockholders entitled to vote consent in writing.
NCS’s certificate of incorporation provides that, subject to the prior rights of NCS’s creditors and the holders of any class or series of stock then outstanding having prior rights as to distributions upon liquidation, dissolution, or winding up, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of NCS, the holders of shares of NCS Common Stock will be entitled to receive their ratable and proportionate share of NCS’s remaining assets.

Enforcement of Civil Liabilities Against Foreign Persons	There is some uncertainty whether the Irish courts would recognize or enforce judgments obtained against Weatherford or its directors or officers in a U.S. court based on the civil	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)
liabilities provisions of U.S. federal or state laws. The United States and Ireland do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, and, accordingly, common law rules apply in order to determine whether a judgment of a U.S. federal or state court is enforceable in Ireland.

A judgment of a U.S. federal or state court obtained against Weatherford or its directors and officers will be enforced by the Irish courts only if the following general requirements are met:
•
the U.S. federal or state court must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the voluntary submission to jurisdiction by the defendant would satisfy this rule); and

•
the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it.

A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. However, where the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment may not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. Irish courts may also refuse to enforce a judgment of a U.S. federal or state court which meets the above requirements for one of the following reasons:
•
the judgment is not for a definite sum of money;

•
the judgment was obtained by fraud;

•
the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice;

PROVISION	WEATHERFORD (Ireland)	NCS (Delaware)

•
the judgment is contrary to Irish public policy or involves certain U.S. laws which will not be enforced in Ireland;

•
jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Rules of the Irish Superior Courts;

•
the judgment is irreconcilable with an earlier judgment of the Irish courts; or

•
enforcement proceedings are not instituted in Ireland within six years of the date of the judgment of the state or federal courts of the United States.

INFORMATION ABOUT CERTAIN NCS BENEFICIAL OWNERS
The following table sets forth information as of July 14, 2026, regarding the beneficial ownership of NCS Common Stock by: (i) each person or group who is known by NCS to beneficially own more than 5% of the issued and outstanding shares of NCS Common Stock; (ii) each member of the NCS Board and each of NCS’s NEOs identified in NCS’s Annual Report on Form 10-K for the year ended December 31, 2025; and (iii) all members of the NCS Board and NCS’s executive officers as a group.
Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, NCS believes based on the information provided to NCS that the people and entities named in the table below have sole voting and investment power with respect to all shares of NCS Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 2,624,523 shares of NCS Common Stock outstanding as of July 14, 2026. Shares of NCS Common Stock subject to options currently exercisable or exercisable within 60 days of June 30, 2026, and shares of NCS Common Stock underlying restricted stock units subject to vesting and settlement within 60 days of July 14, 2026, are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as otherwise indicated, the people named in the table below have sole voting and investment power with respect to all shares of NCS Common Stock held by them. Unless otherwise indicated, the address for each holder listed below is c/o NCS Multistage Holdings, Inc., 19350 State Highway 249, Suite 600, Houston, Texas 77070.
Name of Beneficial Owner	Shares of NCS Common Stock Beneficially Owned (#)(1)	Outstanding Common Stock (%)
5% Beneficial Owners:
Funds Affiliated with Advent(2)	1,478,426	56.3%
Directors and Named Executive Officers:
Ryan Hummer	48,389	1.8%
Tim Willems	27,241	1.0%
Michael Morrison	11,049	*
Robert Nipper(3)	122,051	4.7%
John Deane(4)	40,281	1.5%
Michael McShane	45,557	1.7%
Gurinder Grewal	—	*
W. Matt Ralls	2,588	*
Valerie Mitchell	4,339	*
All directors and executive officers as a group (10 persons)	312,885	11.9%

*
Represents beneficial ownership of less than 1% of outstanding NCS Common Stock.

(1)
This table does not include the following vested NCS DSUs that settle for shares of NCS Common Stock on a one-for-one basis within thirty days following the earliest of (i) the termination of the person’s service for any reason or (ii) a change of control: Mr. Grewal — 17,698, Mr. Ralls — 25,256 and Ms. Mitchell — 19,212.

(2)
Based upon a Schedule 13G filed on May 15, 2025. Includes 184,655 shares indirectly owned by Advent International GPE VII Limited Partnership, 170,906 shares indirectly owned by Advent International GPE VII-A Limited Partnership, 429,483 shares indirectly owned by Advent International GPE VII-B Limited Partnership, 136,459 shares indirectly owned by Advent International GPE VII-C Limited Partnership, 110,586 shares indirectly owned by Advent International GPE VII-D Limited Partnership, 309,435 shares indirectly owned by Advent International GPE VII-E Limited Partnership, 39,918 shares indirectly owned by Advent International GPE VII-F Limited Partnership, 39,918

shares indirectly owned by Advent International GPE VII-G Limited Partnership, 24,098 shares indirectly owned by Advent International GPE VII-H Limited Partnership, 591 shares indirectly owned by Advent Partners GPE VII Limited Partnership, 1,478 shares indirectly owned by Advent Partners GPE VII-A Limited Partnership, 14,489 shares indirectly owned by Advent Partners GPE VII-B Cayman Limited Partnership, 13,010 shares indirectly owned by Advent Partners GPE VII Cayman Limited Partnership and 3,400 shares indirectly owned by Advent Partners GPE VII-A Cayman Limited Partnership. Advent-NCS Acquisition L.P. directly owns 1,478,426 shares. The general partner of Advent-NCS Acquisition L.P. is Advent-NCS GP LLC. Advent International GPE VII Limited Partnership, Advent International GPE VII-A Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-E Limited Partnership, Advent International GPE VII-F Limited Partnership, Advent International GPE VII-G Limited Partnership, Advent International GPE VII-H Limited Partnership, Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership and Advent Partners GPE VII-A Cayman Limited Partnership collectively own 100% of Advent-NCS Acquisition L.P. in pro rata proportion to the number of shares above disclosed as owned by each fund.
Advent is the manager of Advent International GPE VII LLC, which is the general partner of Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, and Advent Partners GPE VII-B Cayman Limited Partnership; and, GPE VII GP Limited Partnership, which in turn is the general partner of Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership and Advent International GPE VII-H Limited Partnership; and GPE VII GP (Cayman) Limited Partnership and GPE VII GP S.à r.l. which are respectively the special general partner and general partner of Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership and Advent International GPE VII-G Limited Partnership. Advent exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of these shares. With respect to the shares held by the Advent Funds, a number of individuals currently composed of John L. Maldonado, David M. Mussafer and Bryan M. Taylor, none of whom have individual voting or investment power, exercise voting and investment power over the shares beneficially owned by Advent. The address of Advent and each of the funds and other entities listed above is c/o Advent International, L.P., Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.
(3)
Includes 88,596 shares held by the Nipper Family Limited Partnership. Mr. Nipper exercises sole voting and investment power over the shares beneficially owned by the Nipper Family Limited Partnership.

(4)
Includes 10,731 shares held by the Deane Family Partnership Limited. Mr. Deane holds sole voting and investment power over the shares beneficially owned by the Deane Family Partnership Limited.

NO APPRAISAL RIGHTS
Section 262 of the Delaware General Corporation Law (the “DGCL”) provides that stockholders have the right, in some circumstances, to dissent from a merger or consolidation and to instead demand payment of the fair value of their shares (appraisal). However, appraisal rights are not available in all circumstances. Pursuant to Section 262 of the DGCL, stockholders of a constituent corporation in a merger or consolidation do not have rights to dissent or demand payment with respect to shares of any class or series of stock if, prior to the merger or consolidation, such shares of stock, or depositary receipts in respect thereof, are listed on a national securities exchange and such stockholders receive, in exchange for such shares pursuant to such merger or consolidation, shares of stock of a corporation that will be listed on a national securities exchange. Therefore, because the shares of NCS Common Stock are currently listed on the Nasdaq Capital Market, a national securities exchange, and the stockholders of NCS Common Stock may elect to receive, in connection with the Transaction, only Weatherford Ordinary Shares (i.e., shares which will also be listed on the Nasdaq Global Select Market, a national securities exchange), holders of NCS Common Stock will not have rights under the DGCL to dissent from, or demand payment for their shares in connection with, the Transaction.

LEGAL MATTERS
The legality of the Weatherford Ordinary Shares issuable in the Transaction will be passed upon for Weatherford by Matheson LLP. Certain U.S. federal income tax matters described under “The Transaction —  Material U.S. Federal Income Tax Consequences to U.S. Holders — U.S. Federal Income Tax Consequences to U.S. Holders of the Transaction” regarding the tax consequences of the Transaction will be passed upon for NCS by Baker Botts L.L.P.

EXPERTS
Weatherford
The consolidated financial statements of Weatherford International plc as of December 31, 2025 and 2024, and for each of the years in the three-year period ended December 31, 2025, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
NCS
The audited consolidated financial statements of NCS Multistage Holdings, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, and upon the authority of said firm as experts in accounting and auditing.

HOUSEHOLDING OF INFORMATION STATEMENT/PROSPECTUS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single information statement/prospectus, proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this information statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified NCS whose shares they hold of their desire to receive multiple copies of this information statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Two or more stockholders sharing an address can request delivery of a single copy of NCS’s annual disclosure documents and this information statement/prospectus if they are receiving multiple copies by calling the Householding Department of Broadridge Financial Solutions, Inc. (“Broadridge”) at 1-866-540-7095, or writing to them at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. In the same way, two or more stockholders sharing an address and receiving only a single copy of NCS’s annual disclosure documents and this information statement/prospectus can request to each receive a separate copy of the disclosure documents and this information statement/prospectus, and we will promptly send additional copies of such documents upon receipt of such request. If a broker or other nominee holds your shares, please contact the Broadridge Householding Department at the telephone number and address above and inform them of your request. You may also contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm, and your account number.

WHERE YOU CAN FIND MORE INFORMATION
Weatherford and NCS each file annual, quarterly, and current reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding issuers, including Weatherford and NCS, who file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult Weatherford’s or NCS’s website for additional information about Weatherford or NCS, respectively. Weatherford’s website is https://www.weatherford.com. NCS’s website is https://www.ncsmultistage.com. Information included on these websites is not incorporated by reference into this information statement/prospectus.
Weatherford has filed with the SEC a registration statement of which this information statement/prospectus forms a part. The registration statement registers the Weatherford Ordinary Shares to be issued to NCS stockholders in the Transaction (other than such Weatherford Ordinary Shares that are expected to be beneficially owned by the Specified Stockholder). The registration statement, including the attached exhibits, contains additional relevant information about Weatherford and Weatherford Ordinary Shares. The rules and regulations of the SEC allow Weatherford and NCS to omit certain information included in the Registration Statement from this information statement/prospectus.
In addition, the SEC allows Weatherford and NCS to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this information statement/prospectus, except for any information that is superseded by information included directly in this information statement/prospectus or incorporated by reference subsequent to the date of this information statement/prospectus as described below. This information statement/prospectus also contains summaries of certain provisions contained in some of the Weatherford or NCS documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this information statement/prospectus.
This information statement/prospectus incorporates by reference the documents listed below that Weatherford and NCS have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters.
Weatherford SEC Filings (File No. 001-36504)	Period or File Date
Annual Report on Form 10-K (including information specifically incorporated by reference from Weatherford’s definitive proxy statement on Schedule 14A)	Year ended December 31, 2025, filed on February 4, 2026
Current Reports on Form 8-K	Filed on April 2, 2026, June 1, 2026, and on June 11, 2026
Proxy Statements on Schedule 14A	Filed on April 21, 2026, and on July 13, 2026
Exhibit 4.1 to Annual Report on Form 10-K	Year ended December 31, 2021, filed on February 17, 2022
Quarterly Report on Form 10-Q	Quarter ended March 31, 2026, filed on April 22, 2026

NCS SEC Filings (File No. 001-38071)	Period or File Date
Annual Report on Form 10-K (including information specifically incorporated by reference from NCS’s definitive proxy statement on Schedule 14A)	Year ended December 31, 2025, filed on March 5, 2026
Current Reports on Form 8-K	Filed on May 27, 2026, and on June 2, 2026
Proxy Statement on Schedule 14A	Filed on April 2, 2026
Quarterly Report on Form 10-Q	Quarter ended March 31, 2026, filed on April 30, 2026
In addition, Weatherford and NCS incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing and prior to the completion of the Transaction (excluding, in each case, any current reports on Form 8-K to the extent disclosure is furnished and not filed). Such documents are considered to be a part of this information statement/prospectus, effective as of the date such documents are filed.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by requesting them in writing at the following addresses and telephone numbers:
For Information Regarding Weatherford:	For Information Regarding NCS:
Weatherford International plc 2000 St. James Place Houston, Texas 77056 (713) 836-4000 Attention: U.S. Investor Relations	NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070 (281) 453-2222 Attention: Investor Relations
In the event of conflicting information in this information statement/prospectus in comparison to any document incorporated by reference into this information statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this information statement/prospectus. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This information statement/prospectus is dated July 22, 2026, and you should assume that the information contained in this information statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this information statement/prospectus is accurate only as of the date of such incorporated document. Neither NCS’s mailing of this information statement/prospectus to NCS stockholders nor the issuance by Weatherford of Weatherford Ordinary Shares in the Transaction will create any implication to the contrary.
This document contains a description of the representations and warranties that each of Weatherford, Merger Sub, and NCS made in the Merger Agreement. Representations and warranties made by Weatherford, Merger Sub, and NCS are also set forth in contracts and other documents that are attached or filed as exhibits to this information statement/prospectus or are incorporated by reference into this information statement/prospectus. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this information statement/prospectus or incorporated by reference into this information statement/prospectus.

Annex A
Execution Version

AGREEMENT AND PLAN OF MERGER
among
WEATHERFORD INTERNATIONAL PLC,
TRINITY BELL SUB, INC.
and
NCS MULTISTAGE HOLDINGS, INC.
Dated as of May 31, 2026

A-i

A-ii

Exhibit A Form of Written Consent
Exhibit B Form of Support Agreement
Exhibit C Form of Certificate of Incorporation
Exhibit D Form of Assignment and Novation

A-iii

INDEX OF DEFINED TERMS
Definition	Location
401(k) Plans	5.16(e)
Acceptable Confidentiality Agreement	5.2(e)(iii)
Acquisition Proposal	5.2(e)(i)
Action	3.10
Adverse Recommendation Change	5.3(a)
Affiliate	8.3(a)
Agreement	Preamble
Anti-Corruption Laws	3.24(a)
Anti-Money Laundering Laws	3.24(e)
Antitrust Division	5.8(b)
Antitrust Laws	8.3(b)
Assumed Options	2.2(b)
Assumed PSUs	2.2(c)
Assumed RSUs	2.2(a)
Base Amount	5.11(b)
Beneficial Ownership	8.3(c)
Book-Entry Shares	2.3(b)
Business Day	8.3(d)
Cash Consideration	2.1(a)(ii)
Cash Exchange Ratio	2.1(a)(ii)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Closing Tax Opinion	6.3(e)
COBRA	3.12(d)(vii)
Code	Recitals
Collective Bargaining Agreement	8.3(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Common Stock	2.1(a)
Company Disclosure Letter	Article III
Company DSU	8.3(f)
Company Equity Awards	8.3(g)
Company ESPP	8.3(h)
Company ESU	8.3(i)
Company Indebtedness	8.3(j)
Company Intellectual Property	3.19

A-iv

Definition	Location
Company Measurement Time	3.2(a)
Company Option	8.3(k)
Company Plan	3.12(a)
Company Preferred Stock	3.2(a)
Company PSU	8.3(l)
Company Related Parties	7.3(c)
Company RSU	8.3(m)
Company SEC Documents	3.6(a)
Company Stock Plans	8.3(n)
Company Termination Fee	7.3(a)
Company Top Customer	3.28(a)
Company Top Supplier	3.28(a)
Confidentiality Agreement	5.5(b)
Consent Time	5.6
Consenting Stockholders	8.3(q)
Continuing Employee	5.16(a)
Contract	8.3(o)
control	8.3(p)
Credit Agreement	8.3(r)
Default Stock	2.1(a)(iii)
Delaware Secretary of State	1.3
DGCL	Recitals
Effective Time	1.3
Elected Cash Consideration	2.1(a)(ii)
Election Deadline	2.5(b)
Election Form	2.5(a)
Election Period	2.5(b)
Eligible Shares	2.1(a)
Environmental Law	3.14(e)
ERISA	3.12(a)
ERISA Affiliate	8.3(s)
Excess Cash Amount	2.5(e)
Exchange Act	3.5(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(a)
Excluded Shares	2.1(c)
Export Approvals	3.24(b)(i)
FCPA	3.24(a)
FDI Laws	8.3(t)
Form S-4	5.4(a)
FTC	5.8(b)
GAAP	3.6(b)
Governmental Entity	3.5(b)

A-v

Definition	Location
Hazardous Substance	3.14(e)
HSR Act	5.8(a)
Indebtedness	8.3(u)
Indemnified Parties	5.11(a)
Information Statement	5.4(a)
Intellectual Property	3.19
Intended Tax Treatment	Recitals
International Trade Laws	3.24(b)
Irish Companies Act	8.3(v)
IRS	3.12(b)
knowledge	8.3(w)
Law	3.5(a)
Lease Agreement	3.18(b)
Leased Real Property	8.3(x)
Legal Proceeding	8.3(y)
Liens	3.2(a)
Mailing Date	2.5(a)
Material Adverse Effect	3.1(a)
Material Contract	3.16(a)
Maximum Cash Election Amount	2.1(a)(ii)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Mixed Consideration	2.1(a)(ii)
Mixed Election Stock	2.1(a)(ii)
Mixed Share Consideration	2.1(a)(ii)
Mixed Share Consideration Exchange Ratio	2.1(a)(ii)
Mixed Share Consideration Value	2.1(a)(ii)
Nasdaq Global Select	2.3(f)
nonassessable	8.3(z)
Non-U.S. Benefit Plan	3.12(d)(viii)
Novation	5.19
OFAC	3.24(b)
Outside Date	7.1(b)(i)
Owned Real Property	8.3(aa)
Parent	Preamble
Parent Closing Price	2.1(a)(ii)
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	4.1
Parent Measurement Time	4.2(a)
Parent Ordinary Shares	8.3(bb)
Parent Redomestication Shareholder Approval	8.3(cc)
Parent Related Parties	7.3(c)

A-vi

Definition	Location
Parent SEC Documents	4.5(a)
Parent Termination Fee	7.3(b)
Payoff Amount	5.18
Payoff Letter	5.18
Permits	3.11
Permitted Liens	8.3(dd)
Person	8.3(ee)
Personal Information	8.3(ff)
Privacy Laws	8.3(gg)
Public Official	8.3(hh)
Registrable Securities	8.3(jj)
Registration Statement 8.3	(kk)
Release	3.14(e)
Repeat Precision Note	8.3(ii)
Representatives	5.2(a)
Rewind	8.3(ll)
Sarbanes-Oxley Act	3.6(a)
SEC	Article III
Securities Act	3.5(b)
Share Consideration	2.1(a)(i)
Share Consideration Exchange Ratio	2.1(a)(i)
Share Election Stock	2.1(a)(i)
Shares	2.1(a)
Specified Stockholder Claims	5.17(l)
Specified Stockholder Indemnified Parties	5.17(l)
Specified Stockholder Indemnified Party	5.17(l)
Specified Stockholders	8.3(mm)
Subsidiary	8.3(nn)
Superior Proposal	5.2(e)(ii)
Support Agreement	Recitals
Surviving Corporation	1.1
Takeover Law	3.20
Tax Counsel	2.5(c)
Tax Return	8.3(oo)
Taxes	8.3(pp)
Tolling Period	1.2
Transactions	8.3(qq)
Union	8.3(rr)
US Parent	5.19
VAT	8.3(ss)
WARN Act	3.13(d)
Written Consent	Recitals

A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 31, 2026, by and among Weatherford International plc, an Irish public limited company (“Parent”), Trinity Bell Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;
WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;
WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub and the sole stockholder of Merger Sub, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the sole stockholder of Merger Sub, for adoption and approval by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), and (iv) resolved to recommend that the sole stockholder of Merger Sub approve and adopt this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, Parent will cause the sole stockholder of Merger Sub, to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, immediately following the execution hereof;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption by written consent pursuant to Section 228 of the DGCL and recommended that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”);
WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, it is expected that the Consenting Stockholders will promptly after the execution of this Agreement, and, in any event, by no later than the Consent Time, execute and deliver (i) an irrevocable action by written consent to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 228 of the DGCL, in the form attached hereto as Exhibit A (the “Written Consent”) and (ii) a support agreement in the form attached hereto as Exhibit B (the “Support Agreement”);
WHEREAS, the Parties agree that (i) the Merger is intended, for U.S. federal and applicable state and local income tax purposes (the “Intended Tax Treatment”), to (A) be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code” ), and (B) if Parent is a foreign corporation for U.S. federal income tax purposes at the Closing, not result in gain being recognized under Section 367(a)(1) of the Code (other than for any stockholder of the Company that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) and (ii) Parent, the Company and Merger Sub each will be a party to such reorganization within the meaning of Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
THE MERGER
Section 1.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company by operation of the laws of the State of Delaware. Upon the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent.
Section 1.2   Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, TX 77002, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the Parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Notwithstanding the foregoing or any other provision of this Agreement, the Closing shall not occur on any date that falls on, or between, the date(s) of the Irish High Court hearing to sanction Rewind and the date of the closing of the transactions contemplated by Rewind (inclusive of both dates) (such period, the “Tolling Period”). In the event that the Closing would otherwise be required to occur during the Tolling Period and the Parties have otherwise satisfied or, to the extent permitted by applicable Law, waived the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), the Outside Date shall be automatically extended on a day-for-day basis for each day during the Tolling Period on which the Closing is so delayed, such that the Outside Date shall be extended by a number of days equal to the total number of days elapsed during the Tolling Period. For purposes of clarity, no Party shall be entitled to terminate this Agreement pursuant to Section 7.1(b)(i) by reason of the failure of the Closing to occur on or prior to the Outside Date if such failure is solely attributable to the operation of this provision during the Tolling Period, provided that the Parties have otherwise satisfied or, to the extent permitted by applicable Law, waived the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) as of the commencement of the Tolling Period.
Section 1.3   Effective Time.   Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.4   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation by operation of law, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation by operation of law.
Section 1.5   Certificate of Incorporation; Bylaws.
(a)   At the Effective Time, the Company Charter shall be amended and restated so that it reads in its entirety as set forth in Exhibit C hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)   At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended and restated so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.
Section 1.6   Directors.   From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
Section 1.7   Officers.   From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES
Section 2.1   Conversion of Capital Stock.   At the Effective Time, by virtue of the Merger and operation of Delaware law and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:
(a)   Subject to Section 2.3(f), each share (such shares, collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) (such shares, the “Eligible Shares”) shall thereupon automatically be cancelled and converted into and shall thereafter represent the right to receive the following consideration from Parent (such consideration, the “Merger Consideration”):
(i)   for each Share of Company Common Stock with respect to which an election to receive only share consideration has been made and not validly revoked pursuant to Section 2.5 (the “Share Election Stock”), that number of Parent Ordinary Shares equal to the Share Consideration Exchange Ratio (the “Share Consideration”). As used in this Agreement, “Share Consideration Exchange Ratio” means 0.5537;
(ii)   for each Share of Company Common Stock with respect to which an election to receive mixed consideration has been made and not validly revoked pursuant to Section 2.5 (the “Mixed Election Stock”), (A) subject to the Maximum Cash Election Amount and Section 2.5(e), the Cash Consideration and (B) that number of Parent Ordinary Shares equal to the Mixed Share Consideration Exchange Ratio (the “Mixed Share Consideration” and together with the Cash Consideration, the “Mixed Consideration”). As used in this Agreement:
(A)   “Maximum Cash Election Amount” means an amount equal to the lesser of (I) the product of (x) the aggregate number of shares of Mixed Election Stock, multiplied by (y) the quotient of (1) 0.199, divided by (2) the quotient of (A) the aggregate number of shares of Mixed Election Stock, divided by (B) the number of Eligible Shares, multiplied by (z) the sum of (1) the Cash Consideration, plus (2) the Mixed Share Consideration Value, and (II) the maximum amount of cash that may be delivered in the Merger without violating Section 368(a)(2)(E)(ii) of the Code (as reasonably determined by Tax Counsel in consultation with Parent).
(B)   “Cash Consideration” means cash in an amount equal to the product of (x) the Cash Exchange Ratio, multiplied by (y) the Parent Closing Price.
(C)   “Cash Exchange Ratio” means 0.1371.
(D)   “Mixed Share Consideration Value” means the product of (x) the Mixed Share Consideration Exchange Ratio, multiplied by (y) the Parent Closing Price.

(E)   “Parent Closing Price” means the closing price per share of Parent Ordinary Shares on the Nasdaq Global Select on the last complete trading day prior to the Closing Date.
(F)   “Elected Cash Consideration” means the aggregate number of shares of Mixed Election Stock multiplied by the Cash Consideration.
(G)   “Mixed Share Consideration Exchange Ratio” means 0.2392.
(iii)   for each Share of Company Common Stock with respect to which no election to receive Share Consideration or Mixed Consideration has been made (the “Default Stock”), the Share Consideration.
(b)   At the Effective Time, all Eligible Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f), in each case to be issued or paid in accordance with Section 2.3, without interest.
(c)   Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(d)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be cancelled in consideration for the issuance of one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. The shares of the Surviving Corporation so issued shall constitute the only outstanding shares of common stock of the Surviving Corporation.
(e)   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent Ordinary Shares or capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, or other similar transaction, the Merger Consideration, the Share Consideration, the Cash Consideration, the Mixed Share Consideration, the Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio, the Cash Exchange Ratio and any other similarly dependent items, to the extent applicable, shall be equitably adjusted so as to provide Parent and the holders of Eligible Shares the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, the Share Consideration, the Cash Consideration, the Mixed Share Consideration, the Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio, the Cash Exchange Ratio and any other similarly dependent items, to the extent applicable, shall be references to the Merger Consideration, the Share Consideration, the Cash Consideration, the Mixed Share Consideration, the Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio, the Cash Exchange Ratio and any other similarly dependent items, to the extent applicable, as so adjusted; provided, that (x) nothing in this Section 2.1(e) shall be construed to permit or authorize Parent or the Company to take any action with respect to its securities that it is not otherwise permitted or authorized to undertake pursuant to this Agreement, (y) neither cash dividends nor the issuance of shares by Parent (including as equity compensation) shall result in any adjustment to Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio or the Cash Exchange Ratio or (z) no further adjustment shall be made to the Share Consideration Exchange Ratio, the Mixed Share Consideration Exchange Ratio or the Cash Exchange Ratio as a result of Rewind and the issuance of Parent Ordinary Shares in connection with Rewind.
Section 2.2   Treatment of Equity-Based Awards.
(a)   At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company RSU and Company ESU that is outstanding immediately prior to the Effective Time (other than Company DSUs), whether or not vested, will be assumed by Parent (the “Assumed RSUs”). Each Assumed RSU will continue to have, and be subject to, the same terms and conditions of such Assumed RSU immediately prior to the Effective Time, including vesting and forfeiture restrictions; provided that (i) with respect to each Company ESU, effective as of immediately prior to the Effective Time, the Max Value Cap (as defined in the applicable award agreement for such Company ESU) shall cease to apply to such Company ESU; and (ii) each Assumed RSU shall automatically be converted into an award covering a number of Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock subject to the Assumed RSU immediately prior to the Effective Time, multiplied by (B) the Share Consideration Exchange Ratio, rounded down to the nearest whole share. Each Company DSU shall automatically vest and settle in shares of Company Common Stock immediately prior to the Effective Time.
(b)   At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and has a per share exercise price less than the Merger Consideration will, at the Effective Time, be assumed by Parent (the “Assumed Options”). Each Assumed Option will continue to have, and be subject to, the same terms and conditions of such Assumed Option immediately prior to the Effective Time, including vesting and forfeiture restrictions, provided that such Assumed Option shall automatically be converted into an option to acquire a number of Parent Ordinary Shares that is equal to the product of (i) the number of shares of Company Common Stock underlying such Company Option as of immediately prior to the Effective Time, multiplied by (ii) the Share Consideration Exchange Ratio, rounded down to the nearest whole number, and with an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price of the Company Option, by (B) the Share Consideration Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price and the number of Parent Ordinary Shares covered by such Assumed Option will be determined in a manner that is intended to be consistent with the requirements of Section 409A of the Code. Each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and has a per share exercise price equal to or greater than the Merger Consideration will, at the Effective Time, be cancelled without consideration and will be of no further force and effect.
(c)   At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each Company PSU that is outstanding immediately prior to the Effective Time, whether or not vested, will be assumed by Parent (the “Assumed PSUs”). Each Assumed PSU will continue to have, and be subject to, the same terms and conditions of such Assumed PSU immediately prior to the Effective Time, including vesting and forfeiture restrictions; provided that (i) any performance goal will be deemed satisfied at the greater of (A) target and (B) based on the actual level of achievement of such performance goal as of the date of this Agreement, as determined by the Company Board or an applicable committee thereof on or prior to the date of this Agreement and following prior consultation with Parent (for clarity, such Assumed PSU thereafter will vest based solely on continued service through the last day of the applicable performance period, subject to accelerated vesting to the extent provided by the terms and conditions of such Assumed PSU immediately prior to the Effective Time); (ii) each Assumed PSU shall automatically be converted into an award covering a number of Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock subject to the Assumed PSU immediately prior to the Effective Time (with performance determined in accordance with clause (i)), multiplied by (B) the Share Consideration Exchange Ratio, rounded down to the nearest whole share; and (iii) the Parent Ordinary Shares subject to any Assumed PSU that was vested prior to, or that vests at, the Effective Time will be delivered to the holder thereof promptly (and in any event, within five Business Days) following the Effective Time.
(d)   Parent shall take all actions necessary to reserve for issuance a number of Parent Ordinary Shares at least equal to the number of Parent Ordinary Shares that will be subject to the Assumed RSUs, Assumed Options and Assumed PSUs as a result of the actions contemplated by this Section 2.2. As soon as practicable following the Effective Time, but in no event later than five Business Days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the Parent Ordinary Shares subject to such Assumed RSUs, Assumed Options and Assumed PSUs and maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed RSUs, Assumed Options and Assumed PSUs remain outstanding and such Parent Ordinary Shares are required to be registered.
Section 2.3   Exchange.
(a)   Prior to the Effective Time, Parent shall enter into an agreement in form reasonably acceptable to the Company with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) to act as nominee and agent for the holders of Company Common Stock in connection with the Merger and to receive the Merger Consideration to which such holders shall become entitled pursuant to this Article II. Parent shall make available to the Exchange Agent, as required, for exchange in accordance with this Article II, the number of Parent Ordinary Shares to be delivered as Share Consideration and Mixed Share Consideration in respect of Eligible Shares cancelled pursuant to Section 2.1(a). All Parent Ordinary Shares made available to the Exchange Agent to be delivered as Share Consideration and Mixed Share Consideration shall be allotted and issued directly to, or for the benefit of, the holders of Eligible Shares in certificated or book-entry form immediately prior to the Effective Time, (including, as applicable, the nominee of The Depository Trust Company). Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligations to make the payments pursuant to Section 2.1(a)(ii) and with respect to any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f). All Parent Ordinary Shares and cash made available or deposited with the Exchange Agent (including any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f)) are hereinafter referred to as the “Exchange Fund”. The Exchange Agent will, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be exchanged for the Eligible Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Article II, the Exchange Fund shall not be used for any other purpose.
(b)   As soon as reasonably practicable after the Effective Time (and in any event not later than the fifth Business Day thereafter), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Eligible Shares that by virtue of the Merger and operation of Delaware law were, at the Effective Time, automatically cancelled and converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f). Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange for the Eligible Shares formerly represented by such Certificate (i) that number of whole Parent Ordinary Shares (after taking into account all Eligible Shares then held by such holder under all Certificates so surrendered) to which such holder of Eligible Shares shall have become entitled pursuant to Section 2.1(a) (which such Parent Ordinary Shares shall be in uncertificated book-entry form unless a physical certificate is requested) and, as the case may be, (ii) a check in the amount equal to the Cash Consideration to which such holder of Eligible Shares shall have become entitled pursuant to Section 2.1(a)(ii), and in each case of the foregoing clauses (i) and (ii), any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the fifth Business Day thereafter, Parent shall cause the Exchange Agent to issue and send to each holder of uncertificated Eligible Shares represented by book entry that by virtue of the Merger and operation of Delaware law were, at the Effective Time, automatically cancelled and converted into the right to receive the Merger Consideration (“Book-Entry Shares”) (i) a notice advising such holders of the effectiveness of the Merger, (ii) a statement reflecting the number of Parent Ordinary Shares (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of Parent Ordinary Shares, if any, that such holder has the right to receive pursuant to Section 2.1(a) (after taking into account all Eligible Shares then held by such holder) and (iii) as the case may be, a check or wire transfer in the amount equal to (1) the Cash Consideration that such holder has the right to receive pursuant to Section 2.1(a)(ii) plus (2) any dividends payable pursuant to Section 2.3(d) and cash payable in lieu of any fractional Parent Ordinary Shares pursuant to Section 2.3(f), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. All Parent Ordinary Shares representing Merger Consideration to be issued to holders of Book-Entry Shares (including the nominee of The Depository Trust Company) shall be issued directly to the relevant holders. No interest will be paid or accrued on any unpaid dividends or cash in lieu of fractional shares, if any, payable to holders of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f).
(c)   If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.
(d)
(i)   No dividends with respect to Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Ordinary Shares that the holder thereof has the right to receive upon the surrender thereof until such holder shall surrender such Certificate in accordance with this Article II. Following the surrender of a Certificate by a record holder of Eligible Shares in accordance with this Article II, there shall be paid to such holder, without interest, (1) promptly after such surrender, the amount of any dividends with a record date after the Effective Time theretofore paid with respect to such whole Parent Ordinary Shares and (2) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Ordinary Shares.
(ii)   Notwithstanding anything in the foregoing to the contrary, holders of Book-Entry Shares who are entitled to receive Parent Ordinary Shares under this Article II shall be paid (A) at the time of delivery of such Parent Ordinary Shares by the Exchange Agent under Section 2.3(b), the amount of dividends with a record date after the Effective Time theretofore paid with respect to such whole Parent Ordinary Shares, and (B) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent under Section 2.3(b) and a payment date subsequent to the time of such delivery payable with respect to such whole Parent Ordinary Shares.
(e)   The Merger Consideration and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f) issued and paid in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Eligible Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.
(f)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional Parent Ordinary Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends with respect to the Parent Ordinary Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Parent Ordinary Shares an amount in cash (without interest) determined by multiplying (i) the fraction of a share of Parent Ordinary Share which such holder would otherwise be entitled to receive (taking into account all Eligible Shares held at the Effective Time by such holder and rounded to the nearest thousandth when expressed in decimal form) pursuant to Section 2.1(a), by (ii) the average of the volume weighted average price per share of Parent Ordinary Shares on the Nasdaq Global Select Market (“Nasdaq Global Select”) (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., by another authoritative source mutually selected by Parent and the Company) for the 10 consecutive trading days ending with the last complete trading day prior to the Closing Date.
(g)   Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to Parent, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to Parent for payment of the Merger Consideration, any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f) (subject to abandoned property, escheat or other similar laws), without interest.
(h)   None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(i)   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, any dividends payable pursuant to Section 2.3(d) and any cash in lieu of fractional Parent Ordinary Shares payable pursuant to Section 2.3(f).
Section 2.4   No Appraisal Rights.   No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
Section 2.5   Election Procedures.
(a)   Not less than 30 days prior to the anticipated Effective Time or on such other date as Parent and the Company mutually agree (the “Mailing Date”), the Company shall cause to be mailed an election form and other appropriate and customary transmittal materials, in such form as the Company shall reasonably specify and as shall be reasonably acceptable to Parent (the “Election Form”), to each record holder of Company Common Stock (other than Excluded Shares) as of a record date that is five Business Days prior to the Mailing Date or such other date as mutually agreed to by Parent and the Company.
(b)   Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) of Company Common Stock to specify that such holder (i) elects to receive the Share Consideration in respect to all such holder’s shares of Company Common Stock or (ii) elects to receive the Mixed Consideration in respect to all such holders’ shares of Company Common Stock. Any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York City time, on the Business Day that is five Business Days prior to the Closing Date or such other date as Parent and the Company shall, prior to the Closing, mutually agree (the “Election Deadline”) shall be deemed to have made no election. Parent and the Company shall publicly announce the anticipated Election Deadline at least five Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(c)   The Company shall make available one or more Election Forms as may reasonably be requested from time-to-time by all persons who become holders or beneficial owners of Shares of Company Common Stock during the Election Period, and Parent shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.
(d)   Any election made pursuant to this Section 2.5 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the Shares represented by such Election Form shall be deemed to have made no election, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
(e)   Notwithstanding Section 2.5(b), if the Elected Cash Consideration, is greater than the Maximum Cash Election Amount (the difference between the Elected Cash Consideration and the Maximum Cash Election Amount being the “Excess Cash Amount”), then each Share of a portion of the Mixed Election Stock of each applicable holder of Company Common Stock that would otherwise be converted into a right to receive the Mixed Consideration shall be converted into a right to receive the Share Consideration, with such portion being equal to the product obtained by multiplying (x) the number of shares of Mixed Election Stock of such holder by (y) a fraction, the numerator of which is the Excess Cash Amount and the denominator of which is the Elected Cash Consideration, with each Share of the remaining portion of such holder’s Mixed Election Stock being converted into the right to receive the Mixed Consideration.
Section 2.6   Intended Tax Treatment.
(a)   The Parties intend that the Merger will qualify for the Intended Tax Treatment. The relevant Parties will, and will cause their respective Affiliates to, (i) file and retain such information as will be required under Treasury Regulation Section 1.368-3, (ii) file all Tax Returns consistently with the Intended Tax Treatment and (iii) not take any position for any Tax purposes (whether on any Tax Return, in any audit, examination or other Action in respect of Taxes or otherwise) that is inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law occurring after the date hereof. Each of the Parties agrees to use its respective reasonable best efforts (x) to promptly notify the other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity, and (y) to provide such information as their relevant equityholders who qualify as “significant holders” may require to file a statement with their U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3(b). Each of the Parties and their respective Affiliates shall use their reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and none of the Parties or their respective Affiliates will knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment.
(b)   Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for, cause a failure of the Merger to qualify for or otherwise impede the Merger from qualifying for the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for, cause a failure of the Merger to qualify for or otherwise impede the Merger from qualifying for the Intended Tax Treatment.
(c)   Each of the Company, Parent and Merger Sub shall (and shall cause their respective Affiliates to) use reasonable best efforts and cooperate with each other to obtain (i) the Closing Tax Opinion and (ii) any opinion (or opinions) of counsel with respect to the tax treatment of the Merger required to be rendered in connection with any filing described in Section 5.4. In connection with the foregoing, each of the Company and Parent shall deliver to Baker Botts L.L.P. or, if Baker Botts L.L.P. is unable or unwilling to deliver the Closing Tax Opinion, another nationally recognized tax counsel reasonably acceptable to the Company, which includes King & Spalding LLP (“Tax Counsel”), a duly executed officer’s certificate reasonably satisfactory to such Party and Tax Counsel dated as of the date requested by Tax Counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable Tax Counsel to render the Closing Tax Opinion and any such other opinions, in each case, at such time as Tax Counsel shall reasonably request.
(d)   If Rewind has not occurred prior to the Closing, Parent shall cause the equity of Merger Sub to be transferred so that Merger Sub becomes a Subsidiary of Parent that is wholly owned by Parent indirectly solely through one or more entities classified as disregarded entities for U.S. federal income tax purposes as of immediately prior to the Effective Time.
(e)   The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (a) any Company SEC Document filed with or furnished to the Securities and Exchange Commission (the “SEC”) and available on EDGAR on or after January 1, 2026 and at least 24 hours prior to the date hereof ((i) without giving effect to any disclosure set forth in any Company SEC Document or any amendment to any Company SEC Document in each case filed on or after such time and (ii) other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are primarily predictive, cautionary or forward-looking in nature), but it being understood that this clause (a) shall not be applicable to Section 3.2 (Capital Stock) and Section 3.25 (Brokers) or (b) the disclosure letter delivered by the Company to Parent immediately prior to or simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1   Organization, Standing and Power.
(a)   Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing a requirement, except in the case of clause (iii), and in the case of clause (i) and (ii) as they relate to Subsidiaries, where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall the items set forth on Section 3.1(a) of the Company Disclosure Letter result in a Material Adverse Effect; provided further, however, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the oilfield services industry, or the economy or the financial or securities markets, in the United States or Canada, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) geopolitical conditions or changes that are the result of the outbreak, conduct or escalation of war (whether declared or undeclared) or acts of terrorism or sabotage (including cyber-attacks), (3) changes (after the date of this Agreement) in GAAP or interpretations thereof, (4) changes or proposed changes (after the date of this Agreement) in Laws (including changes in the interpretations thereof by any applicable Governmental Entity), (5) any action or failure to take action, in each case, as expressly required by this Agreement or at the written request of Parent or Merger Sub, (6) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect if they are not otherwise excluded by this definition), (7) any epidemic, pandemic, disease outbreak or other public health crisis, public health event, or the worsening of any of the foregoing, or any hurricane, tornado, flood, fire, volcano, earthquake, freeze, or other natural disaster, (8) the announcement or pendency of the transactions contemplated by this Agreement, including any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable securities Laws relating to this Agreement and the transactions contemplated hereby, or the identity of Parent or any of its Subsidiaries, including the impact of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, Governmental Entities or any other Persons, (9) any change in the market price or trading volume of the Company Common Stock (provided, that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, circumstance, occurrence, effect or state of facts underlying such change has resulted in, or contributed to, a Material Adverse Effect) or (10) seasonal fluctuations in revenue or earnings; provided that, with respect to clauses (1), (2), (3), (4) and (7), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.
(b)   The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”). The Company is not in violation of any provision of the Company Charter or Company Bylaws.
Section 3.2   Capital Stock.
(a)   The authorized capital stock of the Company consists of 11,250,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, with one such share of preferred stock being designated as the “Special Voting Share” (the “Company Preferred Stock”). As of 5:00 p.m. Central Time on May 29, 2026 (the “Company Measurement Time”), (i) 2,624,523 Shares (excluding treasury shares) were issued and outstanding, (ii) 95,210 Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding, and (iv) 351,118 Shares were reserved for issuance pursuant to the Company Stock Plans of which (A) 81,492 Shares were subject to outstanding Company DSUs, (B) 67,603 Shares were subject to outstanding Company RSUs (excluding Company DSUs), (C) 114,084 Shares were subject to outstanding Company PSUs (assuming performance at the target level), and (D) 1,523 Shares were subject to outstanding Company Options, and (v) 86,416 Shares were reserved for issuance pursuant to the Company ESPP. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, mortgages, claims, liens, charges, options, rights of first refusal, adverse claims, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”), other than Permitted Liens. As of the Company Measurement Time, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a), as of the Company Measurement Time, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights or (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C). There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.
(b)   Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the Company Measurement Time, of outstanding Company Equity Awards, indicating as applicable, with respect to each Company Equity Award then outstanding, the type of award, the number of Shares subject to such Company Equity Award, the name of the Company Stock Plan under which such award was granted, the date of grant, exercise or purchase price (if applicable), the Max Value Cap (for Company ESUs), the vesting schedule, and expiration date thereof (if applicable). Except for the Company Equity Awards set forth on Section 3.2(b) of the Company Disclosure Letter, there are no outstanding options, restricted stock units or other similar rights to purchase or receive Shares or other awards granted under the Company Stock Plans or otherwise. Each Company Option has an exercise price that is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such option. The Company ESPP has been duly suspended since July 1, 2019.
Section 3.3   Subsidiaries.   Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing.
Section 3.4   Authority.
(a)   The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Written Consent, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the Written Consent). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)   The Company Board, at a meeting duly called and held, unanimously (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption by written consent pursuant to Section 228 of the DGCL and recommended that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
(c)   The Written Consent is the only approval of the holders of any class or series of the Company’s capital stock or other securities required in connection with the adoption of this Agreement and consummation of the Merger and the other transactions contemplated by this Agreement.
Section 3.5   No Conflict; Consents and Approvals.
(a)   The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings referred to in Section 3.5(b)(i), (ii) and (iii), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of the Nasdaq Capital Market applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(b)   Except as set forth in Section 3.5(b) of the Company Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitrator or arbitral panel (public or private), legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) any filings or approvals required under the rules and regulations of any stock exchange (including the Nasdaq Capital Market) and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.6   SEC Reports; Financial Statements.
(a)   The Company has filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2025 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since March 31, 2026, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(c)   The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures under the Exchange Act.
(d)   The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.
(e)   Since January 1, 2025, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f)   As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.
(g)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
(h)   The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to the Company.
(i)   No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.
Section 3.7   No Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature that would be required by GAAP to be reflected on a consolidated balance sheet, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2025 included in the Annual Report on Form 10-K filed by the Company with the SEC on March 5, 2026 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2025, (c) for liabilities under this Agreement or incurred in connection with the Transactions and (d) for liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
Section 3.8   Certain Information.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Information Statement will, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the first sentence of Section 4.8, the Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Information Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.
Section 3.9   Absence of Certain Changes or Events.   Since March 31, 2026 through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, (b) without limiting the generality of the foregoing, the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of, Parent under Section 5.1(a), and (c) there has not been or occurred any Material Adverse Effect.
Section 3.10   Litigation.   Except as has not had and would not reasonably be expected to have a Material Adverse Effect, there is no, and for the past three (3) years there has not been any, action, suit, claim, arbitration, investigation, inquiry, grievance, charge, complaint, demand, challenge, notice, audit, inquiry or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such (whether regarding contractual, labor, employment, benefits or other matters). Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule, ruling, award, writ or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 3.11   Compliance with Laws.   Except as has not had and would not reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries are and, since January 1, 2024 have been, in compliance with all applicable Laws; (b) neither the Company nor any of its Subsidiaries has received, since January 1, 2024, a notice or other communication alleging or relating to a possible violation of any applicable Law; and (c) the Company and each of its Subsidiaries have in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, all Permits are valid and in full force and effect.
Section 3.12   Benefit Plans.
(a)   As used herein, “Company Plan” means each material (i) “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), (ii) stock purchase, stock option, equity, phantom stock or other equity-based plan, severance, employment, consulting, collective bargaining, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, profit sharing, pension, retirement, supplemental retirement, health, life, or disability insurance, dependent care, vacation, paid leave or (iii) other employee benefit or compensation plan, agreement, program, policy arrangement or Contract, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), in each case, to which the Company is a party, with respect to which the Company has any liability or which is maintained, contributed to, required to be contributed to or sponsored by the Company for the benefit of any current or former employee, director, individual independent contractor or consultant of the Company or its Subsidiaries (whether written or oral), other than any “multiemployer plan” (within the meaning of ERISA section 3(37)).
(b)   The Company has provided or made available to Parent a current, accurate and complete copy of each Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument or insurance agreement; (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”); (iii) the most recent summary plan description and summary of material modifications, (iv) for the two most recent years (A) the Form 5500 and attached schedules and (B) audited financial statements, and (v) all material non-routine correspondence related to any Company Plan received from, or provided to, the Internal Revenue Service, the Department of Labor, or any other Governmental Entity since January 1, 2024.
(c)   Neither the Company, its Subsidiaries nor any ERISA Affiliates has within the past six years sponsored, maintained or contributed to, or has any liability with respect to: (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (iii) “multiple employer welfare arrangement” as defined in ERISA Section 3(40), (iv) “multiple employer plan” within the meaning of ERISA Section 210 or Code Section 413(c), (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (vi) any “welfare benefit fund” within the meaning of Section 419 of the Code.
(d)   Except as set forth in Section 3.12(d) of the Company Disclosure Letter, with respect to the Company Plans, except as has not had and would not reasonably be expected to have a Material Adverse Effect, since January 1, 2024:
(i)   each Company Plan has been established, maintained, funded and administered in compliance with its terms and the applicable provisions of ERISA and the Code and all other applicable Law and no event has occurred and no condition exists that has subjected, or would reasonably be expected to subject any of the Company or any of its Subsidiaries to any liability imposed by ERISA, the Code, or any other applicable Law;
(ii)   no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and all payments, premiums, and contributions required to be made under the terms of any Company Plan or related funding arrangement have been timely made to the extent due or properly accrued;
(iii)   each Company Plan intended to be qualified under Section 401(a) of the Code is the subject of or is otherwise entitled to rely on a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;
(iv)   there is no Action (including any investigation, audit or other administrative proceeding) pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such actions;
(v)   the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B(b) of the Code;
(vi)   the Company and its Subsidiaries have not incurred (whether or not assessed) any penalty or Tax under Code Sections 4980B, 4980D, 4980H, 6721 or 6722, and to the knowledge of the Company, no circumstances exist and no events have occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes;
(vii)   none of the Company Plans currently provides, or reflects or represents any liability to provide, post-termination or retiree welfare benefits to any individual for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”) and none of the Company, its Subsidiaries or any ERISA Affiliates has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other individual that such employee(s) or other individual would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such individual may pay in order to obtain health coverage under COBRA; and
(viii)   with respect to each Company Plan that is not subject exclusively to United States Law (each, a “Non-U.S. Benefit Plan”), (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; (ii) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to the Company and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
(e)   Except as set forth in Section 3.12(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (A) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment or to any other compensatory payment, (B) accelerate the time of funding, payment or vesting, or increase the amount of or otherwise enhance any benefit or payment due to any such employee, officer, director or consultant, or (C) restrict the ability of the Company or any Subsidiary to merge, amend or terminate any Company Plan, in each case, except as contemplated by Section 2.2 hereof.
(f)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions is reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(g)   No Person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Taxes (including Taxes imposed under Section 409A or 4999 of the Code).
Section 3.13   Labor Matters.   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2025:
(a)   The Company has provided or made available to Parent true and complete information with respect to all employees of the Company and its Subsidiaries, specifying for each such individual the following information, to the extent permitted under applicable Privacy Law: (i) employee name or identification number; (ii) job title; (iii) hire date; (iv) full-time or part-time status; (v) work location (by state, or if outside of the United States, country); (vi) exempt or non-exempt classification under wage and hour Law (as applicable); (vii) base annual salary or hourly wage rate (as applicable); (viii) other than with respect to RJ Machine Mexico, S. de R.L. de C.V., bonus, commission and other incentive compensation paid for 2025 and targeted for 2026; (ix) Union affiliation; (x) leave status (including the type of leave, start date of leave and expected return date, if applicable); (xi) accrued, unused vacation or other paid time off; (xii) visa status (including visa or permit type and expiration date); and (xiii) employing entity.
(b)   The Company and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all applicable Laws relating to labor, employment and employment practices, including those relating to terms and conditions of employment, wages, hours, overtime classifications, collective bargaining, unemployment compensation, workers’ compensation, social insurances and similar statutory employment-related protections, equal employment opportunity, affirmative action and affirmative action plan obligations, plant closures and layoffs (including the WARN Act), discrimination, immigration (including completion of Forms I-9 for all U.S. employees and proper confirmation of visas), classification of exempt versus non-exempt employees and consultants and independent contractors, information privacy, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, termination of employment, occupational safety and health, employee whistle-blowing, labor relations, employee leave issues, employee trainings and notices, automated employment decision tools and other artificial intelligence, and payment and withholding of taxes, in each case, except for such noncompliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each individual who is, or since January 1, 2025 has been, employed or engaged to provide services to the Company or any Subsidiary and is or was classified and treated as an exempt employee, independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.
(c)   There are no, and since January 1, 2025 there have not been any, pending nor, to the knowledge of the Company, threatened, material labor disputes, material labor grievances or material labor arbitrations, or work stoppages, labor strikes, controversies, slowdowns, lockouts, picketing, handbilling or claims of unfair labor practices against or affecting the Company or any of its Subsidiaries by any current or former employees or other individual service providers of the Company or any of its Subsidiaries.
(d)   Except as set forth in Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are party to or bound by any Collective Bargaining Agreement, and no employees or other individual service providers of the Company or any of its Subsidiaries are represented by any Union. There is no, and for the last three (3) years there has not been any, activity on behalf of any Union or group of current or former employees or other individual service providers to organize any current or former employees or other individual service providers of the Company or any of its Subsidiaries. There are no, and since January 1, 2025 there have not been any, pending or, to the knowledge of the Company, threatened (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other Governmental Entity, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any Collective Bargaining Agreement to which the Company or any Subsidiary is a party or bound by. No notice, consent, consultation, bargaining or other obligation is owed to any Union in connection with the transactions contemplated by this Agreement.
(e)   Except as has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has effectuated a “plant closing” or “mass layoff” (as each term is defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state, local, or foreign Law (the “WARN Act”)) that would trigger the notice requirements of the WARN Act.
(f)   Except as has not had and would not reasonably be expected to have a Material Adverse Effect, with respect to any current or former employee, officer, consultant or other service provider of the Company, there are no, and since January 1, 2025 there have not been any, Actions against or affecting the Company or any of its Subsidiaries pending, nor to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company or any of its Subsidiaries, or any employment practices of the Company or any of its Subsidiaries.
(g)   Since January 1, 2025, there have been no allegations of sexual misconduct, sexual harassment or other material harassment, discrimination or retaliation against any current or former officer, director, executive, or managerial or supervisory level employee or service provider of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have entered into any settlement or similar Contract in respect of any of the foregoing.
(h)   To the knowledge of the Company, no employee or other individual service provider with annual base compensation in excess of $150,000 intends to terminate his or her employment or engagement with the Company or any of its Subsidiaries prior to the one-year anniversary of the Closing.
Section 3.14   Environmental Matters.   Except as has not had and would not reasonably be expected to have a Material Adverse Effect:
(a)   The Company and its Subsidiaries have obtained, are in compliance with, and for the past three years have complied with, all Permits of all Governmental Entities and any other Person that are required under any Environmental Law;

(b)   There has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries under applicable Environmental Laws;
(c)   Neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law;
(d)   No Hazardous Substance has been disposed of, arranged to be disposed of, Released or transported in violation of any applicable Environmental Law, or in a manner that has given or would reasonably be expected to give rise to any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law;
(e)   Neither the Company nor its Subsidiaries are currently subject to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim relating to a violation of, or liability under, any Environmental Law; and
As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances. As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a hazardous waste, pollutant or contaminant or term of similar import or as hazardous, toxic, radioactive or term of similar import under any Environmental Law, including but not limited to petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, radon, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls. As used herein, “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
Section 3.15   Taxes.   Except as has not had and would not reasonably be expected to have a Material Adverse Effect:
(a)   the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all income and other Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects;
(b)   the Company and each of its Subsidiaries have timely paid in full all income and other Taxes due and owing by it whether or not shown as due on such Tax Returns, including any such Taxes required to be withheld, collected or deposited by the Company or any of its Subsidiaries;
(c)   the Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party;
(d)   there are no outstanding or pending audits, examinations, investigations or other proceedings in respect of income or other Taxes of the Company or any of its Subsidiaries;
(e)   neither the Company nor any of its Subsidiaries has waived, extended, or requested a waiver or extension in writing for any statute of limitations with respect to the assessment or collection of Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency, which period

(after giving effect to such extension or waiver) has not yet expired (in each case other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);
(f)   there are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens;
(g)   neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date hereof;
(h)   neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law);
(i)   neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (i) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes, and (ii) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries;
(j)   no written claim has been made by any Governmental Entity within the past three years in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns of a certain type that such entity is or may be subject to Taxes in that jurisdiction of such type; and
(k)   neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was the Company or any of its Affiliates.
Section 3.16   Contracts.
(a)   Section 3.16 of the Company Disclosure Letter lists each Contract (other than a Company Plan) of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:
(i)   any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;
(ii)   any Contract that materially limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or that materially restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that contains an exclusivity or “most favored nation clause” that restricts the business of the Company or any of its Subsidiaries, taken as a whole, in a material manner;
(iii)   any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership or other similar agreement or arrangement;
(iv)   any Contract relating to Indebtedness (other than such Contracts solely between or among the Company and its Subsidiaries) and having an outstanding principal amount in excess of $250,000;
(v)   any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of capital stock or other equity interests, or any assets or liabilities that are material to the Company and its Subsidiaries, taken as a whole (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) and under which the Company or its Subsidiaries have a continuing obligation or liability;
(vi)   any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $750,000 over the remaining term of such Contract;

(vii)   any Contract that is a license agreement, covenant not to sue agreement or co-existence agreement or similar agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party and licenses out Intellectual Property owned by the Company or its Subsidiaries or agrees not to assert or enforce Intellectual Property owned by the Company or such Subsidiary, other than license agreements for software that is generally commercially available;
(viii)   any Contract (A) relating to the licensing of Intellectual Property owned by a third party (by the Company or its Subsidiaries as licensee) that is material to the Company or its Subsidiaries or involves consideration in excess of $100,000, and (B) affecting the Company’s or its Subsidiaries’ ability to use, enforce, or disclose any Intellectual Property (excluding in each case, (i) licenses for unmodified, commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (ii) non-exclusive licenses by the Company or its Subsidiaries in the ordinary course of business);
(ix)   any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, in excess of $250,000, including take-or-pay contracts or keepwell agreements;
(x)   any material Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;
(xi)   any material Contract with a former executive officer or director of the Company or any of its Subsidiaries;
(xii)   any Collective Bargaining Agreement; or
(xiii)   any Contract relating to settlement or other final disposition of any material Action since January 1, 2024.
Each contract of the type described in clauses (i) through (xiii) is referred to herein as a “Material Contract.”
(b)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except in each case to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity, (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.
Section 3.17   Insurance.   The Company and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are, to the knowledge of the Company, customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no claims pending under any insurance policies currently in effect and no claim has been made since January 1, 2025 that was denied, rejected, disputed or refused coverage, in whole or in part (other than a customary reservation of rights notice). No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the Transactions.
Section 3.18   Real Property.
(a)   Section 3.18(a)(i) of the Company Disclosure Letter contains a true, correct and complete list of the Owned Real Property, and sets forth the common street address for each parcel of Owned Real Property and the applicable owner thereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.18(a)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract to purchase or sell any Owned Real Property, and no party has a right of first offer, right of first refusal, purchase option or other right to acquire any of the Owned Real Property.
(b)   Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of the Leased Real Property, the address for each parcel of the Leased Real Property, and a description of the applicable lease, sublease or other agreement therefor and any amendments, modifications, guarantees and supplements thereto (each, a “Lease Agreement”). True, correct and complete copies of all Lease Agreements have been made available to Parent.
(c)   Each Lease Agreement is valid and in full force and effect and no event has occurred that, with notice, lapse of time or both, would constitute a material default or termination event by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party under any such Lease Agreement. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to any Lease Agreement, is in violation of any provision of such lease which, with or without notice, lapse of time, or both, would constitute a default or termination event under the provisions of such Lease Agreement.
(d)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have fee simple title to or a valid leasehold interest in the Owned Real Property and the Leased Real Property (as applicable) as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted, free and clear of all Liens except Permitted Liens.
(e)   The Owned Real Property and Leased Real Property constitute all of the material real property used or necessary for use in connection with the conduct of the business of the Company and its Subsidiaries as presently conducted.
Section 3.19   Intellectual Property.   The Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in substantially the manner and to the extent it has used the same), all of the following as they exist in any jurisdiction throughout the world and under any international treaties or conventions, that are material to the Company and its Subsidiaries, taken as a whole: (i) trademarks, trade names, service marks, domain names, trade dress, corporate names, logos, slogans and other indicia of origin, source or quality and all translations, transliterations, adaptations, derivations and combinations of the foregoing, whether registered or not, together with all goodwill associated with each of the foregoing, and registrations and applications for registration of any of the foregoing; (ii) patents and patent applications of any kind (including originals, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), patent disclosures, and patent rights; (iii) copyrights owned by the Company or any of its Subsidiaries, and any other equivalent rights in works of authorship, and registrations and applications for registration for any of the foregoing; (iv) intellectual property rights in software; and (v) trade secrets (“Intellectual Property”) used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Section 3.19 of the Company Disclosure Letter lists all Company Intellectual Property for which applications for intellectual property rights have been filed or for which registrations or issued intellectual property rights have been obtained with or by any Governmental Entity or private registrar as of the date of this Agreement. The Company owns all right, title and interest in and to the Company Intellectual Property owned by the Company free and clear of Liens, other than non-exclusive licenses granted in the ordinary course of business and Permitted Liens. Other than as set forth on Section 3.19 of the Company Disclosure Letter, there are no pending claims by any Person, challenging the validity, enforceability, registration or ownership of any Company Intellectual Property (other than proceedings in connection with the application for the registration or issuance of Company Intellectual Property). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, since January 1, 2024, to the knowledge of the Company, the Company and its Subsidiaries have not infringed, misappropriated or diluted any Intellectual Property rights of any Person. The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of their material trade secrets and the security of their computer systems and networks and the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any Subsidiaries’ rights or obligations under, any material agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.
Section 3.20   State Takeover Statutes.   No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Law”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement or the Transactions.
Section 3.21   No Rights Plan.   There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.
Section 3.22   Related Party Transactions.   There are no Contracts, transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding shares of Company Common Stock (or any of such person’s immediate family members or affiliates) (other than any Subsidiaries of the Company) of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
Section 3.23   Privacy and Security.
(a)   The Company and its Subsidiaries are in compliance in all material respects with, and have, since January 1, 2024, at all times complied in all material respects with, all applicable Privacy Laws. All Personal Information has been collected, processed, transferred, disclosed, shared, stored, protected and used by the Company in accordance with all applicable Privacy Laws in all material respects.
(b)   The Company and its Subsidiaries have in place commercially reasonable policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that are designed to comply in all material respects with all applicable Privacy Laws. The Company and its Subsidiaries are in compliance in all material respects with, and have since January 1, 2024 been in compliance in all material respects with, such policies and procedures.
(c)   Neither the Company nor its Subsidiaries have experienced any material data security incident or breach in which Personal Information maintained or processed by or on behalf of the

Company was stolen, lost, unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization, and to the knowledge of the Company, no circumstance has arisen in which any Privacy Law would require the Company or its Subsidiaries to notify a Person or Governmental Entity of a material data security incident or breach.
Section 3.24   Relations With Governments, etc.; International Trade Matters; Anti-Corruption Matters; Anti-Money Laundering Matters.
(a)   The Company and its Subsidiaries and their respective employees, officers, and, to the knowledge of the Company, any other Person acting for or on behalf of the Company or its Subsidiaries, have not since January 1, 2021 taken any action, directly or indirectly, in violation of: the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the United Kingdom’s Bribery Act of 2010, and the rules and regulations thereunder; or any other anticorruption Laws applicable to the Company or any of its Subsidiaries (collectively, “Anti-Corruption Laws”). The Company and its Subsidiaries and their respective employees, officers, and, to the knowledge of the Company, any other Person acting for or on behalf of the Company or its Subsidiaries, have not since January 1, 2021 directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, to a Public Official or any other Person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Public Official in his official capacity, including a decision or omission to fail to perform official functions, (ii) inducing any Public Official in his official capacity to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any Public Official to use influence with any Governmental Entity in order to assist the Company or any of its Subsidiaries in obtaining or retaining business with, or directing business to any Person or otherwise securing for any Person an improper advantage, in each case in a manner which violates or violated Anti-Corruption Laws.
(b)   None of the Company or any of its Subsidiaries, employees, officers, or, to the knowledge of the Company, any individuals or any other Person acting for or on behalf of the Company or its Subsidiaries is in violation of, or has in the past five (5) years, violated, or taken any action that would cause the Company or any of its Subsidiaries to have violated, any applicable (i) U.S., EU, or UK trade control laws and regulations, including but not limited to the United States Export Administration Act, International Emergency Economic Powers Act, the Foreign Narcotics Kingpin Designation Act, 18 U.S.C. § 2339B (prohibiting material support of designated foreign terrorist organizations), the Export Control Reform Act of 2018, and their implementing Export Administration Regulations and the Arms Export Control Act and its implementing International Traffic in Arms Regulations; (ii) U.S., EU, or UK laws, regulations or restrictive measures relating to economic or trade sanctions or embargoes, including those administered or enforced by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the Council of the European Union, any EU Member State, His Majesty’s Treasury, or any other relevant governmental authority; (iii) laws, regulations, or restrictive measures relating to economic or trade sanctions or embargoes administered or enforced by the European Union, the United Kingdom, or other relevant non-U.S. authority; (iv) U.S. foreign investment review regulations (31 C.F.R. Parts 800 and 801); (v) anti-boycott regulations, including those administered by the U.S. Department of Commerce and the U.S. Department of Treasury; (vi) the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by the U.S. Department of Commerce, the U.S. International Trade Commission, the U.S. Customs and Border Protection, the U.S. Immigration and Customs Enforcement and their predecessor agencies; and (vii) other non-U.S. export or import controls of sanctions Laws (collectively, “International Trade Laws”).
Without limiting the foregoing:
(i)   the Company and its Subsidiaries have obtained all required material export licenses and other material consents, notices, waivers, approvals, orders, authorizations, registrations, and classifications from, and submitted all required export clearance documentation to any Governmental Entity for the export of commodities, technology, software or services (collectively, “Export Approvals”); and

(ii)   the Company and its Subsidiaries are in compliance, in all material respects, with the terms of any Export Approvals.
(c)   Neither the Company nor any Subsidiary, employee, officer, or, to the knowledge of the Company, individual engaged as independent contractor, manager, agent or other Representatives is, has at any time since January 1, 2021 been, or has participated in any transaction involving, a Person that is the subject or target of sanctions or restrictions under International Trade Laws, including: (i) any Person listed on any applicable UN, U.S., EU, or UK sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List (including Specially Designated Global Terrorists designated pursuant to Executive Order 13224 or Executive Order 14157), List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, or Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department; or the list of Foreign Terrorist Organizations maintained by the U.S. State Department (including organizations designated pursuant to Executive Order 14157); or the European Union (EU) Consolidated Financial Sanctions List; the United Kingdom (UK) Office of Financial Sanctions Implementation (OFSI) Consolidated List; or the United Nations Security Council Consolidated List (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; or (iii) any Person that is organized, resident, or located in a country or region that is the subject or target of economic sanctions or a comprehensive embargo under International Trade Laws (including at the time of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, any other Covered Region of Ukraine identified pursuant to Executive Order 14065, the non-governmental controlled portions of the Zaporizhzhia and Kherson regions of Ukraine, the so-called Luhansk People’s Republic and the so-called Donetsk People’s Republic).
(d)   No Action by or before the U.S. Government or any other Governmental Entity involving the Company or any of its Subsidiaries, employees, officers or, to the knowledge of the Company, individuals engaged as independent contractors, managers or agents with respect to any International Trade Laws is pending or, to the knowledge of the Company, threatened, alleged or noticed. No civil or criminal penalties have been imposed on the Company or any of its Subsidiaries with respect to violations of any International Trade Laws nor have any disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of any International Trade Laws. Neither the Company nor any of its Subsidiaries has received any reports or allegations of, or conducted any internal investigation or audit concerning, any actual or potential violation or wrongdoing related to International Trade Laws.
(e)   None of the Company or any of its Subsidiaries, employees, officers, or, to the knowledge of the Company, any individuals or any other Person acting for or on behalf of the Company or its Subsidiaries is in violation of, or has at any time since January 1, 2021 violated, in any material respect, any applicable anti-money laundering Laws, including the U.S. Bank Secrecy Act, the USA PATRIOT Act of 2001, the United Kingdom’s Proceeds of Crime Act 2002, and 18 U.S.C. §§ 1956 and 1957, and the rules and regulations thereunder, or any other anti-money laundering laws applicable to the Company or any of its Subsidiaries (collectively, “Anti-Money Laundering Laws”). No Action by or before the U.S. Government or any other Governmental Entity involving the Company or any of its Subsidiaries, employees, officers or, to the knowledge of the Company, individuals engaged as independent contractors, managers or agents with respect to any Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened, alleged or noticed. Neither the Company nor any of its Subsidiaries has conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Money Laundering Laws.
(f)   The Company and its Subsidiaries have implemented, maintained, and adhered to a system of internal controls sufficient, in all material respects, to provide reasonable assurance that violations of Anti-Corruption Laws, International Trade Laws, or Anti-Money Laundering Laws will be prevented, detected, and deterred.
Section 3.25   Brokers.   Except as set forth in Section 3.25 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
Section 3.26   Opinion of Financial Advisor.   The Company has received the opinion of Piper Sandler & Co., dated the date of this Agreement, to the effect that, as of such date, the Share Consideration Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Holders (as defined therein) (other than Parent and its affiliates, if any) that elect to receive only Share Election Stock or make no election and therefore receive only Share Election Stock, a signed true and complete copy of which opinion has been or will promptly be provided to Parent.
Section 3.27   Reorganization Qualification.
(a)   Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger from qualifying for the Intended Tax Treatment.
(b)   The Company is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
Section 3.28   Top Customers and Suppliers.   Section 3.28 of the Company Disclosure Letter sets forth a true and complete list of (i) the top ten suppliers (each a “Company Top Supplier), and (ii) the top ten customers (each a “Company Top Customer), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or dealer, for each of calendar year 2025 and the first calendar quarter of 2026, in each case of the Company and its Subsidiaries, taken as a whole.
Section 3.29   EU Prospectus Regulation.   There are not more than 149 beneficial owners of Company Common Stock in any member state of the European Economic Area (comprising the 27 member states of the European Union, plus Iceland, Liechtenstein, and Norway).
Section 3.30   No Other Representations or Warranties.   THE COMPANY HAS CONDUCTED, TO ITS SATISFACTION, ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) OR ASSETS OF PARENT AND ITS SUBSIDIARIES. IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER, THE COMPANY HAS RELIED SOLELY ON THE RESULTS OF ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND THE COVENANTS, REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB CONTAINED IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER) OF THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER), THE COMPANY ACKNOWLEDGES AND AGREES THAT NEITHER PARENT, MERGER SUB NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF PARENT, MERGER SUB OR ANY OF ITS SUBSIDIARIES, AND NEITHER PARENT, MERGER SUB NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE COMPANY OR THE COMPANY’S USE OF, ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, OR OTHER MATERIAL MADE AVAILABLE TO THE COMPANY, WHETHER IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE. THE COMPANY ACKNOWLEDGES AND AGREES THAT NONE OF PARENT, MERGER SUB OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER), AND THE COMPANY ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED, AND DISCLAIMS RELIANCE ON, ANY SUCH REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in (a) any Parent SEC Document filed with or furnished to the SEC and available on EDGAR on or after January 1, 2026 and at least 24 hours prior to the date hereof ((i) without giving effect to any disclosure set forth in any Parent SEC Document or any amendment to any Parent SEC Document in each case filed on or after such time and (ii) other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are primarily predictive, cautionary or forward-looking in nature) or (b) the disclosure letter delivered by Parent to the Company immediately prior to or simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1   Organization, Standing and Power.   Each of Parent and its Subsidiaries (including Merger Sub) (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing a requirement, except in the case of clause (iii), and in the case of clause (i) and (ii) as they relate to Subsidiaries, where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the oilfield services industry, or the economy or the financial or securities markets, in the United States or Canada, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) geopolitical conditions or changes that are the result of the outbreak, conduct or escalation of war (whether declared or undeclared) or acts of terrorism or sabotage (including cyber-attacks), (3) changes (after the date of this Agreement) in GAAP or interpretations thereof, (4) changes or proposed changes (after the date of this Agreement) in Laws of general applicability to companies in the areas and industries in which Parent or any of its Subsidiaries operate (including changes in the interpretations thereof by any applicable Governmental Entity), (5) any action or failure to take action, in each case, as expressly required by this Agreement or at the written request of the Company, (6) any failure, in and of itself, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Parent Material Adverse Effect if they are not otherwise excluded by this definition), (7) any epidemic, pandemic, disease outbreak or other public health crisis, public health event, or the worsening of any of the foregoing, or any hurricane, tornado, flood, fire, volcano, earthquake, freeze, or other natural disaster, (8) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement and the transactions contemplated hereby, or the identity of the Company or any of its Subsidiaries, including the impact of the foregoing on the relationships, contractual or otherwise, of Parent and any of its Subsidiaries with customers, suppliers, service providers, Governmental Entities or any other Persons, (9) the consummation of the transactions contemplated by Rewind, (10) any change in the market price or trading volume of Parent Ordinary Shares, (provided, that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, circumstance, occurrence, effect or state of facts underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect) or (11) seasonal fluctuations in revenue or earnings; provided that, with respect to clauses (1), (2), (3), (4) and (7), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Parent and its Subsidiaries operate.

Section 4.2   Capital Stock.
(a)   As of the date of this Agreement, the authorized share capital of Parent consists of 1,356,000,000 Parent Ordinary Shares. As of 5:00 p.m. Central Time on May 28, 2026 (the “Parent Measurement Time”), (i) 71,891,401 Parent Ordinary Shares (excluding treasury shares) were issued and outstanding and (ii) no Parent Ordinary Shares were held by Parent in its treasury. As of the Effective Time, Parent shall have sufficient authorized but unissued Parent Ordinary Shares to allot and issue the Merger Consideration. All outstanding Parent Ordinary Shares are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Irish Companies Act or the Texas Business Organizations Code, as applicable, the organizational documents of Parent or any Contract to which Parent is a party or is otherwise bound. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Parent have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens, other than Permitted Liens. The Merger Consideration to be issued hereunder will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued and fully paid, nonassessable and will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Irish Companies Act, the organizational documents of Parent or any Contract to which Parent is a party or is otherwise bound. As of the Parent Measurement Time, Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Parent on any matter. Except for (x) equity-based awards of Parent, (y) as set forth above in this Section 4.2(a) or (z) in the Parent SEC Documents, as of the Parent Measurement Time, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, or (C) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent. Except as set forth in the Parent SEC Documents, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent.
(b)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are directly or indirectly owned by Parent.
Section 4.3   Authority.   Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which approval shall take place immediately following the execution of this Agreement), perform its obligations under this Agreement and to consummate the Transactions including the allotment and issuance of the Merger Consideration, and the allotment and issuance of the Merger Consideration is not subject to any pre-emptive rights. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of consummation of the Merger, to the adoption of this Agreement by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). No approval of the holders of any class or series of Parent’s capital stock or other securities is required prior to, in connection with or a result of, the consummation of the Merger, the issuance of the Merger Consideration by Parent or the other transactions contemplated by this Agreement.
Section 4.4   No Conflict; Consents and Approvals.
(a)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Transactions and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries (including Merger Sub) under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the memorandum and articles of association of Parent or the organizational documents of any of its Subsidiaries (including Merger Sub), (ii) any material Contract to which Parent or any of its Subsidiaries (including Merger Sub) is a party by which such Person or any of their respective properties or assets may be bound or (iii) subject to the governmental filings referred to in Section 4.4(b)(i), (ii) and (iii), any Law or any rule or regulation of Nasdaq Global Select applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which Parent or any of its Subsidiaries (including Merger Sub) or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.
(b)   Except as set forth in Section 4.4(b) of the Parent Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries (including Merger Sub) in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, including the filing of annual franchise tax reports with the Delaware Secretary of State, (iii) any filings or approvals required under the rules and regulations of Nasdaq Global Select and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.5   SEC Reports; Financial Statements.
(a)   Parent has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2025 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since March 31, 2026, Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
(c)   Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures under the Exchange Act.
(d)   Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.
(e)   As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.
(f)   Parent is in compliance in all material respects with the (i) provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq Global Select, in each case, that are applicable to Parent.
(g)   No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.
Section 4.6   Listing Exchange.   The Parent Ordinary Shares are listed on the Nasdaq Global Select and Parent has not received any notice of delisting from Nasdaq Global Select. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of Nasdaq Global Select, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to the knowledge of Parent, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Ordinary Shares under the Exchange Act.
Section 4.7   Certain Information.   None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Information Statement will, on the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the first sentence of Section 3.8, the Form S-4 and the Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Form S-4 or the Information Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.
Section 4.8   Absence of Certain Changes of Events.   Since March 31, 2026 through the date of this Agreement, there has not been or occurred any Parent Material Adverse Effect.
Section 4.9   Litigation.   Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no, and for the past three (3) years there has not been any, Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such (whether regarding contractual, labor, employment, benefits or other matters). Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule, ruling, award, writ or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. There is no Action pending or, to the knowledge of Parent or Merger Sub, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
Section 4.10   Compliance with Laws.   Except as has not and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries, as applicable, are and, since January 1, 2024 have been, in compliance with all applicable Laws.
Section 4.11   State Takeover Statutes.   No Takeover Laws or any similar anti-takeover provision in the organizational documents of Parent is, or at the Effective Time will be, applicable to this Agreement or the Transactions.
Section 4.12   Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Subject to Section 2.6(d), all of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent and directly by US Parent.
Section 4.13   Reorganization Qualification.
(a)   None of Parent, Merger Sub or any of their respective Affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger from qualifying for the Intended Tax Treatment.
(b)   Subject to Section 2.6(d), Merger Sub is a direct, wholly owned Subsidiary of US Parent and is classified as an association taxable as a corporation for U.S. federal income tax purposes (and applicable state and local Tax purposes) and no election has been filed or made to change such classification.
(c)   If Rewind has not occurred prior to the Closing, as of immediately prior to the Effective Time, Merger Sub is a Subsidiary of Parent that is wholly owned by Parent indirectly through one or more entities classified as disregarded entities for U.S. federal income tax purposes and no election has been filed or made to change such classification for such entities.
(d)   Neither Parent nor Merger Sub is an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(e)   If Parent is a foreign corporation for U.S. federal income tax purposes, Parent and its Subsidiaries will satisfy the “active trade or business test” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)) applicable with respect to the Merger.
Section 4.14   No Other Representations or Warranties.   EACH OF PARENT AND MERGER SUB HAS CONDUCTED, TO ITS SATISFACTION, ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE BUSINESS, RESULTS OF OPERATIONS, PROSPECTS,

CONDITION (FINANCIAL OR OTHERWISE) OR ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER, EACH OF PARENT AND MERGER SUB HAS RELIED SOLELY ON THE RESULTS OF ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND THE COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER) OF THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER), EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, AND NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT OR MERGER SUB, OR PARENT OR MERGER SUB’S USE OF, ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR MERGER SUB, WHETHER IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT NONE OF THE COMPANY OR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER), AND EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED, AND DISCLAIMS RELIANCE ON, ANY SUCH REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER).
ARTICLE V
COVENANTS
Section 5.1   Conduct of Business.
(a)   Conduct of Business by the Company.   From the date of this Agreement to the earlier of the Effective Time or the date this Agreement is terminated in accordance with Article VII, except as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise specifically required by this Agreement or required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent in all material respects with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time or the date this Agreement is terminated in accordance with Article VII, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as specifically required or permitted by this Agreement or required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):
(i)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent or dividends payable by Repeat Precision, LLC in an aggregate amount not to exceed $7,400,000, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than repurchases of Company Common Stock in connection with the vesting or settlement of any Company Equity Award outstanding as of the date hereof in accordance with its terms or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii)   other than as set forth on Section 5.1(a)(ii) of the Company Disclosure Letter, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except any Permitted Lien) any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof but excluding the settlement of any Company RSU, Company PSU or Company Option outstanding as of the date hereof or granted in accordance with the terms of this Agreement, in each case, in accordance with its terms;
(iii)   amend or otherwise change, or authorize or propose to amend or otherwise change, the Company Charter or the Company Bylaws (or similar organizational documents);
(iv)   directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets with a value exceeding $500,000 individually or $3,000,000 in the aggregate, other than inventory acquired in the ordinary course of business;
(v)   other than as forth on Section 5.1(a)(v) of the Company Disclosure Letter, directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (except any Permitted Lien) or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except as it relates to (A) inventory in the ordinary course of business and obsolete equipment in the ordinary course of business with an aggregate value not in excess of $250,000, (B) transactions solely among the Company and one or more of its wholly owned Subsidiaries or (C) solely among the Company’s wholly owned Subsidiaries;
(vi)   (A) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, other than (1) draws under the Credit Agreement or the Repeat Precision Note in the ordinary course of business in excess of $5,000,000 or (2) repayment of indebtedness and reborrowings of such repaid amounts under the Credit Agreement or the Repeat Precision Note in accordance with the terms thereof and in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company, any direct or indirect wholly owned Subsidiary of the Company or with respect to advancement or indemnification of expenses or losses incurred by current or former directors or officers of the Company or its Subsidiaries as required by the organizational documents of the Company or any Subsidiary in effect on the date hereof);
(vii)   (A) except as set forth in Section 5.1(a)(vii) of the Company Disclosure Letter, pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any Indebtedness owed to the Company or any of its Subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate, or (C) waive, release, grant or transfer any right of value in excess of $250,000 individually or $1,000,000 in the aggregate;
(viii)   (A) modify, amend, terminate, cancel or extend any Material Contract or (B) enter into any Contract that if in effect on the date hereof would be a Material Contract, in each case, (1) outside of the ordinary course of business consistent with past practice or (2) that involves payments by or to the Company or any of its Subsidiaries in excess of $500,000 individually or $2,000,000 in the aggregate;

(ix)   commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;
(x)   change its financial accounting methods, principles, periods or practices in any material respect, except insofar as may have been required by a change in GAAP;
(xi)   settle or compromise any material liability for Taxes; file any material amended Tax Return or material claim for Tax refund; make, other than in the ordinary course of business, or revoke or modify any material Tax election; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes; or change any material method of accounting for Tax purposes;
(xii)   except as otherwise required by GAAP, change its fiscal year;
(xiii)   except as expressly required by the terms of any Company Plan: (A) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor, (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control, retention or termination pay, plan, program or agreement, or modifications thereto or increases therein, (C) grant or amend any Company Equity Award or any other equity award of the Company, (D) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (E) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan;
(xiv)   implement or announce any employee layoffs, plant closing or other personnel actions that would reasonably be expected to trigger the notice requirements of the WARN Act;
(xv)   enter into, terminate, extend or otherwise modify any Collective Bargaining Agreement, or recognize or certify any Union or group of employees as the bargaining representative for any employees or other individual service providers of the Company or any of its Subsidiaries;
(xvi)   enter into any waiver or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or other individual service provider;
(xvii)   hire, engage or terminate (without cause) any employee with or other individual service provider with annual base compensation in excess of $150,000, in each case, other than hiring new employees and individual service providers to replace employees and individual service providers whose employment or engagement terminates, in each case on terms that are substantially similar to those that applied to the applicable employees or individual service providers that were replaced;
(xviii)   enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;
(xix)   enter into any new line of business outside of its existing business;
(xx)   enter into any new lease in any material respect or amend the terms of any existing lease of real property (other than any renewal in the ordinary course of business consistent with the existing terms of such lease other than reasonable increases in pricing terms);
(xxi)   except in the ordinary course of business, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any Company Intellectual Property;
(xxii)   abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any material Permits of the Company and its Subsidiaries in a manner adverse to the business of the Company and its Subsidiaries;
(xxiii)   fail to maintain in effect without replacing material insurance policies customary and adequate for companies of similar size and in the industries and locations in which the Company and its Subsidiaries operate covering the Company and its Subsidiaries and their respective properties, assets and businesses;
(xxiv)   engage in any sale-leaseback or similar transaction with respect to the Owned Real Property;
(xxv)   engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404;
(xxvi)   adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than such transactions among wholly owned Subsidiaries of the Company; or
(xxvii)   authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
Notwithstanding anything to the contrary in this Agreement, including this Section 5.1, nothing in this Agreement shall be construed to give Parent, directly or indirectly, the right to control or direct the operations, business, or affairs of the Company or any of its Subsidiaries prior to the Closing.
(b)   Conduct of Business by Parent.   During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as specifically required by this Agreement or applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):
(i)   declare, set aside or pay any extraordinary dividends or distributions in respect of, any of its capital stock; provided that Parent may make (A) regular quarterly cash dividends in amounts and with record and payment dates consistent in all respects with Parent’s past dividend policy and practices and (B) increases to such regular quarterly cash dividend amounts in the ordinary course of business;
(ii)   other than pursuant to Rewind, amend or otherwise change, or authorize or propose to amend or otherwise change, its memorandum and articles of association in a manner that would reasonably be expected to materially adversely affect the consummation of the Transactions or adversely affect in any material respect the rights of holders of the Parent Ordinary Shares;
(iii)   other than pursuant to Rewind, reclassify, combine, adjust, split or subdivide any capital stock of Parent, other than where equitable adjustments are made to the number of Parent Ordinary Shares constituting the Merger Consideration pursuant to Section 2.1(e);
(iv)   adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than such transactions among wholly owned Subsidiaries of Parent; or
(v)   authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
(c)   During the period from the date of this Agreement to the Effective Time, except as specifically required by this Agreement or applicable Law, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) take any of the actions set forth on Section 5.1(c) of the Parent Disclosure Letter.
Section 5.2   No Solicitation.
(a)   Except as expressly permitted by Section 5.2(c), from the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate the making or completion of, any Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to any Acquisition Proposal or (ii) enter into or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, any Acquisition Proposal; provided, that Parent and Merger Sub acknowledge and agree that any determination or action by the Company or the Company Board in accordance with Section 5.2(c) shall not be deemed to be a breach or violation of this Section 5.2(a).
(b)   Subject to Section 5.2(c) hereof, (i) the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person and (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal during the six month period prior to the date of this Agreement, to the extent such return or destruction has not previously been requested, and (ii) if at any time the Company provides any non-public information to a third party in compliance with Section 5.2(c) and the Company Board subsequently determines that the Acquisition Proposal made by such third party is not, or would not reasonably be expected to lead to, a Superior Proposal, then the Company shall promptly terminate any data room access of such third party or any of its Representatives and request in writing that each third party promptly return to the Company or destroy all non-public information previously furnished or made available to such third party or any of its Representatives by or on behalf of the Company or its Representatives.
(c)   Notwithstanding any of the foregoing, if prior to the Company’s receipt of the duly executed Written Consent, the Company receives a bona fide unsolicited Acquisition Proposal from a Person that did not result from a breach of Section 5.2(a) or Section 5.2(b), and the Company Board determines, in good faith and after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (i), (ii) or (iii) would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company, its Subsidiaries and their respective Representatives may (i) enter into an Acceptable Confidentiality Agreement, (ii) engage in discussions or negotiations regarding such Acquisition Proposal (subject to the entry into an Acceptable Confidentiality Agreement) and (iii) furnish information to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any of its Subsidiaries (subject to the entry into an Acceptable Confidentiality Agreement), in each case, with the Person making or renewing such Acquisition Proposal and its Representatives; provided, that any such information or access has previously been made available to Parent (or shall be made available to Parent) prior to, or substantially concurrent with (and in any event within 48 hours of), the time such information is made available to such Person.
(d)   From and after the date hereof and prior to the Company’s receipt of the duly executed Written Consent, the Company shall notify Parent promptly (and in any event within 48 hours) after receipt by the Company of any Acquisition Proposal (which notice shall include the identity of the Person making such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to the financing), and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof) and keep Parent reasonably informed, on a prompt basis, of the status and material terms and conditions of any Acquisition Proposal and any developments which are not immaterial related thereto and the status of any discussions or negotiations, including promptly (but in no event later than 48 hours after receipt) providing Parent summaries of all material oral communications between the Company and unredacted copies of all material correspondence and written materials (including any amendments or modifications thereto) sent or provided to or by the Company or any of its Subsidiaries or any of their respective Representatives in connection therewith. The Company agrees that the Company and its Subsidiaries will not enter into any Acceptable Confidentiality Agreement with any Person subsequent to the date hereof that prohibits the Company from providing information to Parent as required by this Section 5.2.
(e)   For purposes of this Agreement:
(i)   “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 20% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement;
(ii)   “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that is on terms the Company Board determines, in good faith and after consultation with its outside legal counsel and financial advisors, and after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement, (A) is reasonably capable of being consummated in accordance with its terms and (B) if consummated would result in a transaction more favorable to the Company’s stockholders (solely in their capacities as such), than the Merger and the transactions from a financial perspective. For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” shall be deemed to be references to “80%”; and
(iii)   “Acceptable Confidentiality Agreement” means an agreement with the Company that contains provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive information of, or with respect to, the Company or its Affiliates, to keep such information confidential; provided that, (A) in each case, the substantive provisions contained therein are no less favorable in any material respect in the aggregate, to the Company, than the terms of the Confidentiality Agreement, and (B) that an “Acceptable Confidentiality Agreement” shall not include any provision (1) granting any exclusive right to negotiate with such counterparty (2) prohibiting the Company or any of its Affiliates from satisfying its or their obligations hereunder or (3) requiring the Company or any of its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses.
Section 5.3   Company Board Recommendation.
(a)   Except to the extent permitted by Section 5.2(c), the Company Board and each committee of the Company Board shall not, and shall not authorize or publicly propose to: (i) (A) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to Parent) the Company Board Recommendation; (B) authorize, approve, adopt or recommend any Acquisition Proposal; or (C) make any recommendation in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or a temporary “stop, look and listen” communication by the Company Board of the type specified by Rule 14d-9(f) under the Exchange Act (any of the foregoing actions, an “Adverse Recommendation Change”), or (ii) cause or permit the

Company or any of its Subsidiaries to enter into any letter of intent, acquisition agreement or other agreement in principle related to an Acquisition Proposal.
(b)   Notwithstanding anything to the contrary in Section 5.3(a), until the earlier to occur of the termination of this Agreement pursuant to Article VII or the Company’s receipt of the duly executed Written Consent, if in response to an Acquisition Proposal that the Company considers in accordance with Section 5.2(c), the Company Board determines that such Acquisition Proposal is a Superior Proposal, then, subject to the remainder of this Section 5.3(b), the Company Board may make an Adverse Recommendation Change. Prior to the Company Board effecting an Adverse Recommendation Change in accordance with the immediately prior sentence: (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change; (ii) the Company shall provide Parent a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and a copy of any written materials received from or on behalf of the Person or Persons making such Acquisition Proposal; (iii) if requested to do so by Parent, for a period of four Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with Parent and their Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect an Adverse Recommendation Change; and (iv) no earlier than the end of such four Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a second notice to Parent as provided above, but with respect to such second notice, references herein to a “four Business Day period” shall be deemed references to a “two Business Day period”).
Section 5.4   Preparation of Form S-4, Information Statement.
(a)   As promptly as reasonably practicable after the date of this Agreement acting reasonably and in good faith, Parent shall, in consultation with the Company, prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the information statement constituting a part thereof relating to the Written Consent (the “Information Statement”) will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Ordinary Shares to be issued in the Merger. The Company and Parent shall each use their respective reasonable best efforts to provide all information related to themselves and their respective Subsidiaries and stockholders as may be required or reasonably requested by the other Party or as requested by the staff of the SEC to be included in the Form S-4 and the Information Statement, to cause the Form S-4 and the Information Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable Party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to the SEC in connection with the Form S-4 and the Information Statement. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Form S-4 and the Information Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Transactions and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Form S-4 and the Information Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
(b)   Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. The Company shall cause the Information Statement to be mailed to its stockholders (including to its stockholders entitled to receive notice in accordance with Section 228(e) of the DGCL of the actions taken by the Written Consent) as promptly as practicable after the Form S-4 is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Form S-4 or the Information Statement, or any response to comments from or other communication to the SEC with respect to the Form S-4 or the Information Statement, will be made by Parent or the Company, as applicable, without providing the other Party a reasonable opportunity to review and comment thereon, giving reasonable and good-faith consideration to any comments made by the other Party and its counsel, and without the other Party’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). Each of Parent and the Company will advise the other Party promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Information Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. If, at any time prior to the Effective Time, any information relating to the Transactions, the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Form S-4 or the Information Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of the Company; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party or otherwise affect the remedies available hereunder to any Party.
Section 5.5   Access to Information; Confidentiality.
(a)   For purposes of integration planning and consummation of the Transactions, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records.
(b)   Section 5.5(a) shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law, jeopardize any attorney-client or other legal privilege or breach any existing Contract (provided, that the Company has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 5.5). All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Weatherford U.S., L.P. and the Company dated as of April 7, 2026 (as it may be amended from time to time in accordance with its terms, the “Confidentiality Agreement”). No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Company.
Section 5.6   Written Consent & Support Agreement.   Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit the form of Written Consent attached hereto as Exhibit A and the Consenting Stockholders. The Company will use reasonable best efforts to obtain the Written Consent and executed counterparts to the Support Agreement from the Consenting Stockholders by no later than 11:59 p.m. Central Time on the day following the date hereof (such time, the “Consent Time”). If the Written Consent is duly executed by the Consenting Stockholders and is delivered to the Company in accordance with Section 228 of the DGCL, the Written Consent shall thereupon be immediately effective in accordance with its terms, and, as promptly as practicable thereafter (and, in any event by the Consent Time), the Company shall deliver to Parent a copy of the Written Consent (including by electronic image scan transmission).

Section 5.7   Merger Sub Sole Stockholder Consent.   Immediately after the execution of this Agreement, Parent shall cause the sole stockholder of Merger Sub to execute and deliver, in accordance with the DGCL, a written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, and Parent shall deliver to the Company a copy of such consent (including by electronic image scan transmission).
Section 5.8   Regulatory Approval; Efforts.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, Parent agrees to take, or cause to be taken, and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including taking, or causing to be taken, all actions that are necessary, proper or advisable to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and obtain an approval or waiver from, or avoid any Action by, any Governmental Entity, and (iii) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (which shall not be unreasonably withheld). Notwithstanding anything to the contrary in this Agreement, (x) neither Parent, the Company nor any of their respective Subsidiaries shall be required, in connection with obtaining any regulatory approval or clearance contemplated by this Agreement (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”)), or any other applicable antitrust, competition, or foreign direct investment screening regulation, to, and (y) neither the Company nor any of its Subsidiaries (without the prior written consent of Parent) shall, in each case (a) propose, negotiate, offer to commit, effect, or agree to the sale, divestiture, license, or other disposition of any assets, properties, businesses, product lines, or operations of Parent or its Affiliates or Subsidiaries, (b) agree to any restriction, limitation, or condition on the ability of Parent, the Company, or any of their respective Subsidiaries to own, operate, or conduct any of their respective assets, properties, businesses, product lines, or operations, or (c) commence, participate in, or defend any litigation, proceeding, or other action (whether judicial or administrative) challenging, seeking to restrain, or prohibiting the consummation of the transactions contemplated by this Agreement. Each of the Parties shall furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions. Subject to good faith consultation with the Company and its counsel and compliance with this Section 5.8, in the event of any disagreement between Parent and the Company regarding the strategy, timing, or substance of any filing, submission, or communication contemplated by this Section 5.8 (including the strategy for obtaining any regulatory approval or clearance or for responding to any inquiry, investigation, or proceeding initiated by any Governmental Entity), Parent shall have the right, in its sole discretion, to determine and direct the overall strategy with respect to such regulatory matters, and the Company shall cooperate with and follow such direction; provided that Parent shall not unreasonably disregard the views of the Company and its counsel, shall keep the Company reasonably informed of the status of such regulatory matters and shall provide the Company with a reasonable opportunity to review and comment on any material filings or submissions prior to their submission to any Governmental Entity.
(b)   Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any applicable Law. Without limiting the foregoing, the Company and Parent shall, (i) as soon as practicable, and in any event within 10 Business Days, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) as soon as practicable, and in any event within 20 Business Days, submit, or as may be required under the applicable Antitrust Laws or FDI Laws, pre-submit, pre-file, pre-notify, the requisite forms for the notifications in the jurisdictions specified in Section 6.1(c) of the Company Disclosure Letter, (iii) use reasonable best efforts to promptly achieve substantial compliance with any “second request” or similar request for additional information or documentary material under Antitrust Laws or FDI Laws applicable to the jurisdictions specified in Section 6.1(c) of the Company Disclosure Letter, (v) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, to cause the expiration or termination of the applicable voluntary waiting periods under the HSR Act as well as regulatory approval and clearance for the pre-closing notifications contemplated by Section 6.1(c) of the Company Disclosure Letter as soon as practicable, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), (vi) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with true and complete copies of notices or other communications sent or received by Company or Parent, as the case may be, or any of their Subsidiaries, to or from any third party and/or any Governmental Entity with respect thereto, and permit the other to review in advance and comment on any proposed communication by such party to any supervisory or Governmental Entity, (vii) give the other reasonable notice of, and, to the extent permitted by such Governmental Entity, allow the other to attend and participate at any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry or proceeding relating thereto, and (viii) use reasonable best efforts to avoid or minimize any delay in determining the applicability of any filing under the HSR Act, submitting any applicable filing under the HSR Act and shall not take any action that would reasonably be expected to delay any applicable filing under the HSR Act.
(c)   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.
(d)   Notwithstanding anything to the contrary but subject to Section 5.1(b), this Section 5.8 shall not prohibit, restrict or prevent Parent or any of its Subsidiaries from directly or indirectly acquiring or agreeing to acquire (including by merger, consolidation, or acquisition of stock or assets) any equity interests in or assets of any Person or make any material loan, advance or capital contribution to, or investment in, any Person.
Section 5.9   Takeover Laws.   The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement or the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement or the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement and the Transactions.
Section 5.10   Notification of Certain Matters.   The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Transactions or (d) any change, condition or event that results or would reasonably be expected to result in any failure of such Party to satisfy any condition set forth in Article VI); provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties.

Section 5.11   Indemnification, Exculpation and Insurance.
(a)   Parent and Merger Sub agree that all rights to indemnification, advancement and exculpation existing in favor of the current or former directors and officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter or Company Bylaws or the corresponding governing documents of such Subsidiaries, as in effect on the date of this Agreement for acts or omissions occurring at or prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for a period of six years after the Effective Time with respect to any actual or threatened Legal Proceeding to which such Indemnified Party is a party is otherwise involved (including as a witness), whether asserted or claimed prior to, at or after the Effective Time, except as otherwise required by applicable Law.
(b)   At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other terms no less favorable than those of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof, such premium set forth in Section 5.11(b) of the Company Disclosure Letter, for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”); provided, however, that if the cost of such “tail” policy exceeds the Base Amount, the Company shall obtain “tail” insurance policies with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Base Amount. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.
(c)   In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.11.
(d)   The provisions of this Section 5.11 shall survive consummation of the Transactions and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation. The obligations of Parent and the Surviving Corporation under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any indemnified party unless the affected indemnified party shall have consented in writing to such termination or modification.
(e)   The rights of the Indemnified Parties under this Section 5.11 shall be in addition to any rights such Indemnified Parties may have under the Company Charter, Company Bylaws, or the organizational documents of any Subsidiary of the Company or under any applicable contracts or laws in effect on the date of this Agreement and, in the case of such contracts, made available to Parent prior to the execution hereof, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries in effect on the date of this Agreement and made available to Parent prior to the execution hereof.
Section 5.12   Stockholder Litigation.   The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Transactions. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.13   Stock Exchange; Deregistration.
(a)   Parent shall use its reasonable best efforts to cause the Parent Ordinary Shares to be issued in the Merger or in connection with the Merger (including in respect of Assumed RSUs, Assumed Options and Assumed PSUs) as provided for in Article II to be approved for listing on Nasdaq Global Select prior to the Effective Time.
(b)   Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the delisting by the Surviving Corporation of the Shares from the Nasdaq Capital Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.
Section 5.14   Public Announcements.   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that, notwithstanding the foregoing, a Party may, without providing the other Parties the opportunity for such consultation and review, issue a press release or make a public statement that is consistent with prior press releases or public statements made in compliance with this Section 5.14. For the avoidance of doubt, nothing in this Section 5.14 shall (i) prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions, (ii) be deemed to restrict the ability of any Party to communicate to its employees or Representatives in a manner that would not reasonably be expected to require public disclosure by the disclosing Party, (iii) prevent Parent or the Company from making any public statement in connection with any dispute among the Parties regarding this Agreement, the Merger or the Transactions or (iv) prevent the Specified Stockholders or their respective Affiliates from (A) communicating with the current or prospective limited partners of the investment funds managed by such parties or their respective Affiliates (provided that such existing and prospective limited partners and Affiliates are subject to customary confidentiality obligations), respectively, regarding this Agreement or the transactions contemplated by this Agreement or (B) disclosing the consummation of the Transactions, without disclosing the economic terms, on its website and otherwise in the ordinary course of their business; provided that any such disclosure contemplated by this clause (iv) shall be consistent with the content of any press release or public announcement that has been made pursuant to, and is permitted by, this Section 5.14. The press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company, and shall not be issued prior to the approval of each of, the Company and Parent.
Section 5.15   Section 16 Matters.   Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.16   Employee Matters.
(a)   During the 12 month period following the Effective Time, Parent shall, or shall cause its Affiliates to, provide each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time (each, a “Continuing Employee”) with (i) annual base salary or wages (as applicable) that are no less favorable than the annual base salary or wages (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) annual cash bonus or other short-term incentive opportunities (other than any retention or transaction bonuses or incentives) that are no less favorable than the annual cash bonus or other short-term incentive opportunities (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (iii) long-term incentive compensation opportunities that are no less favorable than the long-term incentive compensation opportunities provided to similarly situated employees of Parent and its Affiliates, (iv) severance benefits that are no less favorable than the severance benefits provided to similarly situated employees of Parent and its Affiliates, and (v) employee benefits that are no less favorable in the aggregate than the employee benefits provided to such Continuing Employees immediately prior to the Effective Time.
(b)   With respect to annual cash bonuses for the year in which the Effective Time occurs, the Parent shall pay, or cause to be paid to, each Continuing Employee who is participating in any Company Plan providing annual cash bonuses for such year, a cash bonus for such year determined as the sum of (i) a pro-rata portion of the bonus opportunity under such Company Plan for the portion of the year completed as of the Effective Time, determined based on the achievement of the applicable performance criteria under such Company Plan, as such performance criteria may be reasonably adjusted by Parent in good faith and following prior consultation with the Company to address the impact of the Transactions; and (ii) a pro-rata portion of such bonus opportunity under such Company Plan for the portion of such calendar year following the Effective Time, determined based on the achievement of the applicable performance criteria under Parent’s annual bonus program. Both pro-rata portions of such cash bonus shall be paid on the date on which annual bonuses for the year in which the Effective Time occurs are paid to similarly situated employees of Parent and its Affiliates (but in no event later than March 15 of the year following such year) to each Continuing Employee (A) who remains employed thorough such payment date or (B) whose employment terminates prior to such payment date because Parent or its Affiliate terminates such Continuing Employee without Cause (as defined in the Company’s Amended and Restated 2017 Equity Incentive Plan). Additionally, to the extent the Effective Time occurs following the end of a year but prior to annual cash bonuses for such year being paid, Parent shall pay, or cause to be paid, to each Continuing Employee who is participating in any Company Plan providing annual cash bonuses for such year, no later than 15 calendar days following the Closing Date, a cash bonus for such year equal to the achievement of the applicable performance criteria under such Company Plan for such year.
(c)   From and after the Closing Date, Parent shall, or shall cause its Affiliates to, provide each Continuing Employee with full credit for any and all service with the Company or its Subsidiaries, as applicable (and any predecessor thereof), earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation and paid time off accrual under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or its Affiliates on or after the Closing Date to the extent recognized under the comparable Company Plan prior to the Closing Date (for the avoidance of doubt, excluding for benefit accrual purposes under any defined benefit pension plan); provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits.
(d)   In the plan year in which the Effective Time occurs, Parent shall, or shall cause the Company or another Affiliate to, with respect to any welfare benefit plans of Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Effective Time, (i) cause any preexisting conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any corresponding group health plan of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the same extent satisfied or waived under the corresponding Company Plan as of the Effective Time, and (ii) give each Continuing Employee full credit for the plan year in which the Effective Time occurs towards applicable copayments, deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time under the corresponding Company Plan to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to recognition of such copayments, deductibles and annual out-of-pocket limits under the corresponding Company Plan.
(e)   Unless Parent provides the Company with written notice otherwise at least 15 Business Days prior to the Closing Date, the Company shall, at least one Business Day prior to the Closing Date, (i) cease contributions to, and adopt written resolutions (or take other necessary and appropriate actions) to terminate any Company Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with such 401(k) Plan’s terms and the requirements of applicable Law, (ii) make all employee and employer contributions to the 401(k) Plans for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of 401(k) Plan participants had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) 100% vest all participants under the 401(k) Plans, with such termination, contributions and vesting effective no later than the Business Day preceding the Closing Date. In the event of the termination of any 401(k) Plan pursuant to this Section 5.16(e), each Continuing Employee shall be eligible to participate in a defined contribution plan that is qualified under Section 401(a) of the Code (subject to the eligibility requirements set forth in Section 5.16(a) and Section 5.16(d) above), that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Parent or its Affiliates (as applicable) and Parent or its applicable Affiliate shall cause such cash or deferred arrangement to immediately accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of the Company with respect to such individuals’ account balances (including loans) under such terminated 401(k) Plan, if elected by any such individuals.
(f)   Nothing in this Section 5.16, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former employee or other service provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Company Plan or other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Affiliates (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Affiliates (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any employee or other service provider for any period following the Effective Time.
Section 5.17   Equity Consideration Matters.
(a)   Promptly following the Closing Date (and in any event no later than two Business Days thereafter), Parent shall either (a) file with the SEC a prospectus supplement to the Registration Statement on Form S-3 (SEC file number 333-288045), filed June 13, 2025, pursuant to Rule 424(b)(7) under the Securities Act, or (b) file with the SEC a Registration Statement pursuant to Rule 415 under the Securities Act that is an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) providing for the resale of the Registrable Securities. Parent shall use its reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act until the date on which all Registrable Securities covered by such Registration Statement have been sold. The Registration Statement (or any prospectus or prospectus supplement forming a part of such Registration Statement), as initially filed, shall include the Registrable Securities of the Specified Stockholders and any permitted transferee thereof and name the Specified Stockholders or any permitted transferees as selling securityholders (subject to receipt of information reasonably requested by Parent necessary to complete such prospectus supplement).
(b)   Parent shall notify the Specified Stockholders promptly upon discovery that, or upon the discovery of the happening of any event as a result of which, the Registration Statement or any supplement to any prospectus forming a part of the Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, use best efforts to supplement or amend such prospectus so that such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading in the light of the circumstances under which they were made. After the Registration Statement becomes effective, Parent shall notify the Specified Stockholders of any request by the SEC that Parent amend or supplement such Registration Statement or prospectus, and Parent shall use reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement.

(c)   Prior to the Closing Date and until the date on which all Registrable Securities covered by such Registration Statement have been sold, the Specified Stockholders shall cooperate with Parent and use reasonable best efforts to promptly furnish to Parent all information concerning it as is required by the SEC to be included in the Registration Statement. Prior to the filing of any such Registration Statement or any prospectus or prospectus supplement forming a part thereof, Parent shall provide the Specified Stockholders with a reasonable opportunity to review and approve the disclosures therein relating to the Specified Stockholders and the Registrable Securities, including the plan of distribution included therein, and Parent shall not file such Registration Statement, prospectus or prospectus supplement unless such disclosures have been approved in writing by the Specified Stockholders (such approval not to be unreasonably withheld, conditioned or delayed). Parent shall use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act so long as Parent remains subject to such requirements and the filing of such reports and other documents as may be required pursuant to the applicable provisions of Rule 144.
(d)   All expenses incurred in connection with any registration of Registrable Securities pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, printing fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of Parent’s outside counsel and independent accountants of Parent shall be paid by Parent.
(e)   From and after the Closing Date and until the date on which all Registrable Securities covered by such Registration Statement have been sold, Parent shall use its commercially reasonable efforts to (a) maintain the listing of the Parent Ordinary Shares on Nasdaq Global Select, (b) comply in all material respects with all listing and maintenance requirements of Nasdaq Global Select, (c) timely file all reports required to be filed with the SEC pursuant to the Exchange Act, (d) remain in compliance with the current public information requirements of Rule 144(c)(1) under the Securities Act and (e) comply with the special eligibility agreement for securities between, among others, Parent and the Depository Trust Company, if applicable. Parent shall promptly notify the Specified Stockholders in writing of (x) any notice of deficiency or non-compliance received from Nasdaq, (y) any action or proceeding threatened or commenced by Nasdaq Global Select or the SEC relating to the listing or registration of the Parent Ordinary Shares, and (z) any other event that would reasonably be expected to result in the delisting of the Parent Ordinary Shares from Nasdaq Global Select.
(f)   All of the Parent Ordinary Shares to be issued under this Agreement shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, issued in compliance with all applicable securities registration Laws, and not be subject to any preemptive rights, rights of first refusal or similar rights, other than pursuant to this Agreement, and shall be free of any Liens, except for such transfer restrictions of general applicability as provided under the Securities Act or other applicable securities Laws.
(g)   The parties acknowledge and agree that the Parent Ordinary Shares to be issued pursuant to this Agreement will not initially be registered under the Securities Act or the securities laws of any other jurisdiction, and the offer and sale of such Parent Ordinary Shares is being made in reliance on one or more exemptions for private offerings under Section 4(a)(2) of the Securities Act and other applicable securities Laws. The parties further acknowledge and agree that such Parent Ordinary Shares constitutes “restricted securities” as such term is defined in Rule 144 under the Securities Act. For purposes of Rule 144(d), the parties intend for the holding period of all of such Parent Ordinary Shares, to the extent permitted by applicable Law (including applicable interpretations by the SEC), to commence on the Closing Date.
(h)   Upon the written request of a Specified Stockholder, Parent shall promptly facilitate the removal of any restrictive legends with respect to any Parent Ordinary Shares in connection with a sale under the Registration Statement or when such Parent Ordinary Shares are eligible for resale under Rule 144 under the Securities Act, subject to receipt from such holder by Parent and its transfer agent of customary representations and/or other documentation reasonably requested by Parent and its transfer agent in connection therewith.

(i)   To the extent that Rule 144 under the Securities Act is available to the Specified Stockholders for the resale of the Parent Ordinary Shares, Parent shall use its commercially reasonable efforts to facilitate such resales, including instructing the Parent’s transfer agent to facilitate such sales in accordance with such Rule 144.
(j)   Parent hereby acknowledges that there shall be no transfer restrictions (other than transfer restrictions arising under applicable securities Laws) with respect to the Parent Ordinary Shares issued to each Specified Stockholder.
(k)   Parent hereby agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each Specified Stockholder, and their respective Affiliates, directors, officers, employees, partners, equityholders, managers and each other Person, if any, who controls such Specified Stockholder within the meaning of the Securities Act (each, a “Specified Stockholder Indemnified Party” and collectively, the “Specified Stockholder Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings and reasonable and documented expenses to which such Specified Stockholder Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Specified Stockholder Indemnified Party is a party thereto) arise out of or are based upon (collectively, “Specified Stockholder Claims”): (x) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or, in the light of the circumstances under which such statements were made, in any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report, or any issuer free writing prospectus; or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus or issuer free writing prospectus, in the light of the circumstances under which such statements were made; and Parent shall reimburse such Specified Stockholder Indemnified Party for any reasonable out of pocket legal fees or other reasonable and documented expenses incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that Parent shall not be liable to any Specified Stockholder Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or, in the light of the circumstances under which such statements were made, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto, or any issuer free writing prospectus, in reliance upon and in conformity with written information with respect to such Specified Stockholder Indemnified Party furnished to Parent by such Specified Stockholder Indemnified Party expressly for use in the preparation thereof.
(l)   Each Specified Stockholder shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.17(k)) to the extent permitted by Law, Parent, its officers and directors, each Person controlling Parent within the meaning of the Securities Act, each underwriter (within the meaning of the Securities Act) of the Parent Ordinary Shares covered by the Registration Statement, any Person who controls such underwriter, and any other holder selling the Parent Ordinary Shares in the Registration Statement and each of its directors, officers, partners or agents or any Person who controls such holder with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, the Registration Statement, any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent or its representatives by or on behalf of such Specified Stockholder, specifically for use therein and reimburse such indemnified party for any legal or other expenses reasonably incurred in connection with investigating or defending any such Specified Stockholder Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Specified Stockholder shall be required to pay pursuant to this Section 5.17(l) shall in no case be greater than the amount of the net proceeds actually received by such Specified Stockholder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim. Parent and each Specified Stockholder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Specified Stockholder to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to Parent for use in the Registration Statement, preliminary or final prospectus or amendment or supplement thereto or any free writing prospectus are statements specifically relating to (a) the Beneficial Ownership of Registrable Securities by such Specified Stockholder and its Affiliates and (b) the name and address of such Specified Stockholder. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such holder.
Section 5.18   Treatment of Company Indebtedness.   The Company shall use reasonable best efforts, and shall cause its applicable Subsidiaries to use reasonable best efforts, to deliver to Parent at least three (3) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds and cash collateralization, backstopping or replacement of letters of credit, in each case, as arranged by Parent) with respect to the Company Indebtedness in customary form (the “Payoff Letter”), which Payoff Letter shall (A) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the Company Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (B) state that upon receipt of the Payoff Amount under the Payoff Letter, the Company Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and (C) provide that all guarantees of any of the Company’s Subsidiaries of the Company Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Company Indebtedness shall be released and terminated upon payment of the Payoff Amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit (which cash collateralization, backstopping, replacement shall be arranged by Parent) on the Closing Date. At the Closing, Parent shall repay the outstanding amount of the Company Indebtedness by wire transfer of immediately available funds arranged by Parent as provided for in the Payoff Letter.
Section 5.19   Assignment by Parent.   As of the closing of Rewind, Parent shall assign and novate in full this Agreement (including all of Parent’s rights, duties and obligations hereunder) to Weatherford International Corp or equivalent United States entity and/or its successor or assigns (“US Parent”) and cause US Parent to assume this Agreement (including all of Parent’s rights, duties and obligations hereunder) in the form attached hereto as Exhibit D and, from and after such assignment, novation and assumption, Weatherford International plc, as Parent prior to the date thereof, shall be fully and unconditionally released from this Agreement (including any duties or obligations, and shall have no further rights, hereunder) and thereafter US Parent shall be fully obligated hereunder as if the original Parent party hereto and the Company and any other Person shall only look to US Parent as Parent under this Agreement (including as to any rights, duties or obligations including performance) (collectively, the “Novation”). Parent shall cause the Novation to be effective as of the closing of Rewind. If the Parent Redomestication Shareholder Approval is received, Parent shall take (and shall cause US Parent to take) all board or corporate action necessary for the Novation to be effective as of the day of the closing of Rewind. Upon the effectiveness of the Novation, all references in this Agreement to Parent shall be deemed to be references to US Parent, and each term defined herein incorporating or making reference to Parent, including the “Parent Disclosure Letter,” “Parent Material Adverse Effect,” “Parent SEC Documents,” “Parent Ordinary Shares,” “Assumed RSUs,” “Assumed Options,” and “Assumed PSUs,” shall be deemed to be references to the successor or equivalent of such defined term in or of, as applicable, the US Parent, in each case, other than where context requires such reference to apply to Parent only and not US Parent, including the term “Parent Redomestication Shareholder Approval” and any reference to Parent being party to any Contract.
Section 5.20   Tax Remittance.   In a timely manner and in all cases prior to the Closing, the Company shall remit the entire amount of any and all the required tax deposits necessary to fully proceed with its Notice of Objection related to the Canada Tax Authorities Corporation Income Tax Assessment dated April 13, 2026 and Alberta Notice of Reassessment for Corporate Income Tax dated March 2, 2026.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger.   The obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Written Consent.   The Written Consent shall have been obtained and delivered to the Company and shall not have been amended, modified, withdrawn, terminated or revoked.
(b)   No Injunctions or Legal Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other judgment, order, decree or other legal restraint or prohibition issued by any court of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Transactions.
(c)   Regulatory Approvals.   Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and the approvals or waiting period expirations, as the case may be, specified on Section 6.1(c) of the Company Disclosure Letter have occurred.
(d)   Nasdaq Global Select Listing.   The Parent Ordinary Shares to be issued in the Merger or in connection with the Merger (including in respect of Assumed RSUs, Assumed Options and Assumed PSUs) shall have been approved for listing on Nasdaq Global Select, subject to official notice of issuance.
(e)   Form S-4.   The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 and no Action seeking a stop order shall have been initiated or threatened by the SEC.
(f)   Information Statement.   The Information Statement shall have been mailed to all holders of the Company Common Stock following effectiveness of the Form S-4 and at least 20 Business Days prior to the Closing Date.
Section 6.2   Conditions to the Obligations of Parent and Merger Sub.   The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of the Company set forth in Section 3.9(c), Section 3.20, Section 3.21 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) in all respects, (ii) each representation and warranty of the Company set forth in Section 3.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) except for de minimis inaccuracies, (iii) each of the representations and warranties of the Company set forth in Section 3.1, Section 3.4, Section 3.5(a)(i), and Section 3.25 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) in all material respects; and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iv) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)   Officers’ Certificate.   Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a) Section 6.2(b), and Section 6.2(d).
(d)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.3   Conditions to the Obligations of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.8 and Section 4.11 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case as of such earlier date) in all respects, (ii) each of the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2(a), Section 4.3, and Section 4.4(a)(i) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) in all material respects; (iii) each of the remaining representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of this clause (iii) for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).
(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.
(c)   Officers’ Certificate.   The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d).
(d)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(e)   Tax Opinion.   The Company shall have received, on the Closing Date, but before the Effective Time, an opinion, in form and substance reasonably satisfactory to the Company (the “Closing Tax Opinion”), from Tax Counsel concluding that, on the basis of facts, representations and assumptions set forth or referred to in such Closing Tax Opinion, for U.S. federal income tax purposes, the Merger will qualify for the Intended Tax Treatment; provided, however, that, notwithstanding the foregoing, no opinion will be expressed regarding the U.S. federal income tax treatment of any stockholder of the Company that is a “five-percent transferee shareholder” (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Parent following the Merger.
(f)   Tax Remittance.   The Company shall have timely remitted the entire amount of any and all the required tax deposits necessary to fully proceed with its Notice of Objection related to the Canada Tax Authorities Corporation Income Tax Assessment dated April 13, 2026 and Alberta Notice of Reassessment for Corporate Income Tax dated March 2, 2026.

Section 6.4   Frustration of Closing Conditions.   None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Written Consent has been obtained (with any termination by Parent also being an effective termination by Merger Sub):
(a)   by mutual written consent of Parent and the Company;
(b)   by either Parent or the Company:
(i)   if the Merger shall not have been consummated on or before May 31, 2027 at 5:00 p.m. (Central Time) or such later date as Parent and the Company shall agree in writing (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date; or
(ii)   if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.8;
(c)   by Parent:
(i)   if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the Company on or before the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;
(ii)   if the Company Board shall have effected an Adverse Recommendation Change; provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(c)(ii) shall expire upon the delivery of the Written Consent;
(iii)   if the Written Consent, duly executed by the Consenting Stockholders, shall not have been delivered to Parent and the Company by the Consent Time; provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(c)(iii) shall expire upon the delivery and effectiveness of the Written Consent; or
(iv)   if the Support Agreement, duly executed by the Consenting Stockholders, shall not have been delivered to Parent and the Company by the Consent Time; provided, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(c)(iv) shall expire upon the delivery of executed counterparts of the Support Agreement by the Consenting Stockholders and the Company.

(d)   by the Company:
(i)   if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by Parent or Merger Sub on or before the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its covenants or agreements set forth in this Agreement;
(ii)   if the Company Board shall have authorized the Company to enter into a definitive agreement providing for a Superior Proposal; provided, (A) the Company has complied with its obligations under Section 5.2 and Section 5.3 in all material respects and (B) substantially concurrently with such termination, the Company enters into such definitive agreement and prior to or substantially concurrently with such termination, the Company pays (or causes to be paid) to the account or entity designated in writing by Parent, the Company Termination Fee as specified in Section 7.3(a); provided, further, that the Company’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall expire upon the delivery of the Written Consent; or
(iii)   if the Novation contemplated by Section 5.19 (Assignment by Parent) is not effective by 11:59 p.m. Central Time on the day following the date on which the closing of Rewind occurs; provided, that the Company’s right to terminate this Agreement pursuant to this Section 7.1(d)(iii) shall expire upon the delivery and effectiveness of the Novation.
The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other Party, specifying the provision hereof pursuant to which such termination is made.
Section 7.2   Effect of Termination.   In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 7.1, written notice thereof shall be given to the other Party or Parties, and this Agreement shall forthwith become null and void and of no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:
(a)   the Confidentiality Agreement (as amended hereby) and the provisions of Section 5.14 (Public Announcements), this Section 7.2, Section 7.3 (Termination Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.11 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof;
(b)   except as otherwise provided in Section 7.3, no such termination shall relieve any Party from any liability or damages arising out of fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case, except as otherwise provided in Section 7.3, the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.
(c)   For purposes of this Agreement, “willful and material breach” shall mean an action or omission (including failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, result in a material breach of this Agreement.
Section 7.3   Termination Fees and Expenses.
(a)   In the event that:
(i)   (A) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (Company’s Breach) or either the Company or Parent pursuant to Section 7.1(b)(i) (Outside Date), (B) at any time on or after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal has been made to the Company, the Company Board or the Company’s management or otherwise becomes publicly known or any Person has publicly announced a bona fide intention (whether or not conditional) to make an Acquisition Proposal, and (C) within 12 months of the date of such termination of this Agreement, the Company or any of its Subsidiaries consummates a transaction involving an Acquisition Proposal or enters into a definitive agreement providing for the consummation of an Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal as the one referenced in clause (B)); provided, however, that for purposes of this Section 7.1(c)(i), all references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;
(ii)   this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) (Superior Proposal); or
(iii)   this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) (Adverse Recommendation Change), Section 7.1(c)(iii) (Written Consent) or Section 7.1(c)(iv) (Support Agreement), then the Company shall (A) in the case of clause (i) above, concurrently with the earlier of (x) the consummation of such transaction involving an Acquisition Proposal and (y) the entry into a definitive agreement providing for the consummation of an Acquisition Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (C) in the case of clause (iii) above, promptly, but in no event later than two (2) Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, to the account or entity designated in writing by Parent, an amount equal to $5,500,000 (the “Company Termination Fee”); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not such Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Company warrants that it does not have an establishment for VAT purposes in any EU Member State and that it is in business for VAT purposes and will make any payment of the Company Termination Fee in the course of such business for VAT purposes.
(b)   In the event that:
(i)   this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii) (Failure to Timely Effect Novation); or
(ii)   this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) (Parent’s Breach) due to Parent’s breach of Section 5.1(c), then
Parent shall promptly pay, or cause to be paid, by wire transfer of immediately available funds, to the account or entity designated in writing by the Company, an amount equal to $9,700,000 (the “Parent Termination Fee”); provided, however, that in the event the Parent Termination Fee becomes payable pursuant to this Section 7.3(b), the Company shall, within seven (7) Business Days following such termination, irrevocably elect in writing to accept or decline the Parent Termination Fee, and failure to elect to decline the Parent Termination Fee within such period shall be deemed an election to accept the Parent Termination Fee and constitute an irrevocable waiver of any and all claims against the Parent Related Parties, including with respect to the willful and material breach of Parent’s obligations under this Agreement prior to such termination of the Agreement or fraud by Parent in the making of the representations and warranties set forth herein; provided, further, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not such Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.10, (i) Parent’s right to receive the Company Termination Fee pursuant to Section 7.3(a), in circumstances where the Company Termination Fee is owed pursuant to Section 7.3(a), except in the case of fraud or willful and material breach, shall constitute the sole and exclusive remedy of Parent and Merger Sub and their respective Subsidiaries against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 7.3(d) and Section 7.3(e)) and (ii) the Company’s right to receive the Parent Termination Fee pursuant to Section 7.3(b), in circumstances where the Parent Termination Fee is owed pursuant to Section 7.3(b) and is paid in full (following the Company’s election to accept the Parent Termination Fee), shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub and their respective Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (including in the case of fraud or willful and material breach), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to Section 7.3(d) and Section 7.3(e)). While Parent may pursue both (i) a grant of specific performance in accordance with Section 8.10 and (ii) payment of the Company Termination Fee pursuant to Section 7.3(a) or the recovery of monetary damages, under no circumstances shall Parent be permitted or entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Company Termination Fee or any recovery of any monetary damages. While the Company may pursue both (i) a grant of specific performance in accordance with Section 8.10 and (ii) payment of the Parent Termination Fee pursuant to Section 7.3(b) or the recovery of monetary damages, under no circumstances shall the Company be permitted or entitled to receive both (x) a grant of specific performance that results in the Closing occurring and (y) the Parent Termination Fee or any recovery of any monetary damages.
(d)   Each of the Parties acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement.
(e)   Except as expressly set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, that the expenses incurred in connection with the filing, printing and mailing of the Information Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company. Parent shall pay all filing fees of the premerger notification and report forms relating to the Merger under the HSR Act and the notifications specified in Section 6.1(c) of the Company Disclosure Letter.
Section 7.4   Amendment or Supplement.   This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Written Consent has been obtained; provided, however, that after the Written Consent has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties.
Section 7.5   Extension of Time; Waiver.   At any time prior to the Effective Time, the Parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable

Law, (a) extend the time for the performance of any of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Written Consent has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1   Nonsurvival of Representations and Warranties.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Section 8.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email (provided that the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
(i)   if to Parent, Merger Sub or the Surviving Corporation, to:
Weatherford International plc
2000 St. James Place
Houston, Texas 77056
Attention: Separately Supplied
E-mail: Separately Supplied
with a copy (which shall not constitute notice) to:
King & Spalding LLP
1100 Louisiana St.
Suite 4100
Houston, Texas 77002
Attention: Jonathan Newton; Robert Leclerc
E-mail: jnewton@kslaw.com; rleclerc@kslaw.com
(ii)   if to Company, to:
NCS Multistage Holdings, Inc.
19350 State Highway 249, Suite 600
Houston, Texas 77070
Attention: Ori Lev
E-mail: olev@ncsmultistage.com

with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
910 Louisiana St
Houston, Texas 77002
Attention: James Marshall; Jamie L. Yarbrough
Email: james.marshall@bakerbotts.com;
jamie.yarbrough@bakerbotts.com
Section 8.3   Certain Definitions.   For purposes of this Agreement:
(a)   “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
(b)   “Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(c)   “Beneficial Ownership” means, with respect to a specified Person, the ownership of securities as determined in accordance with Rule 13d-3 of the Exchange Act, as such rule is in effect from time to time.
(d)   “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.
(e)   “Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a Union.
(f)   “Company DSU” means each Company RSU granted to a non-employee director of the Company under the Company Stock Plans, whether vested or unvested.
(g)   “Company Equity Awards” means all outstanding Company ESUs, Company PSUs, Company RSUs (including Company DSUs), and Company Options.
(h)   “Company ESPP” means the Company’s Employee Stock Purchase Plan for U.S. Employees and the Company’s Employee Stock Purchase Plan for Non-U.S. Employees.
(i)   “Company ESU” means each outstanding equivalent stock unit award representing the right to receive a cash payment based on the fair market value of shares of Company Common Stock granted under the Company Stock Plans, whether vested or unvested.
(j)   “Company Indebtedness” means outstanding indebtedness of the Company and its Subsidiaries pursuant to the Credit Agreement.
(k)   “Company Option” means each outstanding award of options to purchase shares of Company Common Stock granted under the Company Stock Plans, whether vested or unvested.
(l)   “Company PSU” means each outstanding performance stock unit award representing the right to receive shares of Company Common Stock based on the achievement of specified performance goals granted under the Company Stock Plans, whether vested or unvested.
(m)   “Company RSU” means each outstanding restricted stock unit award representing the right to receive shares of Company Common Stock granted under the Company Stock Plans, whether vested or unvested, that vests solely based on continued service.
(n)   “Company Stock Plans” means the Company’s Amended and Restated 2017 Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan.
(o)   “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement,

understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto).
(p)   “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(q)   “Consenting Stockholders” means Advent-NCS Acquisition L.P. and Advent International Corporation.
(r)   “Credit Agreement” means that certain Credit Agreement, dated as of May 3, 2022, by and among the Company, Pioneer Intermediate, Inc., Pioneer Investment, Inc., Pioneer NCS Multistage Energy HoldCo, LLC, NCS Multistage, LLC, STS Logistics and Analytics LLC, as borrowers, NCS Multistage Inc., the other loan parties thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated and amended and restated from time to time).
(s)   “ERISA Affiliate” means any entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or its Subsidiaries, or that is a member of the same “controlled group” as the Company or its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.
(t)   “FDI Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to screen, prohibit, restrict or regulate investments on public order or national security grounds.
(u)   “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.
(v)   “Irish Companies Act” means the Companies Act 2014 of Ireland, as amended.
(w)   “knowledge” of any Party means (i) in the case of the Company, the actual knowledge of the individuals set forth on Section 8.3(w)(i) of the Company Disclosure Letter and, solely with respect to Section 3.24, assuming reasonable inquiry of direct reports and (ii) in the case of Parent, the actual knowledge of the individuals set forth on Section 8.3(w)(ii) of the Parent Disclosure Letter.
(x)   “Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
(y)   “Legal Proceeding” shall mean any action, suit, litigation, arbitration, charge, claim, complaint, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any Person, any court or other Governmental Entity, or any Union.
(z)   “nonassessable” mean the holders of the shares or equity interests, as applicable, are not subject, solely by virtue of their shareholdings, to calls for additional payments of capital on such shares.

(aa)   “Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
(bb)   “Parent Ordinary Shares” means the ordinary shares, par value $0.001 per share of Parent.
(cc)   “Parent Redomestication Shareholder Approval” means Rewind having been approved at a meeting of the holders of Parent Ordinary Shares by a majority in number of holders of Parent Ordinary Shares (who, being entitled to do so, attend and vote, in person or by proxy, at such meeting), representing at least 75% in value of the Parent Ordinary Shares held by all holders of Parent Ordinary Shares registered shareholders so present and voting (in person or by proxy).
(dd)   “Permitted Liens” means (i) Liens for Taxes (A) not yet delinquent or (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiaries consistent with past practice, (iii) Liens arising in the ordinary course of business by operation of law with respect to any liability that is not yet due and payable or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) in the case of the Owned Real Property, any such matters properly filed of public record against the applicable real property that do not, individually or in the aggregate, materially impair the Company’s or any of its Subsidiaries’, as applicable, continued ownership, use and operation, as currently conducted, of the property to which they relate, (v) zoning, planning and other similar limitations and restrictions imposed by Governmental Entities to regulate any real property that are not violated by the use and operation of such real property, (vi) the rights of licensors and licensees under software licenses executed in the ordinary course of business, (vii) Liens contained in the organizational documents of the Company or any of its Subsidiaries, (viii) Liens affecting a landlord’s interest in property leased to the Company or any of its Subsidiaries so long as such liens do not breach and would not reasonably be expected to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected), (ix) rights-of-way, surface leases, crossing rights or similar matters of record granted in the ordinary course of business that do not impair the Company’s or any of its Subsidiaries, as applicable, activities currently conducted thereon, (x) Liens disclosed on Section 8.3(dd)(x) of the Company Disclosure Letter and (xi) Liens arising under the Credit Agreement.
(ee)   “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.
(ff)   “Personal Information” means any information defined as “personal data,” “personally identifiable information,” “personal information,” any substantial equivalent of these terms, or other data regulated under any Privacy Laws, including any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked with any identified or identifiable individual or household.
(gg)   “Privacy Laws” means (i) any Laws and guidelines from Governmental Entities relating to privacy, data security, data protection, breach notification, sending solicited or unsolicited electronic mail and text messages, cookies, trackers or collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant the European Union (Withdrawal) Act 2018, Section 5 of the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Utah Consumer Privacy

Act, and the New York SHIELD Act; (ii) reputable industry practice, standards, self-governing rules and policies relating to the same, including the Payment Card Industry Data Security Standard; and (iii) all contractual obligations binding upon the Company and its Subsidiaries and relating to any of the foregoing or otherwise relating to privacy, security (including data security), data protection or breach notification.
(hh)   “Public Official” means any officer or employee of a government or any department, agency, or instrumentality thereof, or of a public international organization, or anyone acting on behalf of such government or department.
(ii)   “Repeat Precision Note” means that certain Promissory Note between Repeat Precision, LLC and Security State Bank & Trust, Fredericksburg Office, dated May 15, 2024.
(jj)   “Registrable Securities” means (a) the Parent Ordinary Shares issued to the Specified Stockholders pursuant to Section 2.1(a) and (b) any capital stock of Parent issued or issuable with respect to such Parent Ordinary Shares, including as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise; provided, further, that as to any Registrable Securities, such securities shall cease to constitute as “Registrable Securities” from and after the date on which the Specified Stockholders, together with their Permitted Transferees, is able to dispose of all of their Registrable Securities pursuant to Rule 144 in a single transaction, either without regard to, or in compliance with, the volume limitation imposed by Rule 144(e)(1).
(kk)   “Registration Statement” means a Registration Statement on Form S-3, or other appropriate form, including any pre-effective or post-effective amendments or prospectus supplements thereto, previously filed or to be filed with the SEC by Parent under the Securities Act with respect to the Registrable Securities.
(ll)   “Rewind” means the redomestication of Parent to the United States pursuant to a scheme of arrangement under Irish law substantially in all material respects consistent with the Proxy Statement filed by Parent with the SEC on April 21, 2026 (as may be amended, supplemented or revised from time to time) that will result in US Parent, becoming the parent of the Weatherford group of companies (and therefore Parent for purposes of this Agreement), in lieu of Weatherford International plc, which will continue as a subsidiary of US Parent at the closing of the transactions contemplated thereby.
(mm)   “Specified Stockholders” means Advent-NCS Acquisition L.P.
(nn)   “Subsidiary” of any Person means (A) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (B) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (C) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (D) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof; provided that each of Repeat Precision, LLC and RJ Machine Mexico, S. de R.L. de C.V. shall be deemed to be a Subsidiary of the Company for purposes of this Agreement.
(oo)   “Tax Return” means any return, declaration, report, election, claim for refund, or other information return or statement filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.
(pp)   “Taxes” means all federal, state, local, non-U.S. and other taxes, assessments or other similar charges in the nature of a tax imposed by any Governmental Entity, including any net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, stamp duty, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto.
(qq)   “Transactions” means the Merger and the other transactions contemplated by this Agreement.
(rr)   “Union” means any union, works council or other labor organization or employee representative or association.
(ss)   “VAT” means value added tax as provided for in the Value Added Tax Consolidation Act 2010 and legislation (whether delegated or otherwise) supplemental thereto or in any primary or subordinate legislation promulgated by the European Union and any tax similar or equivalent to value added tax imposed by any country other than Ireland and any similar or turnover tax replacing or introduced in addition to any of the same.
Section 8.4   Interpretation.   When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The term “or” is not exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to any statute, law or other applicable Law shall be deemed to refer to such statute, law or other applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to documents or other materials “provided” or “made available” to Parent shall mean that such documents or other materials were present at least one Business Day prior to the date of this Agreement in the on-line data room maintained by the Company for purposes of the transactions contemplated herein and accessible by Parent.
Section 8.5   Entire Agreement.   This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Letter and any exhibits and schedules referred to in this Agreement are “facts ascertainable” (as such term is used in Section 251(b) of the DGCL) but, solely for purposes of Sections 147 and 251 of the DGCL, are not a part of, and do not form a part of, this Agreement.

Section 8.6   No Third-Party Beneficiaries.
(a)   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except if the Effective Time occurs, (i) the rights of holders of Company Common Stock to receive the Merger Consideration, (ii) as provided in Section 5.11 (which is intended for the benefit of, and shall be enforceable by, the Persons referred to therein) and (iii) the Specified Stockholders shall be third party beneficiaries of Section 5.17.
(b)   The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 8.7   Governing Law.   This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the Transactions (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.
Section 8.8   Submission to Jurisdiction.   Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 8.9   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties except that (a) Parent and its Subsidiaries may assign its rights, interests and obligations under this Agreement to US Parent pursuant to Section 5.19, (b) Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of Parent’s controlled Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Sub of its obligations hereunder, (c) subject to Section 2.6(d), Section 4.13(b) and Section 4.13(c), the equity of Merger Sub may be transferred to any of Parent’s controlled Affiliates and (d) if Rewind has not occurred prior to the Closing, Parent shall cause the equity of Merger Sub to be transferred so that Merger Sub becomes a Subsidiary of Parent that is wholly owned by Parent indirectly solely through one or more entities classified as disregarded entities for U.S. federal income tax purposes as of immediately prior to the Effective Time. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Any purported assignment not permitted by this Section 8.9 shall be null and void ab initio.
Section 8.10   Specific Performance.   The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware (and all such rights shall be cumulative). Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. The Parties acknowledge and agree that the provisions of Section 7.3, including the availability of the Company Termination Fee or the Parent Termination Fee, will not be construed to diminish or otherwise impair in any respect Parent’s or the Company’s, as applicable, right to such injunction, specific performance and other equitable relief.
Section 8.11   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 8.12   Disclosure Letters.
(a)   The Company Disclosure Letter and the Parent Disclosure Letter are arranged in separate parts corresponding to the numbered and lettered Sections contained herein. The information disclosed in any numbered or lettered Section shall be deemed to relate to and to qualify any other Section to the extent that the relevance of such item is reasonably apparent on its face. Where the terms of a Contract or other disclosure item have been referenced, summarized or described, such reference, summary or description does not purport to be a complete statement of the material terms of such Contract or disclosure item and such disclosures are qualified in their entirety by the specific details of such Contract or disclosure item.
(b)   The inclusion of any information in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be, shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or the Parent Disclosure Letter, that such information is required to be listed in the Company Disclosure Letter or the Parent Disclosure Letter or that such items are material to the Company or Parent, as the case may be. No disclosure in the Company Disclosure Letter or Parent Disclosure Letter relating to any possible or alleged breach or violation of applicable Law or Contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or as an admission against any interest of any Party or any of its Subsidiaries or its or their respective directors or officers. In disclosing information in the Company Disclosure Letter or Parent Disclosure Letter, the disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The headings, if any, of the individual sections of each of the Company Disclosure Letter and the Parent Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter are qualified in their entireties by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Parent, as applicable, except as and to the extent provided in this Agreement. Each of Parent and the Company shall not be entitled to update or modify the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, after the execution and delivery of this Agreement, and any update or modification made or purported to have been made to the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, after the execution and delivery of this Agreement shall be disregarded for all purposes under this Agreement.

Section 8.13   Waiver of Jury Trial.   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 8.14   Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
Section 8.15   .pdf Signature.   The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or through an electronic signature service (including docusign) shall be sufficient to bind the parties to the terms of this Agreement. No Party shall raise the use of email or other electronic transmission (including docusign) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission (including docusign) as a defense to the formation of a contract, and each Party forever waives any such defense.
Section 8.16   No Presumption Against Drafting Party.   Each of Parent, Merger Sub and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
WEATHERFORD INTERNATIONAL PLC
By:
/s/ Depinder Sandhu

Name:
Depinder Sandhu

Title:
Chief Strategy Officer

TRINITY BELL SUB, INC.
By:
/s/ Depinder Sandhu

Name:
Depinder Sandhu

Title:
Chief Strategy Officer

NCS MULTISTAGE HOLDINGS, INC.
By:
/s/ Ryan Hummer

Name:
Ryan Hummer

Title:
Chief Executive Officer

EXHIBIT A
FORM OF WRITTEN CONSENT
WRITTEN CONSENT IN LIEU OF SPECIAL MEETING
OF THE STOCKHOLDERS OF
NCS MULTISTAGE HOLDINGS, INC.
May 31, 2026
The undersigned, the sole beneficial and record owner (the “Majority Stockholder”) of 1,478,426 outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”), DOES HEREBY CONSENT to the approval and adoption of and DOES HEREBY APPROVE AND ADOPT the following resolutions by written consent (this “Written Consent”) without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware and the Amended and Restated Bylaws of the Company:
WHEREAS, the Company is party to that certain Agreement and Plan of Merger, attached hereto as Exhibit A (the “Merger Agreement”), by and among the Company, Weatherford International plc, an Irish public limited company (“Parent”), and Trinity Bell Sub, Inc., a Delaware corporation (“Merger Sub”) dated as of the date hereof. Capitalized terms used herein but not otherwise defined have the meaning assigned to such terms in the Merger Agreement;
WHEREAS, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, the parties thereto intend to effect a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger and a wholly owned subsidiary of Parent (as of and after the effective time of the Merger, the “Surviving Corporation”);
WHEREAS, at the effective time of the Merger (the “Effective Time”), (i) each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) shall be automatically cancelled and converted into the right to elect to receive the following consideration from Parent (the “Merger Consideration”) (a) 0.5537 ordinary shares, par value $0.001 per share of Parent (the “Parent Ordinary Shares”) or (b) (1) subject to the Maximum Cash Election Amount, cash in an amount equivalent to 0.1371 Parent Ordinary Shares as of the Effective Time and (2) 0.2392 Parent Ordinary Shares, and (ii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;
WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (a) determined that the terms of the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger are fair and in the best interests of the Company and its stockholders; (b) approved and declared advisable the Merger Agreement and the Transactions, including the Merger; and (c) directed that the Merger Agreement be submitted to the stockholders of the Company for approval and adoption and recommended that the stockholders of the Company approve and adopt the Merger Agreement and the Transactions, including the Merger;
WHEREAS, as of the date hereof, the Majority Stockholder holds a majority of the outstanding Company Common Stock entitled to vote, and therefore holds the requisite voting power to approve and adopt the Merger Agreement;
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, attached hereto as Exhibit A, and the Transactions, including the Merger, be, and hereby are adopted and approved in all respects; and further
RESOLVED, that the Majority Stockholder hereby irrevocably authorizes any duly authorized officer of its general partner (each, an “Authorized Person”) to do and perform, or cause to be done and performed, all such acts, deeds and things to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, consents, amendments, instruments or certificates, in the name of the Majority Stockholder as such Authorized Person so acting shall in his or her sole discretion deem necessary, convenient or desirable in order to carry out fully the intent and to accomplish the purposes of the foregoing resolutions; and further
RESOLVED, that subject to any limitations set forth in the foregoing resolutions, the Board may, at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, abandon the proposed Merger without further action by the Majority Stockholder; provided that the Board acts in accordance with, and such abandonment is permitted under, the terms of the Merger Agreement.
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IN WITNESS WHEREOF, the undersigned, being the Majority Stockholder, has executed this Written Consent on the date set forth above.
ADVENT-NCS ACQUISITION L.P.
By:
Advent-NCS GP LLC, its general partner

By:

Name:
Title:
[Signature Page to Action by Written Consent of Advent-NCS Acquisition L.P.]

EXHIBIT A
Merger Agreement
[See attached.]

EXHIBIT B
FORM OF SUPPORT AGREEMENT
Private and Confidential
May 31, 2026
Advent-NCS Acquisition L.P. (“you” or the “Stockholder”)
c/o Advent International, L.P.
Prudential Tower
800 Boylston Street, Suite 3300
Boston, Massachusetts 02199
Attn: Advent Legal
Email: legalnotices@adventinternational.com
with a copy to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attn: James R. Griffin; Claudia Lai
Email: james.griffin@weil.com; claudia.lai@weil.com
Ladies and Gentlemen:
As of the date hereof, you, either directly or through one of your wholly owned subsidiaries, are the record and beneficial owner of, and have the right to vote (including to act by written consent) and dispose of a number of shares of common stock and/or other equity interests of NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”).
This letter agreement (this “Agreement”) sets forth your agreement with respect to that certain Agreement and Plan of Merger, a copy of which is attached hereto as Annex A, to be entered into simultaneously with the execution and delivery of this Agreement by and among Weatherford International plc, an Irish public company (“Parent”), Trinity Bell Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, as such draft or agreement may be amended or modified from time to time, whether before or after the execution thereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
By signing below, you acknowledge and agree as follows:
1.
Agreement to Vote in Favor of the Transaction.   The Stockholder, at any meeting of the Company’s equityholders, however called and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company’s equityholders in lieu of a meeting, shall vote or provide written consents with respect to the Subject Shares (as defined below) (a) in favor of (i) approving and adopting the Merger Agreement and (ii) any proposal to adjourn the meeting of the Company’s equityholders, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of ratifying the Merger Agreement and the transactions contemplated thereby, and (b) against any Acquisition Proposal. If the Stockholder is an indirect or beneficial owner, but not the record holder, of any Subject Shares, the Stockholder shall take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote or provide written consents with respect to all of the Stockholder’s Subject Shares in accordance with this Section 1.

For purposes of this Agreement, “Subject Shares” means all shares of Company Common Stock that the Stockholder beneficially owns (as defined in Rule 13d-3 under the Exchange Act) as of the date hereof, together with any shares of Company Common Stock or other equity securities of the Company that the Stockholder acquires beneficial ownership of after the date hereof, whether by purchase, conversion, exchange, exercise of options or warrants, dividend, distribution or otherwise.
2.
Irrevocable Proxy.   The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. In the event, but only in the event, that the Stockholder fails to comply with any of its obligations set forth in Section 1 at the applicable meeting of the Company’s equityholders or in connection with an applicable action sought to be taken by written consent of the Company’s equityholders without a meeting, then in such event the Stockholder hereby irrevocably appoints Parent, and any individual designated in writing by Parent, as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all such meetings of the Company’s equityholders where the Stockholder’s obligations set forth in Section 1 are applicable, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 1 at any and all such meetings of the Company’s equityholders where the Stockholder’s obligations set forth in Section 1 are applicable, or in connection with any such action(s) sought to be taken by written consent of the Company’s equityholders without a meeting where the Stockholder’s obligations set forth in Section 1 are applicable and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1, all written consents with respect to the Subject Shares at any and all meetings of the Company’s equityholders or in connection with such action sought to be taken by written consent without a meeting where the Stockholder’s obligations set forth in Section 1 are applicable; provided, that, Parent shall give the Stockholder written notice reasonably in advance of exercising its rights under this Section 2. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement and for the avoidance of doubt, the Stockholder shall at all times retain the right to vote the Stockholder’s Subject Shares (or to direct how such Subject Shares shall be voted) in the Stockholder’s sole discretion on matters other than the matters in Section 1. The foregoing proxy: (x) shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the bankruptcy, dissolution, wind-up, death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the termination of this Agreement pursuant to Section 8; (y) shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 8; and (z) shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. The Stockholder hereby affirms that the proxy set forth in this Section 1 is given in connection with and granted in consideration of and as an inducement of Parent to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The proxy set forth in this Section 2 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 8.

3.
Documentation and Information.   The Stockholder shall permit and hereby authorizes the Company and Parent to publish and disclose in (a) all documents and schedules filed with the SEC, and (b) any press release or other disclosure document, in either case, that the Company or Parent reasonably determines to be required to be disclosed by applicable Law in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement; provided, however, that any such disclosure by the Company and Parent shall be subject to the prior written consent of Stockholder (such approval to not be unreasonably withheld, conditioned or delayed). The Stockholder acknowledges that the Company and Parent may file this Agreement or a form hereof in its entirety with the SEC or any other Governmental Authority.

4.
Sophistication of Stockholder.   The Stockholder is an “Accredited Investor,” as that term is defined in Regulation D under the Securities Act. The Stockholder (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by the Merger Agreement, including the Merger and the investment in Parent Ordinary Shares by the Stockholder (collectively, the “Transactions”). The Stockholder acknowledges and understands that the Transactions involve substantial risks and the Stockholder is able to bear the economic risks to the Stockholder of the Transactions pursuant to the terms hereof, including the complete loss of the Stockholder’s investment in Parent Ordinary Shares. The Stockholder has received and had the opportunity to review the Merger Agreement as in effect as of the date hereof and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Transactions. The Stockholder has received all information that it believes is necessary or appropriate in connection with the Transactions. The Stockholder is an informed and sophisticated party and has engaged, to the extent the Stockholder deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Stockholder represents and acknowledges that none of Parent and the Company, and their respective affiliates, principals, equityholders, partners, employees and agents, has made any express or implied representations or warranties of any nature, and that the Stockholder has not relied upon and will not be entitled to rely upon any express or implied representations or warranties of any nature made by or on behalf of Parent or the Company, or any of their respective affiliates, principals, equityholders, partners, employees and agents, whether or not any such representations, warranties or statements were made in writing or orally. The Stockholder acknowledges that (a) Parent and the Company are relying on the Stockholder’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the Transactions; and (b) without such representations, warranties and agreements, Parent and the Company would not enter into this Agreement or engage in the Transactions.

5.
Representations and Warranties.   The Stockholder hereby represents and warrants to Parent and the Company, as of the date hereof as follows:

a.
The Stockholder is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of its obligations hereunder have been duly and validly authorized by the Stockholder and no other actions or proceedings are required on the part of the Stockholder to authorize the execution and delivery of this Agreement or the performance by the Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

b.
The execution and delivery of this Agreement and compliance with the provisions hereof do not and will not (i) violate any provision of the Stockholder’s certificate of incorporation, bylaws, certificate of formation, limited liability agreement, or any other similar documents, instruments or certificated executed, adopted or filed in connection with the creation, formation or organization of the Stockholder, (ii) violate any applicable Laws or other restriction to which the Stockholder is subject or (iii) result in a breach or acceleration of or create in any party the right to accelerate, terminate, modify, or require any notice under any Contract by which the Stockholder is bound or to which any of the Subject Shares are subject, except where such breach, acceleration, termination or modification of or failure to give notice would not reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay the performance by the Stockholder of its obligations hereunder. The Stockholder is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in connection with its execution and delivery of this Agreement.
c.
The Stockholder is the sole record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Subject Shares set forth on Annex C, free and clear of all Liens (including any voting trust or other agreement with respect to the voting or transfer of the Subject Shares), other than Liens created by the Company Charter and Company Bylaws, and the Subject Shares are the only Company equity securities owned, directly or indirectly, of record or beneficially, by the Stockholder. Aside from this Agreement, the Company Charter and Company Bylaws, none of the Subject Shares are subject to any voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of such securities. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

d.
Except as set forth on Annex C, the Stockholder has full voting power with respect to the Subject Shares, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case with respect to all of the Subject Shares.

e.
The Stockholder has had the opportunity to review the Merger Agreement as in effect as of the date hereof and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement. The Stockholder represents and acknowledges that, except as expressly set forth herein, none of Parent and the Company, and their respective affiliates, principals, equityholders, partners, employees and agents, has made any express or implied representations or warranties of any nature, and that the Stockholder has not relied upon and will not be entitled to rely upon any express or implied representations or warranties of any nature made by or on behalf of Parent’s or the Company’s, or any of their respective affiliates, principals, equityholders, partners, employees and agents, whether or not any such representations, warranties or statements were made in writing or orally.

f.
With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided that such Stockholder makes no representations or warranties regarding any action, suit, investigation or proceeding involving the Company or relating to the Merger Agreement to which the Stockholder is not a party.

6.
Company Common Stock.   The Stockholder agrees that from the date hereof until the Effective Time or termination of the Merger Agreement, other than pursuant to the Merger Agreement, it shall not, directly or indirectly, (a) create any Lien other than restrictions imposed by applicable Law or pursuant to this Agreement on any shares of Company Common Stock, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of any shares of Company Common Stock or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to shares of Company Common Stock, (d) deposit or permit the deposit of any shares of Company Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Common Stock, (e) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing the Stockholder from performing its obligations hereunder, or (f) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any shares of Company Common Stock or other securities of the Company, unless such additional shares or securities shall automatically become Subject Shares subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, the Stockholder may make Transfers of shares of Company Common Stock:
(i)
if the Stockholder is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the Stockholder, including investment funds or other entities under common control or management with the undersigned or (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the Stockholder (including upon the liquidation and dissolution of the Stockholder pursuant to a plan of liquidation approved by the Stockholder’s equity holders);

(ii)
if the Stockholder is a trust, to any grantors or beneficiaries of the trust; or

(iii)
as a bona fide gift to a charitable organization,

provided that, such shares of Company Common Stock shall continue to be bound by this Agreement and provided further, that prior to the date of such Transfer each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides Parent and the Company with copies of such agreement promptly upon consummation of any such Transfer.
7.
Notices.   All notices to a party under this Agreement must be in writing and must be made by hand delivery or sent by express overnight courier or email (a) if to Parent or the Company, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address, email address or facsimile number set forth on a signature page hereto, or such other address as the Stockholder may specify in writing to Parent and the Company.

8.
Termination; Survival of Representations and Warranties.   This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) in the event of any amendment to, or waiver or modification of, the Merger Agreement as in effect as of the date hereof (i) that extends the Outside Date, (ii) that reduces the amount or changes the form of Merger Consideration payable pursuant to the Merger Agreement as in effect as of the date hereof or (iii) or in a manner that would be adverse to the Stockholder (including any amendment to Section 5.17 of the Merger Agreement as in effect as of the date hereof) or (d) the mutual written agreement of the parties to terminate this Agreement; provided that the closing of Rewind and the consummation of the Novation contemplated by Section 5.19 of the Merger Agreement shall not result in a termination of this Agreement unless either such occurrence results in the termination of the Merger Agreement in accordance with its terms; provided further, however that (i) nothing set forth in this Section 8 shall relieve either party from liability for any breach of this Agreement prior to termination hereof and (ii) the provisions set forth in Sections 7 – 11. shall survive any termination of this Agreement. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing or the termination of this Agreement pursuant to this Section 8.

9.
Amendments.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

10.
Miscellaneous Provisions.   Each of Section 8.4 (Interpretation); Section 8.6 (No Third-Party Beneficiaries); Section 8.7 (Governing Law); Section 8.8 (Submission to Jurisdiction); Section 8.10 (Specific Performance), Section 8.11 (Severability); Section 8.13 (Waiver of Jury Trial); Section 8.14 (Counterparts); Section 8.15 (.pdf Signature) and Section 8.16 (No Presumption Against Drafting Party) of the Merger Agreement is hereby incorporated herein by reference, mutatis mutandis.

11.
Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise)

without the prior written consent of the other parties here; provided that Parent may assign its rights, interests and obligations under this Agreement to its Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Any purported assignment not permitted by this Section 11 shall be null and void ab initio.
[Signature Pages Follow]

If you agree with the foregoing, please sign and return one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between the parties.
[COMPANY]
By:

Name:
Title:
Address:
Email:
[PARENT]
By:

Name:
Title:
Address:
Email:
[Signature Page to Stockholder Letter Agreement]

Acknowledged and agreed, as of the date written above.
[STOCKHOLDER]
By:

Name:
Title:
Address:
Email:
[Signature Page to Stockholder Letter Agreement]

Annex A
Agreement and Plan of Merger
(see attached)

Annex B
Form of Written Consent
(see attached)

Annex C
Subject Shares
The Stockholder beneficially owns 1,478,426 shares of Company Common Stock as of the date hereof.

EXHIBIT C
FORM OF CERTIFICATE OF INCORPORATION
THIRD AMENDED AND RESTATED
STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
NCS MULTISTAGE HOLDINGS, INC.
NCS Multistage Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.
The name of the corporation is NCS Multistage Holdings, Inc. (the “Corporation”).

2.
The Registered Office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the Registered Agent at such address upon whom process against the Corporation may be served is The Corporation Trust Company.

3.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.
The total amount of stock the Corporation is authorized to issue is 1,000 shares with a par value of $0.001 per share.

5.
(a)   To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation. Any alteration, amendment, addition to or repeal of this Section 5(a), or adoption of any provision of this Certificate of Incorporation inconsistent with this Section 5(a), shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.
(b)   The Corporation shall indemnify, advance expenses to and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (“Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or her of any action (or failure to act) on his or her part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Section 5(b). “Enterprise” means the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, of which Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(c)   Neither any amendment nor repeal of this Section 5, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 5, shall eliminate or reduce the effect of this Section 5 in respect of any acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.
Executed this [•] day of [•], [•].
By:

          [•]
Name: [•]

EXHIBIT D
FORM OF ASSIGNMENT AND NOVATION
ASSIGNMENT AND NOVATION OF AGREEMENT AND PLAN OF MERGER
THIS ASSIGNMENT AND NOVATION (this “Agreement”) is made on [•], by and between Weatherford International plc, an Irish public limited company (the “Assignor”), and Weatherford International Corp, a Texas corporation (the “Assignee”).
RECITALS
WHEREAS, the Assignor, Trinity Bell Sub, Inc., a Delaware corporation, and NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of [•], 2026 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;
WHEREAS, pursuant to Section 5.19 of the Merger Agreement, the Assignor is obliged to assign and novate in full the Merger Agreement to the Assignee and to cause the Assignee to assume the Merger Agreement in conjunction with the closing of the redomestication transaction contemplated by Rewind;
WHEREAS, the closing of the redomestication transaction contemplated by Rewind occurred on [•], 2026;
WHEREAS, the parties desire to enter into this Agreement as required by Section 5.19 of the Merger Agreement;
NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.
The Assignor does hereby assign and novate in full to the Assignee, and the Assignee does hereby assume, the Merger Agreement (including all of the Assignor’s rights, duties and obligations thereunder).

2.
The Assignor is hereby fully and unconditionally released from the Merger Agreement (including any duties or obligations thereunder, and now has no further rights thereunder), and the Assignee is hereby fully obligated under the Merger Agreement as if it were the original “Parent” party thereto and any other Person shall only look to Assignee as “Parent” under the Merger Agreement (including as to any rights, duties or obligations including performance).

3.
Each party hereto shall from time to time execute and deliver such further instruments and take such further actions as the other party hereto may reasonably require to carry out the purposes of this Agreement.

4.
Each of Section 8.4 (Interpretation); Section 8.6 (No Third-Party Beneficiaries); Section 8.7 (Governing Law); Section 8.8 (Submission to Jurisdiction); Section 8.10 (Specific Performance), Section 8.11 (Severability); Section 8.13 (Waiver of Jury Trial); Section 8.14 (Counterparts); Section 8.15 (.pdf Signature) and Section 8.16 (No Presumption Against Drafting Party) of the Merger Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of Page Intentionally Left Blank, Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
WEATHERFORD INTERNATIONAL PLC
By:

Name:
Title:
WEATHERFORD INTERNATIONAL CORP
By:

Name:
Title:
Agreed and acknowledged:
NCS MULTISTAGE HOLDINGS, INC.
By:

Name:
Title:
TRINITY BELL SUB, INC.
By:

Name:
Title:
[Signature page to Assignment and Novation of Merger Agreement]

Annex B
Specified Stockholder Support Agreement
Execution Version
Private and Confidential
May 31, 2026
Advent-NCS Acquisition L.P. (“you” or the “Stockholder”)
c/o Advent International, L.P.
Prudential Tower
800 Boylston Street, Suite 3300
Boston, Massachusetts 02199
Attn: Advent Legal
Email: legalnotices@adventinternational.com
with a copy to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attn: James R. Griffin; Claudia Lai
Email: james.griffin@weil.com; claudia.lai@weil.com
Ladies and Gentlemen:
As of the date hereof, you, either directly or through one of your wholly owned subsidiaries, are the record and beneficial owner of, and have the right to vote (including to act by written consent) and dispose of a number of shares of common stock and/or other equity interests of NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”).
This letter agreement (this “Agreement”) sets forth your agreement with respect to that certain Agreement and Plan of Merger, a copy of which is attached hereto as Annex A, to be entered into simultaneously with the execution and delivery of this Agreement by and among Weatherford International plc, an Irish public company (“Parent”), Trinity Bell Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, as such draft or agreement may be amended or modified from time to time, whether before or after the execution thereof (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
By signing below, you acknowledge and agree as follows:
1.
Agreement to Vote in Favor of the Transaction.   The Stockholder, at any meeting of the Company’s equityholders, however called and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company’s equityholders in lieu of a meeting, shall vote or provide written consents with respect to the Subject Shares (as defined below) (a) in favor of (i) approving and adopting the Merger Agreement and (ii) any proposal to adjourn the meeting of the Company’s equityholders, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of ratifying the Merger Agreement and the transactions contemplated thereby, and (b) against any Acquisition Proposal. If the Stockholder is an indirect or beneficial owner, but not the record holder, of any Subject Shares, the Stockholder shall take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote or provide written consents with respect to all of the Stockholder’s Subject Shares in accordance with this Section 1.

For purposes of this Agreement, “Subject Shares” means all shares of Company Common Stock that the Stockholder beneficially owns (as defined in Rule 13d-3 under the Exchange Act) as of the date hereof, together with any shares of Company Common Stock or other equity securities of the Company that the Stockholder acquires beneficial ownership of after the date hereof, whether by purchase, conversion, exchange, exercise of options or warrants, dividend, distribution or otherwise.
2.
Irrevocable Proxy.   The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. In the event, but only in the event, that the Stockholder fails to comply with any of its obligations set forth in Section 1 at the applicable meeting of the Company’s equityholders or in connection with an applicable action sought to be taken by written consent of the Company’s equityholders without a meeting, then in such event the Stockholder hereby irrevocably appoints Parent, and any individual designated in writing by Parent, as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all such meetings of the Company’s equityholders where the Stockholder’s obligations set forth in Section 1 are applicable, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 1 at any and all such meetings of the Company’s equityholders where the Stockholder’s obligations set forth in Section 1 are applicable, or in connection with any such action(s) sought to be taken by written consent of the Company’s equityholders without a meeting where the Stockholder’s obligations set forth in Section 1 are applicable and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1, all written consents with respect to the Subject Shares at any and all meetings of the Company’s equityholders or in connection with such action sought to be taken by written consent without a meeting where the Stockholder’s obligations set forth in Section 1 are applicable; provided, that, Parent shall give the Stockholder written notice reasonably in advance of exercising its rights under this Section 2. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement and for the avoidance of doubt, the Stockholder shall at all times retain the right to vote the Stockholder’s Subject Shares (or to direct how such Subject Shares shall be voted) in the Stockholder’s sole discretion on matters other than the matters in Section 1. The foregoing proxy: (x) shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the bankruptcy, dissolution, wind-up, death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the termination of this Agreement pursuant to Section 8; (y) shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 8; and (z) shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. The Stockholder hereby affirms that the proxy set forth in this Section 1 is given in connection with and granted in consideration of and as an inducement of Parent to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The proxy set forth in this Section 2 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 8.

3.
Documentation and Information.   The Stockholder shall permit and hereby authorizes the Company and Parent to publish and disclose in (a) all documents and schedules filed with the SEC, and (b) any press release or other disclosure document, in either case, that the Company or Parent reasonably determines to be required to be disclosed by applicable Law in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement; provided, however, that any such disclosure by the Company and Parent shall be subject to the prior written consent of Stockholder (such approval to not be unreasonably withheld, conditioned or delayed). The Stockholder acknowledges that the Company and Parent may file this Agreement or a form hereof in its entirety with the SEC or any other Governmental Authority.
4.
Sophistication of Stockholder.   The Stockholder is an “Accredited Investor,” as that term is defined in Regulation D under the Securities Act. The Stockholder (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by the Merger Agreement, including the Merger and the investment in Parent Ordinary Shares by the Stockholder (collectively, the “Transactions”). The Stockholder acknowledges and understands that the Transactions involve substantial risks and the Stockholder is able to bear the economic risks to the Stockholder of the Transactions pursuant to the terms hereof, including the complete loss of the Stockholder’s investment in Parent Ordinary Shares. The Stockholder has received and had the opportunity to review the Merger Agreement as in effect as of the date hereof and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Transactions. The Stockholder has received all information that it believes is necessary or appropriate in connection with the Transactions. The Stockholder is an informed and sophisticated party and has engaged, to the extent the Stockholder deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Stockholder represents and acknowledges that none of Parent and the Company, and their respective affiliates, principals, equityholders, partners, employees and agents, has made any express or implied representations or warranties of any nature, and that the Stockholder has not relied upon and will not be entitled to rely upon any express or implied representations or warranties of any nature made by or on behalf of Parent or the Company, or any of their respective affiliates, principals, equityholders, partners, employees and agents, whether or not any such representations, warranties or statements were made in writing or orally. The Stockholder acknowledges that (a) Parent and the Company are relying on the Stockholder’s representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the Transactions; and (b) without such representations, warranties and agreements, Parent and the Company would not enter into this Agreement or engage in the Transactions.

5.
Representations and Warranties.   The Stockholder hereby represents and warrants to Parent and the Company, as of the date hereof as follows:

a.
The Stockholder is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted. The Stockholder has all requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of its obligations hereunder have been duly and validly authorized by the Stockholder and no other actions or proceedings are required on the part of the Stockholder to authorize the execution and delivery of this Agreement or the performance by the Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

b.
The execution and delivery of this Agreement and compliance with the provisions hereof do not and will not (i) violate any provision of the Stockholder’s certificate of incorporation, bylaws, certificate of formation, limited liability agreement, or any other similar documents, instruments or certificated executed, adopted or filed in connection with the creation, formation or organization of the Stockholder, (ii) violate any applicable Laws or other restriction to which the Stockholder is subject or (iii) result in a breach or acceleration of or create in any party the right to accelerate, terminate, modify, or require any notice under any Contract by which the Stockholder is bound or to which any of the Subject Shares are subject, except where such breach, acceleration, termination or modification of or failure to give notice would not reasonably be expected, individually or in the aggregate, to prevent, enjoin or materially delay the performance by the Stockholder of its obligations hereunder. The Stockholder is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in connection with its execution and delivery of this Agreement.
c.
The Stockholder is the sole record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Subject Shares set forth on Annex C, free and clear of all Liens (including any voting trust or other agreement with respect to the voting or transfer of the Subject Shares), other than Liens created by the Company Charter and Company Bylaws, and the Subject Shares are the only Company equity securities owned, directly or indirectly, of record or beneficially, by the Stockholder. Aside from this Agreement, the Company Charter and Company Bylaws, none of the Subject Shares are subject to any voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of such securities. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

d.
Except as set forth on Annex C, the Stockholder has full voting power with respect to the Subject Shares, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case with respect to all of the Subject Shares.

e.
The Stockholder has had the opportunity to review the Merger Agreement as in effect as of the date hereof and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement. The Stockholder represents and acknowledges that, except as expressly set forth herein, none of Parent and the Company, and their respective affiliates, principals, equityholders, partners, employees and agents, has made any express or implied representations or warranties of any nature, and that the Stockholder has not relied upon and will not be entitled to rely upon any express or implied representations or warranties of any nature made by or on behalf of Parent’s or the Company’s, or any of their respective affiliates, principals, equityholders, partners, employees and agents, whether or not any such representations, warranties or statements were made in writing or orally.

f.
With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided that such Stockholder makes no representations or warranties regarding any action, suit, investigation or proceeding involving the Company or relating to the Merger Agreement to which the Stockholder is not a party.

6.
Company Common Stock.   The Stockholder agrees that from the date hereof until the Effective Time or termination of the Merger Agreement, other than pursuant to the Merger Agreement, it shall not, directly or indirectly, (a) create any Lien other than restrictions imposed by applicable Law or pursuant to this Agreement on any shares of Company Common Stock, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of any shares of Company Common Stock or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to shares of Company Common Stock, (d) deposit or permit the deposit of any shares of Company Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Common Stock, (e) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing the Stockholder from performing its obligations hereunder, or (f) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any shares of Company Common Stock or other securities of the Company, unless such additional shares or securities shall automatically become Subject Shares subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, the Stockholder may make Transfers of shares of Company Common Stock:
(i)
if the Stockholder is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the Stockholder, including investment funds or other entities under common control or management with the undersigned or (B) as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the Stockholder (including upon the liquidation and dissolution of the Stockholder pursuant to a plan of liquidation approved by the Stockholder’s equity holders);

(ii)
if the Stockholder is a trust, to any grantors or beneficiaries of the trust; or

(iii)
as a bona fide gift to a charitable organization,

provided that, such shares of Company Common Stock shall continue to be bound by this Agreement and provided further, that prior to the date of such Transfer each transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides Parent and the Company with copies of such agreement promptly upon consummation of any such Transfer.
7.
Notices.   All notices to a party under this Agreement must be in writing and must be made by hand delivery or sent by express overnight courier or email (a) if to Parent or the Company, in accordance with the provisions of the Merger Agreement and (b) if to the Stockholder, to the Stockholder’s address, email address or facsimile number set forth on a signature page hereto, or such other address as the Stockholder may specify in writing to Parent and the Company.

8.
Termination; Survival of Representations and Warranties.   This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) in the event of any amendment to, or waiver or modification of, the Merger Agreement as in effect as of the date hereof (i) that extends the Outside Date, (ii) that reduces the amount or changes the form of Merger Consideration payable pursuant to the Merger Agreement as in effect as of the date hereof or (iii) or in a manner that would be adverse to the Stockholder (including any amendment to Section 5.17 of the Merger Agreement as in effect as of the date hereof) or (d) the mutual written agreement of the parties to terminate this Agreement; provided that the closing of Rewind and the consummation of the Novation contemplated by Section 5.19 of the Merger Agreement shall not result in a termination of this Agreement unless either such occurrence results in the termination of the Merger Agreement in accordance with its terms; provided further, however that (i) nothing set forth in this Section 8 shall relieve either party from liability for any breach of this Agreement prior to termination hereof and (ii) the provisions set forth in Sections 7 – 11. shall survive any termination of this Agreement. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing or the termination of this Agreement pursuant to this Section 8.

9.
Amendments.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

10.
Miscellaneous Provisions.   Each of Section 8.4 (Interpretation); Section 8.6 (No Third-Party Beneficiaries); Section 8.7 (Governing Law); Section 8.8 (Submission to Jurisdiction); Section 8.10 (Specific Performance), Section 8.11 (Severability); Section 8.13 (Waiver of Jury Trial); Section 8.14 (Counterparts); Section 8.15 (.pdf Signature) and Section 8.16 (No Presumption Against Drafting Party) of the Merger Agreement is hereby incorporated herein by reference, mutatis mutandis.

11.
Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties here; provided that Parent may assign its rights, interests and obligations under this Agreement to its Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Any purported assignment not permitted by this Section 11 shall be null and void ab initio.

[Signature Pages Follow]

If you agree with the foregoing, please sign and return one copy of this Agreement to the undersigned, whereupon this Agreement shall become a binding agreement between the parties.
NCS MULTISTAGE HOLDINGS, INC.
By:
/s/ Ryan Hummer

Name: Ryan Hummer
Title: Chief Executive Officer
Address:19350 State Highway 259,
Suite 600, Houston, TX 77070
Email: rhummer@ncsmultistage.com
WEATHERFORD INTERNATIONAL PLC
By:
/s/ Depinder Sandhu

Name: Depinder Sandhu
Title: Chief Strategy Officer
Address: 2000 St. James Place, Houston, Texas
Email: Depinder.sandhu@weatherford.com
[Signature Page to Stockholder Letter Agreement]

Acknowledged and agreed, as of the date written above.
ADVENT-NCS ACQUISITION L.P.
By: Advent-NCS GP LLC, its general partner
By:
/s/ Neil Crawford

Name: Neil Crawford
Title: President
Address: c/o Advent International, L.P.
Presidential Tower
800 Boylston St., Suite 3300
Boston, MA 02199
Email: NCrawford@AdventInternational.com
[Signature Page to Stockholder Letter Agreement]

Annex A
Agreement and Plan of Merger
(see attached)

Annex B
Form of Written Consent
(see attached)

Annex C
Subject Shares
The Stockholder beneficially owns 1,478,426 shares of Company Common Stock as of the date hereof.

Annex C
Specified Stockholder Election Letter Agreement
Execution Version
ELECTION FORM & LETTER AGREEMENT
This ELECTION FORM & LETTER AGREEMENT (this “Agreement”) is made on June 5, 2026, by and between NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”), and Advent-NCS Acquisition L.P., a Delaware limited partnership (the “Stockholder”).
RECITALS
WHEREAS, the Company, Weatherford International plc, an Irish public limited company (“Weatherford”) and Trinity Bell Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of May 31, 2026 (as it may be amended from time to time, the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;
WHEREAS, the Stockholder is the sole record and beneficial owner of 1,478,426 shares (“Stockholder Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”);
WHEREAS, pursuant to Section 2.1 and Section 2.5 of the Merger Agreement, each holder of Company Common Stock is entitled to elect to receive either (i) the Share Consideration in respect of all of such holder’s shares of Company Common Stock or (ii) the Mixed Consideration in respect of all of such holder’s shares of Company Common Stock (collectively, the “Election”);
WHEREAS, in furtherance of the transactions contemplated by and included in the Merger Agreement and negotiated among the various parties thereto (including the Election) (collectively, the “Transactions”), the Stockholder executed the Written Consent and entered into the Support Agreement with Weatherford contemplated by the Merger Agreement;
WHEREAS, the parties hereto recognize that, as a condition and inducement to Weatherford’s and Merger Sub’s willingness to enter into the Merger Agreement, the Stockholder committed that it would elect to receive the Mixed Consideration in respect of all of the Stockholder Shares, and Weatherford and Merger Sub entered into the Merger Agreement in reasonable reliance on this commitment (the “Stockholder Commitment”); and
WHEREAS, the parties hereto believe entering into this Agreement pursuant to Section 2.5 of the Merger Agreement in order to document formally the Stockholder Commitment will be beneficial to all parties hereto in pursuing the execution of the Transactions, including by facilitating disclosure with respect thereto.
NOW, THEREFORE, for good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1.
Election.   The Stockholder hereby irrevocably elects to receive the Mixed Consideration in respect to all of the Stockholder Shares and this Agreement shall be deemed the Election Form with respect to the Stockholder (and only the Stockholder), notwithstanding anything to the contrary set forth in the Merger Agreement; provided that, such election shall be revoked in the event of a valid termination of the Support Agreement in accordance with its terms.

2.
Election Form.   The parties hereto agree that notwithstanding anything to the contrary in the Merger Agreement (i) this Agreement constitutes a properly made and completed Election Form with respect to the Stockholder (and only the Stockholder), and (ii) this Agreement (as an Election Form) is irrevocable, subject to Section 1 hereof. In furtherance thereof, the Stockholder hereby (x) irrevocably appoints Weatherford as its true and lawful agent and attorney in fact in order to deliver this Election Form to the Exchange Agent during the Election Period; provided that, such appointment shall be revoked in the event of a valid termination of the Support Agreement in accordance with its terms and (y) subject to Section 1 hereof, waives any right to revoke or change this Election Form.
3.
Transfer.   In the event the Stockholder proposes to effect a Transfer (as defined in the Support Agreement) of any shares of Company Common Stock to any Person (a “Transferee”) prior to the Effective Time, the election to receive the Mixed Consideration made pursuant to Section 1 hereof shall be deemed to apply to such transferred shares and shall be binding upon such Transferee as if such Transferee were the original party hereto. The Stockholder shall, as a condition to any such Transfer, cause each Transferee to execute and deliver to the Company a written acknowledgment, in form and substance reasonably satisfactory to the Company and consented to by Weatherford and Merger Sub, agreeing to be bound by the terms of this Agreement with respect to such transferred shares, including the irrevocable election to receive the Mixed Consideration, irrevocable appointment of Weatherford as its true and lawful agent and attorney in fact in order to deliver such Agreement as an Election Form to the Exchange Agent during the Election period, and the transfer restrictions contained in this Section 3. Any purported Transfer of shares of Company Common Stock by the Stockholder that does not comply with this Section 3 shall be null and void ab initio.

4.
Third Party Beneficiaries.   The Company and the Stockholder expressly agree that each of Weatherford and Merger Sub is an express third party beneficiary of this Agreement and is entitled to specifically enforce this Agreement in accordance with this terms, including the obligations of the Stockholder against the Stockholder. Subject to the foregoing sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

5.
Amendments.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto and consented to by Weatherford and Merger Sub.

6.
Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties and consented to by Weatherford and Merger Sub.

7.
Further Assurances.   Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

8.
Miscellaneous.   Each of Section 8.4 (Interpretation); Section 8.7 (Governing Law); Section 8.8 (Submission to Jurisdiction); Section 8.10 (Specific Performance), Section 8.11 (Severability); Section 8.13 (Waiver of Jury Trial); Section 8.14 (Counterparts); Section 8.15 (.pdf Signature) and Section 8.16 (No Presumption Against Drafting Party) of the Merger Agreement is hereby incorporated herein by reference, mutatis mutandis, with references to the parties to the Merger Agreement being deemed references to the parties to this Agreement, and where relevant and appropriate such provisions shall be deemed to reference the Stockholder.

[Remainder of Page Intentionally Left Blank, Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
NCS MULTISTAGE HOLDINGS, INC.
By:
/s/ Ryan Hummer

Name:
Ryan Hummer

Title:
CEO

[Signature page to Election Form & Letter Agreement]

ADVENT-NCS ACQUISITION L.P.
By: Advent-NCS GP LLC, its general partner
By:
/s/ Neil Crawford

Name:
Neil Crawford

Title:
President

[Signature page to Election Form & Letter Agreement]

Received and Acknowledged:
WEATHERFORD INTERNATIONAL PLC
By:
/s/ Depinder Sandhu

Name:
Depinder Sandhu

Title:
EVP — Chief Strategy Officer

TRINITY BELL SUB, INC.
By:
/s/ Depinder Sandhu

Name:
Depinder Sandhu

Title:
EVP — Chief Strategy Officer

[Signature page to Election Form & Letter Agreement]

Annex D
Specified Stockholder Written Consent
Execution Version
WRITTEN CONSENT IN LIEU OF SPECIAL MEETING
OF THE STOCKHOLDERS OF
NCS MULTISTAGE HOLDINGS, INC.
May 31, 2026
The undersigned, the sole beneficial and record owner (the “Majority Stockholder”) of 1,478,426 outstanding shares of common stock, par value $0.01 per share (the “Company Common Stock”), of NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”), DOES HEREBY CONSENT to the approval and adoption of and DOES HEREBY APPROVE AND ADOPT the following resolutions by written consent (this “Written Consent”) without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware and the Amended and Restated Bylaws of the Company:
WHEREAS, the Company is party to that certain Agreement and Plan of Merger, attached hereto as Exhibit A (the “Merger Agreement”), by and among the Company, Weatherford International plc, an Irish public limited company (“Parent”), and Trinity Bell Sub, Inc., a Delaware corporation (“Merger Sub”) dated as of the date hereof. Capitalized terms used herein but not otherwise defined have the meaning assigned to such terms in the Merger Agreement;
WHEREAS, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, the parties thereto intend to effect a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger and a wholly owned subsidiary of Parent (as of and after the effective time of the Merger, the “Surviving Corporation”);
WHEREAS, at the effective time of the Merger (the “Effective Time”), (i) each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares) shall be automatically cancelled and converted into the right to elect to receive the following consideration from Parent (the “Merger Consideration”) (a) 0.5537 ordinary shares, par value $0.001 per share of Parent (the “Parent Ordinary Shares”) or (b) (1) subject to the Maximum Cash Election Amount, cash in an amount equivalent to 0.1371 Parent Ordinary Shares as of the Effective Time and (2) 0.2392 Parent Ordinary Shares, and (ii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;
WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (a) determined that the terms of the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger are fair and in the best interests of the Company and its stockholders; (b) approved and declared advisable the Merger Agreement and the Transactions, including the Merger; and (c) directed that the Merger Agreement be submitted to the stockholders of the Company for approval and adoption and recommended that the stockholders of the Company approve and adopt the Merger Agreement and the Transactions, including the Merger;
WHEREAS, as of the date hereof, the Majority Stockholder holds a majority of the outstanding Company Common Stock entitled to vote, and therefore holds the requisite voting power to approve and adopt the Merger Agreement;
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, attached hereto as Exhibit A, and the Transactions, including the Merger, be, and hereby are adopted and approved in all respects; and further
RESOLVED, that the Majority Stockholder hereby irrevocably authorizes any duly authorized officer of its general partner (each, an “Authorized Person”) to do and perform, or cause to be done and performed, all such acts, deeds and things to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, consents, amendments, instruments or certificates, in the name of the Majority Stockholder as such Authorized Person so acting shall in his or her sole discretion deem necessary, convenient or desirable in order to carry out fully the intent and to accomplish the purposes of the foregoing resolutions; and further
RESOLVED, that subject to any limitations set forth in the foregoing resolutions, the Board may, at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, abandon the proposed Merger without further action by the Majority Stockholder; provided that the Board acts in accordance with, and such abandonment is permitted under, the terms of the Merger Agreement.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the undersigned, being the Majority Stockholder, has executed this Written Consent on the date set forth above.
ADVENT-NCS ACQUISITION L.P.
By: Advent-NCS GP LLC, its general partner
By:	/s/ Neil Crawford
	Name:	Neil Crawford
	Title:	President
[Signature Page to Action by Written Consent of Advent-NCS Acquisition L.P.]

EXHIBIT A
Merger Agreement
[See attached.]

Annex E
Opinion of NCS’s Financial Advisor
May 31, 2026
Board of Directors
NCS Multistage Holdings, Inc.
19350 State Highway 249, Suite 600
Houston, Texas 77070
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the Unaffiliated Holders (as defined below) of common stock, par value $0.01 per share (the “Company Common Stock”), of NCS Multistage Holdings, Inc., a Delaware corporation (the “Company”), that either (i) elect to receive only Share Election Stock of the Share Consideration Exchange Ratio (as defined below) pursuant to a draft of the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among the Company, Weatherford International plc, an Irish public limited company (“Parent”) and Trinity Bell Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) or (ii) make no election and receive only the Share Consideration as provided under the Merger Agreement. The Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than the “Excluded Shares” (as defined in the Agreement), will be converted into the right (subject to pro ration, as more fully set forth in the Agreement) to elect to receive either: (i) cash in an amount equal to 0.1371 multiplied by the price per ordinary share, par value $0.001 per share, of Parent (the “Parent Shares”) on the Nasdaq Global Select on the last complete trading day prior to the date the Merger closes (the “Cash Consideration”), plus 0.2392 shares (the “Mixed Share Consideration”) of Parent Shares (the Cash Consideration, together with the Mixed Share Consideration, the “Mixed Consideration”), or (ii) 0.5537 shares (the “Share Consideration Exchange Ratio”) of Parent Shares (the “Share Election Stock” and, collectively with the Mixed Share Consideration, the “Consideration”). The Agreement further provides that each outstanding share of Company Common Stock for which no election is made will receive only Share Election Stock. The terms and conditions of the Merger are more fully set forth in the Agreement. As used herein, the term “Unaffiliated Holders” shall mean and refer to the holders of shares of Company Common Stock other than each of Advent-NCS Acquisition L.P. and Advent International Corporation (collectively, the “Consenting Stockholders”), and each of their respective affiliates.
In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement dated as of May 31, 2026 marked execution version; (ii) reviewed and analyzed certain financial and other data with respect to the Company and Parent which was publicly available; (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to us by the Company; (iv) conducted a discounted cash flow analysis of the Company based on Company management’s financial forecast of the Company; (v) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii), (iii) and (iv) above; (vi) reviewed the current and historical reported prices and trading activity of Company Common Stock and Parent Shares and similar information for certain other companies deemed by us to be comparable to the Company; (vii) compared the financial performance of the Company with that of certain other publicly traded companies that we deemed relevant; and (viii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.
At your direction and with your consent, (i) we have assumed that all Unaffiliated Holders will elect to receive only Share Election Stock or make no election and therefore receive only Share Election Stock, (ii) we have assumed that the Consenting Stockholders will elect to receive Mixed Consideration, and (iii) we have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes with respect to the Share Election Stock being received by the Unaffiliated Holders.
We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company, to which such financial forecasts, estimates and other forward-looking information relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, Parent and the Agreement. We express no opinion as to any such matters.
In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, as of the dates made or deemed made, in all respects material to our analysis, (ii) each party to the Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, Parent, the Unaffiliated Holders or the contemplated benefits of the Merger.
In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Parent, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or Parent under any state, federal or international law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, Parent or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, Parent or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger and the redomestication of the Parent to the United States contemplated by the proxy statement filed by Parent with the SEC on April 21, 2026.
This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof, whether or not related to the Merger, could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Parent Shares may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.
We have been engaged by the Board of Directors of the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. All or a portion of our opinion fee will be credited towards the advisory fee which will become payable upon consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. Over the past two years, we earned approximately $1.1 million in underwriting fees across three capital markets transactions for Advent International Corporation portfolio companies, consisting entirely of secondary shares sold by Advent International Corporation. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation.
This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger, and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or make any election with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the information statement/prospectus or other proxy statement relating to the Merger in accordance with our engagement letter with the Board of Directors of the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.
This opinion addresses solely the fairness, from a financial point of view, to the Unaffiliated Holders (other than Parent and its affiliates, if any) that elect to receive only Share Election Stock at the Share Consideration Exchange Ratio or make no election and therefore receive only Share Election Stock at the Share Consideration Exchange Ratio and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement (including the Mixed Share Consideration). We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the Cash Consideration, or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. We express no opinion with respect to the allocation of the Consideration among the holders of the shares of Company Common Stock. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee (or any affiliate thereof) of any party to the Merger, or any class of such persons, relative to the Consideration to be received by holders of shares of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Share Consideration Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Holders (other than Parent and its affiliates, if any) that elect to receive only Share Election Stock or make no election and therefore receive only Share Election Stock, as of the date hereof.
Sincerely,
/s/ PIPER SANDLER & CO.

Annex F
Form of Election
for Holders of NCS Multistage Holdings, Inc. Common Stock
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120
□ Check here to indicate a permanent address change. Please provide any address correction here. Any changes require a Medallion Guarantee stamp.
Election Form
to
Exchange Shares of Common Stock
of
NCS Multistage Holdings, Inc. CUSIP # 628877201
For the Merger Consideration, as described herein
THIS ELECTION FORM MUST BE RETURNED TO THE EXCHANGE AGENT BY           , EASTERN TIME ON              , THE ELECTION DEADLINE, AS DESCRIBED HEREIN
Delivery of this Election Form to an address other than as set forth below will not constitute a valid delivery to the Exchange Agent. You must sign this Election Form in the appropriate space provided below, with signature guarantee if required, and complete the United States Internal Revenue Service (“IRS”) Form W-9 enclosed herein or the appropriate IRS Form W-8, as applicable.
The instructions accompanying this Election Form (the “Instructions”) should be read carefully before this Election Form is completed.
This Election Form is to be used by stockholders if shares are held in book-entry form on the records of the Exchange Agent.

Issue Number:
Account Number:
Your Account Balance:
ELECTION
MARK ONLY ONE BOX BELOW TO MAKE YOUR ELECTION (See Instruction 8)
TO ELECT TO RECEIVE ONLY WEATHERFORD ORDINARY SHARES FOR YOUR SHARES (SHARE CONSIDERATION):
□ Check here if you are electing to receive for each share of common stock, par value $0.01 per share, of NCS Multistage Holdings, Inc. (“NCS Common Stock”) that you own a number of ordinary shares, par value $0.001 per share, of Weatherford International plc (“Weatherford Ordinary Shares”) equal to 0.5537 (the “Share Consideration Exchange Ratio”), which is not subject to any cap or proration (such consideration, the “Share Consideration”).
TO ELECT WEATHERFORD ORDINARY SHARES & CASH FOR YOUR SHARES (MIXED CONSIDERATION):
□ Check here if you are electing to receive for each share of NCS Common Stock that you own a combination of (A) cash in an amount equal to the product of (x) the “Mixed Consideration Cash Exchange Ratio” of 0.1371 and (y) the closing price per Weatherford Ordinary Share on the Nasdaq Global Select Market on the last complete trading day immediately preceding the closing date of the Transaction (as defined in the Instructions), subject to a maximum cash election amount as described in Instruction 10 (such consideration, the “Cash Consideration”); and (B) a number of Weatherford Ordinary Shares equal to the “Mixed Consideration Exchange Ratio” of 0.2392 (the combination of (A) and (B) collectively, the “Mixed Consideration,” and, the Mixed Consideration together with the Share Consideration, each the “Merger Consideration”).
* * * * * * *
This is an election to receive either solely (i) the Share Consideration for all of your shares of NCS Common Stock or (ii) the Mixed Consideration for all of your shares of NCS Common Stock. You may elect only one form of Merger Consideration for all of the shares of NCS Common Stock that you own. The Mixed Consideration is subject to prorated replacement with the Share Consideration in the event elections to receive Mixed Consideration are oversubscribed, as described further in Instruction 10 below.
If you fail to properly or timely make an election, you will be deemed to have made a Share Election for all of the shares of NCS Common Stock that you own. None of NCS, Weatherford or Equiniti Trust Company, LLC, the exchange agent, are under any obligation to notify any person of any defect in this or any other Election Form.
Because the Share Consideration Exchange Ratio of 0.5537 is greater than the sum of the Mixed Consideration Cash Exchange Ratio of 0.1371 and the Mixed Consideration Exchange Ratio of 0.2392, the aggregate value of the Share Consideration is generally expected to exceed the aggregate value of the Mixed Consideration.

IMPORTANT
STOCKHOLDER: SIGN HERE
Signature of Registered Holder(s) or Agent
Must be signed by the registered holder(s) exactly as name(s) appear(s) on a security position listing. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 3.
Signature of Owner(s) and Capacity, if applicable

SPECIAL PAYMENT INSTRUCTIONS
(See Instructions 1, 4 and 5)
To be completed ONLY if the check for the Mixed Consideration is to be issued in the name of someone other than the registered holder.
Issue to (Please Print):

Name

Address

(Recipient must complete the enclosed IRS Form W-9 or IRS Form W-8, if applicable.)
GUARANTEE OF SIGNATURE(S) (If required — See Instructions 1, 3 and 4) APPLY MEDALLION GUARANTEE STAMP BELOW

SPECIAL DELIVERY INSTRUCTIONS
To be completed ONLY if the Mixed Consideration or the Share Consideration is to be sent to someone other than the registered holder or to the registered holder at an address other than that shown on page 1.
Mail to (Please Print):

Name

Address

The Exchange Agent for the Offer is:
Equiniti Trust Company
EQ Shareowner Services
Voluntary Corporate Actions
1110 Centre Pointe Curve, Suite 101
Mendota Heights, Minnesota 55120
For additional information please contact our Shareowner Relations Department at 1-800-468-9716.

PLEASE READ THE INSTRUCTIONS SET FORTH
IN THIS ELECTION FORM CAREFULLY AND IN FULL
Ladies and Gentlemen:
On May 31, 2026, NCS Multistage Holdings, Inc. (“NCS”), Weatherford International plc (“Weatherford”), and Trinity Bell Sub, Inc., a wholly owned subsidiary of Weatherford (“Merger Sub”), entered into an Agreement and Plan of Merger that provides for the acquisition of NCS by Weatherford (such agreement, as it may be amended from time to time, the “Merger Agreement”). Pursuant to the terms of, and subject to the satisfaction or waiver of the conditions set forth in, the Merger Agreement, at the effective time (the “Effective Time”), Merger Sub will merge with and into NCS with NCS surviving the merger with Merger Sub, becoming a wholly owned subsidiary of Weatherford and ceasing to be an independent publicly traded company. The merger of Merger Sub with and into NCS, and the other transactions contemplated by the Merger Agreement, are collectively referred to as the “Transaction.” In connection with the Transaction, which is described more fully in the definitive information statement/prospectus filed by Weatherford and NCS with the Securities and Exchange Commission on [      ], 2026 (the “information statement/prospectus”), the undersigned hereby surrenders to [      ] (the “Exchange Agent”) its shares of NCS common stock, par value $0.01 per share (the “NCS Common Stock”), and elects to receive in exchange for each such Share either:
(i)
a number of ordinary shares, par value $0.001 per share, of Weatherford (each, a “Weatherford Ordinary Share”), equal to 0.5537 (the “Share Consideration Exchange Ratio”), which is not subject to any cap or proration (such consideration, the “Share Consideration”); or

(ii)
a combination of (A) cash in an amount equivalent to the product of (x) the “Mixed Consideration Cash Exchange Ratio” of 0.1371 and (y) the closing price per Weatherford Ordinary Share on the Nasdaq Global Select Market on the last complete trading day immediately preceding the closing date of the Transaction, subject to a maximum cash election amount as described in Instruction 10 below (such consideration, the “Cash Consideration”); and (B) a number of Weatherford Ordinary Shares equal to the “Mixed Consideration Exchange Ratio” of 0.2392 (the combination of (A) and (B) collectively, the “Mixed Consideration,” and, the Mixed Consideration together with the Share Consideration, each the “Merger Consideration”).

You may elect to receive either solely (i) the Share Consideration for all of your shares of NCS Common Stock (such election, a “Share Election”) or (ii) the Mixed Consideration for all of your shares of NCS Common Stock (such election, a “Mixed Election”). You may elect only one form of Merger Consideration for all of the shares of NCS Common Stock that you own. The Mixed Consideration is subject to prorated replacement with the Share Consideration in the event the Mixed Elections are oversubscribed, as described further in Instruction 10 below.
Pursuant to the Merger Agreement, in order to make a timely election, the Exchange Agent must receive the Election Form, properly completed, before 5:00 p.m. New York City time on the date that is five business days prior to the closing date of the Transaction (the “Election Deadline”).
Your Election Form may be revoked or changed by an authorized person properly submitting such Election Form by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. In the event that your Election Form is revoked prior to the Election Deadline, you will be deemed to have made a Share Election, except to the extent a subsequent election is properly made with respect to all of your shares of NCS Common Stock prior to the Election Deadline.
All properly completed Election Forms that are received by the Exchange Agent, and are not revoked prior to, the Election Deadline will become irrevocable.
To be valid, any election must be properly completed and duly executed in accordance with these instructions. No stop transfer instructions may be outstanding against the shares of NCS Common Stock.
If you fail to properly or timely make an election, you will be deemed to have made a Share Election for all of the shares of NCS Common Stock that you own. None of NCS, Weatherford or the Exchange Agent are under any obligation to notify any person of any defect in an Election Form.

No fractional Weatherford Ordinary Shares will be issued in connection with the Transaction. Each holder of shares of NCS Common Stock converted pursuant to the Transaction who would otherwise have been entitled to receive a fraction of a Weatherford Ordinary Share (after aggregating all shares of NCS Common Stock delivered by such holder) will receive, in lieu thereof and upon surrender thereof, cash (without interest) as described more fully in the information statement/prospectus.
Subject to the closing of the Transaction and pursuant to the terms of the Merger Agreement, the undersigned hereby surrenders its shares of NCS Common Stock to the Exchange Agent for exchange in accordance with the election made on the accompanying Election Form. The undersigned represents that the undersigned has full authority to surrender without restriction its shares of NCS Common Stock for exchange.

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE
1.   Guarantee of Signatures.   No signature guarantee is required on the Election Form if the Election Form is signed by the registered holder(s) of shares of NCS Common Stock surrendered herewith, unless such registered holder(s) has completed an address change on Page 1 or the section titled “Special Payment Instructions” on the Election Form. See Instructions 3 and 4.
2.   Requirements of Exchange.   The Election Form is to be completed by NCS stockholders seeking to make an election with respect to the Merger Consideration to be received in the Transaction. The Election Form, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Election Form, must be received by the Exchange Agent at one of its addresses set forth herein prior to the Election Deadline.
The method of delivery of the Election Form and all other required documents is at the option and the risk of the stockholder surrendering his or her shares of NCS Common Stock and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery of the Election Form is made by mail, it is recommended that such delivery be made by registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Election Deadline.
TO BE VALID, YOUR ELECTION FORM MUST BE RECEIVED IN THE OFFICE OF THE EXCHANGE AGENT BY THE ELECTION DEADLINE.
No alternative, conditional or contingent surrender of shares of NCS Common Stock will be accepted, and no fractional Weatherford Ordinary Shares will be issued in exchange for your shares of NCS Common Stock. You will receive cash, as applicable, in lieu of any fractional Weatherford Ordinary Shares that you would otherwise be entitled to receive. All NCS stockholders surrendering their shares of NCS Common Stock, by execution of the Election Form, waive any right to receive any notice of the acceptance of their shares of NCS Common Stock for exchange upon the closing of the Transaction.
3.   Signatures on Election Form, Stock Powers and Endorsements.
If any of the shares of NCS Common Stock surrendered hereby are held of record by two or more joint owners, all such owners must sign the Election Form.
If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Exchange Agent of the authority of such person so to act must be submitted. If the Election Form is signed by the registered holder(s) of the shares of NCS Common Stock listed and transmitted hereby, no endorsements of certificates or separate stock powers are required unless payment is to be made in the name of a person other than the registered holder(s). The section titled “Guarantee of Signature(s)” on the election form needs to be completed only if the check for the Mixed Consideration is to be issued in the name of someone other than the registered holder. A medallion guarantee is a form of signature verification that can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a medallion guarantee program approved by the Securities Transfer Association.
4.   Special Payment.   If a check for the Mixed Consideration is to be issued in the name of a person other than the signer of the Election Form, the appropriate boxes on the Election Form must be completed.
5.   Transfer Taxes.   If Merger Consideration is to be issued (and/or paid) to any person other than the registered holder of shares of NCS Common Stock and any transfer or similar taxes are payable (whether by the registered holder or such person), the undersigned shall pay any such taxes prior to receiving the Merger Consideration and shall provide evidence satisfactory to the Exchange Agent to establish that such tax has been paid or is not payable.
6.   IRS Form W-9/IRS Form W-8.   Under U.S. federal income tax law, each holder of shares of NCS Common Stock that is a U.S. holder is required to timely provide a properly completed United States Internal Revenue Service (“IRS”) Form W-9 that provides the Exchange Agent with such holder’s correct Taxpayer Identification Number (“TIN”), generally the holder’s social security number or federal employer identification number. If the Exchange Agent is not provided with a U.S. holder’s correct TIN, a certification that such U.S. holder is not subject to backup withholding and other required information and certifications or an adequate basis for an exemption from backup withholding, in each case on a properly completed IRS Form W-9, before payment is made, payments made to such U.S. holder may be subject to backup withholding at the applicable rate (currently 24%), and such U.S. holder may be subject to a $50 penalty imposed by the IRS. Please review the instructions on the enclosed IRS Form W-9 for additional details.
A holder of shares of NCS Common Stock that is not a U.S. holder may establish an exemption from backup withholding by timely providing the Exchange Agent with a properly completed appropriate IRS Form W-8, signed under penalties of perjury, attesting to such holder’s foreign status or by otherwise establishing an exemption. IRS Forms W-8 may be obtained from the Exchange Agent or the IRS website (www.irs.gov).
Failure to complete the enclosed IRS Form W-9 or appropriate IRS Form W-8, as applicable, may require the Exchange Agent to backup withhold at the applicable rate (currently 24%) from any payments made to such holder. Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding may be reduced by the amount of tax withheld. If backup withholding results in an overpayment of tax, a refund or a credit may be obtained, provided that the required information is timely furnished to the IRS. Each holder of shares of NCS Common Stock should consult its tax advisor regarding qualification for an exemption from backup withholding, the procedure for obtaining an exemption, and the applicable backup withholding rate.
If necessary to satisfy any backup withholding requirements that cannot be satisfied from the cash portion of the Mixed Consideration you received in the Transaction, the Exchange Agent may sell a sufficient number of your Weatherford Ordinary Shares obtained in the Transaction in the open market at prevailing market prices. Any excess funds from such sale will be refunded to you as soon as administratively feasible. Such sale of Weatherford Ordinary Shares to satisfy backup withholding tax requirements will be treated as a sale of Weatherford Ordinary Shares in your account and subject to tax reporting.
7.   Conditions to Exchange.   The closing of the Transaction, and the exchange of the shares of NCS Common Stock, remains subject to the satisfaction of the terms and conditions of the Merger Agreement by the parties thereto, as described in the information statement/prospectus. Weatherford and NCS will publicly announce the closing of the Transaction. NCS Stockholders must surrender their shares of NCS Common Stock after the closing of the Transaction, but may only elect to receive the Mixed Consideration by submitting this Election Form prior to the Election Deadline. If the Transaction does not close, the shares of NCS Common Stock surrendered hereby will be returned to you as soon as practicable.
8.   Election Procedure.   To properly complete the section titled “Election” on the election form, you must indicate whether you are electing to receive the Share Consideration or the Mixed Consideration for your shares of NCS Common Stock.
You may only check one box in the section titled “Election” on the Election Form. If you check more than one box or no boxes, then you will not be deemed to have made a valid election for your shares of NCS Common Stock. If you fail to make, or are not deemed to have made, a valid election, you will be deemed to have made a Share Election for all of your shares of NCS Common Stock.
9.   Revocation or Change of Election.   You may change or withdraw your election by sending a properly completed, later dated Election Form, together with any other documents required herein, to the Exchange Agent, which will be effective if received by the Exchange Agent prior to the Election Deadline.
10.   Maximum Cash Election Amount.   The Mixed Consideration is subject to prorated replacement with the Share Consideration in the event the Mixed Elections are oversubscribed such that the aggregate amount of shares of NCS Common Stock with respect to which a Mixed Election has been properly made and not properly changed or revoked (the “Mixed Election Shares” multiplied by the Cash Consideration elected (the “Elected Cash Consideration”) exceeds the “Maximum Cash Election Amount,” as defined in the Merger Agreement. In such event, each holder of shares of NCS Common Stock who made an oversubscribed Mixed Election will receive the Share Consideration for a portion of their Mixed Election Shares, and the Mixed Consideration for the remaining portion of their Mixed Election Shares. The portion of each holder’s Mixed Election Shares to be cancelled and converted to Share Consideration is determined by multiplying the number of such holder’s Mixed Election Shares by a fraction, the numerator of which is the excess of the Elected Cash Consideration over the Maximum Cash Election Amount and the denominator of which is the Elected Cash Consideration. NCS stockholders who make a Share Election or who do not timely make a valid election before the Election Deadline will receive the Share Consideration, which is not subject to proration. Please refer to the information statement/prospectus for additional information regarding the prorated replacement of Mixed Consideration with Share Consideration.